Form 10-K, Exhibit 13
period 1996-12-31
FIRST DEFIANCE FINANCIAL CORP
filed 1997-03-31
CIK 946647

Exhibit 13

                          Annual Report to Shareholders

BUSINESS

General

First Defiance Financial Corp. ("First Defiance" or the "Company") conducts business primarily through its wholly subsidiary, First Federal Savings and Loan (First Federal), which is a federally chartered savings and loan association which conducts business in Defiance, Ohio, and neighboring communities in northwestern Ohio. It currently has nine full service offices and a loan origination office located in Defiance, Fulton, Henry, Williams and Paulding counties. At December 31, 1996, First Defiance had $543.4 million of total assets, $426.8 million of total liabilities, including $382.5 million of deposits and $116.6 million of stockholders' equity.

As a savings and loan, First Federal is primarily engaged in attracting deposits from the general public through its nine branch offices and using those and other available sources of funds to originate loans. As a member of the thrift industry, First Defiance has traditionally emphasized mortgage lending. However, the Company also has a large non-mortgage loan portfolio. First Defiance anticipates that its operations in the future will be conducted in a manner and scope which is consistent with its past practices.

First Defiance was organized in June, 1995 and on September 29, 1995 became the parent company of First Federal when First Federal and First Federal Mutual Holding Company, which at the time owned 59% of the outstanding common stock of First Federal, completed a Conversion and Reorganization from the mutual holding company form of ownership to full stock ownership. In connection with the Conversion and Reorganization ("the Reorganization"), First Defiance completed a Subscription and Community Stock Offering ("the Offering") in which it sold 6,476,914 shares of common stock for $ 10 per share.

First Federal had reorganized, on July 19, 1993, from a mutual savings and loan association to a mutual holding company known as First Federal Mutual Holding Company (the "Mutual Holding Company Reorganization"). As part of the Mutual Holding Company Reorganization, First Federal Mutual Holding Company organized a federally chartered stock savings and loan association (now First Federal) and transferred all of its assets and liabilities to First Federal in exchange for 3,000,000 shares of common stock which represented all of the outstanding shares of First Federal upon completion of the Mutual Holding Company Reorganization. Concurrent with the Mutual Holding Company Reorganization, First Federal sold 2,080,000 additional shares of common stock to members and employees of First Federal and to the public. On September 29, 1995, as part of the Reorganization, the 3,000,000 shares held by the mutual holding company were canceled and the shares held by the public were converted into common shares of First Defiance in a ratio of 2.1590231 shares for every one share of First Federal.

Due to the Company's capital position, and because First Defiance stock was trading at less than book value, in May, 1996, First Defiance initiated the first of three five percent stock repurchases. As of December 31, 1996, 1,518,688 shares of First Defiance stock had been purchased from the public at an average price of $11.07 per share and placed in treasury. As a result of the stock repurchases, First Defiance had 9,470,877 shares of common stock outstanding at December 31, 1996.

First Federal is subject to regulation by the Office of Thrift Supervision ("OTS"), as its primary federal regulator and by the Federal Deposit Insurance Corporation ("FDIC"), which, through the Savings Association Insurance Fund ("SAIF") administered by it, insures First Federal's depositors up to applicable limits. First Federal is a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, which is one of the 12 banks which comprise the FHLB System.

As a member of the SAIF, First Federal was required to pay a one- time assessment of $2,460,977 to fully capitalize the SAIF during 1996. As a result of the assessment, First Federal's annual insurance fees have fallen from $.23 annually on each $100 of deposits to $.064 per $100 of deposits. After considering the tax benefit of the SAIF assessment, First Defiance's net income was reduced by $1.6 million or $.16 per share in 1996.

SELECTED FINANCIAL DATA
Dollars in Thousands, Except per share data

The following tables set forth certain financial and other data of First Defiance at the dates and for the periods indicated. For additional information about First Defiance, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of First Defiance and related notes included elsewhere herein.

                                                                                 As Of Or For The Year Ended December 31,
                                                                   ----------------------------------------------------------------
                                                                      1996         1995          1994           1993          1992
                                                                   ================================================================
SELECTED OPERATING DATA
Total Interest income ........................................     $ 41,257      $ 38,565      $ 35,260      $ 36,461      $ 38,884
Total interest expense .......................................       19,459        20,269        16,926        16,413        21,849
                                                                   ----------------------------------------------------------------
  Net interest income ........................................       21,798        18,276        18,332        16,046        17,035
Provision for loan losses ....................................        1,020           374           465           975         1,619
                                                                   ----------------------------------------------------------------
Net interest income after provision for loan losses ..........       20,776        17,902        17,667        17,073        15,416
Non-interest income ..........................................        1,327         1,035         1,001         1,043           666
Non-interest expenses(1) .....................................       15,957        10,560         9,930         8,631         7,224
                                                                   ----------------------------------------------------------------
Income before income taxes and cumulative effect
  of change in accounting principle ..........................        6,148         8,377         8,938         9,485         9,058
Federal income taxes .........................................        1,997         2,856         2,985         3,052         3,045
                                                                   ----------------------------------------------------------------
Income before cumulative effect of change in
  accounting principle .......................................        4,151         5,521         5,953         6,433         6,013
Cumulative effect of the change in accounting for
  postretirement benefit costs ...............................         --            --            --            --             309
                                                                   ----------------------------------------------------------------
Net income(l) ................................................     $  4,151      $  5,521      $  5,953      $  8,433      $  5,704
                                                                   ================================================================
Earnings per share(1,2) ......................................     $    .42      $    .53      $    .58      $    .29           N/A
                                                                   ================================================================
Cash dividends declared per share (3) ........................     $    .29      $    .28      $    .28      $    .13           N/A
                                                                   ================================================================
Dividend payout ratio ........................................        69.05%        52.83%        46.26%        44.83%          N/A
                                                                   ================================================================

SELECTED FINANCIAL CONDITION DATA

Total assets .................................................     $543,411      $525,550      $471,461      $467,400      $447,889
Securities available-for-sale ................................       77,407        93,041        65,604        77,069          --
Securities held-to maturity ..................................       25,937        26,073        30,632        39,351       100,379
Loans receivable held-to-maturity ............................      415,366       361,444       354,937       333,664       321,909
Loans receivable held-for-sale ...............................          559         3,759          --            --            --
Deposits .....................................................      382,525       361,779       375,690       376,261       378,540
FHLB advances ................................................       40,821         6,842        23,741        21,509        25,949
Stockholders' equity (substantially restricted) ..............      116,685       133,506        66,396        65,681        41,474

                                                                                 As Of Or For The Year Ended December 31,
                                                                   ----------------------------------------------------------------
                                                                      1996         1995          1994           1993          1992
                                                                   ================================================================
SELECTED OPERATING RATIOS (4)

Return on average assets(1) ..................................         0.78%         1.13%         1.26%         1.40%         1.31%
Return on average equity(1) ..................................         3.26          6.14          8.67         12.30          1473
Equity to assets(5) ..........................................        24.07         16.36         14.40         11.41           889
Interest rate spread (5) .....................................         3.22          3.01          3.50          3.59          3.66
Net interest margin (5) ......................................         4.31          3.67          4.06          4.06          4.05
Non-performing assets and troubled debt
  restructuring to total assets at end of period (5) .........         0.41          0.24          0 28          0.25          0 37
Non-performing loans and troubled debt
  restructuring to total loans (6) ...........................         0.54          0.28          0.32          0.31          0.40
Average interest-earning assets to average
  interest-bearing liabilities ...............................          129           120           114           111           107
Net interest income after provision for loan
  losses and of her income to total other expenses ...........          139           179           190           210           225
Non-interest expenses to average total assets ................         3.02          2.16          2.13          1.88          1.66

------------------
(1) Non-interest expense for 1996 includes a one-time charge of $2.461 million to recapitalize the Savings Association Insurance Fund (SAIF). Without the SAIF change, net income would have been $5.995 million, or $.58 per share, return on average assets would have been 1.09% and return on average equity would have been 4.55%.

(2) Earnings per share for 1993-1994 have been restated to reflect the Reorganization. Earnings per share for 1993 are based on the weighted average number of shares outstanding (as adjusted) and net income since July 19, 1993, the date of the Mutual Holding Company Reorganization. See Notes 1 and 2 to the Consolidated Financial Statements.

(3) Cash dividends declared per share for 1993-1994 have been restated to reflect shares in the Reorganization since July 19, 1993. See Note 1 to the Consolidated Financial Statements.

(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets. The ratio of equity to assets and the interest rate spread are calculated based on average balances.

(6) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under criteria of FASB Statement No. 114. Non-performing assets consist of non-performing loans and real estate, mobile homes and other assets acquired by foreclosure or deed-in-lieu thereof.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

GENERAL

First Defiance, through First Federal, its wholly owned subsidiary, attracts deposits from the general public and uses those and other available sources of funds to originate loans. Loans secured by single-family residences located primarily in the five counties in which its offices are located and in contiguous Putnam County amounted to $241.2 million, or 57.6% of the total loan portfolio at December 31, 1996. To a lesser extent, First Defiance originates other real estate and construction loans, which, net of undisbursed loan funds amounted to $37.5 million or 8.9% of the total loan portfolio at December 31, 1996. Approximately 33.3% or $139.5 million of First Defiance's loan portfolio at December 31, 1996 consisted of non-real estate loans including automobile loans which amounted to $62.1 million or 14.7% of the total loan portfolio; commercial loans which amounted to $26.7 million or 6.4% of the total loan portfolio; and mobile home loans which amounted to $25.2 million or 6.0% of the total loan portfolio.

To more effectively manage interest rate risk, First Defiance became an authorized seller/servicer for the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Loans with total principal balances of approximately $13.5 million were sold during 1996 and a gain of $209,000 was recognized. First Defiance retains the servicing rights for all loans sold on the secondary market. At December 31, 1996, $11.3 million of loans were being serviced for others and mortgage servicing rights of $123,000 were recorded. All loans with a 30-year maturity which meet the Freddie Mac underwriting guidelines are classified as loans held-for-sale. At December 31, 1996, the balance of loans held-for-sale was $559,000.

First Defiance also invests in U.S. Treasury and federal government agency obligations, fixed income mutual funds, adjustable rate mortgage mutual funds, money market mutual funds, obligations of the State of Ohio and its political subdivisions, mortgage-backed securities which are issued by federal agencies, and to a lesser extent, collateralized mortgage obligations (CMOs) and real estate mortgage investment conduits (REMICs). Management determines the appropriate classification of all such securities at the time of purchase. Securities are classified as held-to-maturity when First Defiance has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities, which are comprised of mortgage-backed securities and municipal obligations, are stated at amortized cost and had a recorded value of $25.9 million at December 31, 1996. Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value and had a recorded value of $77.4 million at December 31, 1996. First Defiance does not engage in securities trading.

As of December 31, 1996, First Defiance's investment in adjustable-rate mortgage-backed mutual funds consisted of investments in two funds, one of which invests solely in mortgage-backed securities issued by U.S. Government agencies and which had a carrying value of $5.8 million at such date, and the other of which had a carrying value of $5.3 million and which invests in privately issued mortgage-backed securities and in securities issued by U.S. Government agencies. The risk of loss with privately-issued mortgage-backed securities may be greater than the risk associated with mortgage-backed securities insured or guaranteed by U.S. Government agencies. The investment in fixed income mutual funds consists of a $15.0 million investment in a fund which invests in asset-backed securities and corporate bonds, and $3.9 million in mutual funds which invest primarily in U.S. Treasury obligations.

The profitability of First Defiance depends primarily on its net interest income, which is the difference between interest income on loans and securities and interest expense on interest-bearing deposits and borrowings. First Defiance's net interest income is significantly affected by general economic conditions and policies of regulatory authorities. First Defiance's net income also is dependent on the level of non-interest income (including servicing fees and other fees) and its non-interest expenses, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums, Ohio franchise tax, and miscellaneous other expenses, as well as federal income tax expense.

Historically, First Defiance has experienced relatively low levels of non-performing assets. First Defiance's total non-performing assets and troubled-debt restructurings as percentage of total assets amounted to .41%, 0.24% and 0.28% at December 31, 1996, 1995 and 1994 respectively. The Company's ratio of net charge-offs to average loans outstanding amounted to 0.15%, 0.08% and 0.12% for the years ended December 31, 1996, 1995 and 1994 respectively.

ASSET/LIABILITY MANAGEMENT

First Defiance's ability to maximize net interest income is largely dependent upon management's ability to plan and control net interest income through management of the pricing and mix of assets and liabilities. Due to the fact that the assets and liabilities of a financial institution are monetary in nature, changes in interest rates and monetary or fiscal policy affect its financial condition and have potentially the greatest impact on the net income of the Company.

The following table shows First Defiance's interest sensitivity analysis as of December 31, 1996. This analysis shows the cumulative gap and interest sensitivity over the next two years. The interest rate gaps reported in the table result when assets are funded with liabilities having different repricing intervals. The traditional gap approach shows the Company to be liability sensitive to rate changes at December 31,1996. In 1996, the impact on interest income due to changing interest rates was a net increase of $687,000.

These gaps are actively managed and change frequently as adjustments are made to interest rate views, market outlooks and balance sheet cash flows. The Company's gap position at the end of any period may not be reflective of interest rate views in subsequent periods, and the Company's active management dictates that longer-term economic views are balanced against short-term interest rate changes.

At December 31, 1995, First Defiance had a one year cumulative gap of 4.13%. The year-to-year fluctuation is due to the fact that proceeds from the September, 1995 stock offering were invested in short-term investments at December 31, 1995. Those proceeds are now invested in longer term assets or were used to repurchase company stock. Also, management changed its approach to measuring its gap during 1996. For interest rate sensitivity analysis, interest bearing checking accounts and savings accounts are considered to be only 60% sensitive to interest rate changes; therefore if short term interest rates were to change by 100 basis points the interest rates on these products would change by 60 basis points. In prior years, these non-maturity deposits were considered to have the market sensitivity approximately the same as 2.5 year or 3.5 year treasury bonds.

                                                                 Over          Over            Over
                                               Less than      3 through 6    6 Months       1 through 2        Over
                                               3 Months         Months     through 1 Year      Years          2 Years        Total
                                               ---------       ---------     ---------       ---------       ---------     ---------
ASSETS
Loans, gross ...............................   $  67,754       $  31,464     $  63,304       $  29,078       $ 227,110     $ 418,710
Securities .................................       3,534           2,784        14,557          30,678          54,824       106,377
Other assets ...............................       1,650            --            --              --            16,674        18,324
                                               -------------------------------------------------------------------------------------
Total Assets ...............................   $  72,938       $  34,248     $  77,861       $  59,756       $ 298,608     $ 543,411
                                               =====================================================================================
LIABILITIES

Passbook savings, NOW accounts,
checking &  money market
demand accounts (1).........................   $  68,957            --            --              --         $  45,871     $ 114,928

Certificates of deposit ....................      97,508          53,599        72,508          27,106          14,883       265,601
FHLB advances ..............................      36,988             157           321             979           3,478        40,621
Other liabilities ..........................        --               613          --              --             4,883         5,496
                                               -------------------------------------------------------------------------------------
Total liabilities ..........................     202,353          54,368        72,827          28,085          69,213       426,846


Stockholders equity ........................        --              --            --              --           116,565       116,565
                                               =====================================================================================
Total sources of funds .....................   $ 202,353       $  54,368     $  72,827       $  28,085       $ 185,778     $ 543,411
                                               =====================================================================================
Interest rate sensitivity gap ..............   $(129,415)      $ (20,120)    $   5,034       $  31,671       $ 112,830
                                               =====================================================================================
Cumulative interest rate sensitivity gap ...   $(129,416)      $(149,535)    $(144,501)      $(112,630)
                                               =====================================================================================
Percentage of cumulative gap to total assets      (23.82%)        (27.52%)      (26.59%)        (20.76%)
                                               =====================================================================================

(1) Non maturity deposits are assumed to be 60% rate sensitive.

In addition to gap, First Defiance has recently begun to monitor interest rate risk through simulation analysis which measures the impact changes in interest rates can have on net income. The simulation technique analyzes the effect of a presumed 100 basis point shift in interest rates. Management does not believe such a shift will have a significant adverse effect on net interest income. The Company continues to expand its interest rate risk measurement system to more sophisticated simulation methods that will monitor the impact interest rate changes have on net interest income. Such measurements will be made on a monthly basis.

First Defiance also utilized the "market value of portfolio equity" ("NPV") methodology which the OTS has adopted as part of its capital regulations. Under the NPV methodology, interest rate risk exposure ("IRR") is assessed by reviewing the estimated changes in First Federal's Net Interest Income ("NII") and NPV which would hypothetically occur if interest rates rapidly rise or fall along the yield curve. Projected values of NII and NPV at both higher and lower regulatory defined rate scenarios are compared to base case values (no change in rates) to determine the sensitivity to changing interest rates. For 1996 the results of such projections were within the limits set by the Company's board of directors.

Specific steps that First Defiance has taken to better manage its interest rate exposure include establishing a policy of selling all newly originated 30-year fixed rate mortgages. First Defiance is an approved seller/servicer for Freddie Mac and in 1996 sold loans with balances of $13.5 million. First Defiance also has continued to focus on growth in the consumer and commercial portfolios, which by their nature have less exposure to interest rate fluctuations. The balances of First Defiance automobile loans increased from $51.1 million as of December 31, 1995 to $62.1 million at December 31, 1996. During that same period the commercial portfolio increased from $23.6 million to $26.7 million. Management of First Defiance also has tried to reduce the impact of interest rate changes on its deposits by emphasizing low interest rate deposit products and by maintaining competitive pricing on longer-term certificates of deposit.

CHANGES IN FINANCIAL CONDITION

At December 31, 1996, First Defiance's total assets, deposits and stockholders' equity amounted to $543.4 million, $382.5 million and $116.6 million respectively, compared to $525.6 million, $381.8 million and $133.5 million respectively at December 31, 1995.

The increase in assets is due to growth in the loan portfolio and the implementation during the fourth quarter of 1996 of $20 million of leveraging strategies where the Company utilized overnight and adjustable rate advances from the Federal Home Loan Bank ("FHLB") to purchase shares of a short-term income mutual fund and adjustable rate mortgage-backed securities. The decline in equity is due to the repurchase by the Company of 1,518,688 shares of its own common stock. The shares were acquired in open market purchases totalling $16,815,187, or $11.07 per share. At December 31, 1996 First Defiance's common stock had a book value per share of $12.31. Equity also was reduced when the Company funded its Management Recognition Plan through the acquisition of 259,076 shares of its stock for $2,817,452.

For the year, net loans receivable, including loans held for sale, have increased $30.7 million. Net mortgage loans, including loans held for sale, increased by $14.7 million to $278.6 million from $263.9 million, and non-mortgage loans increased $16.0 million, to $137.3 million from $121.3 million. The most significant increases in non-mortgage loans were in automobile loans, which increased from $51.1 million at December 31, 1995 to $62.1 million at December 31, 1996, commercial loans, which increased from $23.6 million to $26.7 million during that same period, and home equity and improvement loans, which increased from $11.9 million to $13.6 million.

The growth in the loan portfolios was funded in part with proceeds from maturing investment securities. Total investment securities declined from $119.1 million at December 31, 1995 to $103.3 million at December 31, 1996. The overall decline in investment securities of $15.8 million includes the acquisition of approximately $20 million in investment securities as part of the previously mentioned leveraging strategy. Without the purchase of securities associated with that strategy, the investment portfolio actually declined by $35.8 million. In addition to funding loan growth, certain available-for-sale securities were liquidated to fund a portion of the stock repurchase programs. The overall decline in the securities balance was primarily in the available-for-sale portfolio, which declined from $93.0 million at December 31, 1995 to $77.4 million at December 31, 1996. The available-for-sale portfolio was also negatively impacted by a $370,000 decrease in the market value of the securities during 1996 which was recorded in accordance with FASB Statement No. 115. The declining market values of these securities was the result of slightly rising interest rates during the year. Held-to-maturity securities declined during 1996, from $26.1 million at December 31, 1995 to $25.9 million at December 31, 1996. The balance actually declined by $5.1 million without taking into account the acquisition of $5 million in adjustable-rate mortgage-backed securities as part of the Company's leveraging strategy. The decline in held-to-maturity balances is due to maturities and prepayments of certain mortgage-backed securities.

First Defiance also had an increase in office properties and equipment, which increased from $6.3 million to $12.3 million. The increase in property and equipment is due to substantial additions and renovations to the main offices in Defiance, Bryan, Napoleon and Wauseon. The December 31, 1996 balance includes construction in progress on the renovations of $7.6 million. Management estimates the cost to complete the renovation projects to be approximately $2.9 million. It is anticipated that the projects will all be substantially completed during the first quarter of 1997.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

The following table presents for the periods indicated the total dollar amounts of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Dividends received on Federal Home Loan Bank stock are included as interest income. The table does not reflect the effect of income taxes.

                                                                      Year Ended December 31,
                                    -----------------------------------------------------------------------------------------------
                                                 1996                            1995                            1994
                                    ----------------------------    ----------------------------    -------------------------------
                                    Average               Yield/    Average               Yield/    Average                  Yield/
                                    Balance    Interest   Rate(1)   Balance     Interest   Rate     Balance     Interest      Rate
                                    ==============================================================================================
INTEREST-EARNING ASSETS

 Loans receivable                   $399,949    $34,635    8.66%    $367,773    $32,003    8.70%    $343,523     $29,180      8.49%

 Securities                          107,702      6,622     6.15     106,120      6,562     6.18     108,762       6,080      5.59

 Dividends on FHLB stock               2,955        207     7.00       2,798        191     6.82       2,818         182      5.75
                                    -----------------------------------------------------------------------------------------------
 Total interest-earning assets       510,606     41,464     8.12     476,691     38,756     8.13     455,101      35,422      7.78

Non-interest earning assets           18,257                          12,937                          11,174
                                      ------                          ------                          ------

Total assets                        $528,863                        $489,628                        $466,275
                                    ========                        ========                        ========

INTEREST-BEARING LIABILITIES

 Deposits                           $381,444    $16,579     4.87    $376,864    $18,857     5.00    $374,615     $15,480      4 13

 FHLB advances                        15,828        880     5.58      19,036      1,432     7.52      21,169       1,448       684
                                    -----------------------------------------------------------------------------------------------
 Total interest-bearing
   liabilities                       397,272     19,459     4.90     395,900     20,289     5.12     395,784      16,928      4.28

Non-interest-bearing liabilities       4,311                           3,855                           3,355
                                       -----                           -----                           -----

Total liabilities                    401,583                         399,755                         399,139

Stockholders' equity                 127,280                          89,873                          67,136
                                     =======                          ======                          ======

Total liabilities and
 stockholders' equity               $528,863                        $489,626                        $466,275

Net interest income; interest
 rate spread                                  $22,005      3.22%              $16,467      3.01%              $18,494        3.50%
                                              =======      ====               =======      ====               =======        ====

Net interest margin (2)                                    4.31%                           3.87%                              4.06%
                                                           ====                            ====                               ====

Average interest-earning assets
 to average interest-bearing
 liabilities                                                129%                            120%                               114%
                                                            ===                             ===                                ===

(1) At December 31, 1996, the yields earned and rates paid were as follows: loans receivable, 8.62%; securities, 6.22%; other interest-earning assets, 7.03%; total interest-earning assets, 8.14%; deposits, 4.73%; FHLB advances, 5.73%; total interest-bearing liabilities, 4.83%; and interest rate spread, 3.31%.

(2)  Net   interest   margin  is  net   interest   income   divided  by  average
     interest-earning assets.

RATE/VOLUME ANALYSIS

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected First Defiance's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) change in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                         Year Ended December 31,
                                     ----------------------------------------------------------------------------------------------
                                              1996 vs. 1995                    1995 vs.1994                  1994 vs. 1993
                                     ----------------------------------------------------------------------------------------------
                                    Increase    Increase             Increase   Increase             Increase   Increase
                                   (Decrease)  (Decrease)   Total   (Decrease) (Decrease)   Total   (Decrease) (Decrease)   Total
                                      Due to    Due to     Increase    Due to   Due to     Increase   Due to     Due to    Increase
                                       Rate     Volume    (Decrease)    Rate    Volume    (Decrease)   Rate      Volume   (Decrease)
                                     ----------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS

 Loans ............................  $  (146)   $ 2,778    $ 2,632    $   732   $ 2,091    $ 2,623    $(2,039)   $ 1,603    $  (436)

 Securities .......................      (29)        89         60        632      (150)       482       (152)      (613)      (765)

 FHLB stock .......................        5         11         16         30        (1)        29         35          3         36
                                     ----------------------------------------------------------------------------------------------
 Total interest-earning assets ....  $  (170)   $ 2,878    $ 2,708    $ 1,394   $ 1,940    $ 3,334    $(2,156)   $   993    $(1,163)
                                     ==============================================================================================

INTEREST-BEARING LIABILITIES

 Deposits .........................  $  (522)   $   244    $  (278)   $ 3,283   $    94    $ 3,377    $(1,033)   $  (165)   $(1,198)

 FHLB advances ....................     (335)      (217)      (552)       137      (153)       (16)      (113)      (173)      (286)

 Total interest-bearing liabilities  $  (857)   $    27    $  (830)   $ 3,420   $   (59)   $ 3,361    $(1,146)   $  (338)   $(1,484)
                                     ==============================================================================================
Increase (decrease) in net interest
 income ...........................                        $ 3,538                         $   (27)                         $   321
                                                           =======                         =======                          =======

RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 1996 and December 31, 1995

General -- First Defiance reported net income of $4.2 million for the year ended December 31, 1996 compared to $5.5 million for the year ended December 31, 1995, a decrease of $1.3 million or 24.8%. The 1996 results were impacted during the third quarter by a one-time assessment of $2.5 million to recapitalize the SAIF. The after-tax impact of the SAIF charge was a reduction in net income by $1.6 million. Without the SAIF charge, First Defiance would have had net income for the year of $5.8 million, an increase of $254,000 or 4.6%. Net interest income after the provision for loan losses was $20.8 million for the year ended December 31, 1996 compared to $17.9 million for 1995, an increase of 16%. However, non interest expense increased to $16.0 million for 1996 from $10.6 million in 1995, an increase of 51.1%. Excluding the effect of the $2.5 million SAIF charge which is included in non-interest expense for 1996, non-interest expense increased by $2.9 million, or 27.8% during 1996.

Net interest margin, or net yield on average interest-earning assets was 4.31% in 1996 compared to 3.87% in 1995. The yield on interest earning assets declined slightly to 8.12% for 1996 compared to 8.13% for 1995. The Company's cost of funds declined to 4.90% for the year ended December 31, 1996 from 5.12% for the same period in 1995 because of the use of proceeds from the September 1995 stock offering for a full year in 1996 compared to only three months in 1995. As a result, the interest rate spread increased to 3.22% for 1996 compared to 3.01% for 1995.

Net Interest Income -- First Defiance's net interest income is determined by its interest rate spread (i.e., the difference between the yields on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Total interest income increased by $2.7 million, or 7.0% from $38.6 million for 1995 to $41.3 million for 1996. The increase was due to a $32.2 million increase in the average balance of loans outstanding. The yields on those loans fell slightly, to 8.66% for 1996 compared to 8.70% for 1995. First Defiance experienced strong growth in both mortgage and non-mortgage loans during 1996. The average balance in other interest-earning assets, primarily available-for-sale and held-to-maturity securities changed only slightly in 1996 compared to 1995.

Interest expense in 1996 decreased by $830,000 or 4.1% to $19.5 million compared to $20.3 million in 1995. The decline was due primarily to a decrease in the average outstanding balance of advances from the FHLB, which averaged $15.8 million for the year ended December 31, 1996 compared to $19.0 million for 1995. The cost of deposits was slightly less in 1996 ($18.6 million) than it was in 1995 ($18.9 million) because of a 13 basis point decline in the average rate paid on deposits. The average balance of deposits outstanding actually increased slightly in 1996 compared to 1995. Interest expense was also favorably impacted by a lower average rate paid on FHLB advances in 1996 compared to 1995. Interest expense in 1995 also included an interest penalty of approximately $123,000 to pay off a high rate fixed-rate advance in December, 1995.

As a result of the foregoing, First Defiance net interest income was $21.8 million for 1996 compared to $18.3 million for 1995.

Provision for Loan Losses -- First Defiance's provision for loan losses was $1.0 million for the year ended December 31, 1996 compared to $374,000 for 1995. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management. Factors considered by management include historical experience, the volume and type of lending conducted by First Defiance, industry standards, the amount of non-performing assets, including loans which meet the Financial Accounting Standards Board ("FASB") Statement No. 114's definition of impaired, general economic conditions, particularly as they relate to First Defiance's market area, and other factors related to the collectability of First Defiance's loan portfolio.

The increase in the provision for loan losses can be attributable to the overall growth in the loan portfolio and the continued emphasis on consumer and commercial lending, which have inherently greater credit risk than mortgage lending. At December 31, 1996, two borrowers with total loans outstanding of $1.6 million met the FAS Statement No. 114 definition for impairment. The total allowance for loan losses related to those specific loans was $804,000 at December 31, 1996. Other non-performing assets, which consist of loans 90 days past-due and repossessed assets totaled $678,000 at December 31, 1996. The total allowance for loan losses at December 31, 1996 was $2.2 million.

Non-interest Income -- First Defiance's non-interest income amounted to $1.3 million for the year ended December 31, 1996 compared to $1.0 million for the year ended December 31, 1995. Service fees and other charges increased by $153,000, primarily due to increases in fees on NSF checks. Non-interest income also includes gains on sales of mortgage loans and service fees related to the servicing of those loans in 1996 of $221,000. First Defiance had less than $2,000 of such gains in 1995 as they became a Freddie Mac seller/service in December, 1995. Non-interest income in 1996 also included a gain on sale of available-for-sale investments of $26,000 compared to a loss in 1995 of $75,000. In addition, non-interest income for 1995 included the gain on the disposal of investment properties of $110,000.

Non-Interest Expenses -- Total non-interest expense for the year ended December 31, 1996 was $16.0 million. Excluding the $2.5 million SAIF assessment, non-interest expense for 1996 was $13.5 million compared to $10.6 million for the year ended December 31, 1995, an increase of $2.9 million or 27.8%. The increase is primarily due to a $1.6 million increase in compensation and benefits costs, a $695,000 increase in Ohio franchise taxes, a $123,000 increase in data processing costs, and a $462,000 increase in non-interest expense -- other.

The increase in compensation costs was due to an increase in salaries and wages of $665,000, a 21% increase from 1995. This increase is due to the expansion of staffing, both at headquarters and in the branches, to meet increased workloads and to build the appropriate infrastructure, inflationary wage increases, and merit increases. Compensation costs also increased by $577,000 due to the amortization of the additional shares acquired by the Management Recognition Plan in 1996, by $161,000 due to increases in ESOP expense because of increases in the price of First Defiance's common stock, and an increase in pension plan expense of $126,000.

Ohio franchise taxes are calculated based on beginning of year equity and increased in 1996 because of the proceeds from the September 1995 stock offering. Data processing costs increased due to the upgrade of systems and the addition of several new applications. Non-interest expense -- other increased in part because of increases in charitable contributions by $163,000 and in appraisal fees by $93,000. Appraisal fees increased because First Defiance began outsourcing a majority of their real estate appraisals in mid-1996. That increase is offset by an increase in fees charged to loan customers.

Federal Income Taxes -- Income tax expense amounted to $2.0 million in 1996 compared to $2.9 million in 1995. The effective tax rates for 1996 and 1995 were 32.5% and 34.1% respectively.

Comparison of the Years Ended December 31, 1995 and December 31, 1994.

General -- First Defiance reported net income of $5.5 million for the year ended December 31, 1995 compared to $6.0 million for the year ended December 31, 1994, a decrease of $500,000 or 7.3%. Net interest income after the provision for loan losses was $17.9 million for both 1995 and 1994. However, non-interest expense increased to $10.6 million in 1995 from $9.9 million in 1994, an increase of 6.3%.

Net interest margin, or net yield on average interest-earning assets was 3.87% in 1995 compared to 4.06% in 1994. The yield on interest earning assets increased 35 basis points from 1994 to 1995 while the Company's cost of funds increased by 84 basis points during the same period. As a result, the interest rate spread decreased to 3.01% in 1995 from 3.50% in 1994.

Net Interest Income -- Total interest income increased by $3.3 million, or 9.4% from $35.3 million for 1994 to $38.6 million for 1995. The increase was due both to a 21 basis point increase on the average yield on loans receivable and a $24.2 million increase in the average outstanding balance of loans receivable. The increase in the yields on loans is primarily reflective of the continued growth in the higher rate non-mortgage loan portfolio at a faster pace than the growth of the mortgage loan portfolio.

The increase in interest income was offset by a similar increase in interest expense, which rose from $16.9 million for the year ended December 31, 1994 to $20.3 million for the year ended December 31, 1995, a $3.4 million or 20.1% increase. The increase is due primarily to an 87 basis point increase in the average rate paid on deposits. The rates were increased for certain certificates of deposit early in 1995 in order to remain competitive with other local banks. The cost of FHLB advances was $1.4 million for both 1995 and 1994, despite the fact that short-term advances were paid off with the proceeds of the stock offering.

The Company utilized a higher balance of FHLB advances during 1995 prior to the stock offering however, and the average balance of FHLB advances outstanding for the year was $21.2 million for 1994 compared to $19.0 million for 1995. The 1995 expense also includes an interest penalty of approximately $123,000 to pay off a high rate fixed-rate advance in December, 1995.

As a result of the foregoing, First Defiance's net interest income was $18.3 million for both 1995 and 1994, despite the decrease in the interest rate spread to 3.01% in 1995 from 3.5% in 1994.

Provision for Loan Losses -- First Defiance's provision for loan losses was $374,000 for the year ended December 31, 1995 compared to $465,000 for 1994. First Defiance's allowance for loan losses was $1.8 million at December 31, 1995 compared to $1.7 million at December 31, 1994.

Non-interest Income -- First Defiance's non-interest income amounted to $1.0 million for both the year ended December 31, 1995 and 1994. Loan service fees and dividends from the FHLB both increased during 1995 and First Defiance realized a one-time gain of $110,000 from the disposal of certain investment properties during the fourth quarter of 1995. These increases were offset by gains and losses on the disposal of available-for-sale securities as First Defiance realized a $75,000 loss on such securities during 1995 compared to a gain of $63,000 on similar securities during 1994.

Non-interest Expenses -- Total non-interest expense was $10.6 million for the year ended December 31, 1995 compared to $9.9 million for the year ended December 31, 1994, an increase of $630,000 or 6.3%. The increase is primarily due to a $321,000 increase in compensation and benefits costs, an $80,000 increase in occupancy costs and an increase in non-interest expense -- other of $125,000.

The increase in compensation costs was due to staffing increases related to the start-up of the Defiance Super K-Mart branch and the two loan origination offices; a full years' salary for two executive level positions filled in mid-1994; and an $80,000 increase in the Company's group life and health insurance cost.

Occupancy costs increased primarily because of the new Super K-Mart branch as well as the two new loan origination offices. The major components in the non-interest other increases were advertising costs, which increased by $55,000, and printing and office supplies and telephone costs which each increased by $24,000 in 1995 compared to 1994. Those increases were primarily attributable to the start-up of the Super K-Mart branch and a change in focus in the Company's overall advertising programs.

Federal Income Taxes -- Income tax expense amounted to $2.9 million compared to $3.0 million in 1994. The effective tax rate for 1995 and 1994 was 34.1% and 33.4% respectively.

NEW ACCOUNTING PRONOUNCEMENT

In June 1996, FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Statement No. 125 provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, for certain secured borrowing and collateral transactions, and for extinguishments of liabilities. The statement is generally effective for transactions occurring after December 31, 1996, although certain provisions that deal with securities lending, repurchase and dollar repurchase agreements, and the recognition of collateral have been postponed until 1998. Management does not believe the provisions of Statement No. 125 will have a material effect of the financial statements of First Defiance.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity -- First Defiance's principle sources of funds are deposits, advances from the FHLB of Cincinnati, repayments on loans and mortgage-backed securities, maturities of investment securities, proceeds from the sale of available-for-sale securities and funds provided by operations. While scheduled loan and mortgage-backed security amortization, maturing interest-bearing deposits and investment securities are relatively predictable sources of funds, deposit flows and loan and mortgage-backed security prepayments are greatly influenced by economic conditions, the general level of interest rates and competition. First Defiance generally manages the pricing of its deposits to maintain a steady deposit balance. When necessary First Defiance will supplement deposits with longer term and/or less expensive alternative sources of funds such as advances from the FHLB.

First Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Treasury, federal agency and other investments having maturities of five years or less. Current OTS regulations require than a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. First Federal's liquidity substantially exceeded applicable liquidity requirements throughout 1996 and at December 31, 1996.

Cash was generated by First Defiance's operating activities during the years ended December 31, 1996, 1995 and 1994, primarily as a result of net income. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of proceeds from the sale of loans (less the originations of loans held for sale), the provision for loan losses, depreciation and amortization expense, ESOP expense related to the release of ESOP shares in accordance with AICPA SOP 93-6 and increases and decreases in other assets and other liabilities. The primary investing activity of First Defiance is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from amortization and prepayments on existing loans and proceeds from maturities of securities and, in 1995 from proceeds from a public stock offering. For additional information about cash flows from First Defiance's operating, investing and financing activities, see the Statements of Cash Flows included in the Financial Statements.

At December 31, 1996, First Defiance had an aggregate of $31.5 million in unfunded commitments to originate loans (including unused portions of lines of credit and letters of credit) and no commitments to purchase securities. At the same date, the total amount of certificates of deposit which are scheduled to mature by December 31, 1997 was $210.1 million. First Defiance believes that it has adequate resources to fund commitments as they arise and that it can adjust the rate on savings certificates to retain deposits in changing interest rate environments. If First Defiance requires funds beyond its internal funding capabilities, advances from FHLB are available.

Capital -- First Federal is required to maintain specified amounts of capital pursuant to regulations promulgated by the OTS. The capital standards generally require the maintenance of regular capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At December 31, 1996, First Federal's tangible and core capital totaled $74.9 million or 13.97% of adjusted total assets, which exceeded the respective minimum requirements at that date by approximately $58.8 million and $66.9 million, respectively, or 12.47% and 10.97% of adjusted total assets respectively. First Federal's risk-based capital totaled $76.6 million at December 31, 1996, or 22.43% of risk-weighted assets, which exceeded the current requirement of 8.0% by approximately $49.3 million, or 14.43% of risk-weighted assets. First Federal's capital was reduced in December, 1996 with the declaration of a $30 million dividend to its parent, First Defiance Financial Corp. For additional information about First Federal's capital requirements, see
Note 12 to the Consolidated Financial Statements.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related financial data presented herein have been prepared in accordance with Generally Accepted Accounting Principles, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

Unlike most industrial companies, virtually all of First Defiance's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

                         Report of Independent Auditors

To the Stockholders and the Board of Directors
First Defiance Financial Corp.

We have audited the consolidated statements of financial condition of First Defiance Financial Corp. as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Defiance Financial Corp. at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Toledo, Ohio
January 17, 1997

                                          First Defiance Financial Corp.

                                  Consolidated Statements of Financial Condition


                                                                               December 31
                                                                         1996                1995
                                                                 -----------------------------------------
Assets Cash and cash equivalents:
   Cash and amounts due from depository institutions                  $  3,102,385         $  4,393,833
   Interest-bearing deposits                                             1,649,801            4,291,348
                                                                 -----------------------------------------
                                                                         4,752,186            8,685,181

Investment securities:
   Available-for-sale, carried at fair value                            77,407,019           93,040,937
   Held-to-maturity, carried at amortized cost (approximate
     fair value $26,324,936 and $26,691,928 at December 31,
     1996 and 1995, respectively)
                                                                        25,936,547           26,072,523
                                                                 -----------------------------------------
                                                                       103,343,566          119,113,460

Loans for sale (approximate fair value -
   $563,642 and $3,823,000 at December 31,
   1996 and 1995, respectively)
                                                                           558,550            3,758,572
Loans receivable, net of allowance of $2,217,022
   and $1,816,944 at December 31, 1996 and 1995,
   respectively                                                        415,366,199          381,444,265
Accrued interest receivable                                              3,061,133            2,827,176
Federal Home Loan Bank stock                                             3,033,300            2,830,000
Premises and equipment                                                  12,254,660            6,284,524
Deferred federal income taxes                                              550,000              222,000
Real estate, mobile homes and other assets held
   for sale                                                                266,521              172,904
Other assets                                                               224,606              211,970
                                                                 -----------------------------------------
Total assets                                                          $543,410,721         $525,550,052
                                                                 =========================================

                                                                               December 31
                                                                         1996                1995
                                                                 -----------------------------------------
Liabilities and stockholders' equity
Liabilities:
   Deposits                                                           $382,525,366         $381,779,140
   Advances from the Federal Home Loan Bank                             40,820,664            6,842,438
   Accrued expenses and other liabilities                                2,886,535            2,787,460
   Advance payments by borrowers for taxes and insurance
                                                                           613,494              634,525
                                                                 -----------------------------------------
Total liabilities                                                      426,846,059          392,043,563

Stockholders' equity:
   Preferred stock, no par value per share:
     5,000,000 shares authorized; no shares issued
   Common stock, $.01 par value per share:
     20,000,000 shares authorized; 9,470,877 and 10,976,612
       shares outstanding, respectively                                     94,709              109,766
   Additional paid-in capital                                           73,670,607           83,458,280
   Stock acquired by ESOP                                               (5,092,569)          (5,702,364)
   Stock acquired by Management Recognition Plan                        (2,172,987)             (97,257)
   Net unrealized losses on available-for-sale securities, net of tax of $203,000 and $78,000, respectively
                                                                          (397,056)            (151,637)
   Retained earnings--substantially restricted                          50,461,958           55,889,701
                                                                 -----------------------------------------
Total stockholders' equity                                             116,564,662          133,506,489




                                                                 =========================================
Total liabilities and stockholders' equity                            $543,410,721         $525,550,052
                                                                 =========================================


See accompanying notes.

                                          First Defiance Financial Corp.

                                         Consolidated Statements of Income


                                                                   Years ended December 31
                                                           1996              1995             1994
                                                     -----------------------------------------------------
Interest income:
   Mortgage and other loans                               $34,635,111       $32,002,983      $29,179,761
   Investment securities                                    6,429,590         5,915,313        5,960,203
   Deposits with banks                                        192,200           646,405          120,168
                                                     -----------------------------------------------------
Total interest income                                      41,256,901        38,564,701       35,260,132

Interest expense:
   Deposits                                                18,579,237        18,857,219       15,480,148
   Federal Home Loan Bank advances
     and other                                                879,565         1,431,751        1,448,075
                                                     -----------------------------------------------------
Total interest expense                                     19,458,802        20,288,970       16,928,223
                                                     -----------------------------------------------------
Net interest income                                        21,798,099        18,275,731       18,331,909

Provision for loan losses                                   1,019,813           373,741          465,064
                                                     -----------------------------------------------------
Net interest income after provision for
   loan losses                                             20,778,286        17,901,990       17,866,845

Non-interest income:
   Service fees and other charges                             824,239           671,602          609,006
   Dividends on Federal Home Loan
     Bank stock                                               206,941           190,861          161,650
   Net gain (loss) on sale of available-for-sale
     securities                                                25,527           (75,158)          62,864
   Other                                                      270,684           248,018          166,986
                                                     -----------------------------------------------------
                                                            1,327,391         1,035,323        1,000,506
Non-interest expenses:
   Compensation and benefits                                6,899,701         5,329,669        5,008,681
   Occupancy                                                  645,166           600,413          519,158
   SAIF deposit insurance premiums                            871,611           858,765          855,272
   SAIF special assessment                                  2,460,977                 -                -
   State franchise tax                                      1,721,329         1,025,947          985,214
   Data processing                                            721,132           598,556          562,831
   Mobile home loan servicing                                 433,331           404,313          382,696
   Other                                                    2,204,388         1,742,315        1,615,632
                                                     -----------------------------------------------------
                                                           15,957,635        10,559,978        9,929,484
                                                     -----------------------------------------------------


                                          First Defiance Financial Corp.

                                         Consolidated Statements of Income


                                                                   Years ended December 31
                                                           1996              1995             1994
                                                     -----------------------------------------------------

Income before income taxes                                  6,148,042         8,377,335        8,937,867
Income taxes                                                1,997,000         2,856,000        2,985,000
                                                     -----------------------------------------------------
Net income                                               $  4,151,042      $  5,521,335     $  5,952,867
                                                     =====================================================

Earnings per share                                       $       .42       $        .53     $        .58
                                                     =====================================================
Dividends declared per share                             $       .29       $        .28     $        .28
                                                     =====================================================
Average number of shares outstanding                       9,993,818         10,413,589       10,284,811
                                                     =====================================================


See accompanying notes.

                                                   First Defiance Financial Corp.

                                     Consolidated Statements of Changes in Stockholders' Equity

                                        For the years ended December 31, 1996, 1995 and 1994



                                                                     Common Stock                  Additional
                                                            ------------------------------          Paid-In
                                                              Shares           Amount               Capital
                                                            ----------       -------------       -------------
Balance at January 1, 1994                                  10,967,036       $     109,670       $  19,855,003
   Amortization of deferred compensation of
     Management Recognition Plan                                  --                  --                  --
   ESOP shares released                                           --                  --               171,100
   Change in net unrealized gains (losses),
     net of income taxes of $1,517,000                            --                  --                  --
   Shares issued under stock option plan                         9,175                  92              42,408
   Dividends declared                                             --                  --                  --
   Net income                                                     --                  --                  --
                                                            ----------       -------------       -------------
Balance at December 31, 1994                                10,976,211             109,762          20,068,511
   Amortization of deferred compensation of
     Management Recognition Plan                                  --                  --                  --
   ESOP shares released                                           --                  --               102,601
   Shares issued under stock option plan                           539                   5               2,495
   Organization of First Defiance Financial Corp.:
     Cancellation of shares held by First Federal
       Mutual Holding Company                               (6,476,914)            (64,769)             64,769
     Proceeds from issuance of 6,476,914 shares of
       First Defiance Financial Corp. common stock on
       September 29, 1995, net of 138 fractional
       shares acquired, and net of stock offering
       costs of $1,684,468                                   6,476,776              64,768          63,019,904
     First Federal Mutual Holding Company Equity                  --                  --               200,000
   Change in net unrealized gains (losses), net of
     income taxes of $1,206,000                                   --                  --                  --
   Dividends declared                                             --                  --                  --
   Net income                                                     --                  --                  --
                                                            ----------       -------------       -------------
Balance at December 31, 1995                                10,976,612             109,766          83,458,280
   Amortization of deferred compensation of
     Management Recognition Plan                                  --                  --                  --
   ESOP shares released                                           --                  --               133,381
   Shares issued under stock option plan                        12,953                 130              59,843
   Acquisition of common stock for Management
     Recognition Plan                                             --                  --                  --
   Acquisition of common stock for treasury                 (1,518,688)            (15,187)         (9,980,897)
   Change in net unrealized gains (losses),
     net of income taxes of $125,000                              --                  --                  --
   Dividends declared                                             --                  --                  --
   Net income                                                     --                  --                  --
                                                            ----------       -------------       -------------
Balance at December 31, 1996                                 9,470,877       $      94,709       $  73,670,607
                                                            ==========       =============       =============

                                                   First Defiance Financial Corp.

                                     Consolidated Statements of Changes in Stockholders' Equity

                                        For the years ended December 31, 1996, 1995 and 1994

                                                                    Stock Acquired By               Net Unrealized
                                                              -------------------------------           Gains
                                                                                  Management          (Losses) on
                                                                                 Recognition        Available-For-
                                                                 ESOP                Plan           Sale Securities
                                                             -------------       -------------       -------------
Balance at January 1, 1994                                   $  (1,400,000)      $    (514,031)      $     451,189
   Amortization of deferred compensation of
     Management Recognition Plan                                      --               251,936                --
   ESOP shares released                                            400,000                --                  --
   Change in net unrealized gains (losses),
     net of income taxes of $1,517,000                                --                  --            (2,944,199)
   Shares issued under stock option plan                              --                  --                  --
   Dividends declared                                                 --                  --                  --
   Net income                                                         --                  --                  --
                                                             -------------       -------------       -------------
Balance at December 31, 1994                                    (1,000,000)           (262,095)         (2,493,010)
   Amortization of deferred compensation of
     Management Recognition Plan                                      --               164,838                --
   ESOP shares released                                            479,166                --                  --
   Shares issued under stock option plan                              --                  --                  --
   Organization of First Defiance Financial Corp.:
     Cancellation of shares held by First Federal
       Mutual Holding Company                                         --                  --                  --
     Proceeds from issuance of 6,476,914 shares of
       First Defiance Financial Corp. common stock on
       September 29, 1995, net of 138 fractional
       shares acquired, and net of stock offering
       costs of $1,684,468                                      (5,181,530)               --                  --
     First Federal Mutual Holding Company Equity                      --                  --                  --
   Change in net unrealized gains (losses), net of
     income taxes of $1,206,000                                       --                  --             2,341,373
   Dividends declared                                                 --                  --                  --
   Net income                                                         --                  --                  --
                                                             -------------       -------------       -------------
Balance at December 31, 1995                                    (5,702,364)            (97,257)           (151,637)
   Amortization of deferred compensation of
     Management Recognition Plan                                      --               741,722                --
   ESOP shares released                                            609,795                --                  --
   Shares issued under stock option plan                              --                  --                  --
   Acquisition of common stock for Management
     Recognition Plan                                                 --            (2,817,452)               --
   Acquisition of common stock for treasury                           --                  --                  --
   Change in net unrealized gains (losses),
     net of income taxes of $125,000                                  --                  --              (245,419)
   Dividends declared                                                 --                  --                  --
   Net income                                                         --                  --                  --
                                                             -------------       -------------       -------------
Balance at December 31, 1996                                 $  (5,092,569)      $  (2,172,987)      $    (397,056)
                                                             =============       =============       =============

                                                   First Defiance Financial Corp.

                                     Consolidated Statements of Changes in Stockholders' Equity

                                        For the years ended December 31, 1996, 1995 and 1994



                                                                                     Total
                                                               Retained          Stockholders'
                                                               Earnings             Equity
                                                             -------------       -------------
Balance at January 1, 1994                                   $  47,179,093       $  65,680,924
   Amortization of deferred compensation of
     Management Recognition Plan                                      --               251,936
   ESOP shares released                                               --               571,100
   Change in net unrealized gains (losses),
     net of income taxes of $1,517,000                                --            (2,944,199)
   Shares issued under stock option plan                              --                42,500
   Dividends declared                                           (1,158,675)         (1,158,675)
   Net income                                                    5,952,867           5,952,867
                                                             -------------       -------------
Balance at December 31, 1994                                    51,973,285          68,396,453
   Amortization of deferred compensation of
     Management Recognition Plan                                      --               164,838
   ESOP shares released                                               --               581,767
   Shares issued under stock option plan                              --                 2,500
   Organization of First Defiance Financial Corp.:
     Cancellation of shares held by First Federal
       Mutual Holding Company                                         --                  --
     Proceeds from issuance of 6,476,914 shares of
       First Defiance Financial Corp. common stock on
       September 29, 1995, net of 138 fractional
       shares acquired, and net of stock offering
       costs of $1,684,468                                            --            57,903,142
     First Federal Mutual Holding Company Equity                      --               200,000
   Change in net unrealized gains (losses), net of
     income taxes of $1,206,000                                       --             2,341,373
   Dividends declared                                           (1,604,919)         (1,604,919)
   Net income                                                    5,521,335           5,521,335
                                                             -------------       -------------
Balance at December 31, 1995                                    55,889,701         133,506,489
   Amortization of deferred compensation of
     Management Recognition Plan                                      --               741,722
   ESOP shares released                                               --               743,176
   Shares issued under stock option plan                              --                59,973
   Acquisition of common stock for Management
     Recognition Plan                                                 --            (2,817,452)
   Acquisition of common stock for treasury                     (6,819,103)        (16,815,187)
   Change in net unrealized gains (losses),
     net of income taxes of $125,000                                  --              (245,419)
   Dividends declared                                           (2,759,682)         (2,759,682)
   Net income                                                    4,151,042           4,151,042
                                                             -------------       -------------
Balance at December 31, 1996                                 $  50,461,958       $ 116,564,662
                                                             =============       =============

See accompanying notes.

                                          First Defiance Financial Corp.

                                       Consolidated Statements of Cash Flows

                                                                   Years ended December 31
                                                           1996             1995              1994
                                                     -----------------------------------------------------
Operating activities
Net income                                              $  4,151,042     $  5,521,335      $  5,952,867
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Provision for loan losses                             1,019,813          373,741           465,064
     Provision for depreciation                              256,713          239,164           207,823
     Amortization of deferred compensation of
       Management Recognition Plan                           741,722          164,838           251,936
     Release of ESOP shares                                  743,176          381,767           171,100
     Loss on sale of office properties and equipment          44,575            7,275                 -
     Gain on sale of investment properties                         -         (110,881)                -
     (Gain) loss on sale of securities                       (25,527)          75,158           (62,864)
     Gain on sale of loans                                  (209,458)          (1,658)                -
     Amortization of premiums and accretion of
       discounts on available-for-sale and
       held-to-maturity securities                             9,704           33,309            97,639
     Deferred federal income taxes (credit)                 (203,000)         176,000           200,000
     (Increase) decrease in interest receivable and
       other assets                                         (246,593)        (369,012)           96,305
     Proceeds from sale of loans                          13,541,259           87,599                 -
     Originations of loans held for sale                 (10,131,779)      (3,847,829)
     Increase in accrued interest and other expenses          89,540          126,261            39,570
                                                     -----------------------------------------------------
Net cash provided by operating activities                  9,781,187        2,857,067         7,419,440

Investing activities
Proceeds from maturities of available-for-sale
   securities                                             19,613,796        5,604,170        13,956,685
Proceeds from sale of available-for-sale securities       27,247,132        2,921,719         4,003,437
Purchases of available-for-sale securities               (36,747,804)     (32,500,000)      (10,891,250)
Proceeds from maturities of held-to-maturity
   securities                                              5,302,174        4,535,734         8,619,381
Proceeds from sale of real estate, mobile homes and
   other assets held for sale                              1,336,585        1,043,797           237,196
Proceeds from sale of Federal Home Loan Bank stock                 -          209,700           128,900
Proceeds from sale of office properties and
   equipment and investment properties                         1,600          315,675                 -
Purchases of Federal Home Loan Bank stock                   (203,300)        (186,500)         (147,800)
Purchases of office properties and equipment              (6,273,024)      (3,616,879)         (249,120)
Net increase in mortgage and other loans                 (36,371,949)     (27,928,124)      (22,044,698)
                                                     -----------------------------------------------------
Net cash used in investing activities                    (26,094,790)     (49,600,708)       (6,387,269)

                                          First Defiance Financial Corp.

                                 Consolidated Statements of Cash Flows (continued)

                                                                   Years ended December 31
                                                           1996              1995             1994
                                                     -----------------------------------------------------
Financing activities
Net increase (decrease) in deposits and advance
   payments by borrowers for taxes and insurance             746,227         6,288,692         (532,403)
Net increase (decrease) in Federal Home Loan Bank
   short-term advances                                    35,220,000       (11,000,000)      11,000,000
Proceeds from Federal Home Loan Bank long-term
   advances                                                        -         1,364,000                -
Repayment of Federal Home Loan Bank long-term
   advances                                               (1,241,774)       (7,262,204)      (8,768,378)
Loan to ESOP                                                       -        (5,981,530)               -
Purchase of common stock for treasury                    (16,815,187)                -                -
Contribution to Management Recognition Plan for
   purchase of common stock                               (2,817,451)                -                -
Cash dividends paid                                       (2,771,179)       (1,178,625)      (1,152,037)
Proceeds from exercise of stock options                       59,972             2,500           42,500
Net proceeds from issuance of common stock                         -        63,084,672                -
                                                     -----------------------------------------------------
Net cash provided by financing activities                 12,380,608        45,317,505          589,682
                                                     -----------------------------------------------------

(Decrease) increase in cash and cash equivalents          (3,932,995)       (1,426,136)       1,621,853
Cash and cash equivalents at beginning of period           8,685,181        10,111,317        8,489,464
                                                     -----------------------------------------------------
Cash and cash equivalents at end of period              $  4,752,186      $  8,685,181      $10,111,317
                                                     =====================================================
Supplemental cash flow information:
   Interest paid                                         $19,652,287       $20,473,789      $17,049,662
                                                     =====================================================
   Income taxes paid                                    $  2,364,000      $  2,612,434     $  2,985,433
                                                     =====================================================
   Transfers from loans to real estate, mobile
     homes and other assets held for sale               $  1,430,202      $  1,047,107    $     345,509
                                                     =====================================================
Noncash operating activities:
   Change in deferred taxes on net unrealized gains
     or losses on available-for-sale securities         $   (125,000)     $ (1,206,000)    $  1,517,000
                                                     =====================================================
Noncash investing activities:
   Change in net unrealized gain (loss) on
     available-for-sale securities                      $   (370,419)     $  3,547,373     $ (4,461,199)
                                                     =====================================================
   Land acquired with notes payable                     $          -      $    236,400     $          -
                                                     =====================================================
   Land formerly included in investment properties      $          -      $    186,842     $          -
                                                     =====================================================
Noncash financing activities:
   Cash dividends declared but not paid                 $    757,675      $    720,928     $    294,638
                                                     =====================================================
   Repayment of ESOP obligation guaranteed by First
     Federal                                            $          -      $  1,000,000    $     400,000
                                                     =====================================================
   Transfer of equity of Mutual Holding Company         $          -      $    200,000    $           -
                                                     =====================================================

See accompanying notes.

                         First Defiance Financial Corp.

                   Notes to Consolidated Financial Statements

                                December 31, 1996


1. Basis of Presentation and Reorganization

The consolidated financial statements include the accounts of First Defiance Financial Corp. ("First Defiance" or "the Company") and First Federal Savings and Loan ("First Federal"), its wholly-owned subsidiary. First Federal operates nine branches and two loan origination offices in northwestern Ohio as a federally chartered savings and loan. First Federal focuses primarily on single family residential mortgage lending, consumer and business loans to customers. First Federal is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. All significant intercompany transactions and balances are eliminated in consolidation.

On September 29, 1995, First Federal and First Federal Mutual Holding Company ("the Mutual Holding Company") completed a second step conversion ("the Reorganization"). As part of the Reorganization, First Defiance was formed as a first-tier wholly-owned subsidiary of First Federal. The Mutual Holding Company was converted to an interim federal stock savings association and simultaneously merged with and into First Federal, at which point the Mutual Holding Company ceased to exist and 3,000,000 shares or 59% of the outstanding First Federal common stock held by the Mutual Holding Company was cancelled. A second interim savings and loan association ("Interim") formed by First Defiance solely for the Reorganization was then merged with and into First Federal. As a result of the merger of Interim with and into First Federal, First Federal became a wholly-owned subsidiary of First Defiance. Pursuant to an exchange ratio of
2.1590231 shares for each share of First Federal stock, which assured that the public shareholders of First Federal maintained their 41.0% ownership of First Defiance, the 2,184,500 outstanding shares of First Federal were exchanged for approximately 4,500,000 shares of First Defiance. Concurrent with the Reorganization, First Defiance sold 6,476,914 additional shares to members of the Mutual Holding Company, employees of First Federal and the public at a price of $10.00 per share. Reorganization and stock offering costs of approximately $1,685,000 resulted in net proceeds from the offering of approximately $63,085,000.

Each depositor of First Federal as of the effective date of the Conversion will have upon liquidation of First Federal a right to his pro rata interest in a liquidation account established for the benefit of such depositors. Records are maintained to ensure such rights receive statutory priority as required by OTS regulations. The reorganization was accounted for as a change in corporate form with the historic basis of accounting for First Federal unchanged.

2. Statement of Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Most significantly, First Defiance uses estimates in determining the value of the allowance for loan losses.

Earnings Per Share

Earnings per share are based on the weighted average number of shares of common stock including shares subject to stock options, which are deemed common stock equivalents. As discussed in Note 14, First Defiance accounts for the 850,332 shares held by its Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6. As a result, shares controlled by the ESOP are not considered in the weighted average number of shares of common stock outstanding until the shares are committed for allocation to employees' accounts.

While the number of outstanding shares has been restated for all periods to reflect the Reorganization, earnings on the proceeds from the Reorganization are reflected only in the fourth quarter of 1995 and thereafter. Had the Reorganization occurred at January 1, 1994 and assuming the net proceeds were used to repay advances and invested in medium-term investment securities, pro-forma net income (unaudited) would have been $6,327,000 and $6,927,000 for the years ended December 31, 1995 and 1994, respectively. Pro-forma earnings per share (unaudited) for those periods would have been $.61 and $.67, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include amounts due from banks and overnight investments with the Federal Home Loan Bank ("FHLB").

Investment Securities

Management determines the appropriate classification of debt securities at the time of purchase and evaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when First Defiance has the positive intent and ability to hold the securities to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Debt securities not classified as held-to-maturity and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity until realized.

Realized gains and losses, and declines in value judged to be other-than-temporary are included in gains (losses) on sale of securities. The cost of mutual funds sold is based on the average cost method. The cost of all other securities sold is based on the specific identification method.

Currently, First Defiance invests in on-balance sheet derivative securities as part of the overall asset and liability management process. Such derivative securities are disclosed in Note 3 and include agency step-up, REMIC and CMO investments. Such investments are not classified as high risk at December 31, 1996 and do not present risk significantly different than other mortgage-backed or agency securities. First Defiance does not invest in off-balance sheet derivative securities.

Investments Required by Regulations

As a member of the FHLB System, First Federal is required to own stock of the FHLB of Cincinnati in an amount principally equal to at least 1% of its net home mortgage loans, subject to periodic redemption at par if the stock owned is over the minimum requirement. FHLB stock is a restricted equity security that does not have a readily determinable fair value and is carried at cost.

Loans Receivable

Investment in real estate mortgage loans consists principally of long-term conventional loans collateralized by first mortgages on single-family residences, other residential property, and commercial and industrial property. Such loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

Mortgage loans originated and intended for the secondary market are carried at the lower of cost or estimated market value in the aggregate.

Nonrefundable fees and related costs associated with originating or acquiring real estate mortgage and other loans are capitalized and recognized as an adjustment of the yield of the related loan.

Interest receivable is accrued on loans and credited to income as earned. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is fully reserved. Interest income is subsequently recognized only to the extent cash payments are received.

Management's determination of the adequacy of the allowance for loan losses is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against earnings and decreased by charge-offs (net of recoveries).

Loan Servicing Rights

In May 1995, the Financial Accounting Standards Board ("FASB") issued FAS 122, "Accounting for Mortgage Servicing Rights." This Statement amends certain provisions of Statement 65, "Accounting for Certain Mortgage Banking Activities," and requires enterprises engaging in mortgage banking activities to recognize as separate assets rights to service mortgage loans for loans originated by the enterprise. The adoption of FAS 122 has had no significant impact on the results of operations.

The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the risk characteristics of the underlying loans. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Real Estate, Mobile Homes and Other Assets Held for Sale

Assets held for sale are comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value at time of foreclosure or insubstance foreclosure. Loan losses arising from the acquisition of such property are charged against the allowance for loan losses.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

   Buildings and improvements                           20 to 50 years
   Furniture, fixtures and equipment                    5 to 15 years

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Effect of New Accounting Standards

In October 1995, the FASB issued FAS 123, "Accounting for Stock-Based Compensation" which is effective for the year ending December 31, 1996. FAS 123 defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation costs is measured at the grant date based upon the value of the award and is recognized over the service period. While the standard encourages entities to adopt this method of accounting for employee stock compensation plans, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." First Defiance has elected to continue to apply APB 25 and has disclosed the pro forma effect on earnings in Note 15.

In June 1996, the FASB issued FAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Under FASB's "financial components" approach, both the transferor and transferee would recognize the asset and liabilities (or components thereof) that it controls in a physical sense and "derecognize" the assets and liabilities that were surrendered or extinguished in the transfer. Prior rules emphasize the economic risks or rewards of ownership of the assets. This Statement is effective for transactions occurring after December 31, 1996. First Defiance does not anticipate any impact on results of operations and financial condition from the adoption of this Statement.

3. Investment Securities

The  following  is  a  summary  of   available-for-sale   and   held-to-maturity
securities:

                                                                    December 31, 1996
                                                ----------------------------------------------------------
                                                                   Gross         Gross
                                                  Amortized     Unrealized    Unrealized        Fair
Available-for-Sale Securities                        Cost          Gains        Losses         Value
                                                ----------------------------------------------------------
U. S. Treasury securities and obligations of
   U. S. Government corporations and agencies     $44,762,114    $  13,681      $541,513     $44,234,282
Fixed income mutual funds                          18,856,749       56,918             -      18,913,667
Adjustable rate mortgage-backed security
   mutual funds                                    11,255,372        7,083       159,752      11,102,703
Money market mutual funds                             750,000            -             -         750,000
REMIC                                               1,160,983            -        19,812       1,141,171
Collateralized mortgage obligations                 1,097,593       34,507             -       1,132,100
Other                                                 124,264        8,832             -         133,096
                                                ==========================================================
Totals                                            $78,007,075     $121,021      $721,077     $77,407,019
                                                ==========================================================

Held-to-Maturity Securities

FHLMC certificates                                 $11,795,121    $261,891     $  48,933     $12,008,079
FNMA certificates                                    9,628,002     104,518       177,919       9,554,601
GNMA certificates                                    3,089,882      90,538         2,922       3,177,498
Obligations of states and political
   subdivisions                                      1,423,542     161,316           100       1,584,758
                                                ----------------------------------------------------------
Totals                                             $25,936,547    $618,263      $229,874     $26,324,936
                                                ==========================================================

3. Investment Securities (continued)

                                                                    December 31, 1995
                                                ----------------------------------------------------------
                                                                   Gross         Gross
                                                  Amortized     Unrealized    Unrealized        Fair
Available-for-Sale Securities                        Cost          Gains        Losses         Value
                                                ----------------------------------------------------------
U. S. Treasury securities and obligations of
   U. S. Government corporations and agencies
                                                  $53,762,782     $119,028      $255,935     $53,625,875
Money market mutual funds                          25,500,000            -             -      25,500,000
Adjustable rate mortgage-backed security
   mutual funds                                     8,981,304            -       177,776       8,803,528
REMIC                                               3,776,078       39,612         3,954       3,811,736
Collateralized mortgage obligations                 1,126,146       38,019             -       1,164,165
Other                                                 124,264       11,369             -         135,633
                                                ----------------------------------------------------------
Totals                                            $93,270,574     $208,028      $437,665     $93,040,937
                                                ==========================================================

Held-to-Maturity Securities

FHLMC certificates                                $12,540,831     $315,713     $  51,197     $12,805,347
FNMA certificates                                   8,274,592      170,662       121,555       8,323,699
GNMA certificates                                   3,648,488      110,058         3,526       3,755,020
Obligations of states and political
   subdivisions                                     1,608,612      199,421           171       1,807,862
                                                ----------------------------------------------------------
Totals                                            $26,072,523     $795,854      $176,449     $26,691,928
                                                ==========================================================

During the years ended December 31, 1996, 1995 and 1994, available-for-sale securities with fair values of $27.2, $2.9 and $4 million, respectively, were sold with realized gains (losses) of $25,500, ($75,000) and ($15,000), respectively. In addition, available-for-sale securities which were called in 1994 resulted in gross realized gains totaling $78,000.

The amortized cost and fair value of securities at December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. REMIC, collateralized mortgage obligations, FHLMC certificates, FNMA certificates, GNMA certificates, money market mutual funds and other mutual funds are not due at a single maturity date; periodic payments are received on the securities based on the payment patterns of the underlying collateral or have no stated maturity date.

                                            Available-for-Sale                  Held-to-Maturity
                                       Amortized                          Amortized
                                          Cost          Fair Value           Cost          Fair Value
                                    ----------------------------------------------------------------------
Due in one year or less                 $12,999,860      $12,902,180     $     187,689    $     193,430
Due after one year through five
   years                                 31,762,254       31,332,102           607,176          649,766
Due after five years through ten
   years                                          -                -           268,677          313,414
Due after ten years                               -                -           360,000          428,148
                                    ----------------------------------------------------------------------
                                         44,762,114       44,234,282         1,423,542        1,584,758

Fixed income mutual funds                18,856,749       18,913,667                 -                -
Adjustable rate mortgage-backed
   security mutual funds                 11,255,372       11,102,703                 -                -
Money market mutual funds and other
                                            874,264          883,096                 -                -
REMIC and collateralized mortgage
   obligations                            2,258,576        2,273,271                 -                -
FHLMC, FNMA, GNMA certificates and
   other                                          -                -        24,513,005       24,740,178
                                    ----------------------------------------------------------------------
Totals                                  $78,007,075      $77,407,019       $25,936,547      $26,324,936
                                    ======================================================================

4. Loan Commitments and Delinquencies

Loan commitments are made to accommodate the financial needs of First Defiance's customers. The associated credit risk is essentially the same as that involved in extending loans to customers and are subject to First Defiance's normal credit policies. Collateral such as mortgages on property and equipment, receivables and inventory is obtained based on management's credit assessment of the customer. At December 31, 1996, First Defiance's outstanding commitments to fund long-term mortgage loans amounted to approximately $5,961,000 which were comprised of approximately 65% fixed rate and 35% adjustable rate loans with rates ranging from 6.75% to 10.25%. First Defiance's maximum exposure to credit loss for loan commitments (unfunded loans, unused lines of credit and letters of credit) was $31,454,000 and $28,027,000 at December 31, 1996 and 1995,
respectively.

Unpaid balances of mortgage and installment loans with contractual payments delinquent 90 days or more totaled $411,000 at December 31, 1996 and $663,000 at December 31, 1995. First Federal does not anticipate any significant losses in the collection of these delinquent loans in excess of the allowance for loan losses.

Impairment of loans having recorded investments of $1.6 million at December 31, 1996 and $-0- at December 31, 1995 has been recognized in conformity with FAS Statement No. 114, as amended by FAS Statement No. 118. The average recorded investment in impaired loans during 1996 and 1995 was $1.45 million and $-0-, respectively. The total allowance for loan losses related to these loans was $804,000 at December 31, 1996.

Loans having carrying values of $1.4 million and $1.0 million were transferred to real estate, mobile homes and other assets held for sale in 1996 and 1995, respectively.

First Defiance is not committed to lend additional funds to debtors whose loans have been modified.

5. Loans Receivable

                                                                        December 31
                                                                 1996                1995
                                                          ----------------------------------------
Loans receivable consist of the following at December 31:
     Mortgage loans:
       Secured by one-to-four-family residences                $241,227,635        $220,879,740
       Secured by other properties                               28,438,585          35,071,107
       Construction loans                                        11,412,465           8,200,507
       Other mortgage loans                                       2,084,060           1,637,720
                                                          ----------------------------------------
                                                                283,162,745         265,789,074
     Other loans:
       Automobile                                                62,089,625          51,147,640
       Mobile home                                               25,198,701          24,671,093
       Commercial                                                26,674,342          23,647,432
       Home equity and improvement                               13,570,255          11,875,308
       Other                                                     11,929,499          10,661,500
                                                          ----------------------------------------
                                                                139,462,422         122,002,973
                                                          ----------------------------------------
     Total mortgage and other loans                             422,625,167         387,792,047
Deduct:
   Undisbursed loan funds                                         4,473,780           3,971,252
   Net deferred loan origination fees and costs                     568,166             559,586
   Allowance for loan losses                                      2,217,022           1,816,944
                                                          ----------------------------------------
Totals                                                         $415,366,199        $381,444,265
                                                          ========================================

Changes in the allowance for mortgage and other loan losses were as follows:

                                                       Year ended December 31
                                              1996              1995             1994
                                        -----------------------------------------------------
Balance at beginning of period               $1,816,944        $1,733,411       $1,661,941
   Charge-offs                                 (775,399)         (344,563)        (401,091)
   Recoveries                                   155,664            51,355           46,208
                                        -----------------------------------------------------
   Net charge-offs                             (619,735)         (293,208)        (354,883)
   Provision charged to income                1,019,813           376,741          426,353
                                        -----------------------------------------------------
Balance at end of period                     $2,217,022        $1,816,944       $1,733,411
                                        =====================================================

Interest income on mortgage and other loans for the years ended December 31, is as follows:

                                              1996              1995             1994
                                        -----------------------------------------------------
Mortgage loans                               $22,272,502       $21,039,898      $20,345,137
Other loans                                   12,362,609        10,963,085        8,834,624
                                        =====================================================
Totals                                       $34,635,111       $32,002,983      $29,179,761
                                        =====================================================

6. Mortgage Banking

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was approximately $11.3 million and $86,000 at December 31, 1996 and 1995, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $46,000 at December 31, 1996.

In accordance with FAS Statement No. 122, mortgage servicing rights of $122,925 were capitalized during the year ended December 31, 1996. The book value of mortgage servicing rights was approximately $122,000 at December 31, 1996. Amortization of mortgage servicing rights was $1,456 in the year ended December 31, 1996.

The components of mortgage banking income (included in other non-interest income) are as follows:

                                                       Year ended December 31
                                              1996              1995             1994
                                        -----------------------------------------------------
                                                           (In thousands)

Gain on sale of loans                       $209,458            $1,658      $         -
Loan servicing fee income, net of
   amortization                               11,406                 -                -
                                        -----------------------------------------------------
                                            $220,864            $1,658      $         -
                                        =====================================================

7. Premises and Equipment

Premises and equipment are summarized as follows:

                                                                      December 31
                                                                1996             1995
                                                          -----------------------------------
Cost:
   Land                                                      $  1,850,427       $1,603,994
   Buildings                                                    3,604,775        3,489,538
   Leasehold improvements                                         235,714          235,714
   Furniture, fixtures and equipment                            1,833,311        1,476,645
   Construction in process (estimate to complete at
     December 31, 1996 - $2.9 million)                          7,616,060        2,172,241
                                                          -----------------------------------
                                                               15,140,287        8,978,132
Less allowances for depreciation and amortization
                                                                2,885,627        2,693,608
                                                          -----------------------------------
                                                              $12,254,660       $6,284,524
                                                          ===================================

Interest capitalized on construction projects amounted to approximately $213,000 in 1996.

8. Deposits

The following schedule sets forth interest expense for the years ended December 31 by type of savings deposit (in thousands):

                                                       1996              1995             1994
                                                 ----------------- ----------------- ----------------
Checking and money market accounts                  $  1,119          $  1,126          $  1,292
Passbook accounts                                      2,036             2,139             2,220
Certificates                                          15,638            15,613            11,968
                                                 ----------------- ----------------- ----------------
                                                      18,793            18,878            15,480

Less interest capitalized                               (214)              (21)                -
                                                 ----------------- ----------------- ----------------
Totals                                               $18,579           $18,857           $15,480
                                                 ================= ================= ================

A summary of deposit balances is as follows (in thousands):

                                                                         December 31
                                                                    1996              1995
                                                              -----------------------------------
Passbooks                                                         $  68,865          $  67,069
N.O.W. accounts                                                      32,184             30,847
Money Market demand accounts                                         15,875             16,726
Certificates of deposit                                             265,601            267,137
                                                              -----------------------------------
                                                                   $382,525           $381,779
                                                              ===================================
The amount of deposits included
 above of $100,000 or more                                        $  24,631          $  23,670
                                                              ===================================

At December 31, 1996, scheduled maturities of certificates of deposit are as follows (in thousands):

1997                                    $210,075
1998                                      40,158
1999                                       8,958
2000                                       3,835
2001 and thereafter                        2,575
                                     ==============
Total                                   $265,601
                                     ==============

On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the Act) was enacted. The Act provided for a special assessment to be calculated for depository institutions on deposit, accrued interest and escrow data from the base date of March 31, 1995. The assessment of $2,460,977 was assessed at September 30, 1996 and was subsequently paid when due to the Federal Deposit Insurance Corporation in November 1996.

9. Advances from Federal Home Loan Bank

First Federal has the ability to borrow funds from the FHLB. First Federal pledges its single-family residential mortgage loan portfolio as security for these advances. At December 31, 1996, the total available for collateral amounted to approximately $241.2 million. Collateral must exceed borrowings by 150%. The total level of borrowing is also limited to 25% of total assets. This would give First Federal a maximum potential to acquire advances of approximately $134.1 million from the FHLB.

The FHLB made a series of fixed rate long-term advances to First Defiance during 1992 and a long-term fixed rate advance under the FHLB Affordable Housing Program in 1995. The total FHLB long-term advances bear a weighted average interest rate of 6.58% at December 31, 1996. Future minimum payments by fiscal year are as follows:

1997                                                       $   971,884
1998                                                           863,945
1999                                                           769,056
2000                                                           685,639
2001                                                           612,308
Thereafter                                                   3,194,054
                                                     --------------------
Total minimum payments                                       7,096,886
Less amounts representing interest                           1,496,223
                                                     --------------------
Totals                                                      $5,600,663
                                                     ====================

First Defiance also utilizes short-term advances from the FHLB to meet cash flow needs and for short-term investment purposes. There were $35.2 million in short-term advances outstanding at December 31, 1996 (none at December 31,
1995). First Defiance borrows funds under a variety of programs at FHLB. At December 31, 1996, $15 million was outstanding under First Defiance's REPO Advance line of credit. The total available under the REPO line is $30 million. Amounts are generally borrowed under the REPO line on an overnight basis. An additional $15 million was borrowed under the FHLB's Cash Management Advance ("CMA") program at a variable rate. Amounts borrowed under the CMA program mature within 90 days. The $5.2 million of other advances are borrowed under the FHLB's short-term fixed or LIBOR based programs. Information concerning short-term advances is summarized as follows:

                                                                 1996                1995
                                                          ----------------------------------------
Average balance during the year                               $  8,309,801         $  8,286,290
Maximum month-end balance during the year                       35,220,000           17,000,000
Average interest rate during the year                                 5.59%               6.15%

10. Postretirement Benefits

The Company sponsors a defined benefit postretirement plan that is intended to supplement Medicare coverage and provide full medical benefits to all retirees who have completed 20 years of service after age 40. Coverage for retirees and their spouse is fully paid for by First Defiance. Upon the retiree's death, his or her spouse may continue their coverage for one year, after which coverage may be continued provided the spouse pays 50% of the average cost. For employees who complete 15 years of service after age 40 and retire after age 55, coverage is provided for the retiree and their spouse for one year after which coverage may be continued provided the retiree pays 50% of the average cost. Deductibles paid by retirees are $100 per person and $200 per family. The plan also contains a coinsurance provision of 20% for the first $2,000 of medical expenditures.

The plan is not currently funded. The following table sets forth the amount recorded in the Company's consolidated statement of financial condition at December 31:

                                                                     1996               1995
                                                              ---------------------------------------
Accumulated postretirement benefit obligation:
     Retirees                                                       $270,191           $242,098
     Active employees fully eligible for benefits                    274,329            245,806
     Other active plan participants                                  190,264            170,481
                                                              ---------------------------------------
                                                                     734,784            658,385
Unrecognized net gain (loss)                                         (44,155)           (41,750)
                                                              ---------------------------------------
Accrued postretirement benefit obligation included in
   accrued interest and other expenses in consolidated
   statement of financial condition                                 $690,629           $616,635
                                                              =======================================

Net periodic postretirement benefit cost includes the following components:

                                                                    Year ended December 31
                                                           1996              1995             1994
                                                     -----------------------------------------------------
Service cost-benefits attributable to service
   during the period                                      $43,902           $21,980          $33,536
Interest cost on accumulated postretirement benefit
   obligation                                              47,200            35,283           40,033
Net amortization and deferral                                   -            (8,807)               -
                                                     -----------------------------------------------------
Net periodic postretirement benefit cost                  $91,102           $48,456          $73,569
                                                     =====================================================

For measurement purposes, an 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1996 and 1995; the rate was assumed to decrease gradually to 5.5% for the year 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point for each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $110,000 and the aggregate of the service and interest cost for the year then ended by $19,000.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7.25% for 1996 and 1995 and 8.5% for 1994.

11. Pension Plan

The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's policy is to fund pension costs as accrued and to amortize past service costs over approximately twenty years.

Net periodic pension cost includes the following components:

                                                           Year ended December 31
                                                  1996              1995              1994
                                            -----------------------------------------------------
Service cost--benefits earned during the
   period                                         $311,459          $225,175          $187,417
Interest cost on projected benefit
   obligation                                      244,186           234,485           181,135
Actual return on plan assets                        66,041          (142,619)          (22,633)
Net amortization and deferral                      (53,727)          124,958            (1,638)
                                            -----------------------------------------------------
Net periodic pension cost                         $567,959          $441,999          $344,281
                                            =====================================================

Weighted average discount rate                     5.75%              7%                7%
Rate of increase in future compensation
   levels                                          4%                 4%                4%
Expected long-term rate of return on plan
   assets                                          5.5%               5.5%              5.5%

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated statement of financial condition.

                                                                            December 31
                                                                     1996                1995
                                                              ----------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits
     of $2,733,744 and $2,341,128                                   $3,026,043          $2,565,599
                                                              ========================================
   Projected benefit obligation for service rendered to date
                                                                    $4,849,273          $4,246,719
Plan assets (guaranteed insurance contracts and money market
   certificates) at fair value                                      (2,284,964)         (1,973,769)
                                                              ----------------------------------------
Projected benefit obligation in excess of plan
   assets                                                            2,564,309           2,272,950
Unrecognized net loss from experience different than that
   assumed and effects of changes in assumptions
                                                                    (2,350,987)         (2,159,945)
Unrecognized net obligation at transition                             (125,662)           (143,304)
Adjustment required to recognize minimum liability
                                                                       653,419             256,099
                                                              ----------------------------------------
Accrued pension liability recorded in accrued interest and
   other expenses in statement of financial condition
                                                                   $   741,079         $   225,800
                                                              ========================================

12. Regulatory Matters

First Defiance is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Defiance's financial statements. Under capital guidelines and the regulatory framework for prompt corrective action, First Federal must meet specific capital guidelines that involve quantitative measures of First Federal's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. First Federal's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Federal to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 1996 and 1995, First Federal meets all capital adequacy requirements to which it is subject.

The most recent notification from the Federal Savings and Loan Insurance Corporation categorized First Federal as well capitalized under the regulatory framework. To be categorized as well capitalized First Federal must maintain minimum Tangible, Core and Risk-Based Capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed First Federal's ranking.

The following schedule presents First Federal's regulatory capital ratios as of December 31, 1996 and 1995 (dollars in thousands):

                                                        Regulatory Capital Standards
                                                  Actual                            Required
                                         Amount            Ratio            Amount            Ratio
                                    ----------------------------------------------------------------------
As of December 31, 1996:
   Tangible Capital                      $  74,942         13.97%             $16,098           1.5%
   Core Capital                             74,942         13.97                8,049           3.0
   Risk-Based Capital                       76,617         22.43               27,332           8.0

As of December 31, 1995:
   Tangible Capital                       $102,701         20.54%             $15,002           1.5%
   Core Capital                            102,701         20.54                7,501           3.0
   Risk-Based Capital                      104,482         33.94               24,627           8.0

13. Federal Income Taxes

The components of federal income tax expense are as follows:

                                                          Years ended December 31
                                                  1996              1995              1994
                                            -----------------------------------------------------
Current                                          $2,200,000        $2,680,000        $2,785,000
Deferred (credit)                                  (203,000)          176,000           200,000
                                            -----------------------------------------------------
                                                 $1,997,000        $2,856,000        $2,985,000
                                            =====================================================

The provision for federal income taxes differs from that computed at the statutory corporate tax rate as follows:

                                                          Years ended December 31
                                                  1996              1995              1994
                                            -----------------------------------------------------
Tax expense at statutory rate                    $2,090,000        $2,848,000        $3,039,000
Increases (decreases) in taxes from:
   ESOP accounting                                  (76,000)           63,000            89,000
   Tax exempt interest income                       (39,000)          (41,000)          (48,000)
   Other                                             22,000           (14,000)          (95,000)
                                            -----------------------------------------------------
Totals                                           $1,997,000        $2,856,000        $2,985,000
                                            =====================================================

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of First Defiance's deferred federal income tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                                     December 31
                                                                1996             1995
                                                          -----------------------------------
Deferred federal income tax assets:
   Net unrealized losses on
     available-for-sale securities                           $   203,000        $  78,000
   Allowance for loan losses                                     218,000          184,000
   Postretirement benefit costs                                  233,000          208,000
   Deferred compensation and
     management recognition plans                                403,000          163,000
   Deferred loan origination fees and
     costs (net)                                                       -            6,000
   Other                                                         105,000           54,000
                                                          -----------------------------------
Total deferred federal income tax assets                       1,162,000          693,000

Deferred federal income tax liabilities:
   FHLB stock dividends                                          532,000          461,000
   Deferred loan origination fees and costs (net)                 80,000                -
   Other                                                               -           10,000
                                                          -----------------------------------
Total deferred federal income tax liabilities                    612,000          471,000
                                                          ===================================
Net deferred federal income tax assets                       $   550,000         $222,000
                                                          ===================================

No valuation allowance was required at December 31, 1996 or 1995.

Retained earnings at December 31, 1996 include financial statement tax bad debt reserves of $10.6 million. The Small Business Job Protection Act of 1996 passed on August 20, 1996 eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of First Federal's reserve over its base year reserve as of December 31, 1987. The recapture tax is to be paid in six equal annual installments beginning after December 31, 1996. However, deferral of these payments will be permitted for up to two years, contingent upon satisfying a specified mortgage origination test for 1996 and/or 1997. At December 31, 1996, First Federal had $1.037 million in excess of the base year reserves. Deferred taxes have been provided related to this item. No provision is required to be made for the $9.52 million of base year reserves.

14. Employee Stock Ownership and Management Recognition Plans

The Company has established an Employee Stock Ownership Plan ("ESOP") covering all employees age 21 or older who have at least one year of credited service. The ESOP will be funded by First Defiance's contributions made in cash or common stock. Benefits may be paid either in shares of common stock or in cash. The Company accounts for its ESOP in accordance with Statement of Position 93-6.

In conjunction with First Federal's initial offering of common stock in 1993, the ESOP borrowed $1,600,000 from an unaffiliated lender to purchase 160,000 shares of First Federal common stock (exchanged for 345,443 shares of First Defiance stock in 1995). The remaining loan was paid in connection with the Reorganization. Also in conjunction with the Reorganization, the ESOP acquired an additional 518,153 shares of common stock of the Company.

First Defiance makes contributions to the ESOP in amounts sufficient to pay obligations maturing under the loan made to the ESOP. As principal and interest on the loan is paid, shares are released from collateral and committed for allocation to active employees, based on the proportion of debt service paid in the year. Shares held by the ESOP which have not been released for allocation are reported as stock acquired by the ESOP plan in the statement of financial condition. As shares are released, First Defiance reports compensation expense equal to the average fair value of the shares over the period in which the shares were earned. Also, the shares are included in average shares outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as a reduction of the loan and accrued interest. ESOP compensation
expense  was  $735,000,   $582,000  and  $571,100  for  1996,   1995  and  1994,
respectively. As of December 31, 1996, 274,584 ESOP shares have been released for allocation of which 260,576 were allocated to participants. The 589,012 unreleased shares have a fair value of $7.3 million at December 31, 1996.

The Shareholders of First Defiance approved and established Management Recognition Plans ("MRP") in 1993 and 1996 to provide directors, officers and employees with a proprietary interest in First Defiance as incentive to contribute to its success. Cash was contributed to the MRP in the form of prepaid compensation amounting to $800,000 in 1993 and $2,817,452 in 1996. The $800,000 contributed in 1993 was used to purchase 80,000 shares of First Federal common stock (exchanged for 172,722 shares of First Defiance common stock in 1995). The $2,817,452 contributed in 1996 was used to purchase 259,076 shares of First Defiance common stock. At the discretion of a committee appointed by the Board of Directors, all 172,722 shares acquired in 1993 were granted on July 19, 1993. Also at the committee's discretion, 204,462 shares acquired in 1996 were granted on April 19, 1996 and 20,200 shares were granted on July 15, 1996. The shares vest at a rate of 20% per year over 5 years. First Defiance is amortizing the prepaid compensation and recording additions to stockholder's equity as the shares vest. Compensation expense attributable to the MRP amounted to $741,722, $164,838 and $251,936 in 1996, 1995 and 1994, respectively.

15. Incentive Stock Option Plans

First Defiance has established incentive stock option plans for its directors and its employees and has reserved 1,056,810 shares of common stock for issuance under the plans. A total of 754,560 shares are reserved for employees and 302,250 shares are reserved for directors. As of December 31, 1996, 894,339 options (662,037 for employees and 232,302 for directors) have been granted at option prices based on the market value of the underlying shares on the date the options were granted. The 362,303 options granted under the 1993 plan are currently excercisable while the 532,036 options granted under the 1996 plan vest at 20% per year beginning in 1997. All options expire ten years from date of grant. All options granted to date are considered compensatory stock options.

As previously discussed, First Defiance accounts for stock options in accordance with APB 25. The following proforma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options granted subsequent to December 31, 1994. The estimated fair value of the option is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996: risk-free interest rate of 6.62%; a dividend yield of 2.66%; volatility factors of the expected market price of First Defiance's common stock of .341% and a weighted-average expected life of 7.35 years.

Based upon the above assumptions, pro forma net income and earnings per share for the year ended December 31, 1996 are $3,783,000 and $.38, respectively if the fair value provision of Statement No. 123 had been used. No options were granted in 1995, thus pro forma disclosures are not required. The pro forma effects for 1996 are not likely to be representative of the pro forma effects for future years.

Because Statement No. 123 is applicable only to options granted subsequent to Decem-ber 31, 1994, options granted prior to December 31, 1994 do not have fair value pro forma information provided.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because First Defiance's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following table summarizes stock option activity for 1996 and 1995:

                                                   1996                                 1995
                                    -----------------------------------  -----------------------------------
                                                       Range of                             Range of
                                       Option           Option              Option           Option
                                       Shares           Prices              Shares           Prices
                                    ------------------------------------------------------------------------
Outstanding at January 1, 1996         325,456       $4.63 to $6.95         326,534       $4.63 to $6.95
Granted                                582,836    $10.375 to $10.6875             -             -
Exercised                              (12,953)          4.63                  (539)          4.63
Expired or cancelled                    (1,000)         10.50                  (539)          4.63
                                    ------------------------------------------------------------------------
Outstanding at December 31, 1996
   (all exercisable)                   894,339     $4.63 to $10.6875        325,456       $4.63 to $6.95
                                    ========================================================================

Exercisable to:
   2004                                312,503      $4.63 to $6.95          325,456      $4.63 to $6.95
   2006                                581,836    $10.375 to $10.6875
                                    ------------------------------------------------------------------------
                                       894,339     $4.63 to $10.6875        325,456      $4.63 to $6.95
                                    ========================================================================
Available for future grant at
   December 3l                         162,471                               96,633
                                    ========================================================================

16. Condensed Financial Statements of First Defiance Financial Corp.
    (Parent Only)

First Defiance Financial Corp. was organized in June 1995 and began operations on September 29, 1995. The Company's balance sheet as of December 31, 1996 and 1995 and related statements of income and cash flows for the year ended December 31, 1996 and from inception to December 31, 1995 are as follows:

                                                                             December 31,
Balance Sheet                                                         1996                  1995
                                                              --------------------------------------------
Assets
Cash and cash equivalents                                        $       344,476     $         221,328
Investment securities available-for-sale                               6,927,616            25,500,000
Investment in First Federal Savings and Loan                          74,558,462           102,549,568
Subordinated debt receivable from First Federal Savings and
   Loan                                                               30,000,000                     -
Loan receivable from First Federal Employee Stock Ownership
   Plan                                                                5,438,254             5,897,208
Other assets                                                              36,442               141,054
                                                              --------------------------------------------
Total assets                                                        $117,305,250          $134,309,158
                                                              ============================================

Liabilities and Stockholders' Equity
Accrued liabilities                                              $       740,588       $       802,669
Stockholders' equity                                                 116,564,662           133,506,489
                                                              --------------------------------------------
Total liabilities and stockholders' equity                          $117,305,250          $134,309,158
                                                              ============================================
                                                                   Year ended
                                                                  December 31,        September 29, 1995
                                                                      1996           to December 31, 1995
                                                              --------------------------------------------
Statement of Income
Interest income                                                   $      955,190      $         96,675
Interest on loan to ESOP                                                 499,044               131,654
Gain on sale of investments                                               25,527                     -
Noninterest expense                                                     (582,384)              (72,814)
                                                              --------------------------------------------
Income before income taxes and equity in
   earnings of subsidiary                                                897,377               155,515
Income tax expense                                                       363,000                20,000
                                                              --------------------------------------------
Income before equity in earnings of subsidiary                           534,377               135,515
Equity in earnings of First Federal Savings and
   Loan                                                                3,616,665             1,732,273
                                                              ============================================
Net income                                                        $    4,151,042        $    1,867,788
                                                              ============================================

16. Condensed Financial Statements of First Defiance Financial Corp. (Parent Only) (continued)


                                                                   Year ended
                                                                  December 31,        September 29, 1995
                                                                      1996           to December 31, 1995
                                                              --------------------------------------------
Statement of Cash Flows
Operating activities
Net income                                                        $    4,151,042        $    1,867,788
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Gain on sale of securities                                          (25,527)                    -
     Deferred federal income taxes (credit)                              (37,000)                    -
     Equity in earnings of First Federal Savings and Loan
                                                                      (3,616,665)           (1,732,273)
     Dividends received from subsidiary                               30,000,000            25,560,806
     Change in other assets and liabilities                               74,028               (59,315)
                                                              --------------------------------------------
Net cash provided by operating activities                             30,545,878            25,637,006

Investing activities
Loan to subsidiary                                                   (30,000,000)                    -
Proceeds from sale of available-for-sale securities                   27,247,132                     -
Investment in subsidiary                                                       -           (57,103,142)
Loan to ESOP                                                                   -            (5,981,530)
Principal payments received on ESOP loan                                 458,954                84,322
Purchase of available-for-sale securities                             (8,602,422)          (25,500,000)
                                                              --------------------------------------------
Net cash used in investing activities                                (10,896,336)          (88,500,350)

Financing activities
Proceeds from sale of common stock                                             -            63,084,672
Stock options exercised                                                   59,972                     -
Purchase of common stock for treasury                                (16,815,187)                    -
Cash dividends paid                                                   (2,771,179)                    -
                                                              --------------------------------------------
Net cash (used in) provided by financing activities                  (19,526,394)           63,084,672
                                                              --------------------------------------------

Net increase in cash and cash equivalents                                123,148               221,328
Cash equivalents at beginning of year                                    221,328                     -
                                                              --------------------------------------------
Cash equivalents at end of year                                  $       344,476       $       221,328
                                                              ============================================

Noncash financing activities--cash dividends
   declared but not paid                                         $       757,675       $       720,928
                                                              ============================================

17. Fair Value Statement of Consolidated Financial Condition

The following is a comparative condensed consolidated statement of financial condition based on carrying and estimated fair values of financial instruments as of December 31, 1996 and 1995 (dollars in thousands). In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of First Defiance Financial Corp.

                                            December 31, 1996                     December 31, 1995
                                    -----------------------------------  ------------------------------------
                                        Carrying         Estimated           Carrying          Estimated
                                         Value          Fair Values            Value          Fair Values
                                    -------------------------------------------------------------------------
Assets
Cash and cash equivalents               $    4,752       $    4,752          $    8,685        $    8,685
Investment securities                      103,344          103,732             119,113           119,733
Loans, net                                 415,925          417,977             385,203           380,760
                                    -------------------------------------------------------------------------
                                           524,021         $526,461             513,001          $509,178
                                                     ==================                    ==================
Other assets                                19,390                               12,549
                                    =================                    ==================
Total assets                              $543,411                             $525,550
                                    =================                    ==================

Liabilities and stockholders'
equity
Deposits                                  $382,525         $383,273            $381,779          $382,808
Advances from Federal Home Loan
   Bank                                     40,821           41,000               6,842             6,661
                                    -------------------------------------------------------------------------
                                           423,346         $424,273             388,621          $389,469
                                                     ==================                    ==================
Other liabilities                            3,500                                3,423
                                    -----------------                    ------------------
                                           426,846                              392,044
Stockholders' equity                       116,565                              133,506
                                    -----------------                    ------------------
Total liabilities and
   stockholders' equity                   $543,411                             $525,550
                                    =================                    ==================

18. Quarterly Consolidated Results of Operations (Unaudited)

The following is a summary of the quarterly consolidated results of operations for 1996 and 1995 (amounts in thousands, except per share data):

                                                           1996 Three months ended
                                        March 31          June 30        September 30      December 31
                                    ----------------------------------------------------------------------
Interest income                          $10,237          $10,254           $10,263          $10,503
Interest expense                           4,895            4,778             4,782            5,004
                                    ----------------------------------------------------------------------
Net interest income                        5,342            5,476             5,481            5,499

Provision for loan losses                    163              181               264              412
                                    ----------------------------------------------------------------------
Net interest income after
   provision for loan losses               5,179            5,295             5,217            5,087

Gain on sale of securities                     -                -                 -               26
Non-interest income                          308              284               366              343
Non-interest expenses                      3,201            3,113             5,963            3,680
                                    ----------------------------------------------------------------------
Income (loss) before income taxes
                                           2,286            2,466              (380)           1,776

Income taxes (credit)                        751              791              (145)             600
                                    ----------------------------------------------------------------------
Net income (loss)                       $  1,535         $  1,675          $   (235)        $  1,176
                                    ======================================================================
Earnings (loss) per share               $   0.15         $   0.16          $  (0.02)        $   0.12
                                    ======================================================================
Average shares outstanding                10,506           10,257             9,830            9,382
                                    ======================================================================

18. Quarterly Consolidated Results of Operations (Unaudited) (continued)

                                                           1995 Three months ended
                                        March 31          June 30        September 30      December 31
                                    ----------------------------------------------------------------------
Interest income                         $  9,143         $  9,376          $  9,740          $10,306
Interest expense                           4,701            5,054             5,406            5,128
                                    ----------------------------------------------------------------------
Net interest income                        4,442            4,322             4,334            5,178

Provision for loan losses (credit)
                                              80              107               246              (59)
                                    ----------------------------------------------------------------------
Net interest income after
   provision for loan losses               4,362            4,215             4,088            5,237

Loss on sale of securities                    75                -                 -                -
Non-interest income                          229              234               263              384
Non-interest expenses                      2,580            2,590             2,618            2,772
                                    ----------------------------------------------------------------------
Income before income taxes                 1,936            1,859             1,733            2,849

Income taxes                                 660              630               585              981
                                    ----------------------------------------------------------------------
Net income                              $  1,276         $  1,229          $  1,148         $  1,868
                                    ======================================================================
Earnings per share                      $    .12         $    .12          $    .11         $    .18
                                    ======================================================================
Average shares outstanding                10,324           10,385            10,447           10,480
                                    ======================================================================