Form 10-K, Exhibit 13
period 1997-12-31
FIRST DEFIANCE FINANCIAL CORP
filed 1998-03-30
CIK 946647

Exhibit 13

                          Annual Report to Shareholders
                  and Notice of Annual Meeting of Shareholders
                               and Proxy Statement

                            A Foundation for Growth
                               1997 Annual Report
                         First Defiance Financial Corp.

















Table of Contents


Financial Highlights.......................1
Letter from the President................2-4
   Financial Highlights....................2
   Foundation for Growth...................3
   Where do we go from here?...............4
Locations..................................5
Selected Consolidated
Financial Information....................6-7
Management's Discussion and
Analysis of Financial Condition
and Results of Operations...............8-13





Report of Independent Auditors............14
Audited Consolidated
Financial Statements...................15-36
   Consolidated Statements
   of Financial Condition.................15
   Consolidated Statements
   of Income..............................16
   Consolidated Statements of
   Changes in Stockholder's Equity........17
   Consolidated Statements
   of Cash Flows.......................18-19
   Notes to Consolidated
   Financial Statements................20-36
Stock Information.........................36

Executive Officers
(pictured from left to right)
                             Patricia A. Cooper    [GRAPHIC-PHOTO OF EXECUTIVE
                          Senior Vice President             OFFICERS LISTED]
                               William J. Small
                      Senior Vice President and
      President, First Federal Savings and Loan
                             Don C. Van Brackel
Chairman, President and Chief Executive Officer
                                   John C. Wahl
                         Senior Vice President,
Chief Financial Officer and Corporate Treasurer
                               John W. Boesling
  Senior Vice President and Corporate Secretary
                            Jeffrey D. Vereecke
                          Senior Vice President

First Defiance Financial Corp.
Financial Highlights
Years ended December 31
($ in thousands, except per share data)          1997              1996             1995
-------------------------------------------------------------------------------------------
At Period End:
   Assets                                      $579,698          $543,411         $525,550
   Loans, net                                   441,911           415,925          385,203
   Deposits                                     395,322           382,525          381,779
   Stockholders' equity                         106,885           116,565          133,506

   Book value per share                          12.53             12.31            12.16
   Stockholders' equity to total assets          18.44%            21.45%           25.40%

Average Balances:
   Assets                                      $560,709          $528,863         $489,628
   Loans                                        428,550           399,949          367,773
   Deposits                                     382,574           381,444          376,864
   Stockholders' equity                         115,231           127,280           89,873

Summary of Operating Results:
   Net interest income                          $22,471           $21,798          $18,276
   Provision for loan losses                      1,613             1,020             374
   Non-interest income                            1,627             1,327            1,035
   Non-interest expense*                         14,093            13,497           10,560
   Net income*                                    5,407             5,775            5,521

   Basic earnings per share*                      0.65              0.60             0.54
   Diluted earnings per share*                    0.62              0.59             0.53

   Return on average equity*                      4.69%             4.54%            6.14%
   Return on average assets*                      0.96%             1.09%            1.13%

* 1996 operating results exclude the effect of a one-time $2.461 million charge to recapitalize the Savings Association Insurance Fund Net of tax the charge was $1.624 million, or $.17 per share (both basic and diluted). Net income for 1996 including the charge was $4.151 million, basic and diluted EPS were $.43 and $.42, respectively, return on average equity was 3.26% and return on average assets was .78%.

[GRAPHIC-PICUTRE OF COLUMNS]

Dear Shareholder:

      Much was accomplished at First Defiance Financial Corp. during 1997:



We achieved our highest level of earnings per share since becoming a public company in 1993.

We completed major renovations at our four main office facilities.

We enhanced our distribution channel
by opening a new branch facility in Paulding, Ohio in September and followed that with the opening of a branch in Hicksville, Ohio in early 1998.

We upgraded our computer systems to improve our efficiency and customer service efforts.

We made some key additions to our
management team to allow us to more effectively implement our strategic plan.

We grew our commercial and consumer loan portfolios substantially without adversely affecting asset quality.


From an earnings per share standpoint, 1997 was a record year. Our basic earnings per share for 1997 was $.65 per share, an increase from the 1996 level of $.60 per share, after adding back the one-time SAIF charge. The increase in earnings per share was achieved despite a decrease in net income in 1997 compared to 1996 (after adding back the SAIF assessment) because of a 1.2 million reduction in the average shares outstanding. The reduction in outstanding shares is the result of five successful stock repurchase programs completed between May 1996 and November 1997. We have recently completed our sixth stock repurchase during the first quarter of 1998.

Our net income for 1997 was $5.4 million, compared to $5.8 million in 1996 (after adding back the SAIF assessment). Net interest income for the year increased by over $600,000, but our provision for loan losses increased by essentially the same amount. Our non-interest income increased by $300,000 but our non-interest expense increased by $600,000, primarily to pay for improvements to our facilities and computer systems as well as personnel costs of new branches and central operations additions.

In highlighting these accomplishments, I need to stress that we are in no way satisfied with our financial performance in 1997. For the year ended December 31, 1997, our return on average equity was 4.69%, compared to 4.54% in 1996 when you exclude the effect of the SAIF assessment. Return on average assets was .96% for 1997 compared to 1.09% in 1996. We realize that it is management's job to improve shareholder value and that shareholder value is best improved by higher levels of profitability and return on equity.

[GRAPHIC-COLUMNS DEPICTING EARNING PER SHARE]


However, in order to achieve our long-range strategic goals, certain improvements needed to be made to our infrastructure. Those changes included improvements to our physical plants, upgrades to our computer systems, expansion of our product offerings and distribution channels, and upgrading the capability of our central office staff to support growth. Many of these very positive changes had a negative impact on earnings in 1997.

A Foundation for Growth


We believe the improvements we made to our facilities and to our systems during 1997 will allow us to better compete in the rapidly consolidating financial services industry. The renovations of our offices in Defiance, Napoleon, Bryan and Wauseon actually began in late 1995 and were completed during the first quarter of 1997. These facilities were originally designed for traditional savings and loan associations. We had space for loan officers who processed only mortgage loans and for tellers who opened only passbook savings accounts and certificates of deposits. Over the years, space became a premium as we added many services, including a variety of non-mortgage loan products, as well as individual retirement accounts and checking accounts. Our renovated facilities allow us to serve our customers in a setting that strengthens quality customer service.




                                    [GRAPHIC-PHOTO OF BANK CUSTOMERS AT COUNTER]


As outdated as our offices were, on a relative basis, our data processing platform was even more outdated. We spent considerable time and money during 1997 upgrading our PC networks, our communications links, our reporting systems, and our tellering platform. These efforts should allow for both more efficient processing of transactions, and for the production of better management reports. We are continuing to improve our systems and in the spring of 1998 we will implement check imaging for our 12,000 checking accounts. We also are working closely with our third party data processors to assure that all systems are Year 2000 compliant.

We understand that to achieve our strategic growth initiatives, we will need to grow both by increasing our market share in those areas we now serve and by expanding into new areas. We are very excited about the prospects in the two new markets we have recently entered with de novo branches, Paulding and Hicksville, Ohio. Both of these communities are adjacent to markets we already serve but provide us with an opportunity to cost effectively expand our customer base to the south and to the west. The Paulding office opened in September and has significantly exceeded our expectations for both deposit and loan growth through its first three months of operations. The Hicksville office opened on February 6, 1998 and has experienced a brisk traffic flow during its short life thus far. In both of these locations, we hired managers and staff who are from those communities and who have been able to make a maximum impact in a short period of time.


[GRAPHIC-PHOTO OF BANK CUSTOMER AND SERVICE PERSON]
3

Also in 1997 we increased our support staff in our central operations departments. We hired a full-time marketing manager and restructured our loan departments to support growth in commercial and consumer lending. While these efforts cost us earnings in 1997, we are confident they will pay off in the future.

                                                                 [GRAPHIC-PHOTO]

Where do we
   go from here?
                                    While  we are  proud  of our  heritage  as a
                                  savings and loan, in reality, our operations do not resemble those of a traditional thrift institution.
I believe that during 1998, we'll continue to shed our thrift identity and implement the initiatives that will make us a more competitive provider of a wide array of financial services.

From a strategic standpoint, we need growth, especially in the commercial and consumer lending areas. And, we have all the products in place to compete in those areas - our suite of commercial business products is as good as any in the market. In the consumer arena, we have been very successful in making car loans through a network of auto dealers in northwest Ohio. We hope to expand to other areas of consumer credit in 1998. Finally, we will continue to be a dominant mortgage lender in the markets we serve, not only with our traditional first mortgage products, but with some very successful home equity loan programs as well.


[GRAPHIC-PHOTO]


We also will continue to focus our attention on sound capital management. If it remains prudent, and if our regulators allow, we will continue to repurchase our own stock. We also will continue to actively pursue opportunities to better leverage our balance sheet.

We believe we have put the foundation for growth in place to successfully meet the challenges in 1998 and beyond.

I would like to thank our employees for their hard work and dedication to First Defiance, our thousands of customers for their continued loyalty, and you our shareholders for your patience and your continued interest in First Defiance Financial Corp.

Yours truly,




/S/Don C. Van Brackel
---------------------
Don C. Van Brackel
Chairman, President and CEO

Office Locations
--------------------------------------------------------------------------------
First Defiance Financial
Corp. Headquarters
601 Clinton St.
Defiance, OH  43512
www.fdef.com
419-782-5015












[GRAPHIC-MAPS OF OHIO SHOWING LOCATIONS]


Bryan Downtown
204 East High Street
Bryan, Ohio  43506
419-636-3118

Bryan East
926 East High Street
Bryan, Ohio  43506
419-636-5653

Defiance Downtown
601 Clinton Street
Defiance, OH  43512
419-782-5015

Defiance North
825 North Clinton Street
Defiance, OH  43512
419-782-6626

Defiance Super K-Mart
190 Stadium Drive
Defiance, OH  43512
419-782-5252

Hicksville
201 East High Street
Hicksville, OH  43526
419-542-5626

Montpelier
1050 East Main Street
Montpelier, OH  43543
419-485-5591

Napoleon Downtown
625 Scott Street
Napoleon, OH  43545
419-592-3060

Napoleon Woodlawn
1333 Woodlawn Avenue
Napoleon, OH  43545
419-599-2727

Paulding
905 North Williams Street
Paulding, OH  45879
419-399-9748

Wauseon
211 South Fulton Street
Wauseon, OH  43567
419-335-7911

www.first-fed.com

First Defiance Financial Corp. and Subsidiary
Selected Consolidated Financial Information
($ in thousands, except per share data)
                                                              1997         1996         1995          1994         1993
---------------------------------------------------------------------------------------------------------------------------
Selected Consolidated Financial Condition Data:                                    At December 31
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                $579,698     $543,411     $525,550     $471,461      $467,400
Loans receivable held-to-maturity                            441,824      415,366      381,444      354,937       333,664
Loans receivable held-for-sale                                    88          559        3,759            -             -
Allowance for loan losses                                      2,686        2,217        1,817        1,733         1,662
Non-performing assets                                          1,906        2,239          945          865         1,015
Securities available-for-sale                                 82,436       77,407       93,041       65,604        77,069
Securities held-to-maturity                                   20,953       25,937       26,073       30,632        39,351
Deposits                                                     395,322      382,525      381,779      375,690       376,281
FHLB advances                                                 71,665       40,821        6,842       23,741        21,509
Stockholders' equity                                         106,885      116,565      133,506       68,396        65,681
---------------------------------------------------------------------------------------------------------------------------
Selected Consolidated Operating Results:                                       Years ended December 31
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                      $ 43,858     $  41,257    $  38,565     $ 35,260     $ 36,461
Total interest expense                                        21,387       19,459       20,289       16,928       18,413
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                           22,471       21,798       18,276       18,332       18,048
Provision for loan losses                                      1,613        1,020          374          465          975
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses           20,858      20,778        17,902       17,867       17,073
Non-interest income                                            1,627        1,327        1,035        1,001        1,043
Non-interest expense 1                                        14,093       15,957       10,560        9,930        8,631
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     8,392        6,148        8,377        8,938        9,485
Income taxes                                                   2,985        1,997        2,856        2,985        3,052
---------------------------------------------------------------------------------------------------------------------------
Net income 1                                               $   5,407    $   4,151    $   5,521     $  5,953     $  6,433
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per share 1,2                               $    0.65    $    0.43    $    0.54     $   0.58     $   0.31
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share 1,2                             $    0.62    $    0.43    $    0.53     $   0.58     $   0.31
---------------------------------------------------------------------------------------------------------------------------
Cash dividends declared per share 2                        $    0.33    $    0.29    $    0.28     $   0.28     $   0.13
---------------------------------------------------------------------------------------------------------------------------

[GRAPHIC-COLUMNS SHOWING NET INTEREST INCOME]
[GRAPHIC-PIE CHARTS DEPICTING ASSETS BY CATEGORIES]

                                                              1997         1996         1995          1994         1993
---------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data:
---------------------------------------------------------------------------------------------------------------------------
Performance Ratios:
   Return on average assets 1                                  0.96%        0.78%        1.13%         1.28%        1.40%
   Return on average equity 1                                  4.69%        3.26%        6.14%         8.87%       12.30%
   Interest rate spread 3                                      3.39%        3.22%        3.01%         3.50%        3.59%
   Net interest margin 3                                       4.24%        4.31%        3.87%         4.06%        4.06%
   Ratio of operating expense to average total assets 1        2.51%        3.02%        2.16%         2.13%        1.88%
   Dividend payout ratio 4                                    50.77%       67.44%       51.85%        48.28%       41.94%

Quality Ratios:
   Non-performing assets to total assets at end of period 5    0.33%        0.41%        0.24%         0.28%        0.25%
   Allowance for loan losses to non-performing assets 5      140.92%       99.02%      192.28%       200.35%      163.74%
   Provision for loan losses to total loans receivable         0.60%        0.52%        0.47%         0.48%        0.49%

Capital Ratios:
   Equity to total assets at end of period                    18.44%       21.45%       25.40%        14.51%       14.05%
   Average equity to average assets                           20.55%       24.07%       18.36%        14.40%       11.41%
   Book value per share                                     $ 12.53        $12.31       $12.16        $6.23         $5.99
   Ratio of average interest-earning assets to average
    interest-bearing liabilities                                121%         129%         120%          115%         111%

1 Non-interest expense for 1996 includes a one-time charge of $2.461 million to recapitalize the Savings Association Insurance Fund (SAIF). Without the SAIF charge, net income for 1996 would have been $5.775 million, or $.60 basic earnings share ($.59 on a diluted basis), return on average assets would have been 1.09%, return on equity would have been 4.54% and the ratio of operating expense to average total assets would have been 2.55%.

2 Per share amounts for 1993-1994 have been restated to reflect the reorganization described in Note 1 to the Consolidated Financial Statements. Earnings per share for 1993 are based on the weighted average number of shares outstanding (as adjusted) and net income from July 19, 1993, the date of the Mutual Holding Company Reorganization, through December 31, 1993. See Note 1 to the Consolidated Financial Statements. Earnings per share for 1993-1996 have been restated for FASB Statement 128 as described in Note 3 to the Consolidated Financial Statements.

3 Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

4    Dividend payout ratio was calculated using basic earnings per share.

5 Non-performing assets consist of non-accrual loans that are contractually past due 90 days or more, loans that are deemed impaired under the criteria of FASB Statement No. 114, and real estate, mobile homes and other assets acquired by foreclosure or deed-in-lieu thereof.


[GRAPHIC-COLUMNS SHOWING EQUITY TO TOTAL ASSETS]
{GRAPHIC-COLUMNS SHOWING NON-PERFORMING ASSETS TO TOTAL ASSETS]                7

Management's Discussion and Analysis


                    Management's Discussion and Analysis of
                    Financial Condition and Results of Operations

First Defiance Financial Corp. ("First Defiance" or "the Company"), through its wholly owned subsidiary First Federal Savings and Loan ("First Federal") provides financial services to communities based in the northwest corner of Ohio. First Federal operates 11 full-service branches, including branches in Paulding, Ohio and Hicksville, Ohio which opened in September, 1997 and February, 1998 respectively.

Forward Looking Statements
The statements in this Annual Report which are not historical fact are forward looking statements. Forward-looking information should not be construed as guarantees of future performance. Actual results may differ from expectations contained in such forward looking information as a result of factors including but not limited to the interest rate environment, economic policy or conditions, federal and state banking and tax regulations and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward looking information and could cause actual results to differ materially from management's expectations regarding future performance.

Financial Condition
First Defiance increased average interest earning assets by $24.6 million in 1997 from 1996. This growth was achieved through a $28.6 million, or 7.1%, increase in the average loan portfolio for the year ended December 31, 1997 compared to 1996. The growth in the loan portfolio was funded primarily through increases in Federal Home Loan Bank (FHLB) advances, whose average balance increased by $42.3 million, and through maturities of investments held in the investment securities portfolio. The average outstanding balance in the investment portfolio decreased by $4.4 million for the year ended December 31, 1997 compared to the year ended December 31, 1996. However, without the implementation of several leveraged growth strategies implemented during 1997, the average balance in the investment portfolio would have been an additional $28.9 million lower. FHLB advances were utilized to fund the leverage growth strategies and also to fund $14.5 million in purchases of treasury stock during 1997. The average balance of deposits outstanding for 1997 was $382.6 million, only a slight increase from the $381.4 million average balance outstanding for 1996.

First Defiance also had a substantial increase in its properties and equipment during 1997 as the balance in those accounts increased from $12.3 million at December 31, 1996 to $16.8 million at December 31, 1997. The increase is due to the completion of renovations to the Company's facilities in Wauseon, Napoleon, Bryan and at the headquarters in Defiance during the first half of 1997. The total cost of those renovations capitalized during 1997 was $10.6 million, including $7.6 million that was in construction in process at December 31, 1996. Premises and equipment also includes $1.2 million in construction in process at the end of 1997, of which approximately $1 million is for the permanent branch facility in Paulding, Ohio, which is scheduled to be completed in April, 1998 and the new branch in Hicksville, Ohio which opened in February, 1998. The branch renovations increased occupancy costs by approximately $366,000 in 1997 compared to 1996. It is estimated that occupancy costs will increase by approximately $450,000 in 1998.

Asset/Liability Management
First Defiance's ability to maximize net income is largely dependent upon management's ability to plan and control net interest income through management of the pricing and mix of assets and liabilities. Due to the fact that the majority of assets and liabilities of a financial institution are monetary in nature, changes in interest rates and monetary or fiscal policy affect its financial condition and have potentially the greatest impact on the net income of the Company. First Defiance does not use off balance sheet derivatives to enhance its risk management, nor does it engage in any trading activities.

First Defiance monitors interest rate risk on a monthly basis through simulation analysis which measures the impact changes in interest rates can have on net interest income. The simulation technique analyzes the effect of a presumed 100 basis point shift in interest rates (which is consistent with management's estimate of the range of potential interest rate fluctuations) and takes into account prepayment speeds on amortizing financial instruments, loan and deposit volumes and rates, nonmaturity deposit assumptions and capital requirements. The results of the simulation indicate that in an environment where interest rates rise 100 basis points over a 12 month period, using 1998 projected amounts as a base case, First Defiance's net interest income would decline by 3.0%. Were interest rates to fall by 100 basis points during that same 12 month period, the simulation indicates that net interest income would increase by 3.4% over the projected 1998 base case.

The following table shows First Defiance's cumulative gap over the next two years. The interest rate gaps reported in the table result when assets are funded with liabilities having different repricing intervals. The traditional gap approach shows the Company to be liability sensitive to rate changes at December 31, 1997. During 1997, net interest income increased by $880,000 as a result of changing interest rates. The interest rate gaps are managed and frequently change as adjustments are made to interest rate forecasts, market outlooks, and balance sheet cash flows. First Defiance's gap position at the end of any period may not be reflective of interest rate views in subsequent periods, and the Company's active management dictates that longer-term economic views are balanced against short-term interest rate changes.

Interest Rate Sensitivity Analysis

December 31,1997                                           Over             Over            Over
(Dollars in thousands)                      Less than   3 through 6       6 Months       1 through 2       Over
                                            3 Months      Months       through 1 Year       Years         2 Years         Total
--------------------------------------------------------------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------------------------------------------------------------
Loans, gross                             $   60,938    $   32,448      $   77,542      $   38,119       $ 235,463      $ 444,510
Securities                                    2,800         2,784           5,282          43,476          49,047        103,389
FHLB Stock                                                                                                  3,764          3,764
--------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets                  63,738        35,232          82,824          81,595         288,274        551,663
Other assets                                                                                               28,035         28,035
--------------------------------------------------------------------------------------------------------------------------------
Total assets                             $   63,738    $   35,232      $   82,824      $   81,595       $ 316,309      $ 579,698
--------------------------------------------------------------------------------------------------------------------------------

Liabilities
--------------------------------------------------------------------------------------------------------------------------------
Savings, NOW accounts, checking
and money market deposit accounts            70,046                                                        46,698        116,744
Certificates of deposit                      59,778        47,236          76,733          78,495          16,336        278,578
FHLB advances                                67,305           172             353             746           3,089         71,665
--------------------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities            197,129        47,408          77,086          79,241          66,123        466,987
Other liabilities                                                                                           5,826          5,826
Stockholders' equity                                                                                      106,885        106,885
--------------------------------------------------------------------------------------------------------------------------------
Total liabilites and stockholders' equity $ 197,129    $   47,408      $   77,086      $   79,241       $ 178,834      $ 579,698
--------------------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap             $(133,391)   $ (12,176)      $    5,738      $    2,354       $ 222,151      $  84,676
--------------------------------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap  $(133,391)   $(145,567)      $(139,829)      $ (137,475)      $  84,676
--------------------------------------------------------------------------------------------------------------------------------
Percentage of cumulative gap to
total rate sensitive assets                   (24.18)%      (26.39)%        (25.35)%        (24.92)%         15.35%
--------------------------------------------------------------------------------------------------------------------------------

In addition to the simulation analysis and the interest rate gap table, First Defiance also utilizes the "market value of portfolio equity" ("NPV") methodology adopted by the OTS. Under the NPV methodology, interest rate risk exposure ("IRR") is assessed by reviewing the estimated changes in First Federal's Net Interest Income ("NII") and NPV which would hypothetically occur if interest rates simultaneously rise or fall along the yield curve. Projected values of NII and NPV at both higher and lower regulatory defined rate scenarios are compared to base case values (no change in rates) to determine the sensitivity to changing interest rates. For 1997, the results of such projections were within limits set by the Company's board of directors.

First Defiance's lending strategy is designed to increase the rate sensitivity of its loan portfolio. The focus of growth in First Defiance's loan portfolio is in the consumer and commercial areas, which by their nature have less exposure to interest rate fluctuations. The balances of First Defiance's auto loans increased from $62.1 million at December 31, 1996 to $69.1 million at December 31, 1997 and commercial loans increased from $26.7 million to $30.0 million during that same time period. First Defiance also has increased the outstanding balance on its home equity lines of credit, which are granted at up to 100% of collateral value at competitive rates. The total outstanding home equity loans at December 31, 1997 were $16.9 million compared to $13.6 million at December 31, 1996.

First Defiance originates a substantial amount of fixed and adjustable rate mortgage loans. Loans originated with a maturity of 20 years or more are generally sold in the secondary market while loans originated with a maturity less than 20 years are generally retained in the portfolio. A total of $8.2 million in loans were sold during 1997 and at December 31, 1997, First Defiance serviced a total of $17.8 million in loans for others, compared to $11.3 million at December 31, 1996.

Management utilizes the investment portfolio to help enhance overall net interest margin and to maintain liquidity. At December 31, 1997, First Defiance's available for sale investment portfolio was comprised of U.S. Treasury and Agency securities ($58.9 million fair value), corporate bonds ($10.1 million fair value), mutual funds which invest primarily in adjustable rate mortgage backed securities ($8.8 million fair value), REMICs and CMOs ($4.1 million fair value) and municipal obligations ($550,000 fair value). The Company also has certain securities, primarily mortgage-backed securities and municipal obligations, which havebeen classified as held-to-maturity. The total carrying amount of those securities is $21.0 million at December 31, 1997.

First Defiance's sources of funding include deposits received through its branch network, loan repayments, investment security maturities and repayments, national/brokered certificates of deposit obtained through brokers or directly from other institutions, and advances from the FHLB. Deposits are priced according to management's asset/liability objectives, alternate funding sources and competition. Based on an assessment of the current interest rate environment, management has focused its efforts on competitively pricing primarily shorter-term deposits. As a result, 67.5% of First Defiance's $278.6 million in certificates of deposit at December 31, 1997 will mature during 1998. The asset/liability committee regularly assesses which source of funding is the most appropriate given pending needs.

During 1997, First Defiance expanded both the uses of national/brokered certificates of deposit and FHLB advances. The Company had no national or brokered certificates of deposit at December 31, 1996 and had a total of $7.1 million at December 31, 1997. The company issues brokered or national certificates if the rates are appropriate in relation to other sources of funding. FHLB advances increased to $71.7 million at December 31, 1997 from $40.8 million at December 31, 1996. In addition to being a source of funding for the lending operations of First Defiance, FHLB advances are used specifically for leveraged growth strategies and to fund the repurchase of shares of Company stock as part of First Defiance's capital management.

Concentration of Credit Risk
Financial institutions such as First Defiance generate income primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that losses may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility of loss is known as credit risk.

Credit risk is increased by lending or investing in activities that concentrate a financial institution's assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include geographic concentrations, loans or investments of a single type, loans or investments in a single industry, multiple loans made to a single borrower, and loans of inappropriate size relative to the total capitalization of the institution. Management believes adherence to its loan and investment policies allows it to control its credit risk at acceptable levels.

Liquidity and Capital Resources
First Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Treasury, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. First Federal's liquidity substantially exceeded applicable requirements throughout 1997 and at December 31, 1997.

Cash was generated by First Defiance's operating activities during the years ended December 31, 1997, 1996 and 1995, primarily as a result of net income. The adjustments to reconcile net income to cash provided by operations during the periods presented consisted primarily of proceeds from the sale of loans (less the origination of loans held for sale), the provision for loan losses, depreciation and amortization expense, ESOP expense related to the release of ESOP shares in accordance with AICPA SOP 93-6 and increases and decreases in other assets and liabilities. The primary investing activity of First Defiance is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from payments on existing loans and proceeds from maturities of securities and, in 1995, from proceeds from a public stock offering. For additional information about cash flows from First Defiance's operating, investing and financing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

At December 31, 1997, First Defiance had an aggregate of $37.2 million in unfunded commitments to originate loans (including unused portions of lines of credit and letters of credit) and no commitments to purchase securities. At the same date, the total amount of certificates of deposit that are scheduled to mature by December 31, 1998 was $188.2 million. First Defiance believes that it has adequate resources to fund commitments as they arise and that it can adjust the rate on savings certificates to retain deposits in changing interest rate environments. If First Defiance requires funds beyond its internal funding capabilities, national/brokered certificates of deposit and advances from FHLB are available.

Stockholders' equity decreased by $9.7 million, or 8.3%, at December 31, 1997 compared to December 31, 1996 due to the repurchase of 966,519 shares of First Defiance stock (10.2% of shares outstanding at the beginning of the year). Those shares were repurchased for an average cost of $15.05 per share and as a result, stockholders' equity was reduced by $14.5 million. First Defiance made similar purchases of 1,518,688 shares of common stock during 1996.

The equity reduction caused by the repurchase of First Defiance shares was offset to a lesser degree by earnings retention, the vesting or issuance of shares under the Company's Management Recognition ("MRP") and Employee Stock Ownership ("ESOP") plans, unrealized securities gains, and the issuance of stock under stock option programs. Net income for 1997 was $5.4 million, of which $2.8 million was returned to shareholders in the form of declared dividends (51.7% of net income, $.33 per share). The vesting of MRP shares and release of ESOP shares increased equity by $898,000 and $847,000 respectively. Unrealized gains on available for sale securities, net of tax, increased equity by $347,000.
Stock option exercises increased equity by approximately $161,000. The book value of First Defiance's common stock increased to $12.53 at December 31, 1997 from $12.31 at December 31, 1996.

First Federal is subject to the various capital requirements of the Office of Thrift Supervision. At December 31, 1997, First Federal's capital ratios well exceeded the minimum regulatory requirements. For additional information about First Federal's capital requirements, see Note 13 to the Consolidated Financial Statements.

Results of Operations
General - First Defiance reported net income of $5.4 million for the year ended December 31, 1997 compared to $4.2 million and $5.5 million respectively for the years ended December 31, 1996 and December 31, 1995 respectively. The 1996 net income was adversely impacted by a one-time assessment of $2.5 million to recapitalize the Savings Association Insurance Fund ("SAIF"). The after-tax impact of the SAIF charge was a reduction in net income in 1996 by $1.6 million. Without the SAIF charge, First Defiance's net income for 1996 would have been $5.8 million. On a diluted per share basis, First Defiance's net income was $.62, $.42 and $.53 respectively for the years ended December 31, 1997, 1996 and 1995 ($.59 for 1996 after adding back the SAIF assessment). Earnings per share increased in 1997 despite the reduction in net income because of a 1.1 million reduction in the number of average shares outstanding. The reduction in average shares outstanding is the result of the repurchase of almost 2.5 million shares in six separate stock buy-backs conducted between May, 1996 and December, 1997.

Net interest income after the provision for loan losses was $20.9 million for the year ended December 31, 1997, compared to $20.8 million and $17.9 million for the years ended December 31, 1996 and 1995 respectively. Net interest margin was 4.24%, 4.31% and 3.87% for the years ending December 31, 1997, 1996 and 1995 respectively. The yield on interest earning assets was 8.24% for 1997, a slight increase from 8.12% for the year ended December 31, 1996 and 8.13% for 1995. The Company's cost of funds for the year ended December 31, 1997 was 4.85% compared to 4.90% for the year ended December 31, 1996 and 5.12% for the year ended December 31, 1995. As a result, the interest rate spread increased to 3.39% for the year ended December 31, 1997 compared to 3.22% for 1996 and 3.01% for 1995.

Non-interest income for the year ended December 31, 1997 was $1.6 million, a 22.6% increase from the $1.3 million level for the year ended December 31, 1996. The 1996 amount was a 28.2% increase from the 1995 level of $1.0 million. Non-interest expense for the year ended December 31, 1997 was $14.1 million compared to $16.0 million for the year ended December 31, 1996. However, the 1996 amount includes the $2.5 million SAIF assessment. Without the SAIF assessment, non-interest expense for 1996 would have been $13.5 million. Non-interest expense for the year ended December 31, 1995 was $10.6 million.

Net Interest Income - First Defiance's net interest income is determined by its interest rate spread (i.e., the difference between the yields on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Total interest income increased by $2.6 million, or 6.3%, from $41.3 million for the year ended December 31, 1996 to $43.9 million for the year ended December 31, 1997. The increase was due to a $28.6 million increase in the average balance of loans outstanding for 1997 when compared to 1996. The yield on those loans increased slightly, to 8.70% in 1997 from 8.66% in 1996. The 1996 interest income was an increase of $2.7 million, or 7.0%, from 1995. Total interest income for the year ended December 31, 1995 was $38.6 million. That increase was due to a $32.2 million increase in the average balance of loans outstanding in 1996 compared to 1995. The yield on loans for 1995 was 8.70%. Earnings from the investment portfolio have been constant at $6.6 million for each of the years ending
December 31, 1997, 1996 and 1995. For 1997, the yield on the investment portfolio increased approximately 20 basis points, to 6.35% from 6.15% for 1996 and 6.18% for 1995. However, the average balance of the portfolio declined to $103.3 million for the year ended December 31, 1997 from $107.7 million for 1996 and $106.1 million for 1995.

Interest expense in 1997 increased to $21.4 million from $19.5 million for the year ended December 31, 1996. The increase was due to an increase in interest expense on FHLB advances, which was $3.4 million for the year ended December 31, 1997 compared to $880,000 for the same period in 1996. This increase was due to a significant increase in the average balance of FHLB advances outstanding during the year ended December 31, 1997 compared to 1996. Average FHLB advances during 1997 were $58.1 million, compared to $15.9 million in 1996. The average cost of those advances also increased to 5.84% for the year ended December 31, 1997 compared to 5.56% for the year ended December 31, 1996. The cost of deposit liabilities actually decreased to $18.0 million for the year ended December 31, 1997 compared to $18.6 million for the same period in 1996. The decline in deposit cost was due to a 17 basis point decrease in the average cost of those funds as the average balance of deposits outstanding was essentially flat when comparing 1997 to 1996. Interest expense for the year ended December 31, 1996 compared to the year ended December 31, 1995 declined by $830,000. The decrease was due primarily to a decline in the average outstanding balance of FHLB advances, which were $19.0 million for 1995, as well a 13 basis point decline in the average rate paid on deposits in 1996 compared to 1995. Also, interest expense in 1995 included an interest penalty of approximately $125,000 incurred to pay off a high rate fixed-rate advance in December 1995.

As a result of the foregoing, First Defiance's net interest income was $22.5 million for the year ended December 31, 1997 compared to $21.8 million for the year ended December 31, 1996 and $18.3 million for the year ended December 31, 1995.

Provision for Loan Losses - First Defiance's provision for loan losses was $1.6 million for the year ended December 31, 1997 compared to $1.0 million and $374,000 for 1996 and 1995, respectively. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level that is deemed appropriate by management. Factors considered by management include historical experience, the volume and type of lending conducted by First Defiance, industry standards, the amount of non-performing assets, including loans which meet the "FASB" Statement No. 114's definition of impaired, general economic conditions, particularly as they relate to First Defiance's market area, and other factors related to the collectability of First Defiance's loan portfolio.

The increase in the provision for loan losses, both from 1995 to 1996 and from 1996 to 1997, can be attributed to the overall growth of the loan portfolio and the continued emphasis on higher-yielding consumer and commercial lending, which have inherently greater credit risk than mortgage lending. Also, the level of charge-offs has increased substantially, especially during 1997. Total charge-offs, net of recoveries were $1.1 million for the year ending December 31, 1997 compared to $620,000 in 1996 and $293,000 in 1995.

At December 31, 1997, non-performing assets, which include loans 90 days past due and repossessed assets, were $1.9 million. That amount includes one loan ($537,000) considered impaired as defined by FASB Statement No. 114. The total allowance for loan losses at December 31, 1997 was $2.7 million. At December 31, 1996, $1.6 million in loans were considered impaired and other non-performing assets totaled an additional $678,000. The loan loss reserve at December 31, 1996 was $2.2 million.

Non-interest Income - First Defiance's non-interest income was $1.6 million for the year ended December 31, 1997, compared to $1.3 million for 1996 and $1.0 million for 1995. Service fees and other charges increased by $211,000 or 25.6% in 1997 compared to 1996. NSF income, late fees on loans, income from the sale of credit life insurance products and ATM surcharge fees all contributed to those increases. The Company had similar increases from 1995 to 1996, when service fee income increased by $153,000 primarily due to increases in NSF charges.

Non-interest income also includes gains on sales of mortgage loans and service fees related to the servicing of those loans. For 1997, those amounts totaled $183,000 compared to $221,000 for 1996 and $2,000 for 1995. First Defiance did not become a Freddie Mac seller/servicer until December 1995. Non-interest income also includes $103,000 of gains from the disposal of available-for-sale securities for 1997 compared to $26,000 of similar gains in 1996 and $75,000 in losses in 1995. Also, non-interest income for 1995 included a gain on disposal of investment properties of $110,000.

Non-interest Expense - Total non-interest expense for 1997 was $14.1 million compared to $16.0 million for the year ended December 31, 1996 ($13.5 million excluding the SAIF assessment) and $10.6 million for the year ended December 31, 1995. The increase from 1996 to 1997 was due primarily to a $1.0 million increase in compensation and benefits expense and a $596,000 increase in occupancy costs. Compensation expense increased by $288,000 because of an increase in the value of shares released by the Company's ESOP plan for allocation to participants. Compensation costs also increased by approximately $518,000 due to increased compensation costs related to increases in staffing, both at the Company headquarters and at the branches. During 1997, First Defiance hired a full-time marketing director and realigned duties in the lending area in order to improve customer service. Also, staffing for the Paulding branch, which opened in September 1997 was hired beginning in June 1997 in order to prepare for the opening of that facility and the staffing for the Hicksville Branch, which opened in February 1998 was hired and trained beginning in October 1997. Total full-time equivalent employees at December 31, 1997 was 155 compared to 138 at December 31, 1996.

Occupancy costs increased in 1997 compared to 1996 because of the completion of major renovations at the Defiance headquarters and at large branches in Bryan, Napoleon and Wauseon. The total increase in depreciation expense as a result of those renovations was $366,000. Also, in addition to the building renovations, First Defiance made substantial improvements to its computer hardware, network equipment and communications links during 1997. The total of those technology expenditures was $699,000 and the increased depreciation expense resulting from those improvements was $95,000.

The increases in compensation and occupancy costs in 1997 were offset by substantial decreases in SAIF deposit insurance premiums and Ohio franchise taxes. SAIF premiums, excluding the special 1996 SAIF assessment, decreased to $194,000 for 1997 compared to $872,000 in 1996. The decrease in premiums resulted from the reduction in the annual assessment from approximately 23 basis points per $100 of insured deposits to 6.4 basis points per $100 of insured deposits. Ohio franchise tax for 1997 was $1.1 million compared to $1.7 million for the year ended December 31, 1996. The reduction in state franchise taxes were the result of a tax planning strategy which decreased franchise taxes for both First Federal and the holding company but increased Ohio income taxes at the holding company level.

The increase in non-interest expense from 1995 to 1996 was primarily due to a $1.6 million increase in compensation and benefits, a $695,000 increase in Ohio franchise taxes, a $123,000 increase in data processing costs, and a $462,000 increase in non-interest expense - other. The increase in compensation costs was due to an increase in salaries and wages of $665,000, a 21% increase from 1995. This increase was due to the expansion of staffing, both at headquarters and in the branches, inflationary wage increases and merit increases. Compensation costs also increased by $577,000 in 1996 over 1995 due to the amortization of the additional shares acquired by the Management Recognition Plan in 1996 and by $161,000 due to increases in ESOP expense because of increases in the price of First Defiance's common stock. Also, expense for the pension plan increased by $126,000 from 1995 to 1996. Ohio franchise taxes are calculated based on beginning of year equity and increased in 1996 because of the proceeds from the September 1995 stock offering. Data processing costs increased due to the upgrade of systems and the addition of several new applications in 1996. Non-interest expense - other increased in 1996 over 1995 because of an increase in charitable contributions and the outsourcing of appraisal fees. The increase in appraisal fees in 1996 was offset by an increase in fees charged to loan customers.

Income Taxes - Income tax amounted to $3.0 million in 1997 compared to $2.0 million in 1996 and $2.9 million in 1995. The effective tax rates for the three years were 35.6%, 32.5% and 34.1% respectively. The increase in the tax rate for 1997 compared to the other years is due primarily to the inclusion in 1997 of a provision for Ohio income taxes, which are assessed at the holding company level and were not material in 1996. See Note 14 to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices
The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the consumer price index.

Technology Risk
In order to limit its technology risk, First Defiance has outsourced the majority of its computer processing tasks to a variety of third-party vendors.

An ongoing assessment of technology risk includes an assessment of third party vendors readiness for processing in the year 2000. Management has identified all third party vendors and has requested certification as to the vendors' compliance with processing in the year 2000. Management is coordinating with the Company's primary data processing provider, BISYS, Inc. to perform testing of all significant applications during the third and fourth quarters of 1998. BISYS has represented to the Company that all appropriate programming changes will be completed and that all testing will be performed and certified before the end of 1998.

Management has reviewed all existing hardware and software that is maintained by the Company. Certain older personal computers which are not Year 2000 compliant will be replaced during 1998. Management also is developing a contingency plan which will be implemented should its primary third party vendors fail to be Year 2000 compliant. However, based on representations from third party vendors, management believes those vendors will be compliant by the end of 1998.

Because all major data processing is outsourced, management does not believe the cost of being Year 2000 compliant will be material to the financial statements of the Company.

Report of Independent Auditors

To the Stockholders and the Board of Directors
First Defiance Financial Corp.

We have audited the consolidated statements of financial condition of First Defiance Financial Corp. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Defiance Financial Corp. at December 31, 1997 and 1996, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                            /s/Ernst & Young LLP
                                                            --------------------
                                                               Ernst & Young LLP
Toledo, Ohio
January 16, 1998

First Defiance Financial Corp.
Consolidated Statements of Financial Condition

                                                                     December 31
                                                            1997                   1996
--------------------------------------------------------------------------------------------
Assets
--------------------------------------------------------------------------------------------
Cash and cash equivalents:
   Cash and amounts due from depository institutions $    8,149,392          $    3,102,385
   Interest-bearing deposits                                848,078               1,649,801
--------------------------------------------------------------------------------------------
                                                          8,997,470               4,752,186
Investment securities:
   Available-for-sale, carried at fair value             82,435,528              77,407,019
   Held-to-maturity, carried at amortized cost
    (approximate fair value $21,370,123 and
    $26,324,936 at December 31, 1997 and
    1996, respectively)                                  20,953,120              25,936,547
--------------------------------------------------------------------------------------------
                                                        103,388,648             103,343,566
Loans held for sale
   (approximate fair value $89,062 and $563,642
   at December 31, 1997 and 1996, respectively)              87,500                 558,550
Loans receivable, net of allowance
   of $2,686,472 and $2,217,022 at
   December 31, 1997 and 1996, respectively             441,823,805             415,366,199
Accrued interest receivable                               3,479,496               3,061,133
Federal Home Loan Bank stock                              3,764,300               3,033,300
Premises and equipment                                   16,798,904              12,254,660
Deferred federal income taxes                               415,000                 550,000
Real estate, mobile homes and other
   assets held for sale                                     540,760                 266,521
Other assets                                                402,560                 224,606
--------------------------------------------------------------------------------------------
Total assets                                           $579,698,443            $543,410,721
--------------------------------------------------------------------------------------------

Liabilities and stockholders' equity
--------------------------------------------------------------------------------------------

Deposits                                               $395,322,084            $382,525,366
Advances from the Federal Home Loan Bank                 71,664,669              40,820,664
Accrued expenses and other liabilities                    5,165,604               2,886,535
Advance payments by borrowers
   for taxes and insurance                                  661,255                 613,494
--------------------------------------------------------------------------------------------
Total liabilities                                       472,813,612             426,846,059

Stockholders' equity:
Preferred stock, no par value per share:
   5,000,000 shares  authorized;  no shares issued Common stock,  $.01 par value per share:
   20,000,000 shares authorized; 8,527,686 and
   9,470,880 shares outstanding, respectively                85,277                  94,709
Additional paid-in capital                               65,726,285              73,670,607
Stock acquired by ESOP                                   (4,533,819)             (5,092,569)
Stock acquired by Management Recognition Plan            (1,387,934)             (2,172,987)
Net unrealized losses on available-for-sale securities,
   net of tax of $25,000 and $203,000, respectively         (49,961)               (397,056)
Retained earnings--substantially restricted               47,044,983              50,461,958
--------------------------------------------------------------------------------------------
Total stockholders' equity                              106,884,831             116,564,662

--------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity             $579,698,443            $543,410,721
--------------------------------------------------------------------------------------------

See accompanying notes.

First Defiance Financial Corp.
Consolidated Statements of Income
                                                           Years ended December 31
                                                   1997             1996              1995
-----------------------------------------------------------------------------------------------
Interest income:
   Mortgage and other loans                    $37,302,078       $34,635,111      $32,002,983
   Investment securities                         6,458,038         6,429,590        5,915,313
   Deposits with banks                              98,013           192,200          646,405
-----------------------------------------------------------------------------------------------
Total interest income                           43,858,129        41,256,901       38,564,701
Interest expense:
   Deposits                                     17,992,359        18,579,237       18,857,219
   Federal Home Loan Bank
   advances and other                            3,394,457           879,565        1,431,751
-----------------------------------------------------------------------------------------------
Total interest expense                          21,386,816        19,458,802       20,288,970
-----------------------------------------------------------------------------------------------
Net interest income                             22,471,313        21,798,099       18,275,731

Provision for loan losses                        1,613,310         1,019,813          373,741
-----------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses                    20,858,003        20,778,286       17,901,990

Non-interest income:
   Service fees and other charges                1,035,630           824,239          671,602
   Dividends on Federal Home Loan Bank stock       242,401           206,941          190,861
   Net gain (loss) on sale of
    available-for-sale securities                  103,130            25,527          (75,158)
   Other                                           246,279           270,684          248,018
-----------------------------------------------------------------------------------------------
                                                 1,627,440         1,327,391        1,035,323
Non-interest expense:
   Compensation and benefits                     7,904,833         6,899,701        5,329,669
   Occupancy                                     1,241,104           645,166          600,413
   SAIF deposit insurance premiums                 193,745           871,611          858,765
   SAIF special assessment                               -         2,460,977                -
   State franchise tax                           1,101,230         1,721,329        1,025,947
   Data processing                                 780,300           721,132          598,556
   Mobile home loan servicing                      456,904           433,331          404,313
   Other                                         2,415,136         2,204,388        1,742,315
-----------------------------------------------------------------------------------------------
                                                14,093,252        15,957,635       10,559,978
-----------------------------------------------------------------------------------------------

Income before income taxes                       8,392,191         6,148,042        8,377,335
Income taxes                                     2,985,000         1,997,000        2,856,000
-----------------------------------------------------------------------------------------------
Net income                                    $  5,407,191      $  4,151,042     $  5,521,335
-----------------------------------------------------------------------------------------------

Earnings per share:
   Basic                                   $            .65 $            .43 $            .54
-----------------------------------------------------------------------------------------------
   Diluted                                 $            .62 $            .42 $            .53
-----------------------------------------------------------------------------------------------

Dividends declared per share               $            .33 $            .29 $            .28
-----------------------------------------------------------------------------------------------

Average number of shares outstanding:
   Basic                                         8,360,149         9,610,153       10,286,992
-----------------------------------------------------------------------------------------------
   Diluted                                       8,706,131         9,771,544       10,375,258
-----------------------------------------------------------------------------------------------

See accompanying notes.

First Defiance Financial Corp.
Consolidated  Statements of Changes in Stockholders'  Equity For the years ended
December 31, 1997, 1996 and 1995


                                                                                                            Stock Acquired By
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    Additional                      Management
                                                            Common Stock             Paid-In                       Recognition
------------------------------------------------------------------------------------------------------------------------------------
                                                       Shares          Amount        Capital             ESOP           Plan
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1995                           10,976,211      $109,762      $20,068,511       $(1,000,000)    $(262,095)

  Amortization of deferred compensation
    of Management Recognition Plan                                                                                     164,838

  ESOP shares released                                                                 102,601           479,166

  Shares issued under stock option plan                     539             5            2,495

  Organization of First Defiance Financial Corp.:
     Cancellation of shares held by First
           Federal Mutual Holding Company            (6,476,914)      (64,769)          64,769
     Proceeds from issuance of 6,476,914
      shares of First Defiance Financial Corp.
           common stock on September 29, 1995,
      net of 135 fractional shares acquired, and
       net of stock offering costs of $1,684,468      6,476,779        64,768       63,019,904       (5,181,530)
     First Federal Mutual Holding
      Company Equity                                                                   200,000

  Change in net unrealized gains (losses), net of income taxes of $1,206,000

  Dividends declared

  Net income
------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                         10,976,615       109,766       83,458,280       (5,702,364)       (97,257)

  Amortization of deferred compensation of
    Management Recognition Plan                                                                                        741,722

  ESOP shares released                                                                 133,381          609,795

  Shares issued under stock option plan                  12,953           130           59,843

  Acquisition of common stock for
    Management Recognition Plan                                                                                     (2,817,452)

  Acquisition of common stock for treasury           (1,518,688)      (15,187)      (9,980,897)

  Change in net unrealized gains (losses), net of income taxes of $125,000

  Dividends declared

  Net income
------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                          9,470,880        94,709        73,670,607      (5,092,569)    (2,172,987)

  Amortization of deferred compensation
    of Management Recognition Plan                                                      113,000                        785,053

  ESOP shares released                                                                  287,972         558,750

  Shares issued under stock option plan                  23,325           233           160,570

  Acquisition of common stock for treasury             (966,519)       (9,665)       (8,505,864)

  Change in net unrealized gains (losses), net of income taxes of $178,000

  Dividends declared

  Net income
------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                          8,527,686       $85,277        $65,726,285    $(4,533,819)   $(1,387,934)
------------------------------------------------------------------------------------------------------------------------------


See accompanying notes.

                                                         Net Unrealized
                                                              Gain
                                                          (Losses) on                                     Total
                                                         Available-For-         Retained             Stockholders'
                                                        Sale Securities         Earnings                 Equity
Balance at January 1, 1995                               $(2,493,010)         $51,973,285              $68,396,453

  Amortization of deferred compensation
    of Management Recognition Plan                                                                         164,838

  ESOP shares released                                                                                     581,767

  Shares issued under stock option plan                                                                      2,500

  Organization of First Defiance Financial Corp.:
     Cancellation of shares held by First
           Federal Mutual Holding Company
     Proceeds from issuance of 6,476,914
      shares of First Defiance Financial Corp.
           common stock on September 29, 1995,
      net of 135 fractional shares acquired, and
       net of stock offering costs of $1,684,468                                                        57,903,142
     First Federal Mutual Holding
      Company Equity                                                                                       200,000

  Change in net unrealized gains (losses), net
    of income taxes of $1,206,000                          2,341,373                                     2,341,373

  Dividends declared                                                            (1,604,919)             (1,604,919)

  Net income                                                                     5,521,335               5,521,335
------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                                 (151,637)          55,889,701             133,506,489

  Amortization of deferred compensation of
    Management Recognition Plan                                                                            741,722

  ESOP shares released                                                                                     743,176

  Shares issued under stock option plan                                                                     59,973

  Acquisition of common stock for
    Management Recognition Plan                                                                         (2,817,452)

  Acquisition of common stock for treasury                                      (6,819,103)            (16,815,187)

  Change in net unrealized gains (losses),
    net of income taxes of $125,000                          (245,419)                                    (245,419)

  Dividends declared                                                            (2,759,682)             (2,759,682)

  Net income                                                                     4,151,042               4,151,042
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                                  (397,056)         50,461,958             116,564,662

  Amortization of deferred compensation
    of Management Recognition Plan                                                                         898,053

  ESOP shares released                                                                                     846,722

  Shares issued under stock option plan                                                                    160,803

  Acquisition of common stock for treasury                                      (6,031,107)            (14,546,636)

  Change in net unrealized gains (losses), net
    of income taxes of $178,000                                347,095                                     347,095

  Dividends declared                                                            (2,793,059)             (2,793,059)

  Net income                                                                     5,407,191               5,407,191
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                                  $(49,961)        $47,044,983            $106,884,831
-------------------------------------------------------------------------------------------------------------------

First Defiance Financial Corp.
Consolidated Statements of Cash Flows
                                                           Years ended December 31
                                                       1997           1996            1995
----------------------------------------------------------------------------------------------
Operating activities
----------------------------------------------------------------------------------------------
Net income                                         $  5,407,191   $  4,151,042   $  5,521,335
Adjustments to reconcile net income to net
 cash provided by operating activities:
   Provision for loan losses                          1,613,310      1,019,813        373,741
   Provision for depreciation                           736,183        256,713        239,164
   Amortization of deferred compensation
    of Management Recognition Plan                      785,053        741,722        164,838
   Release of ESOP shares                               846,722        743,176        381,767
   (Gain) loss on sale of office
    properties and equipment                            (3,149)         44,575          7,275
   Gain on sale of investment properties                      -              -       (110,881)
   (Gain) loss on sale of securities                  (103,130)       (25,527)         75,158
   Gain on sale of loans                              (116,223)      (209,458)         (1,658)
   Amortization of premiums and accretion
    of discounts on available-for-sale and
    held-to-maturity securities                          40,558          9,704         33,309
   Tax benefit of stock plans in equity                 161,000              -              -
   Deferred federal income taxes (credit)              (43,000)      (203,000)        176,000
   Increase in interest receivable and
    other assets                                      (596,317)       (246,593)      (369,012)
   Proceeds from sale of loans                        8,358,029     13,541,259         87,599
   Originations of loans held for sale              (7,770,756)   (10,131,779)     (3,847,829)
   Increase in accrued interest
    and other expenses                                2,316,415         89,540        126,261
----------------------------------------------------------------------------------------------
Net cash provided by operating activities            11,631,886      9,781,187      2,857,067

Investing activities
----------------------------------------------------------------------------------------------

Proceeds from maturities of
 available-for-sale securities                       13,231,326     19,613,796      5,604,170
Proceeds from sale of
 available-for-sale securities                       22,220,275     27,247,132      2,921,719
Purchases of available-for-sale securities         (39,838,154)   (36,747,804)    (32,500,000)
Proceeds from maturities of
 held-to-maturity securities                          4,929,138      5,302,174      4,535,734
Proceeds from sale of real estate, mobile
 homes and other assets held for sale                 1,519,073      1,336,585      1,043,797
Proceeds from sale of Federal Home
 Loan Bank stock                                              -              -        209,700
Proceeds from sale of office properties
 and equipment and investment properties                  3,149          1,600        315,675
Purchases of Federal Home Loan Bank stock             (731,000)       (203,300)      (186,500)
Purchases of premises and equipment                 (5,280,427)     (6,273,024)    (3,616,879)
Net increase in mortgage and other loans           (29,864,228)    (36,371,949)   (27,928,124)
----------------------------------------------------------------------------------------------
Net cash used in investing activities              (33,810,848)    (26,094,790)   (49,600,708)

18

First Defiance Financial Corp.
Consolidated Statements of Cash Flows (continued)
                                                                      Years ended December 31
                                                            1997                1996            1995
----------------------------------------------------------------------------------------------------------
Financing activities
----------------------------------------------------------------------------------------------------------
Net increase in deposits and advance payments
 by borrowers for taxes and insurance                     12,796,718          746,227         6,288,692
Net increase (decrease) in Federal Home
 Loan Bank short-term advances                            31,804,058       35,220,000       (11,000,000)
Proceeds from Federal Home Loan Bank
 long-term advances                                                -                -         1,364,000
Repayment of Federal Home Loan Bank
 long-term advances                                         (960,053)      (1,241,774)       (7,262,204)
Loan to ESOP                                                       -                -        (5,981,530)
Purchase of common stock for treasury                    (14,546,636)     (16,815,187)                -
Contribution to Management Recognition
 Plan for purchase of common stock                                 -       (2,817,451)                -
Cash dividends paid                                       (2,782,644)      (2,771,179)       (1,178,625)
Proceeds from exercise of stock options                      112,803           59,972             2,500
Net proceeds from issuance of common stock                         -                -        63,084,672
----------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                 26,424,246       12,380,608        45,317,505
----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents           4,245,284       (3,932,995)       (1,426,136)
Cash and cash equivalents
 at beginning of period                                    4,752,186        8,685,181        10,111,317
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period               $ 8,997,470      $ 4,752,186      $  8,685,181
----------------------------------------------------------------------------------------------------------

Supplemental cash flow information

----------------------------------------------------------------------------------------------------------
   Interest paid                                        $20,194,478      $19,652,287       $ 20,473,789
----------------------------------------------------------------------------------------------------------
   Income taxes paid                                    $ 2,738,977      $ 2,364,000       $  2,612,434
----------------------------------------------------------------------------------------------------------
   Transfers from loans to real estate, mobile
    homes and other assets held for sale                $ 1,793,312      $ 1,430,202       $  1,047,107
----------------------------------------------------------------------------------------------------------
Noncash operating activities

----------------------------------------------------------------------------------------------------------
   Change in deferred taxes on net unrealized
    gains or losses on available-for-sale securities    $  178,000       $  (125,000)      $ (1,206,000)
----------------------------------------------------------------------------------------------------------

Noncash investing activities

----------------------------------------------------------------------------------------------------------
   Change in net unrealized gain (loss) on
    available-for-sale securities                       $  525,095      $   (370,419)      $  3,547,373
----------------------------------------------------------------------------------------------------------
   Land acquired with notes payable                              -                 -       $    236,400
----------------------------------------------------------------------------------------------------------
   Land formerly included in investment properties               -                 -       $    186,842
----------------------------------------------------------------------------------------------------------
Noncash financing activities

----------------------------------------------------------------------------------------------------------
   Cash dividends declared but not paid                 $  720,248    $   757,675          $   720,928
----------------------------------------------------------------------------------------------------------
   Repayment of ESOP obligation
    guaranteed by First Federal                                 -              -           $ 1,000,000
----------------------------------------------------------------------------------------------------------
   Transfer of equity of Mutual Holding Company                 -              -           $   200,000
----------------------------------------------------------------------------------------------------------

See accompanying notes.

First Defiance Financial Corp.
Notes to Consolidated Financial Statements
December 31, 1997


1. Basis of Presentation and Reorganization
The consolidated financial statements include the accounts of First Defiance Financial Corp. ("First Defiance" or "the Company") and First Federal Savings and Loan ("First Federal"), its wholly-owned subsidiary. First Federal operates eleven branches in northwestern Ohio as a federally chartered savings and loan. First Federal focuses primarily on single family residential mortgage lending, consumer and business loans to customers. First Federal is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. All significant intercompany transactions and balances are eliminated in consolidation.

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

Earnings Per Share
Earnings per share are based on the weighted average number of shares of common stock. In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share". Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and unvested stock grants. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

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

Currently, First Defiance invests in on-balance sheet derivative securities as part of the overall asset and liability management process. Such derivative securities are disclosed in Note 3 and include agency step-up, REMIC and CMO investments. Such investments are not classified as high risk at December 31, 1997 and do not present risk significantly different than other mortgage-backed or agency securities. First Defiance does not invest in off-balance sheet derivative securities.

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

Loan Servicing Rights
In June 1996, the FASB issued Statement 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement supersedes certain provisions of Statement 65, "Accounting for Certain Mortgage Banking Activities," and Statement 122, "Accounting for Mortgage Servicing Rights." Statement 125 requires that servicing assets and other retained interests in transferred assets be measured by allocating the previous carrying amount between the assets sold and retained interests based on their relative fair values at the date of the transfer. It also requires that servicing assets be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income and (b) assessment for asset impairment based on the fair value. The adoption of Statement 125 has had no significant impact on the results of operations.

Notes to Consolidated Financial Statements
2. Statement of Accounting Policies (continued)

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

Accounting Pronouncements
The FASB issued Statement 130, "Reporting Comprehensive Income," in 1997. First Defiance will adopt the provisions of Statement 130 in 1998. Statement 130 requires that comprehensive income, which includes net income and other comprehensive income consisting of minimum pension liability adjustments and unrealized gains and losses on certain security investments, be reported as a total in the financial statements. Adoption of Statement 130 will have no effect on First Defiance's consolidated results of operations, financial position or cash flows.

3. Earnings Per Share
The following table sets forth the computation of basic and diluted earnings per share:

                                                          1997          1996          1995
---------------------------------------------------------------------------------------------
Numerator for basic and diluted earnings
 per share - net income                                $5,407,191   $4,151,042   $ 5,521,335
---------------------------------------------------------------------------------------------

Denominator:
   Denominator for basic earnings per
    share - weighted-average shares                     8,360,149    9,610,153    10,286,992
   Effect of dilutive securities:
     Employee stock options                               251,992      136,810        88,266
     Unvested Management Recognition Plan stock            93,990       24,580             -
---------------------------------------------------------------------------------------------
   Dilutive potential common shares                       345,982      161,390        88,266
---------------------------------------------------------------------------------------------
   Denominator for diluted earnings per share -
    adjusted weighted-average shares and
    assumed conversions                                 8,706,131    9,771,544    10,375,258
---------------------------------------------------------------------------------------------
Basic earnings per share                                     $.65         $.43          $.54
---------------------------------------------------------------------------------------------

Diluted earnings per share                                   $.62         $.42          $.53
---------------------------------------------------------------------------------------------


In accordance with Statement 128, unreleased shares held by the Employee Stock Ownership Plan (ESOP) (504,451, 583,665 and 658,942 shares at December 31, 1997, 1996 and 1995, respectively) and unvested shares held for the 1996 Management Recognition Plan (MRP) (214,145 and 259,076 shares at December 31, 1997 and 1996, respectively) have been excluded from basic average shares outstanding. Such shares are included in basic average shares outstanding as they are released for allocation (ESOP) or become vested (MRP). Unvested MRP shares and stock options are included in diluted average shares outstanding based upon the treasury stock method.

For additional disclosures regarding the employee stock options and the management recognition plan stock, see notes 16 and 15, respectively.

While the number of  outstanding  shares has been  restated  for all  periods to reflect the 1995 Reorganization, earnings on the proceeds from the Reorganization are reflected only in the fourth quarter of 1995 and thereafter. Had the Reorganization occurred at January 1, 1995 and assuming the net proceeds were used to repay advances and invested in medium-term investment securities, pro-forma net income (unaudited) would have been $6,327,000 for the year ended December 31, 1995. Pro-forma basic and diluted earnings per share (unaudited) would have been $.62 and $.61, respectively.

4. Investment Securities
The  following  is  a  summary  of   available-for-sale   and   held-to-maturity
securities:

December 31,1997                                                       Gross        Gross
                                                      Amortized     Unrealized   Unrealized      Fair
                                                         Cost          Gains       Losses        Value
-----------------------------------------------------------------------------------------------------------
Available-for-Sale Securities
-----------------------------------------------------------------------------------------------------------
U. S. Treasury securities and obligations of U. S.
  Government corporations and agencies              $ 58,850,967    $151,534     $152,253   $ 58,850,248
Corporate bonds                                       10,094,368      19,387          292     10,113,463
Adjustable rate mortgage-backed
  security mutual funds                                8,981,303                  144,763      8,836,540
REMIC                                                  2,963,184      24,196       16,838      2,970,542
Collateralized mortgage obligations                    1,075,667      38,787                   1,114,454
Obligations of state and
  political subdivisions                                 545,000       5,281                     550,281
-----------------------------------------------------------------------------------------------------------
Totals                                              $ 82,510,489    $239,185     $314,146   $ 82,435,528
-----------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
-----------------------------------------------------------------------------------------------------------

FHLMC certificates                                  $  8,797,603    $197,421     $ 26,345   $  8,968,679
FNMA certificates                                      8,310,283      95,405      119,096      8,286,592
GNMA certificates                                      2,607,298      96,665          865      2,703,098
Obligations of states and
  political subdivisions                               1,237,936     173,868           50      1,411,754
-----------------------------------------------------------------------------------------------------------
Totals                                              $ 20,953,120    $563,359    $ 146,356   $ 21,370,123
-----------------------------------------------------------------------------------------------------------

December 31, 1996

Available-for-Sale Securities
-----------------------------------------------------------------------------------------------------------
U. S. Treasury securities and obligations of U. S.
  Government corporations and agencies              $ 44,762,114    $ 13,681    $ 541,513   $ 44,234,282
Fixed income mutual funds                             18,856,749      56,918                  18,913,667
Adjustable rate mortgage-backed
  security mutual funds                               11,255,372       7,083      159,752     11,102,703
Money market mutual funds                                750,000                                 750,000
REMIC                                                  1,160,983                   19,812      1,141,171
Collateralized mortgage obligations                    1,097,593      34,507                   1,132,100
Other                                                    124,264       8,832                     133,096
-----------------------------------------------------------------------------------------------------------
Totals                                              $ 78,007,075    $121,021    $ 721,077   $ 77,407,019
-----------------------------------------------------------------------------------------------------------
Held-to-Maturity Securities
-----------------------------------------------------------------------------------------------------------

FHLMC certificates                                  $ 11,795,121    $261,891    $  48,933   $12,008,079
FNMA certificates                                      9,628,002     104,518      177,919     9,554,601
GNMA certificates                                      3,089,882      90,538        2,922     3,177,498
Obligations of states and
  political subdivisions                               1,423,542     161,316          100     1,584,758
-----------------------------------------------------------------------------------------------------------
Totals                                              $ 25,936,547    $618,263    $ 229,874   $26,324,936
-----------------------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
4. Investment Securities (continued)

During the years ended December 31, 1997, 1996 and 1995, available-for-sale securities with fair values of $22.2, $27.2 and $2.9 million, respectively, were sold with realized gains (losses) of $103,130 $25,527 and ($75,158), respectively. The amortized cost and fair value of securities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mutual funds are not due at a single maturity date. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

                                              Available-for-Sale           Held-to-Maturity
-------------------------------------------------------------------------------------------------
                                           Amortized        Fair         Amortized       Fair
                                             Cost           Value          Cost          Value
-------------------------------------------------------------------------------------------------
Due in one year or less                  $ 19,868,008  $ 19,801,028   $  1,207,225  $ 1,208,476

Due after one year through five years      32,162,793    32,169,083      3,251,023    3,356,327

Due after five years through ten years     17,479,176    17,590,131      1,155,537    1,240,711

Due after ten years                         4,019,209     4,038,746     15,339,335   15,564,609
-------------------------------------------------------------------------------------------------

                                           73,529,186    73,598,988     20,953,120   21,370,123
Adjustable rate mortgage-backed
  security mutual funds                     8,981,303     8,836,540              -            -
-------------------------------------------------------------------------------------------------

Totals                                    $82,510,489   $82,435,528    $20,953,120  $21,370,123
-------------------------------------------------------------------------------------------------

5. Loan Commitments and Delinquencies
Loan commitments are made to accommodate the financial needs of First Defiance's customers. The associated credit risk is essentially the same as that involved in extending loans to customers and are subject to First Defiance's normal credit policies. Collateral such as mortgages on property and equipment, receivables and inventory is obtained based on management's credit assessment of the customer. At December 31, 1997, First Defiance's outstanding commitments to fund long-term mortgage loans amounted to approximately $8,643,000 which were comprised of approximately 74% fixed rate and 26% adjustable rate loans with rates ranging from 6.375% to 11.5%. First Defiance's maximum exposure to credit loss for loan commitments (unfunded loans, unused lines of credit and letters of credit) was $37,204,200 at December 31, 1997.

Unpaid balances of mortgage and installment loans with contractual payments delinquent 90 days or more totaled $1,365,000 at December 31, 1997 and $411,000 at December 31, 1996. First Federal does not anticipate any significant losses in the collection of these delinquent loans in excess of the allowance for loan losses.

Impairment of loans having recorded investments of $537,000 at December 31, 1997 and $1.6 million at December 31, 1996 has been recognized in conformity with FAS Statement No. 114, as amended by FAS Statement No. 118. The average recorded investment in impaired loans during 1997 and 1996 was $1.3 and $1.45 million, respectively. The total allowance for loan losses related to these loans was $327,000 and $804,000 at December 31, 1997 and 1996, respectively.

Loans having carrying values of $1.8 million and $1.4 million were transferred to real estate, mobile homes and other assets held for sale in 1997 and 1996, respectively.

First Defiance is not committed to lend additional funds to debtors whose loans have been modified.

6. Loans Receivable

                                                                        December 31
                                                                   1997            1996
--------------------------------------------------------------------------------------------
Loans receivable consist of the following at December 31:
       Mortgage loans:
         Secured by one-to-four-family residences             $255,339,585    $241,227,635
         Secured by other properties                            26,526,267      28,438,585
         Construction loans                                     10,148,331      11,412,465
         Other mortgage loans                                    2,995,888       2,084,060
--------------------------------------------------------------------------------------------
                                                               295,010,071     283,162,745
       Other loans:
         Automobile                                             69,130,753      62,089,625
         Mobile home                                            25,423,509      25,198,701
         Commercial                                             29,758,228      26,674,342
         Home equity and improvement                            16,940,115      13,570,255
         Other                                                  11,980,094      11,929,499
--------------------------------------------------------------------------------------------
                                                               153,232,699     139,462,422
--------------------------------------------------------------------------------------------
       Total mortgage and other loans                          448,242,770     422,625,167

Deduct:
       Undisbursed loan funds                                    3,087,228       4,473,780
       Net deferred loan origination fees and costs                645,265         568,166
       Allowance for loan losses                                 2,686,472       2,217,022
--------------------------------------------------------------------------------------------
       Totals                                                 $441,823,805    $415,366,199
--------------------------------------------------------------------------------------------

Changes in the allowance for mortgage and other loan losses were as follows:

                                                              Years ended December 31
                                                         1997           1996           1995
------------------------------------------------------------------------------------------------
       Balance at beginning of year                  $ 2,217,022      $1,816,944    $1,733,411
         Charge-offs                                  (1,341,359)      (775,399)      (344,563)
         Recoveries                                      197,499         155,664        51,355
------------------------------------------------------------------------------------------------
         Net charge-offs                              (1,143,860)      (619,735)      (293,208)
         Provision charged to income                   1,613,310       1,019,813       376,741
------------------------------------------------------------------------------------------------
       Balance at end of year                        $ 2,686,472      $2,217,022    $1,816,944
------------------------------------------------------------------------------------------------

Interest income on mortgage and other loans for the years ended December 31, is as follows:

                                                        1997           1996           1995
------------------------------------------------------------------------------------------------
       Mortgage loans                                $23,259,455     $22,272,502   $21,039,898
       Other loans                                    14,042,623      12,362,609    10,963,085
------------------------------------------------------------------------------------------------
       Totals                                        $37,302,078     $34,635,111   $32,002,983
------------------------------------------------------------------------------------------------

7. Mortgage Banking
Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was approximately $17.8 million and $11.3 million at December 31, 1997 and 1996, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $76,000 and $46,000 at December 31, 1997 and 1996, respectively.

In accordance with Statement No. 125, mortgage servicing rights of $98,651 and $123,201 were capitalized during the years ended December 31, 1997 and 1996. The book value of mortgage servicing rights was approximately $188,000 and $121,000 at December 31, 1997 and 1996. Amortization of mortgage servicing rights was $17,347 and $1,456 in the years ended December 31, 1997 and 1996, respectively. As of December 31, 1997, a valuation allowance of approximately $14,700 was recorded to reflect changes in the market value of mortgage servicing rights recorded.

Notes to Consolidated Financial Statements
7. Mortgage Banking (continued)

The components of mortgage banking income (included in other non-interest income) are as follows:

                                                              Years ended December 31
                                                        1997           1996           1995
---------------------------------------------------------------------------------------------
Gain on sale of loans                                 $116,223        $209,458        $1,658
Loan servicing fee income, net of amortization          67,254          11,406             -
---------------------------------------------------------------------------------------------
                                                      $183,477        $220,864        $1,658
---------------------------------------------------------------------------------------------

8. Premises and Equipment
Premises and equipment are summarized as follows:

                                                            December 31
                                                        1997            1996
-------------------------------------------------------------------------------
Cost:
   Land                                           $  1,890,427   $  1,850,427
   Buildings                                        11,436,832      3,604,775
   Leasehold improvements                              235,714        235,714
   Furniture, fixtures and equipment                 5,579,868      1,833,311
   Construction in process                           1,174,195      7,616,060
-------------------------------------------------------------------------------
                                                    20,317,036     15,140,287
Less allowances for depreciation and amortization    3,518,132      2,885,627
-------------------------------------------------------------------------------
                                                   $16,798,904    $12,254,660
-------------------------------------------------------------------------------

Interest capitalized on construction projects amounted to approximately $83,515 and $214,587 for the years ended December 31, 1997 and 1996, respectively.

9. Deposits
The following schedule sets forth interest expense for the years ended December 31 by type of savings deposit:

                                                        1997           1996           1995
------------------------------------------------------------------------------------------------
   Demand, N.O.W. and money market accounts       $  1,400,170    $  1,119,239    $  1,226,354
   Savings accounts                                  1,624,915       2,036,287       2,138,660
   Certificates                                     15,050,789      15,638,298      15,512,741
------------------------------------------------------------------------------------------------
                                                    18,075,874      18,793,824      18,877,755
   Less interest capitalized                           (83,515)      (214,587)        (20,536)
------------------------------------------------------------------------------------------------
   Totals                                          $17,992,359     $18,579,237     $18,857,219
------------------------------------------------------------------------------------------------

A summary of deposit balances is as follows:

                                                           December 31
                                                        1997           1996
--------------------------------------------------------------------------------
   Savings accounts                               $  59,403,817  $  68,865,453
   Demand and N.O.W. accounts                        32,414,463     32,184,313
   Money Market demand accounts                      24,926,328     15,875,015
   Certificates of deposit                          278,577,476    265,600,585
--------------------------------------------------------------------------------
   Totals                                          $395,322,084   $382,525,366
--------------------------------------------------------------------------------

At December 31, 1997, scheduled maturities of certificates of deposit are as follows (in thousands):

   1998                                                $188,168
   1999                                                  79,645
   2000                                                   7,686
   2001                                                   1,309
   2002                                                     456
   2003 and thereafter                                    1,314
--------------------------------------------------------------------------------
   Total                                               $278,578
--------------------------------------------------------------------------------

26

At December 31, 1997 and 1996 deposits of $33.0 and $24.6 million, respectively, were in excess of the $100,000 Federal Deposit Insurance Corporation limit. At December 31, 1997, $1 million in U. S. Government Agency securities were pledged as collateral against public deposits for certificates in excess of $100,000.

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

10. Advances from Federal Home Loan Bank
First Federal has the ability to borrow funds from the FHLB. First Federal pledges its single-family residential mortgage loan portfolio as security for these advances. At December 31, 1997, the total available for collateral amounted to approximately $254.0 million. Collateral must exceed borrowings by 150%. The total level of borrowing is also limited to 25% of total assets. This would give First Federal a maximum potential to acquire advances of approximately $144.9 million from the FHLB.

The FHLB made a series of fixed rate long-term advances to First Defiance during 1992 and a long-term fixed rate advance under the FHLB Affordable Housing Program in 1995. The total FHLB long-term advances bear a weighted average interest rate of 6.57% at December 31, 1997. Future minimum payments by fiscal year are as follows:

               1998                                  $   961,838
               1999                                      961,838
               2000                                      961,838
               2001                                      961,838
               2002                                      299,777
               Thereafter                              1,676,098
--------------------------------------------------------------------------------
               Total minimum payments                  5,823,227
               Less amounts representing interest      1,293,558
--------------------------------------------------------------------------------
               Totals                                 $4,529,669
--------------------------------------------------------------------------------

First Defiance also utilizes short-term advances from the FHLB to meet cash flow needs and for short-term investment purposes. There were $67.2 million in short-term advances outstanding at December 31, 1997 ($35.2 at December 31,
1996). First Defiance borrows funds under a variety of programs at FHLB. At December 31, 1997, $30 million was outstanding under First Defiance's REPO Advance line of credit. The total available under the REPO line is $30 million. Amounts are generally borrowed under the REPO line on an overnight basis. An additional $13.8 million was borrowed under the FHLB's Cash Management Advance ("CMA") program at a variable rate. Amounts borrowed under the CMA program mature within 90 days. The $23.4 million of other advances are borrowed under the FHLB's short-term fixed or LIBOR based programs. Information concerning short-term advances is summarized as follows:

                                                        1997           1996
--------------------------------------------------------------------------------
   Average balance during the year                  $53,039,497   $  8,309,801
   Maximum month-end balance during the year         70,135,000     35,220,000
   Average interest rate during the year                  5.77%          5.59%

11. Postretirement Benefits
The Company sponsors a defined benefit postretirement plan that is intended to supplement Medicare coverage for certain retirees who meet minimum years of service requirements. Persons who retired prior to April 1, 1997 who completed 20 years of service after age 40 receive full medical coverage at no cost. Such coverage continues for surviving spouses of those participants for one year, after which coverage may be continued provided the spouse pays 50% of the average cost. Persons retiring after April 1, 1997 will be provided medical benefits at a cost based on their combined age and years of service at retirement. An employee whose combined age and years of service at retirement is at least 90 years is eligible to receive coverage that is 80% paid by the Company. The percentage paid by the Company decreases as the combined sum of age and years of service declines, to a

Notes to Consolidated Financial Statements
11. Postretirement Benefits (continued)

maximum of 35% for age and years of service totalling 75 years. No coverage is provided to retirees whose age and service combined totals less than 75 years. Surviving spouses are also eligible for continued coverage after the retiree is deceased at a subsidy level that is 10% less than what the retiree is eligible for. Persons retiring before July 1, 1997 received dental and vision care in addition to medical coverage. Persons who retire after July 1, 1997 are not eligible for dental or vision care, but those retirees and their spouses each receive up to $200 in a medical spending account. Funds in that account may be used for payment of uninsured medical expenses. All retiree medical plans are intended to be secondary to Medicare to the extent permitted by law. Premiums charged to retirees who are not Medicare eligible are based on the Company's COBRA rate.

The plan is not currently funded. The following table sets forth the amount recorded in the Company's consolidated statements of financial condition at December 31:

                                                        1997           1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                           $329,517        $270,191
   Active employees fully eligible for benefits         30,198         274,329
   Other active plan participants                      427,108         190,264
--------------------------------------------------------------------------------
                                                       786,823         734,784
Unrecognized prior service cost                       (58,657)               -
Unrecognized net gain (loss)                            20,003        (44,155)
--------------------------------------------------------------------------------
Accrued postretirement benefit obligation
 included in accrued interest and other expenses
 in consolidated statement of financial condition     $748,169        $690,629
--------------------------------------------------------------------------------


Net periodic postretirement benefit cost includes the following components:

                                                              Years ended December 31
                                                        1997           1996           1995
---------------------------------------------------------------------------------------------
Service cost-benefits attributable to
 service during the period                            $39,905         $43,902        $21,980
Interest cost on accumulated postretirement
 benefit obligation                                    51,443          47,200         35,283
Net amortization and deferral                           3,910               -         (8,807)
---------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost              $95,258         $91,102        $48,456
---------------------------------------------------------------------------------------------

For measurement purposes, an 8.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1997 and 1996; the rate was assumed to decrease gradually to 5.5% for the year 2001 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point for each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $144,900 and the aggregate of the service and interest cost for the year then ended by $20,000.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 7.25% for 1997, 1996 and 1995.

12. Pension Plan
The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's policy is to fund pension costs as accrued and to amortize past service costs over approximately twenty years.

During 1997, the Company amended the plan to eliminate all benefits for future service in connection with a termination of the plan and distribution of plan assets which will occur in 1998. Such actions have decreased the actuarially determined present value of projected plan benefits in 1997 by approximately $2.5 million and all accumulated plan benefits have become fully vested. The effect in 1998 of the final settlement of plan obligations is not anticipated to be material.

Net periodic pension cost includes the following components:

                                                              Years ended December 31
                                                        1997           1996           1995
-----------------------------------------------------------------------------------------------
Service cost-benefits earned during the period        $354,032       $311,459        $225,175
Interest cost on projected benefit obligation          290,956        244,186         234,485
Actual (return) loss on plan assets                     (6,460)        66,041       (142,619)
Net amortization and deferral                           10,205        (53,727)        124,958
-----------------------------------------------------------------------------------------------
Net periodic pension cost                             $648,733       $567,959        $441,999
-----------------------------------------------------------------------------------------------

Weighted average discount rate                              6%          5.75%              7%
Rate of increase in future compensation levels               -             4%              4%
Expected long-term rate of return on plan assets            5%           5.5%            5.5%

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated statements of financial condition.

                                                              December 31
                                                         1997           1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
    benefits of $1,835,624 and $2,733,744            $1,835,624      $3,026,043
--------------------------------------------------------------------------------
   Projected benefit obligation for
    service rendered to date                         $1,835,624      $4,849,273
Plan assets (insurance contracts and money
   market certificates) at fair value               (1,450,904)     (2,284,964)
--------------------------------------------------------------------------------
Projected benefit obligation in excess of
   plan assets                                          384,720       2,564,309
Unrecognized net loss from experience different
   than that assumed and effects of changes
   in assumptions                                     (775,933)     (2,350,987)
Unrecognized net obligation at transition             (108,020)       (125,662)
Adjustment required to recognize
   minimum liability                                    883,953         653,419
--------------------------------------------------------------------------------
Accrued pension liability recorded in accrued
   interest and other expenses in statement
   of financial condition                           $   384,720     $   741,079
--------------------------------------------------------------------------------

13. Regulatory Matters
First Defiance is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Defiance's financial statements. Under capital guidelines and the regulatory framework for prompt corrective action, First Federal must meet specific capital guidelines that involve quantitative measures of First Federal's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. First Federal's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Federal to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 1997 and 1996, First Federal meets all capital adequacy requirements to which it is subject.

The most recent notification from the Office of Thrift Supervision categorized First Federal as well capitalized under the regulatory framework. To be categorized as well capitalized, First Federal must maintain minimum Tangible, Core and Risk-Based Capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed First Federal's ranking.

Notes to Consolidated Financial Statements
13. Regulatory Matters (continued)

The following schedule presents First Federal's regulatory capital ratios as of December 31, 1997 and 1996 (dollars in thousands):

                                                  Regulatory Capital Standards
-------------------------------------------------------------------------------------------
                                             Actual                        Required
                                      Amount          Ratio         Amount          Ratio
-------------------------------------------------------------------------------------------
As of December 31, 1997:
Tangible Capital                      $80,284        13.65%        $  8,821         1.5%
Core Capital                           80,284        13.65           17,642         3.0
Risk-Based Capital                     82,473        21.55           30,613         8.0
As of December 31, 1996:
Tangible Capital                      $74,942        13.97%        $  8,049         1.5%
Core Capital                           74,942        13.97           16,098         3.0
Risk-Based Capital                     76,617        22.43           27,332         8.0


14. Income Taxes
The components of income tax expense are as follows:

                                                              Years ended December 31
                                                        1997           1996           1995
-------------------------------------------------------------------------------------------------
Current:
   Federal                                           $2,812,000     $2,200,000      $2,680,000
   State                                                216,000              -               -
Deferred (credit)                                      (43,000)      (203,000)         176,000
-------------------------------------------------------------------------------------------------
                                                     $2,985,000     $1,997,000      $2,856,000
-------------------------------------------------------------------------------------------------

The provision for income taxes differs from that computed at the statutory corporate tax rate as follows:

                                                              Years ended December 31
                                                        1997           1996           1995
-------------------------------------------------------------------------------------------------
Tax expense at statutory rate                        $2,853,000     $2,090,000      $2,848,000
Increases (decreases) in taxes from:
   State income tax - net of federal tax benefit        143,000              -               -
   Tax exempt interest income                          (36,000)        (39,000)       (41,000)
   Other                                                 25,000        (54,000)         49,000
-------------------------------------------------------------------------------------------------
Totals                                               $2,985,000     $1,997,000      $2,856,000
-------------------------------------------------------------------------------------------------

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of First Defiance's deferred federal income tax assets and liabilities as of December 31, 1997 and 1996 are as follows:

                                                             December 31
                                                        1997          1996
--------------------------------------------------------------------------------
Deferred federal income tax assets:
   Net unrealized losses on
    available-for-sale securities                  $    25,000    $   203,000
   Allowance for loan losses                           321,000        218,000
   Pension costs                                       131,000         16,000
   Postretirement benefit costs                        261,000        233,000
   Deferred compensation and
    management recognition plans                       493,000        403,000
   State income tax                                     73,000              -
   Other                                                80,000         89,000
--------------------------------------------------------------------------------
Total deferred federal income tax assets             1,384,000      1,162,000
Deferred federal income tax liabilities:
   FHLB stock dividends                                614,000        532,000
   Deferred loan origination fees and costs (net)      222,000         80,000
   Other                                               133,000              -
--------------------------------------------------------------------------------
Total deferred federal income tax liabilities          969,000        612,000
--------------------------------------------------------------------------------
Net deferred federal income tax assets             $   415,000    $   550,000
--------------------------------------------------------------------------------

30

No valuation allowance was required at December 31, 1997 or 1996.

Retained earnings at December 31, 1996 include financial statement tax bad debt reserves of $10.6 million. The Small Business Job Protection Act of 1996 passed on August 20, 1996 eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of First Federal's reserve over its base year reserve as of December 31, 1987. The recapture tax was to be paid in six equal annual installments beginning after December 31, 1996. However, deferral of those payments was permitted for up to two years, contingent upon satisfying a specified mortgage origination test for 1996 and 1997 (which was met). At December 31, 1997, First Federal had $1.037 million in excess of the base year reserves. Deferred taxes have been provided related to this item. No provision is required to be made for the $9.52 million of base year reserves.

15. Employee Stock Ownership and Management Recognition Plans
The Company has established an Employee Stock Ownership Plan ("ESOP") covering all employees age 21 or older who have at least one year of credited service. The ESOP will be funded by First Defiance's contributions made in cash or common stock. Benefits may be paid either in shares of common stock or in cash. The Company accounts for its ESOP in accordance with Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" of the Accounting Standards Division of the American Institute of Certified Public Accountants.

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

First Defiance makes contributions to the ESOP in amounts sufficient to pay obligations maturing under the loan made to the ESOP. As principal and interest on the loan is paid, shares are released from collateral and committed for allocation to active employees, based on the proportion of debt service paid in the year. Shares held by the ESOP which have not been released for allocation are reported as stock acquired by the ESOP plan in the statement of financial condition. As shares are released, First Defiance reports compensation expense equal to the average fair value of the shares over the period in which the shares were earned. Also, the shares released for allocation are included in average shares outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as additional ESOP expense. ESOP compensation expense was $1,025,000, $735,000 and $582,000 for 1997, 1996 and 1995,
respectively. As of December 31, 1997, 353,062 ESOP shares have been released for allocation of which 338,668 were allocated to participants. The 510,534 unreleased shares have a fair value of $8.2 million at December 31, 1997.

The Shareholders of First Defiance approved and established Management Recognition Plans ("MRP") in 1993 and 1996 to provide directors, officers and employees with a proprietary interest in First Defiance as incentive to contribute to its success. Cash was contributed to the MRP in the form of prepaid compensation amounting to $800,000 in 1993 and $2,817,452 in 1996. The $800,000 contributed in 1993 was used to purchase 80,000 shares of First Federal common stock (exchanged for 172,722 shares of First Defiance common stock in 1995). The $2,817,452 contributed in 1996 was used to purchase 259,076 shares of First Defiance common stock. At the discretion of a committee appointed by the

Board of Directors, all 172,722 shares acquired in 1993 were granted on July 19, 1993. Also at the committee's discretion, 228,551 of the shares acquired in 1996 have been granted as of December 31, 1997, not including 27,773 shares forfeited by participants who terminated before their shares vested. The shares vest at a rate of 20% per year over 5 years. First Defiance is amortizing the prepaid compensation and recording additions to stockholder's equity as the shares vest. Compensation expense attributable to the MRP amounted to $785,053, $741,722 and $164,838 in 1997, 1996 and 1995, respectively.

16. Stock Option Plans
First Defiance has established incentive stock option plans for its directors and its employees and has reserved 1,033,485 shares of common stock for issuance under the plans. A total of 731,235 shares are reserved for employees and 302,250 shares are reserved for directors. As of December 31, 1997, 870,140 options (621,128 for employees and 249,012 for directors) have been granted and remain outstanding at option prices based on the market value of the underlying shares on the date the

Notes to Consolidated Financial Statements
16. Stock Option Plans (continued)

options were granted. The 385,994 options granted under the 1993 plan are currently exercisable while the 484,146 options granted under the 1996 plan vest at 20% per year beginning in 1997.
All options expire ten years from date of grant.

Statement 123, "Accounting for Stock-Based Compensation" defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation costs is measured at the grant date based upon the value of the award and is recognized over the service period. While the standard encourages entities to adopt this method of accounting for employee stock compensation plans, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." First Defiance has elected to continue to apply APB 25.

The following pro forma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options. The estimated fair value of the option is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996:

                                                          1997           1996
--------------------------------------------------------------------------------
Risk free interest rate                                  6.23%           6.62%
Dividend yield                                           2.68%           2.66%
Volatility factors of expected market price of stock     0.319%          0.341%
Weighted average expected life                         7.5 years      7.35 years

Based upon the above assumptions, pro forma net income and earnings per share for the years ended December 31, 1997 and 1996 are as follows:

                                                        1997           1996
--------------------------------------------------------------------------------
Pro forma net income                               $5,015,000      $3,783,000
--------------------------------------------------------------------------------
Pro forma earnings per share:
   Basic                                                 $.60            $.39
--------------------------------------------------------------------------------
   Diluted                                               $.58            $.39
--------------------------------------------------------------------------------

No options were granted in 1995, thus pro forma disclosures are not required. The pro forma effects for 1997 and 1996 are not likely to be representative of the pro forma effects for future years.

Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, options granted prior to December 31, 1994 do not have fair value pro forma information provided.

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

The following table summarizes stock option activity for 1997 and 1996:

                                           1997                              1996
-------------------------------------------------------------------------------------------------
                                                 Range of                          Range of
                                Option            Option          Option            Option
                                Shares            Prices          Shares            Prices
-------------------------------------------------------------------------------------------------
Outstanding at January 1        894,339     $4.63 to $10.6875     325,456         $4.63 to $6.95
Granted                          75,961     $12.625 to $13.00     582,836    $10.375 to $10.6875
Exercised                       (23,325)    $4.63 to $10.6875     (12,953)                  4.63
Expired or cancelled            (76,835)                10.50      (1,000)                 10.50
-------------------------------------------------------------------------------------------------
Outstanding at December 31      870,140       $4.63 to $13.00     894,339      $4.63 to $10.6875
-------------------------------------------------------------------------------------------------
Exercisable to:
   2004                         289,978        $4.63 to $6.95     312,503         $4.63 to $6.95
   2006                         504,201   $10.375 to $10.6875     581,836    $10.375 to $10.6875
   2007                          75,961     $12.625 to $13.00           -                      -
-------------------------------------------------------------------------------------------------
                                870,140       $4.63 to $13.00     894,339      $4.63 to $10.6875
-------------------------------------------------------------------------------------------------
Available for future grant at
 December 3l                    163,345                           162,471
-------------------------------------------------------------------------------------------------

17. Condensed Financial Statements of First Defiance Financial Corp.
(Parent Only)
First Defiance Financial Corp. was organized in June 1995 and began operations on September 29, 1995. The Company's balance sheet as of December 31, 1997 and 1996 and related statements of income and cash flows for the years ended December 31, 1997 and 1996 and from inception to December 31, 1995 are as follows:

                                                             December 31
Balance Sheets                                          1997           1996
--------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                      $     670,950  $     344,476
   Investment securities available-for-sale                   -      6,927,616
   Investment in First Federal Savings and Loan      80,321,687     74,558,462
   Subordinated debt receivable from
    First Federal Savings and Loan                   30,000,000     30,000,000
   Loan receivable from First Federal
    Employee Stock Ownership Plan                     4,972,143      5,438,254
   Other assets                                         205,591         36,442
--------------------------------------------------------------------------------
   Total assets                                   $ 116,170,371  $ 117,305,250
--------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
   Accrued liabilities                            $   9,285,540  $     740,588
   Stockholders' equity                             106,884,831    116,564,662
--------------------------------------------------------------------------------
   Total liabilities and stockholders' equity     $ 116,170,371  $ 117,305,250
--------------------------------------------------------------------------------

                                                                                Sept. 29, 1995
                                                      Year ended December 31    to December 31,
Statements of Income                                   1997            1996          1995
-----------------------------------------------------------------------------------------------
Interest income                                    $   191,036    $   955,190    $    96,675
Interest on subordinated debt                        2,475,000              -              -
Interest on loan to ESOP                               454,450        499,044        131,654
Gain on sale of investments                             58,600         25,527              -
Non-interest expense                                  (289,451)      (582,384)       (72,814)
-----------------------------------------------------------------------------------------------
Income before income taxes and
 equity in earnings of subsidiary                    2,889,635        897,377        155,515
Income tax expense                                   1,124,000        363,000         20,000
-----------------------------------------------------------------------------------------------
Income before equity in earnings of subsidiary       1,765,635        534,377        135,515
Equity in earnings of First
 Federal Savings and Loan                            3,641,556      3,616,665      1,732,273
-----------------------------------------------------------------------------------------------
Net income                                         $ 5,407,191    $ 4,151,042    $ 1,867,788
-----------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
17. Condensed Financial Statement of First Defiance Financial Corp. (Parent Only) (continued)

                                                                      Sept. 29, 1995
                                                                 Year ended December 31     to December 31,
                                                                  1997           1996            1995
---------------------------------------------------------------------------------------------------------------------------
Statements of Cash Flows

Operating Activities
Net income                                                    $ 5,407,191      $ 4,151,042      $ 1,867,788
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Gain on sale of securities                                    (58,600)         (25,527)               -
    Tax benefit of stock option plan
      included in equity                                           48,000                -                -
    Deferred federal income taxes (credit)                         10,000          (37,000)               -
    Equity in earnings of First Federal Savings and Loan       (3,641,556)      (3,616,665)      (1,732,273)
    Dividends received from subsidiary                                  -       30,000,000       25,560,806
    Change in other assets and liabilities                      8,324,388           74,028          (59,315)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                      10,089,423       30,545,878       25,637,006

Investing activities
Loan to subsidiary                                                      -      (30,000,000)               -
Proceeds from sale of available-for-sale securities             7,051,480       27,247,132                -
Investment in subsidiary                                                -                -      (57,103,142)
Loan to ESOP                                                            -                -       (5,981,530)
Principal payments received on ESOP loan                          466,111          458,954           84,322
Purchase of available-for-sale securities                        (112,063)      (8,602,422)     (25,500,000)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities             7,405,528      (10,896,336)     (88,500,350)

Financing activities
Proceeds from sale of common stock                                     -                 -       63,084,672
Stock options exercised                                          160,803            59,972                -
Purchase of common stock for treasury                        (14,546,636)      (16,815,187)               -
Cash dividends paid                                           (2,782,644)       (2,771,179)               -
---------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities          (17,168,477)      (19,526,394)      63,084,672
---------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                        326,474           123,148          221,328
Cash equivalents at beginning of year                            344,476           221,328                -
---------------------------------------------------------------------------------------------------------------------------
Cash equivalents at end of year                              $   670,950       $   344,476      $   221,328
---------------------------------------------------------------------------------------------------------------------------

Noncash financing activities
Cash dividends declared but not paid                         $   720,248       $   757,675      $   720,928
---------------------------------------------------------------------------------------------------------------------------

18. Fair Value Statement of Consolidated Financial Condition
The following is a comparative condensed consolidated statement of financial condition based on carrying and estimated fair values of financial instruments as of December 31, 1997 and 1996 (dollars in thousands). In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of First Defiance Financial Corp.

                                        December 31, 1997             December 31, 1996
---------------------------------------------------------------------------------------------
                                   Carrying        Estimated       Carrying       Estimated
                                     Value        Fair Values      Value         Fair Values
---------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents          $  8,997       $   8,997       $   4,752       $  4,752
Investment securities               103,389         103,806         103,344        103,732
Loans, net                          441,911         443,232         415,925        417,977
---------------------------------------------------------------------------------------------
                                    554,297       $ 556,035         524,021       $526,461
Other assets                         25,401                          19,390
Total assets                       $579,698                       $ 543,411

Liabilities and
stockholders' equity
Deposits                           $395,322       $ 395,451       $ 382,525       $383,273
Advances from Federal
  Home Loan Bank                     71,665          71,665          40,821         41,000
---------------------------------------------------------------------------------------------
                                    466,987        $467,116         423,346        424,273
Other liabilities                     5,826                           3,500
                                    472,813                         426,846
Stockholders' equity                106,885                         116,565
Total liabilities and
 stockholders' equity              $579,698                        $543,411

19. Quarterly Consolidated Results of Operations (Unaudited)
The following is a summary of the quarterly consolidated results of operations for 1997 and 1996 (amounts in thousands, except per share data):

                                                              Three months ended
1997                                       March 31     June 30    September 30    December 31
-----------------------------------------------------------------------------------------------
Interest income                             $10,601     $10,754      $11,296        $11,207
Interest expense                              4,966       5,184        5,589          5,648
-----------------------------------------------------------------------------------------------
Net interest income                           5,635       5,570        5,707          5,559
Provision for loan losses                       365         282          514            452
-----------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses                   5,270       5,288        5,193          5,107
Gain on sale of securities                        7           6           63             27
Non-interest income                             329         351          383            461
Non-interest expense                          3,254       3,378        3,487          3,974
-----------------------------------------------------------------------------------------------
Income before income taxes                    2,352       2,267        2,152          1,621
Income taxes                                    795         746          769            675
-----------------------------------------------------------------------------------------------
Net income                                  $ 1,557     $ 1,521      $ 1,383        $   946
-----------------------------------------------------------------------------------------------
Earnings per share:
   Basic                                    $  0.18     $  0.18      $  0.17        $  0.12
-----------------------------------------------------------------------------------------------
   Diluted                                  $  0.17     $  0.17      $  0.16        $  0.11
-----------------------------------------------------------------------------------------------
Average shares outstanding:
   Basic                                      8,597       8,622        8,357          7,946
-----------------------------------------------------------------------------------------------
   Diluted                                    8,911       8,937        8,724          8,334
-----------------------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

                                                             Three months ended
1996                                       March 31     June 30    September 30    December 31
-----------------------------------------------------------------------------------------------
Interest income                             $10,237     $10,254      $10,263        $10,503
Interest expense                              4,895       4,778        4,782          5,004
-----------------------------------------------------------------------------------------------
Net interest income                           5,342       5,476        5,481          5,499
Provision for loan losses                       163         181          264            412
-----------------------------------------------------------------------------------------------
Net interest income after provision
 for loan losses                              5,179       5,295        5,217          5,087
Gain on sale of securities                        -           -            -             26
Non-interest income                             308         284          366            343
Non-interest expense                          3,201       3,113        5,963          3,680
-----------------------------------------------------------------------------------------------
Income (loss) before income taxes             2,286       2,466         (380)         1,776
Income taxes                                    751         791         (145)           600
-----------------------------------------------------------------------------------------------
Net income                                  $ 1,535     $ 1,675      $  (235)       $ 1,176
-----------------------------------------------------------------------------------------------
Earnings per share:
   Basic                                    $  0.15     $  0.17      $ (0.03)       $  0.13
-----------------------------------------------------------------------------------------------
   Diluted                                  $  0.15     $  0.17      $ (0.02)       $  0.13
-----------------------------------------------------------------------------------------------
Average shares outstanding:
   Basic                                     10,323       9,875        9,392          8,875
-----------------------------------------------------------------------------------------------
   Diluted                                   10,447      10,003        9,544          9,117
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Stock Information
--------------------------------------------------------------------------------
First Defiance's Common Stock is traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "FDEF". The range of high and low sales prices and closing stock date for First Defiance's Common Stock, along with information on declared cash dividends is as follows:

                                          1997                               1996
----------------------------------------------------------------------------------------------
                                  High              Low              High              Low
----------------------------------------------------------------------------------------------
Quarter Ended
   March 31                     $14.625           $11.75           $10.8125          $10.125
   June 30                       14.75             12.375           11.00             10.375
   September 30                  16.00             14.25            11.00              9.875
   December 31                   16.25             14.75            12.50             10.625

Dividend Declared per
Share of Common Stock                     1997                               1996
----------------------------------------------------------------------------------------------
   March                                 $0.08                              $0.07
   June                                   0.08                               0.07
   September                              0.08                               0.07
   December                               0.09                               0.08
----------------------------------------------------------------------------------------------

As of March 6, 1998 there were approximately 1,915 registered holders of Common Stock.

Dividends are subject to determination and declaration by the Board of Directors, which will take into account First Defiance's financial condition, results of operations, tax considerations, industry standards, economic conditions, and regulatory restrictions which affect the payment of dividends and other factors. The Board of Directors of First Defiance has adopted, subject to the considerations described above, a cash dividend policy at a rate of 36 cents per share, per annum, payable quarterly.

In addition to certain federal income tax considerations, regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 day notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phased-in capital to assets ratio at the beginning of the year.

Board of Directors of First Defiance Financial Corp. and First Federal Savings and Loan

Don C. Van Brackel
Chairman, President and Chief
Executive Officer
First Defiance Financial Corp. 1,2
Edwin S. Charles
Vice Chairman, Retired CEO of
First Federal Savings and
Loan 2,3,4
James M. Zachrich
Retired Manufacturer 5,6,7
Dr. John U. Fauster, III
Dentist 5,6,7
Dr. Marvin J. Ludwig
President Emeritus of
The Defiance College 3,6,7
Stephen L. Boomer
President, Co-owner of
Arps Dairy, Defiance OH  3,4,6
Dr. Douglas A. Burgei
Veterinarian 2,4,5
Thomas A. Voigt
Vice President, General Manager, Bryan Publishing Company,
Bryan, OH  3,5,7
Gerald W. Monnin
President, CEO Northwest
Controls, Defiance, OH  3,4,5

1 Permanent member of
  Executive committee. Other
  board members serve on
  Executive committee on a
  rotating basis
2 Investment Committee
3 MRP-Stock Option Committee
4 Governance Committee
5 Long Range Planning
  Committee
6 Audit Committee
7 Compensation Committee



Officers of First Defiance Financial Corp.
Don C. Van Brackel
Chairman, President and Chief Executive Officer
William J. Small
Senior Vice President and President First Federal Savings and Loan
John C. Wahl
Senior Vice President, Chief Financial Officer and Corporate Treasurer John W. Boesling
Senior Vice President and
Corporate Secretary
Patricia A. Cooper
Senior Vice President
Jeffrey D. Vereecke
Senior Vice President
Dennis E. Rose, Jr.
Controller

Officers of First Federal
Savings and Loan
Executive Officers
Don C. Van Brackel
Chairman and Chief
Executive Officer
William J. Small
President and Chief
Operating Officer
John C. Wahl
Senior Vice President,
Chief Financial Officer and
Corporate Treasurer
John W. Boesling
Senior Vice President and
Corporate Secretary
Patricia A. Cooper
Senior Vice President
Jeffrey D. Vereecke
Senior Vice President

Vice Presidents
Jack E. Brace
Patrick S. Rothgery
David R. Schultz
Gary W. Spencer
John D. Starner
Frederick Warncke
Thomas F. Weber
J. Kevin Yarnell


Controller
Dennis E. Rose, Jr.
Assistant Vice Presidents
Cynthia S. Castor
Brian A. Eitniear
Gregory L. Troyer
Robin L. Trudel
Assistant Secretaries
James M. Crow
Jeffrey A. Hench
Assistant Treasurer
Kathryn L. Hoover
Internal Auditor
Bruce C. Fackler
Compliance Officer
Gary L. Verhoff
Human Resource Manager
Rachel L. Ulrich
Marketing Director
Robert G. McCullough
General Counsel
Vorys, Sater, Seymour and Pease
Suite 2100 Atrium Two
221 E. Fourth St.
Cincinnati, OH  45201
Transfer Agent
and Registrar
Registrar & Transfer Company
10 Commerce Dr.
Cranford, NJ  07016
Independent Auditor
Ernst & Young LLP
One Seagate
Toledo, OH  43604
Major Market Makers
Keefe, Bruyette & Woods, Inc.
Friedman, Billings, and Ramsey Co.
Sandler O'Neill & Partners L.P.
Tucker Anthony Incorporated
Herzog, Heine, Geduld, Inc.
Everen Securities
Howe Barnes Investments Inc.
ABN AMRO Chicago Corp.
Ryan Beck & Co., Inc.

Annual meeting
April 21, 1998, 1:00 p.m.
at the office of First Federal
Savings and Loan
601 Clinton Street
Defiance, Ohio  43512

Form 10-K

A copy of First Defiance's Annual
Report on Form 10-K, as filed
with the Securities and Exchange
Commission, is available without
charge to all stockholders of record
by writing to:

John C. Wahl
Senior Vice President and
Chief Financial Officer
First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio  43512

Long-time directors Edwin S.
Charles and James M. Zachrich
will retire from the boards of
First Defiance Financial Corp.
and First Federal Savings and
Loan effective with the 1998
annual meeting.

Ed Charles joined the First
Federal board in 1959 and
served as its president and
managing officer from 1972 until
1978,  as president  until 1988
and as chairman of the board and
CEO from 1988 until 1994.  He has
been vice chairman since 1994. Jim
Zachrich served as an outside
director beginning in 1975.