Form 10-K, Exhibit 13
period 1998-12-31
FIRST DEFIANCE FINANCIAL CORP
filed 1999-03-31
CIK 946647

1998 Annual Report








                               First Defiance
                                   Finacial Corp.

Table of Contens

Letter from the Chairman                            1-4
Locations                                             5
Selected Consolidated Information                   6-7
Management's Discussion & Analysis                 8-16
Audited Consolidated Financial Statements         17-39
Report of Independent Auditors                       40
Stock Information                                    40


Financial Highlights

Years ended December 31
($ in thousands, except per share data)          1998             1997              1996
------------------------------------------------------------------------------------------

   At Period End:
     Assets                                    $785,399          $579,698         $543,411
     Loans, net                                 568,484           441,912          415,925
     Deposits and Borrowers Escrow Balances     511,313           395,983          383,139
     Stockholders' equity                        93,710           106,884          116,565

     Book value per share                         12.37            12.53            12.31
     Stockholders' equity to total assets        11.93%            18.44%           21.45%

   Average Balances:
     Assets                                    $698,922          $560,709         $528,863
     Loans                                      521,968           428,550          399,949
     Deposits                                   409,254           382,574          381,444
     Stockholders' equity                       103,892           115,231          127,280

   Summary of Operating Results:
     Net interest income                       $ 22,110          $ 22,471         $ 21,798
     Provision for loan losses                    7,769             1,613            1,020
     Non-interest income                         17,528             1,627            1,328
     Non-interest expense*                       26,940            14,093           13,497
     Net income*                                  3,111             5,407            5,775

     Basic earnings per share*                     0.42              0.65             0.60
     Diluted earnings per share*                   0.40              0.62             0.59

     Return on average equity*                     2.99%             4.69%            4.54%
     Return on average assets*                     0.45%             0.96%            1.09%

 *1996 operating results exclude the effect of a one-time $2.461 million charge to recapitalize the Savings Association Insurance Fund. Net of tax the charge was $1.624 million, or $.17 per share (both basic and diluted). Net income for 1996 including the charge was $4.151 million, basic and diluted EPS were $.43 and $.42, respectively, return on average equity was 3.26% and return on average assets was .78%.

                                  William J. Small      [GRAPHIC OMITTED-- photo
                  Chairman of the Board, President        of Willam J. Small]
                       and Chief Executive Officer
                              First Defiance Corp.


Dear Shareholders
      It is a great privilege for me to provide this report on the achievements and the challenges of First Defiance Financial Corp. for the year ended December 31, 1998 as well as what I believe are tremendous opportunities for 1999 and beyond.

1998 ACCOMPLISHMENTS

      During 1998 we grew through acquisition, through geographic expansion, and through expansion of our product line offerings.

      On July 1, 1998 we completed the $34.9 million acquisition of The Leader Mortgage Company. The Leader, based in Cleveland, is a full service mortgage banking company which has developed a niche servicing loans originated under first-time home-buyer bond programs which are sponsored by various state and local governmental units. For the six months from July 1 to December 31, 1998, The Leader originated a total of $604 million in loans, of which $574 million were under bond programs. At December 31, 1998, The Leader is servicing a total of 85,900 loans with a combined outstanding balance of $5.1 billion.

      The acquisition of The Leader was attractive to us because the acquisition would be accretive to earnings for 1998, even though it was a cash transaction that required the use of purchase accounting. The Leader's results to date have generally exceeded our expectations and for the six months ended December 31, 1998, The Leader earned income after tax of $1.43 million. After factoring in First Defiance's after tax cost of financing the acquisition, The Leader still contributed net income of $747,000, or $.10 per share.

      We also liked The Leader's risk profile. Because most of the loans they service are under first-time home-buyer programs, they are generally at rates which are below market and less likely to pre-pay.

In fact, the pre-payments experienced by The Leader during our six months of ownership were approximately 11.1%, which is generally lower than pre-payments for conventional mortgages which are in the 15-20 percent and higher range in this rate environment. The lower pre-payment speeds make our investment in mortgage servicing rights less volatile than the industry as a whole.

      In addition to the acquisition of The Leader, at the end of December, we acquired the Insurance Center of Defiance, a property and casualty and life insurance agency which does business in the Defiance Ohio area under the name the Stauffer-Mendenhall Agency. This acquisition was small, but it gives us an entry into a new line of business. In addition to gaining the Agency's revenues, it gives us the opportunity to retain a larger amount of the commissions from credit-life policies marketed to our customers. It also gives us the potential opportunity to cross-sell insurance and non-deposit investment products to both First Federal customers as well as the borrowers for whom The Leader services mortgages.

      In our core business at First Federal Savings and Loan, we hired Greg Allen in June 1998. Greg, who has recently assumed the position of Chief Lending Officer, joined us with 11 years of experience and he has had an immediate impact. Under his direction, our commercial loan portfolio has grown from $35.9 million when he came on board in June (it was $29.8 million at December 31, 1997) to $70.1 million at December 31, 1998, a 95.3% increase in six months time. In addition to originating a significant number of loans himself, Greg has also improved the loan origination process. In addition to Greg, we hired two experienced lenders to start a loan production office in Findlay, Ohio.


[GRAPHIC OMITTED -- of
Total Assets, In Millions
At December 31]


      That loan office has been so successful that on February 16 of this year, we opened a full-service branch facility in Findlay. A permanent structure is currently being constructed and is slated for completion by September of 1999. We also completed construction on a pair of new facilities in early 1998 in Hicksville and Paulding, Ohio.

      We recognize that the rapid growth in commercial lending has significantly changed First Federal's risk profile. In response to that increased risk, we have hired a credit analyst to analyze each commercial loan before it is made. We also have engaged a reputable consultant to perform a detailed loan review on a semi-annual basis.

     Over the years, one of the missing ingredients in our menu of services has been trust services. We remedied that deficiency in 1998 when we applied for and received trust powers from the Office of Thrift Supervision, our primary regulator. In July, we hired Mark Gazarek to start our department from scratch. Mark has nearly 20 years of trust experience and is off to a tremendous start. Although our trust systems were not in place until the middle of December, we already have $6.2 million of assets under management. Also, the possession of trust powers will allow us to be the loan-file custodian for the loan-servicing portfolios of both First Federal and The Leader, which will save us nearly $200,000 annually in costs we have been paying to third parties.

FINANCIAL RESULTS

      While the achievements listed above made us a better, more diverse company in 1998, they were overshadowed at the end of the year by a large adjustment we made to increase our allowance for loan losses. In December 1998, we increased our allowance by approximately $5.4 million to $9.8 million on a consolidated basis. The adjustment reduced our net income for the year by $3.6 million after tax, or $.46 per diluted share. For the year, First Defiance reported net income of $3.1 million, or $.40 per diluted share, compared to 1997 net income of $5.4 million, or $.62 per share.

      Late in the fourth quarter, an internal review of the consumer loan portfolio indicated some weaknesses and we hired an outside consultant to perform an extensive review of consumer loans. As a result of that review, management determined that the consumer loan portfolio, which had a balance at year-end of $83.4 million, required approximately $3.6 million of additional reserves. The problems with the consumer loan portfolio were the result of a lack of adherence to written underwriting standards. We have taken the following steps to address the problem.


                                                          [GRAPHIC OMITTED -- of
                                                           Quarterly
                                                           Earnings &
                                                           Dividends]


         o We centralized our indirect auto loan underwriting and approval, which were previously performed through First Federal's branch network. We have hired experienced underwriters and revised lending authority. Since those changes were implemented, the volume of our consumer originations has decreased significantly.

         o We have made a number of personnel changes and have revised compensation strategies.

         o We have identified the loans in our portfolio which have potential underwriting deficiencies. Those loans are receiving immediate collection action if a payment is missed.

         o We are utilizing the services of a third party to review adherence to our underwriting guidelines on a monthly basis.

      In addition to the adjustment to the consumer loan allowance, we recorded fourth quarter adjustments totaling $1.8 million before tax to reflect further deterioration of the mobile home portfolio, increases in projected loss rates on classified assets, and increases in the required allowance to reflect the growth in the commercial loan portfolio. We believe these adjustments to our allowances were both prudent and necessary and appropriately reflect the risk inherent in the loan portfolios. We had a thorough review performed on the commercial portfolio during the fourth quarter and no unreserved credit problems were identified.

      Absent the large adjustment to the allowance, 1998 was a very strong year for First Defiance. Net interest income decreased, as expected for the reasons explained in management's discussion and analysis; but the decline was more than offset by increases in non-interest income, primarily the servicing income from The Leader.

      From a capital management standpoint, we took advantage of the decline in our stock price in 1998 to repurchase a total of 1.2 million shares of First Defiance stock during the year at an average price of $15.12. This represents more than 14 percent of the shares outstanding at the beginning of the year. Since May 1996, we have repurchased a total of 3.7 million shares, or 33.5 percent of the shares outstanding at the beginning of 1996. We believe stock repurchases continue to be an effective capital management option and, through the first two-and-a-half months of 1999, have repurchased an additional 451,000 shares at an average price of $13.50.


OUR STRATEGY
      While 1999 holds many challenges, it also holds a number of opportunities. The Leader continues to expand into new states and recently received new servicing contracts for bond programs in Indiana, Oklahoma and Washington State. Also, we believe The Leader's expertise in originating and servicing FHA and VA loans can be applied to First Federal's business in the more conventional loan markets. The Leader also has ambitious goals to expand its activities beyond first-time homebuyer programs by increasing its retail and wholesale mortgage loan originations in 1999, focusing on both conventional and FHA/VA programs.

      We also plan to continue to grow our commercial lending business, expand the insurance operations outside of the city of Defiance, and begin generating fee income through our trust department.

      We have an outstanding management staff to implement this strategy. P. Scott Carson joined First Federal late in 1998 and, as planned, was named President and Chief Operating Officer of First Federal effective January 1, 1999. Scott has 28 years of commercial and consumer banking experience, most recently with Trumbull Financial Corporation in Warren, Ohio. James Hook is President and Chief Executive Officer of The Leader. Jim has 30 years of experience with The Leader and is an invaluable resource. We also look forward to working with Steve Grosenbacher, who is President and CEO of the Insurance Center of Defiance.

[GRAPHIC OMMITTED -- of
                Common
                Shares
           Repurchased]

      I also want to take this opportunity to honor my predecessor, Don C. Van Brackel, who stepped down as First Defiance's President, Chairman and CEO on December 31, 1998. Don is a man with tremendous vision. He was instrumental in both the conversion of First Federal Savings and Loan to a mutual holding company in 1993 and the formation of First Defiance in 1995 as well as the acquisition of both The Leader and the Insurance Center of Defiance. I am grateful that Don has remained as vice chairman of the board of directors. I plan to seek his counsel often.

      My goal as Chief Executive Officer is to build on the vision created by Don Van Brackel, and I am committed to building the value of your investment in First Defiance Financial Corp.

     Thank you for your continued support.

     Yours truly,

 /s/ William J. Small
 --------------------
     William J. Small
     Chairman, President, C.E.O.

FIRST DEFIANCE FINANCIAL CORP. LOCATIONS

FIRST DEFIANCE              FIRST FEDERAL             FINDLAY LOAN
  FINANCIAL CORP.            SAVING AND LOAN          PRODUCTION OFFICE
                                                      2113 Tiffin
FIRST DEFIANCE FINANCIAL    FIRST FEDERAL LOCATIONS   Suite 101
CORP. HEADQUARTERS          BRYAN DOWNTOWN            Findlay, OH  45839
601 Clinton St.             204 East High Street      419-422-4422
Defiance, OH  43512         Bryan, Ohio  43506
www.fdef.com                419-636-3118              HICKSVILLE
419-782-5015                                          201 East High Street
                            BRYAN EAST                Hicksville, OH  43526
                            926 East High Street      419-542-5626
                            Bryan, Ohio  43506
                            419-636-5653              MONTPELIER
                                                      1050 East Main Street
                            DEFIANCE DOWNTOWN         Montpelier, OH  43543
                            601 Clinton Street        419-485-5591
                            Defiance, OH  43512
  [GRAPHICS OMMITTED --     419-782-5015              NAPOLEON DOWNTOWN
   depicting 2 maps of                                625 Scott Street Napoleon,
   branch locations]        DEFIANCE NORTH            OH 43545 419-592-3060
                            825 North Clinton Street
                            Defiance, OH  43512       NAPOLEON WOODLAWN
                            419-782-6626              1333 Woodlawn Avenue
                                                      Napoleon, OH 43545
                            DEFIANCE SUPER K-MART     419-599-2727
                            190 Stadium Drive
                            Defiance, OH  43512       PAULDING
                            419-782-5252              905 North Williams Street
                                                      Paulding, OH 45879
                            FINDLAY                   419-399-9748
                            3900 N. Main
                            Findlay, OH  45840        WAUSEON
                            419-472-1981              211 South
                                                      Fulton Street
                                                      Wauseon, OH 43567
                                                      419-335-7911
THE LEADER MORTGAGE COMPANY
                                                      www.first-fed.com

                                                      [GRAPHIC OMMITTED --
            [GRAPHICS OMMITTED --                     of SMA Insurance]
             U.S. map depicting
             Bond Program Penetration]                Stauffer-Mendenhall Agency
                                                      INSURANCE CENTER
                                                      OF DEFIANCE
                                                      507 5th Street
                                                      Defiance, OH  43512
                                                      419-784-5431

                                                      [GRAPHIC OMMITTED -- of
                                                      The Leader
                                                      Mortgage Company]

                                                      THE LEADER
                                                      MORTGAGE COMPANY
                                                      1015 Euclid Avenue
                                                      Cleveland, Ohio  44115
                                                      216-696-8000

First Defiance Financial Corp. and Subsidiaries
Selected Consolidated Financial Information
($ in thousands, except per share data)

                                                         1998             1997        1996           1995         1994
---------------------------------------------------------------------------------------------------------------------------
Selected Consolidated Financial Condition Data:                                    At December 31
---------------------------------------------------------------------------------------------------------------------------
Total assets                                           $785,399          $579,698     $543,411     $525,550     $471,461
Loans receivable held-to-maturity                       448,574           441,824      415,366      381,444      354,937
Loans receivable held-for-sale                          119,910                88          559        3,759            -
Allowance for loan losses                                 9,789             2,686        2,217        1,817        1,733
Non-performing assets                                    14,371             1,906        2,239          945          865
Securities available-for-sale                            47,554            82,436       77,407       93,041       65,604
Securities held-to-maturity                              13,541            20,953       25,937       26,073       30,632
Mortgage servicing rights                                76,452               188          121            -            -
Deposits and borrowers' escrow balances                 511,313           395,983      383,139      382,414      376,311
FHLB advances                                           168,142            71,665       40,821        6,842       23,741
Stockholders' equity                                     93,710           106,884      116,565      133,506       68,396
---------------------------------------------------------------------------------------------------------------------------
Selected Consolidated Operating Results:                                     Years ended December 31
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                  $49,056            $43,858      $41,257      $38,565      $35,260
Total interest expense                                  26,946             21,387       19,459       20,289       16,928
Net interest income                                     22,110             22,471       21,798       18,276       18,332
Provision for loan losses                                7,769              1,613        1,020          374          465
Non-interest income                                     17,528              1,627        1,328        1,035        1,001
Non-interest expense 1                                  26,940             14,093       15,958       10,560        9,930
Income before income taxes                               4,929              8,392        6,148        8,377        8,938
Income taxes                                             1,818              2,985        1,997        2,856        2,985
Net income 1                                             3,111              5,407        4,151        5,521        5,953
Basic earnings per share 1,2                              0.42               0.65         0.43         0.54         0.58
Diluted earnings per share 1,2                            0.40               0.62         0.42         0.53         0.58
Cash dividends declared per share 2                       0.37               0.33         0.29         0.28         0.28



[GRAPHIC OMMITTED -- depicting          [GRAPHIC OMMITTED -- depicting
  Net Interest Income                    1998 Assets Breakdown]
  Year Ended December 31
  In Millions]
                                        [GRAPHIC OMMITTED -- depicting
                                         1997 Assets Breakdown]

                                                              1998         1997         1996         1995          1994
---------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios and Other Data:
---------------------------------------------------------------------------------------------------------------------------

Performance Ratios:
   Return on average assets 1                                  0.45%        0.96%        0.78%         1.13%        1.28%
   Return on average equity 1                                  2.99%        4.69%        3.26%         6.14%        8.87%
   Interest rate spread 3                                      3.25%        3.39%        3.22%         3.01%        3.50%
   Net interest margin 3                                       3.62%        4.24%        4.31%         3.87%        4.06%
   Ratio of operating expense to average total assets 1        3.85%        2.51%        3.02%         2.16%        2.13%

Quality Ratios:
   Non-performing assets to total assets at end of period 5    1.83%        0.33%        0.41%         0.24%        0.28%
   Allowance for loan losses to non-performing assets 5       68.12%      140.92%       99.02%       192.28%      200.35%
   Allowance for loan losses to total loans receivable         1.69%        0.60%        0.52%         0.47%        0.48%

Capital Ratios:
   Equity to total assets at end of period                    11.93%       18.44%       21.45%        25.40%       14.51%
   Tangible equity to tangible assets at end of period        10.41%       18.44%       21.45%        25.40%       14.40%
   Average equity to average assets                           14.86%       20.55%       24.07%        18.36%       14.40%
   Book value per share                                      $12.37        $12.53      $12.31        $12.16        $6.23
   Ratio of average interest-earning assets to average
    interest-bearing liabilities                             108.43%      121.45%      128.53%       120.41%      114.99%
Dividend payout ratio 4                                       88.10%       50.77%       67.44%        51.85%       48.28%

1 Non-interest expense for 1996 includes a one-time charge of $2.461 million to recapitalize the Savings Association Insurance Fund (SAIF). Without the SAIF charge, net income for 1996 would have been $5.775 million, or $.60 basic earnings per share ($.59 on a diluted basis), return on average assets would have been 1.09%, return on equity would have been 4.54% and the ratio of operating expense to average total assets would have been 2.55%.

2  Per  share   amounts  for  1994  have  been  restated  to  reflect  the  1995 reorganization. Earnings per share for 1994-1996 have been restated for FASB Statement 128.

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

[GRAPHIC OMMITTED -- depicting             [GRAPHIC OMMITTED -- depicting
 Deposit and Borrowers'                     Equity to Assets Ratio
 Escrow Balances                            At December 31
 At December 31
 In $millions]

Management's Discussion and Analysis of
Financial Condition and Results of Operations

First Defiance Financial Corp. ("First Defiance" or "the Company") is a unitary thrift holding company which conducts business through its thrift subsidiary First Federal Savings and Loan, Defiance, Ohio ("First Federal") through its mortgage banking subsidiary, The Leader Mortgage Company, Cleveland, Ohio ("The Leader"), which it acquired in July 1998, and the Insurance Center of Defiance, a property and casualty and life insurance agency which it acquired in December 1998.

First Federal is a federally chartered savings and loan that provides financial services to communities based in Northwest Ohio where it operates 12 full-service branches, including a branch in Findlay, Ohio that opened in February 1999. First Federal provides a broad range of financial services including checking accounts, savings accounts, certificates of deposit, individual retirement accounts, real estate mortgage loans, commercial loans, consumer loans and home equity loans. Effective October 1998 First Federal applied for and was granted trust powers; and, in December 1998, it began offering trust services to businesses and individuals.

The Leader is a mortgage banking company that specializes in servicing loans originated under first-time homebuyer programs. Under these programs, first-time homebuyers are able to obtain loans at rates generally below market at the time of closing. The funds for the loans are available as a result of bond issues through various state and local government units. The Leader, as master servicer under the bond programs, purchases the loans from the originator, principally other financial institutions or mortgage brokers. Once purchased by The Leader, the loans under the specific bond programs are packaged and GNMA or other agency securities are issued to the bond trustees under the programs. As of December 31, 1998, The Leader services approximately 82,000 loans with a total balance of $4.8 billion (85,900 loans with a balance of $5.1 billion including subservicing). Of these loans, 60,500 are bond program loans with balances of $3.7 billion. Because the loans under the first-time homebuyer programs are issued at below market rates, they generally have significantly lower pre-payments than conventional mortgage loans. The Leader also collects a significant amount of ancillary fees, including late charges and credit life insurance commissions.

Because the Insurance Center acquisition occurred at the end of December 1998, results do not include any operations of that entity.

Financial Condition
The July 1, 1998 acquisition of The Leader changed the statement of condition of First Defiance from what was reported at the end of 1997. Total assets at December 31, 1998 were $785.4 million, an increase of 35.5% from the December 31, 1997 total of $579.7 million. The addition of The Leader increased mortgage loans by $119.8 million, $103.6 million of which are considered available for sale. It also increased mortgage servicing rights by $76.0 million and goodwill by $11.1 million. On the liability side, First Defiance acquired $179.8 million of bank debt when The Leader was acquired on July 1, 1998. Bank debt assumed consisted of $125.5 million of mortgage warehouse financing to fund the loans available for sale and $54.3 million of term credit financing used to fund mortgage servicing rights. By December 31, 1998, First Defiance replaced the existing bank debt with lower cost advances from the Federal Home Loan Bank ("FHLB"). Also, The Leader placed the principal and interest payments from their customers, as well as the tax and insurance escrow payments, on deposit at First Federal. The balance of those P&I payments and escrow funds at December 31, 1998 were $77.9 million. Throughout 1998, P&I payments and escrow funds had an average balance of $82.7 million.

Excluding The Leader, the balance of mortgage loans receivable declined by approximately $27.5 million due to a bulk sale of approximately $30 million of seasoned mortgage loans during the 1998 third quarter. First Defiance also sold the majority of its mobile home loan portfolio, which declined from $25.4 million at the end of 1997 to only $3.1 million at the end of 1998. Those declines were offset by a $40.4 million increase in commercial loans during 1998, to $70.1 million at December 31, 1998. Automobile loans also increased during 1998, from $69.1 million at December 31, 1997 to $75.2 million at December 31, 1998. During that same time period, home equity and improvement loans increased to $18.2 million from $16.9 million. Management believes that commercial loan balances will continue to grow at a rapid pace during 1999, due to the addition of three experienced commercial lenders and an increased emphasis on this type of lending. In the consumer loan portfolio, stricter adherence to underwriting guidelines as a result of increased charge-off activity in 1998 will likely result in a contraction in that portfolio, perhaps by as much as 30% in 1999.

The Leader was acquired for a cash price of $34.9 million, which was funded with FHLB advances. As noted earlier, FHLB advances have also been used to replace The Leader's bank financing. Certain of those advances were subsequently repaid using the proceeds from called investment securities and from the sales of the mobile home and seasoned mortgage loans. Total advances at December 31, 1998 were $168.1 million compared to $71.7 million at the end of 1997. The maturities on those advances range from overnight to 10 years.

First Defiance also had growth in deposits for the year of $38.7 million, to $434.0 million at December 31, 1998 from $395.3 million at December 31, 1997. The most significant growth was in checking accounts, which increased to $53.8 million at December 31, 1998 from $32.4 million at December 31, 1997. During that same time period, savings and money market accounts grew by $4.2 million while certificates of deposit increased by $13.1 million. In addition to deposits, First Defiance also has the use of The Leader's escrow deposits and advance principal and interest payments. As noted above, that balance was $77.9 million at December 31, 1998.

Investment securities, which include both available for sale securities and held to maturity securities, decreased by $42 million to $61.4 million from $103.4 million. The decrease is due primarily to scheduled maturities and the early call of virtually all callable agency securities. The reduction in the investment portfolio was used to fund loan growth and to repay FHLB advances.

Results of Operations
General - First Defiance reported net income of $3.1 million for the year ended December 31, 1998 compared to $5.4 million and $4.2 million for the years ended December 31, 1997 and December 31, 1996 respectively. Net income for 1998 was negatively impacted by a $5.4 million pre-tax fourth quarter adjustment to the reserve for loan losses. (See discussion on Provision for Loan Losses.) The 1996 net income was adversely impacted by a one-time assessment of $2.5 million to recapitalize the Savings Association Insurance Fund ("SAIF"). The after-tax impact of the SAIF charge was a reduction in net income in 1996 of $1.6 million. Without the SAIF charge, First Defiance's net income for 1996 would have been $5.8 million.

On a diluted per share basis, First Defiance's net income was $.40, $.62 and $.42 for the years ended December 31, 1998, 1997 and 1996 respectively ($.59 for 1996 after adding back the SAIF assessment). Earnings per share have been favorably impacted in both 1998 and 1997 by a reduction in average shares outstanding as a result of a number of share repurchase programs. On a diluted basis, the average shares outstanding has declined from 9.6 million in 1996 to
8.4 million in 1997 and 7.5 million in 1998. Since May 1996, a total of 3.7 million shares have been repurchased under stock repurchase programs, including
1.2 million in 1998.

Net interest income was $22.1 million for the year ended December 31, 1998, compared to $22.5 million and $21.8 million for the years ended December 31, 1997 and 1996 respectively. Net interest margin was 3.62%, 4.24% and 4.31% for the years ended December 31, 1998, 1997 and 1996, respectively. The decrease in net interest margin in 1998 is primarily a result of The Leader using, on average, approximately $51.8 million of financing to acquire mortgage servicing rights, which are a non-interest earning asset. The Company has effectively exchanged net interest margin for an increase in mortgage servicing income, which is included in non-interest income. The yield on interest earning assets was 7.96% for the year ended December 31, 1998, a decrease from the years ended December 31, 1997 and 1996 when the yields on interest earning assets were 8.24% and 8.12% respectively. The decline in yields between 1998 and 1997 is due primarily to the addition of The Leader's mortgage loans available for sale during the second half of 1998. Those loans, which had an average balance of $131.5 million for the six month period between July 1, 1998 and December 31, 1998, are generally originated under first time homebuyer programs and carried an average interest rate of 6.47% for that six month period. The Company's cost of funds for the year ended December 31, 1998 was 4.71% compared to 4.85% for the year ended December 31, 1997 and 4.90% for the year ended December 31, 1996. As a result, the interest rate spread declined to 3.25% for the year ended December 31, 1998 compared to 3.39% for 1997 and 3.22% for 1996.

The provision for loan losses for the year ended December 31, 1998 was $7.8 million, compared to $1.6 million for 1997 and $1.0 million for 1996.

The addition of The Leader significantly impacts the comparability of both non-interest income and non-interest expense because of the revenues and costs associated with a mortgage banking operation. For the year ended December 31, 1998, non-interest income was $17.5 million compared to only $1.6 million for 1997 and $1.3 million for 1996. Non-interest expense for the year ended December 31, 1998 was $26.9 million compared to $14.1 million for 1997 and $16.0 million for 1996, although the 1996 amount includes the $2.5 million SAIF assessment. Without the SAIF assessment, non-interest expense for 1996 would have been $13.5 million.

Income for The Leader for the six months it was included in First Defiance's results was $1.4 million; and the net earnings of First Defiance after factoring in the after-tax cost of funding the acquisition were increased by $747,000, or $.10 per share.

Net Interest Income - First Defiance's net interest income is determined by its interest rate spread (i.e., the difference between the yields on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Total interest income increased by $5.2 million, or 11.9%, from $43.9 million for the year ended December 31, 1997 to $49.1 million for the year ended
December 31, 1998. The increase was due to a $93.5 million increase in the average balance of loans outstanding for 1998 when compared to 1997. The yield on those loans declined to 8.31% in 1998 versus 8.70% in 1997. The increase in loans receivable was primarily attributable to the acquisition of The Leader's loans available for sale. Those loans averaged $131.5 million for the six months that The Leader was included in First Defiance's results and increased the average balance outstanding for the year by $65.8 million. The inclusion of those loans also caused the reduced yield because of the below market nature of loans originated under the first-time homebuyer programs. Interest income was favorably impacted by the increase in the average balance in commercial loans, which was $42.5 million for 1998 compared to $28.3 million for 1997. The increase in commercial loan balances occurred after the hiring of three experienced commercial lenders and a commercial credit analyst during the second half of 1998.

In 1997, total interest income increased by $2.6 million, or 6.3%, from $41.3 million for the year ended December 31, 1996 to $43.9 million for the year ended December 31, 1997. That increase was due to a $28.6 million increase in the average balance of loans outstanding for 1997 when compared to 1996. The yield on those loans increased slightly, to 8.70% in 1997 from 8.66% in 1996.

Interest earnings from the investment portfolio declined to $5.1 million in 1998 compared to $6.6 million in both 1997 and 1996. The decline in 1998 was due to a decrease in the average balance of securities from $103.3 million in 1997 to $81.3 million in 1998. The decline was primarily due to agency securities with call provisions being called during the low rate environment, particularly during the second half of 1998. The yield on the average portfolio balance in 1998 was 6.25%. In 1997, the investment portfolio had a yield of 6.35% on an average balance of $103.3 million while in 1996 the investment portfolio had a yield of 6.15% on an average balance of $107.7 million.

Interest expense increased by $5.5 million, or 26.0%, to $26.9 million in 1998 compared to $21.4 million for 1997. The large increase is primarily due to the financing requirements of The Leader's operations. When it was acquired, The Leader had debt arrangements with a consortium of banks that provided financing for its mortgage loan warehouse and also for the acquisition of mortgage servicing rights. Those debt agreements were replaced during December 1998 with financing from First Federal Savings and Loan, which was funded through both deposits and FHLB advances. The average bank debt outstanding for the six months that The Leader was included in First Defiance's results was approximately $175.3 million. The net cost of those funds was approximately 5.06%, including a credit that The Leader was receiving for escrow funds on deposit at the banks at a fed funds rate. Beginning in November, those escrow balances were placed on deposit with First Federal.

Interest expense also increased because of an increase in the average balance of deposits outstanding, which increased to $409.3 million in 1998 compared to $382.6 million in 1997. The average cost of those deposits declined by 22 basis points in 1998, to 4.48% from 4.70% in 1997. The average balance of FHLB advances increased to $75.1 million in 1998 from $58.1 million in 1997. The average cost of those advances declined to 5.56% from 5.84%. The balance in FHLB advances increased substantially in December 1998, as they were used as the primary source of funding to replace The Leader's bank debt.

In 1997, interest expense increased to $21.4 million from $19.5 million for the year ended December 31, 1996. The increase was due to an increase in interest expense on FHLB advances, which was $3.4 million for 1997 compared to $880,000 for 1996. The increase was due to an increase in the average balance of FHLB advances outstanding during 1997 to $58.1 million, compared to only $15.9 million for 1996. The average cost of those advances in 1997 increased to 5.84% from 5.56% for 1996. The cost of deposit liabilities decreased to $18.0 million for the year ended December 31, 1997 compared to $18.6 million for 1996 due to a 17 basis point decrease in the average cost of those funds. The average balance of deposits was essentially the same for both 1997 and 1996.

As a result of the foregoing, First Defiance's net interest income was $22.1 million for the year ended December 31, 1998 compared to $22.5 million for the year ended December 31, 1997 and $21.8 million for the year ended December 31, 1996. Net interest margin for the year ended December 31, 1998 declined to 3.62% from 4.24% for 1997 and 4.31% for 1996. The decline was due to the financing of The Leader, particularly the financing of mortgage servicing rights and goodwill, which are both non-interest earning assets. The balance of mortgage servicing rights at December 31, 1998 was $76.5 million and the balance of goodwill at that date was $13.3 million.

Provision for Loan Losses - First Defiance's provision for loan losses was $7.8 million for the year ended December 31, 1998, compared to $1.6 million and $1.0 million for the years ended December 31, 1997 and 1996, respectively. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level that is deemed appropriate by management. Factors considered by management include identifiable risk in the portfolios, historical experience, the volume and type of lending conducted by First Defiance, industry standards, the amount of non-performing assets, including loans which meet the FASB Statement No. 114 definition of impaired, general economic conditions, particularly as they relate to First Defiance's market areas, and other factors related to the collectability of First Defiance's loan portfolio.

In 1998, four factors combined to require the large increase in the loan loss provision: an increase in charge-offs and delinquencies within First Federal's consumer loan portfolio, rapid growth in First Federal's commercial loan portfolio, the disposition of First Federal's mobile home loan portfolio, and the acquisition of The Leader Mortgage Company. The consolidated allowance for loan losses at December 31, 1998 was $9.8 million, compared to $2.7 million at December 31, 1997.

During 1998, First Federal experienced increased levels of charge-offs of loans in its $83.4 million consumer loan portfolio, which is comprised primarily of automobile loans. In response to the level of charge-offs, management hired an outside consultant to perform an extensive review of consumer loans. The outside consultant tested approximately 10% of all loans originated after January 1, 1997. Based on the review, they recommended that a loss percentage of as much as 6.31% of the total portfolio was required for loans originated in 1997 or 1998. Based on that recommendation, management increased the allowance for consumer loans by approximately $3.6 million. Subsequent to that review, consumer loan underwriting and approval, which were previously performed through First
Federal's branch network, have been centralized at the main office under experienced underwriters with revised lending authority. The volume of consumer loans originated has been significantly reduced since the changes were implemented.

The growth in the commercial portfolio also has resulted in an increase in the allowance for loan losses. Commercial loans outstanding have increased from $29.8 million at the end of 1997 to $70.1 million at the end of 1998. The allowance for losses on those commercial loans has increased from approximately $830,000 at December 31, 1997 to $1.76 million at December 31, 1998. The increase in the allowance for commercial loans is a result of the rapid growth in the portfolio balance during 1998. Management engaged an outside third party to assess the credit quality of all loan relationships in the portfolio with balances greater than $250,000 during the fourth quarter of 1998 and no unreserved credit quality problems were noted.

During 1998, First Federal sold $21 million of its $24 million mobile home loan portfolio to an unrelated third party, realizing a gain of approximately $240,000. The loans retained in the portfolio were not saleable at the time of the loan sale because of a variety of factors, including delinquency and locations of the mobile homes. Subsequent to that July 1998 sale, the market for subprime type loan portfolios declined significantly, causing management to reassess the value of its remaining mobile home loan portfolio. Based on the reassessment, it was determined to reserve 40% against the remaining mobile home loan balances not already classified as doubtful or loss. This adjustment resulted in increasing the mobile home loan loss allowance to $1.3 million at December 31, 1998 compared to $360,000 at December 31, 1997.

The allowance for loan losses also increased because of an increase in delinquent balances classified as doubtful or loss by management. At December 31, 1998, a total of $2.4 million, $856,000 and $1.1 million were classified as substandard, doubtful and loss respectively compared to $4.7 million, $589,000 and $498,000 respectively at December 31, 1997. First Federal had previously reserved loans classified as substandard and doubtful at 10% and 30%
respectively. However, based on recent loss experience on loans, those percentages have been increased to 20% and 50% respectively. Loans classified as loss are 100% reserved.

There also was a slight increase in the provision for loan losses as a result of the acquisition of The Leader. Most of the loans that are originated or acquired by The Leader have FHA or VA guarantees. As a result, the risk of loss on those loans is limited to the legal costs associated with foreclosure on the loan, which have averaged approximately $1,500 per loan in foreclosure. This is a cost that The Leader incurs whether the loan is included in its own portfolio or serviced for others. As a result, it is The Leader's general practice to repurchase loans that are in foreclosure out of the GNMA pool in order to avoid having to advance principal and interest payments to the investors for those loans, as is required under its agreement with GNMA. The Leader reserves for the foreclosure losses when the loan is repurchased out of the GNMA pool. Management also records an estimated loss reserve to provide for potential losses as loans become delinquent based on The Leader's historical loss experience on similar loans. A provision related to those loans totaling $351,000 was recorded by The Leader for the six months that its results were included in First Defiance's financial statements.

The acquisition of The Leader has resulted in an increase in the Company's reported non-performing loans that include loans in The Leader's foreclosure reserve. The balance of those loans was $11.0 million at December 31, 1998, 76.6% of First Defiance's total non-performing assets. However, that balance is comprised of FHA insured and VA guaranteed loans whose payment is substantially assured by the federal government.

The increase in the provision for loan losses between 1996 and 1997 is attributed to the overall growth in the loan portfolio during 1997 and the emphasis on consumer and commercial lending, which have more credit risk than mortgage lending. Also, total charge-offs increased in 1997, to $1.1 million compared to $620,000 for 1996. Total charge-offs recorded in 1998 were $1.9 million.

Non-interest Income - First Defiance's non-interest income increased by $15.9 million to $17.5 million for the year ended December 31, 1998 from $1.6 million for the year ended December 31, 1997. Non-interest income for the year ended December 31, 1996 was $1.3 million. The Leader's impact on non-interest income was dramatic. As previously noted, 1998 consolidated net income includes the results of The Leader from July 1, 1998. During that six-month period, The Leader recognized $12.1 million of loan servicing fees, primarily the fees collected for servicing loans for others. It also recognized $2.0 million of gains from the sale of mortgage loans during that same period.

Excluding The Leader's results, non-interest income increased to $3.3 million in 1998, a 200% increase over 1997 amounts. Most of the increase was the result of increased loan sales by First Federal during 1998. Total gains on sale of loans (excluding The Leader) were $1.4 million in 1998 compared to only $116,000 for 1997. One million dollars of the gains resulted from sales of mortgage loans, including a $785,000 gain in the third quarter of 1998 from the sale of $30.7 million of seasoned mortgage loans. First Federal also realized a $240,000 gain from its sale of a large portion of its mobile home loan portfolio. In 1997, First Defiance realized $116,000 in gains from sales of mortgage loans compared to $209,000 from mortgage loan sales in 1996.

The Company also had a significant increase in service fees, which increased to $1.4 million in 1998 compared to $1.0 million in 1997. The increase in fee income was due to several factors, including a $143,000 increase in non-sufficient fund ("NSF") fees on checking accounts and increases in ATM and debit card fees. The Company had similar increases between 1996 and 1997 when service fees increased $211,000.

Non-interest Expense - Total non-interest expense for 1998 was $26.9 million compared to $14.1 million for the year ended December 31, 1997 and $16.0 million for the year ended December 31, 1996 ($13.5 million excluding the SAIF assessment). As with non-interest income, the addition of The Leader in July 1998 significantly increased the consolidated level of non-interest expense. For the six months from July 1 to December 31, 1998, The Leader's total non-interest expense was $12.2 million. That total includes $3.8 million in compensation and benefits, $490,000 in occupancy costs, $5.3 million in amortization of mortgage servicing rights and $1.1 million in amortization of goodwill and other acquisition costs, including non-compete and employment agreements. The purchase of The Leader resulted in goodwill of approximately $11 million which is being amortized over 20 years while non-compete and employment agreements total approximately $4.5 million and are being amortized over periods ranging from two to five years.

Excluding The Leader, non-interest expense for First Defiance for 1998 would have been $14.7 million. Excluding the results of The Leader, occupancy expense increased by $665,000 due to the addition of the Hicksville and Paulding branches and a full year of depreciation expense on major renovations completed in early to mid-1997; data processing costs increased by $200,000 due to the enhancement of certain systems; amortization of mortgage servicing rights increased by $240,000 due to an increase in loans serviced for others; and state franchise tax increased by $116,000. These increases were offset by a net $740,000 decline in compensation and benefits expense and a $118,000 decline in mobile home loan servicing expenses. Compensation and benefits decreased due to a $446,000 reduction in ESOP expense; the termination of First Federal's defined benefit pension plan, which reduced expense by $475,000; and a reduction in year-end bonuses, including the elimination of year-end bonuses for First Defiance's management because of 1998 operating results. Also, the discretionary contribution to the Company's 401(k) plan was not made because the Board of Directors determined that the 1998 operating results did not warrant such a contribution. Those adjustments more than offset increased compensation related to staffing increases, including a full year with branches in Paulding and Hicksville, the expansion of the commercial loan department beginning in mid-1998, and the hiring of trust department personnel between July and October.

The acquisition of the Insurance Center of Defiance as of the end of December 1998 resulted in an additional $2.4 million of goodwill which will be amortized over a 15 year period.

The increase in non-interest expense from 1996 to 1997 was primarily due to a $1.0 million increase in compensation and benefits expense and a $596,000 increase in occupancy costs. The increase in compensation was due to a $288,000 increase in ESOP expense due to a higher share value of First Defiance stock and a $518,000 increase in overall compensation due to increased staffing at First Defiance headquarters and at the branch level. Occupancy costs increased in 1997 compared to 1996 because of the completion of major renovations at the Defiance headquarters and at other branch facilities that increased depreciation expense by $366,000. Also in 1997, First Defiance made substantial improvements to its computer hardware, network equipment and communications links which increased depreciation expense by $95,000. The increases in compensation and occupancy expense in 1997 were offset by substantial decreases in SAIF deposit insurance premiums and Ohio franchise taxes. SAIF premiums, excluding the special 1996 SAIF assessment, decreased to $194,000 for 1997 compared to $872,000 in 1996. The decrease in premiums resulted from the reduction in the annual assessment from approximately 23 basis points per $100 of insured deposits to 6.4 basis points per $100 of insured deposits. Ohio franchise tax for 1997 was $1.1 million compared to $1.7 million for the year ended December 31, 1996.

Income Taxes - Income tax amounted to $1.8 million in 1998 compared to $3.0 million in 1997 and $2.0 million in 1996. The effective tax rates for the three years were 36.9%, 35.6% and 32.5% respectively. The increase in the effective tax rate from 1997 to 1998 is the result of the addition of non-deductible goodwill. The increase from 1996 to 1997 was due primarily to the inclusion in 1997 of a provision for Ohio income taxes, which are assessed at the holding company level and were not material in 1996. (See Note 13 to the Consolidated Financial Statements.)

Asset/Liability Management
A significant portion of the Company's revenues and net income is derived from net interest income and, accordingly, the Company strives to manage its interest-earning assets and interest-bearing liabilities to generate what management believes to be an appropriate contribution from net interest income. Asset and liability management seeks to control the volatility of the Company's performance due to changes in interest rates. The Company attempts to achieve an appropriate relationship between rate sensitive assets and rate sensitive liabilities. First Defiance does not presently use off balance sheet derivatives to enhance its risk management, nor does it engage in any trading activities.

First Defiance monitors interest rate risk on a monthly basis through simulation analysis that measures the impact changes in interest rates can have on net interest income. The simulation technique analyzes the effect of a presumed 100 basis point shift in interest rates (which is consistent with management's estimate of the range of potential interest rate fluctuations) and takes into account prepayment speeds on amortizing financial instruments, loan and deposit volumes and rates, non-maturity deposit assumptions and capital requirements. The results of the simulation indicate that in an environment where interest rates rise 100 basis points over a 12 month period, using 1999 projected amounts as a base case, First Defiance's net interest income would increase by 1.5%. Were interest rates to fall by 100 basis points during the same 12-month period, the simulation indicates that net interest income would remain essentially unchanged.

The acquisition of The Leader provided First Defiance with a significant source of non-interest income. The mortgage banking operations also serve as a countermeasure against the decline in the value of mortgage loans during a rising rate environment because increases in interest rates tend to increase the value of mortgage servicing rights due to of the resulting decrease in prepayment rates on the underlying loans. Conversely, in a decreasing interest rate environment, the value of the mortgage servicing portfolio tends to decrease due to increased prepayments on the underlying loans. However, because The Leader's portfolio is comprised primarily of below market-rate loans, the prepayments on the loans it services have been much lower than industry averages. The Leader averaged 11.1% prepayments for the second half of 1998, which is lower than prepayment speeds for the mortgage industry as a whole. The simulation model used by First Defiance measures the impact of rising and falling interest rates on net interest income only. The Company also monitors the potential change in the value of its mortgage servicing portfolio given the same 100 basis point shift in interest rates. At December 31, 1998, a 100 basis point decrease in interest rates would require First Defiance to increase its reserve for impairment of mortgage servicing rights by approximately $586,000.

First Defiance, through The Leader, has plans to significantly increase its origination capabilities, on both a retail and wholesale basis beginning in 1999. Such increases will help hedge the balance of mortgage servicing rights. In a declining interest rate environment, though the value of the mortgage servicing portfolio will fall, the volume of loan originations generally will increase. To protect themselves from the risk of changing interest rates, mortgage banking companies frequently use off balance sheet financial instruments to hedge the exposure of the mortgage loan pipeline. The Leader does not need to hedge its mortgage loan pipeline because the trustees under the various first-time homebuyer programs are required to fund the issuance of the GNMA or other agency securities backed by the mortgages in The Leader's pipeline at a guaranteed price. As The Leader develops a greater presence in the conventional mortgage markets, however, it will be required to utilize programs to hedge its positions.

First Defiance also has increased its lending activities in the commercial loan area. While such loans carry higher credit risk than residential mortgage lending they tend to be more rate sensitive than residential mortgage loans. The balance of First Defiance's commercial portfolio increased to $70.1 million, which is split between $29.0 million of fixed rate loans and $41.1 million of adjustable rate loans at December 31, 1998. Certain of the loans classified as adjustable have fixed rates for an initial term that may be as long as five years. The maturities on fixed rate loans is generally less than seven years. First Defiance also has significant balances of consumer loans which tend to have a shorter duration than residential mortgage loans ($83.4 million at December 31, 1998) and home equity loans ($14.3 million at December 31, 1998) which fluctuate with changes in the prime lending rate. Also, to limit its interest rate risk, First Federal has been selling fixed rate mortgage loans with a maturity of 20 years or greater in the secondary market. Historically, loans with maturities less than 20 years have been retained in portfolio although First Federal began selling a portion of its 15 year fixed rate mortgage loans in the secondary market beginning in January 1999. For the year ended December 31, 1998, First Federal sold $50.8 million of loans in the secondary market including a bulk sale of $30.7 million of seasoned loans sold during the 1998 third quarter. At December 31, 1998, First Federal's servicing portfolio totaled $62.2 million, compared to only $17.8 million at December 31, 1997.

In addition to the simulation analysis, First Federal also utilizes the "net portfolio value" ("NPV") methodology adopted by the Office of Thrift supervision ("OTS") First Federal's primary regulator. Under the NPV methodology, interest rate risk exposure ("IRR") is assessed by reviewing the estimated changes in First Federal's net interest income ("NII") and NPV that would hypothetically occur if interest rates simultaneously rise or fall along the yield curve. Projected values of NII and NPV at both higher and lower regulatory defined scenarios are compared to base case values (no change in rates) to determine the sensitivity to changing interest rates. Presented in the following table, as of December 31, 1998, is an analysis of First Federal's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates up and down 300 basis points in 100 point increments. Assumptions used in calculating the amounts in this table are those assumptions utilized by the OTS in assessing the interest rate risk of the thrifts it regulates. In the case of mortage servicing rights, First Federal utilized the assumption from The Lender's in-house model. NPV is calculated by the OTS for the purposes of interest rate risk assessment and should not be considered as an indicator of value of First Federal.

                                            December 31, 1998
---------------------------------------------------------------------------------------------------------------------------
                                    Net Portfolio Value                    Net Portfolio Value as %
                                                                          of Present Value of Assets
---------------------------------------------------------------------------------------------------------------------------
Change in Rates         $Amount           $Change          %Change        NPV Ratio        Change
                          (Dollars in Thousands)
---------------------------------------------------------------------------------------------------------------------------
       +300 bp       60,931          (26,556)                (30%)          8.08%            (284) bp
       +200 bp       75,598          (11,890)                (14%)          9.75%            (117) bp
       +100 bp       86,505             (982)                 (1%)         10.91%              (1) bp
           0bp       87,487               --                  --           10.98%              --
        -100bp       74,111          (13,376)                (15%)          9.31%            (161) bp
        -200bp       61,163          (26,324)                (30%)          7.74%            (318) bp
        -300bp       63,782          (23,705)                (27%)          7.96%            (296) bp

In the event of a 300 basis point change in interest rates based upon estimates as of December 31, 1998, First Federal would experience a 30% decrease in NPV in a rising rate environment and a 27% decrease in NPV in a declining rate environment. During periods of rising rates, the value of monetary assets declines. Conversely, during periods of falling rates, the value of monetary assets increases. However, the value of mortgage servicing rights generally move in the opposite direction of monetary assets, rising in a rising rate environment and falling in a falling rate environment. Also, the amount of change in value of specific assets and liabilities due to changes in rates is not the same in a rising rate environment as in a falling rate environment. The large balance in mortgage servicing rights and the volatility of that asset has a material impact on NPV in both a rising and falling rate environment.

In evaluating First Federal's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing table must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates while interest rates on other types of financial instruments may lag behind current changes in market rates. Furthermore, in the event of changes in rates, prepayments and early withdrawal levels could differ significantly from the assumptions in calculating the table and the results therefore may differ from those presented.

Concentrations of Credit Risk
Financial institutions such as First Defiance generate income primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that losses may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility is known as credit risk.

Credit risk is increased by lending or investing activities that concentrate a financial institution's assets in a way that exposes the institution to a material loss from any single occurrence or group of related occurrences. Diversifying loans and investments to prevent concentrations of risks is one manner in which a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include multiple loans made to a single borrower, and loans of inappropriate size relative to the total capitalization of the institution. Management believes adherence to its loan and investment policies allows it to control its exposure to concentrations of credit risk at acceptable levels.

Liquidity and Capital Resources
First Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Treasury, agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. First Federal's liquidity exceeded applicable requirements throughout 1998 and at December 31, 1998.

Cash was generated by First Defiance's operating activities during the years ended December 31, 1998, 1997 and 1996, primarily as a result of net income. The adjustments to reconcile net income to cash provided by operations during the periods presented consist primarily of proceeds from the sale of loans (less the origination of loans held for sale), the provision for loan losses, depreciation expense, goodwill amortization, ESOP expense related to the release of ESOP shares in accordance with AICPA SOP 93-6, the origination of mortgage servicing rights and increases and decreases in other assets and liabilities. The primary investing activity of First Defiance is lending, which is funded with cash provided from operations and financing activities, as well as proceeds from payments on existing loans and proceeds from maturities of securities. In 1998 cash provided from the sale and maturity of investment securities totaled $62.6 million of which $21.0 million was reinvested in new securities. Principal financing activities include the gathering of deposits and advance payments from loan servicing customers and the utilization of FHLB advances. For the year ended December 31, 1998, FHLB advances increased by $96.5 million. For additional information about cash flows from First Defiance's operating, investing and financing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

At December 31, 1998, First Defiance had an aggregate of $71.4 million in unfunded commitments to originate loans (including unused portions of lines of credit and letters of credit) and no commitments to purchase securities. At the same date, First Defiance had commitments to sell $22.0 million of loans. Also as of December 31, 1998, the total amount of certificates of deposit that are scheduled to mature by December 31, 1999 was $219.2 million. First Defiance believes that it has adequate resources to fund commitments as they arise. It can adjust the rate on savings certificates to retain deposits in changing interest rate environments; it can sell or securitize mortgage or non-mortgage loans; and it can turn to other sources of financing including FHLB advances. Because the FHLB requires that the collateral must exceed 150% of the outstanding advance balance, First Defiance may also from time-to-time be required to utilize other sources of financing, including brokered certificates of deposit and bank advances. In February 1999, First Defiance placed approximately $42 million of certificates of deposits with maturities ranging from three to six months through several CD brokers.

Stockholders' equity decreased by $13.2 million, or 12.3% at December 31, 1998 compared to December 31, 1997 due to the repurchase of 1.2 million shares of First Defiance stock (14.0% of shares outstanding at the beginning of the year). The shares in 1998 were repurchased at an average cost of $15.12 per share; and, as a result, stockholders' equity was reduced by $18.1 million. First Defiance made similar purchases of 966,000 shares of common stock during 1997.

The equity reduction caused by the repurchase of First Defiance shares was offset to a lesser degree by earnings retention, the vesting or issuance of shares under the Company's Management Recognition Plan ("MRP") and Employee Stock Ownership Plan ("ESOP"), unrealized securities gains, and the issuance of stock under stock option programs. Net income for 1998 was $3.1 million, of which $2.8 million was returned to shareholders in the form of declared dividends ($.37 per share). The vesting of MRP shares and release of ESOP shares increased equity by $837,000 and $776,000 respectively. Unrealized gains on available for sale securities, net of tax, increased equity by $212,000. Stock option exercises increased equity by approximately $642,000. The book value of First Defiance's common stock was $12.37 at December 31, 1998, compared to $12.53 at December 31, 1997. The decline in value is due to the repurchase of shares at a cost greater than book value and a dividend payout ratio of 89% for 1998.

First Federal is subject to various capital requirements of the OTS. At December 31, 1998, First Federal had capital ratios that exceeded the minimum regulatory requirements. For additional information about First Federal's capital requirements, see Note 12 to the Consolidated Financial Statements.

Year 2000 Readiness
All companies, including First Defiance and its subsidiaries, currently face many risks associated with the ability of computer systems to properly recognize calendar dates beginning in the year 2000. This potential problem could cause systems which utilize date sensitive information to either not function at all, or to provide incorrect data or information. First Federal and The Leader have developed separate action plans to address the Year 2000 problem.

First Federal outsources the majority of its data processing needs to BISYS, Inc. Applications maintained by BISYS include savings, checking, mortgage loans and consumer and commercial loans. BISYS has represented to its customers that these applications have been updated to properly process transactions that reflect dates in the year 2000, and First Federal has systematically tested all of First Federal's BISYS applications for a variety of key dates in 1999, 2000 and beyond. The first testing cycle was completed in January 1999 with only slight problems noted in the aging of certain information. Management believes that the problems noted were a function of how BISYS processed data through its test bank and not a result of data not being processed accurately. Further testing will be performed to assure that all data is properly aged.

First Federal processes its general ledger on a system that is integrated with the BISYS applications. The vendor has indicated that the current version of the general ledger system, which also includes accounting for accounts payable, fixed assets, and investments, is Year 2000 compliant. Testing of the general ledger interface will be performed by management during the 1999 first quarter in conjunction with other system testing.

First Federal's in-house computing environment consists of a Wide Area Network ("WAN") system that links together its 12 branches and is interfaced with the BISYS applications. All hardware associated with the WAN has been tested and is Year 2000 compliant. First Federal replaced approximately 12 personal computers that were not Year 2000 compliant at a cost of less than $50,000. Those replacement computers were capitalized.

In addition to BISYS, First Federal is dependent on a number of other third parties to provide various processing functions. Management is in the process of testing the interchange of data among and between these various third party providers that include the Federal Reserve Bank of Cleveland, the Federal Home Loan Bank of Cincinnati, the MAC ATM network, and various Automated Clearing House ("ACH") providers.

Because its data processing functions are outsourced, the cost of Year 2000 remediation has not been material to First Federal. In addition to the cost of replacing non-compliant personal computers, BISYS is assessing a fee to cover the cost of the test bank established to provide for the appropriate testing. Testing itself is being performed by individuals responsible for the various applications and is being coordinated by First Federal's internal auditor and Sr. Vice President of Operating Systems. The cost of the individuals has not been quantified, however the three primary individuals involved have devoted approximately 60% of their time for approximately six months during the testing phase. First Federal's total out of pocket expense recognized in conjunction with Year 2000 compliance was less than $100,000 in 1998 and are expected to be less than $100,000 in 1999.

While First Federal outsources the majority of its applications, The Leader processes its critical applications on an in-house system. All of The Leader's hardware and software, both internally developed and purchased from third party vendors, have been upgraded and tested. Management believes it is functioning properly and will continue to function properly in the Year 2000. The Company's most mission critical systems, the loan servicing system and the wholesale bond system, have been modified to process dates in the Year 2000 and are fully operational.

The Leader is also dependent on a variety of third parties that provide software or interface information with The Leader's system. The Leader will be participating in a Year 2000 readiness test which is being coordinated by the Mortgage Bankers of America. As part of that test, The Leader will have the opportunity to conduct data interchange testing with HUD, Fannie Mae, Freddie Mac and GNMA. The MBA testing will be conducted between March and June 1999.

The estimated total cost of Year 2000 compliance by The Leader is approximately $600,000 including the cost of hardware and software upgrades, programming costs, and retention bonuses to key staff members involved in the Year 2000 project. Approximately 60% of the cost has been expended to date with the majority of those costs being equipment upgrades. The portion of the costs associated with hardware acquisitions is being capitalized while internal programming costs and retention payments are being expensed. Estimated Year 2000 expense for The Leader for 1999 is not anticipated to exceed $300,000.

In addition to the mission critical systems identified by both First Federal and The Leader, both entities have certain non-information technology systems that may contain imbedded technology that is date dependent. Examples of such systems include security systems, heating and cooling systems, telephone systems, sprinkler systems, and elevators. To the extent possible, both First Federal and The Leader have attempted to assess the risks associated with these systems. The only significant system that management has identified as needing to be replaced is the phone system at The Leader, which also includes the Interactive Voice Response Unit and the Voice Mail components. Management is in the process of evaluating options from various vendors and expects to have a replacement phone system in place by June 30, 1999. The estimated cost of the replacement phone system is included in The Leader's estimate of $600,000 in total Year 2000 costs.

The Company is attempting to limit the potential impact of the Year 2000 by monitoring the progress of its own Year 2000 projects and those of its critical external relationships. While management believes that all critical Year 2000 issues will be resolved, it cannot guarantee that all such issues will be resolved. Any critical unresolved Year 2000 issues could have a material adverse effect on the Company's results of operations, liquidity or financial condition.

In addition to Year 2000 remediation efforts, the Company has begun to develop contingency/recovery plans aimed at ensuring the continuity of critical functions. As part of this process, management is developing an assessment of reasonably likely failure scenarios for its critical systems. Once this assessment is completed, the Company will develop plans that are designed to reduce the impact on the Company, and provide methods of returning to normal operations, if one or more of those scenarios occur. A variety of automated and manual fallback plans are under consideration, including the use of electronic spreadsheets, resetting system dates, and manual workarounds. The Company estimates that contingency planning will be substantially complete by September 1999.

Readiness for the Year 2000 is also a concern for First Defiance's customers, particularly its commercial lending customers. Management is assessing the status of Year 2000 readiness for all commercial lending customers. The ability to be Year 2000 compliant is one consideration taken into account during the loan underwriting process. Also, to the extent possible, management is considering the risk associated with not being Year 2000 compliant when evaluating the adequacy of the allowance for loan losses for individual commercial loan customers.

Forward Looking Information
Forward looking statements in this report are made in reliance upon the safe harbor provisions of the private Securities Litigation Reform Act of 1995. The statements in this report which are not historical fact are forward looking statements and they include, among other statements, projections about growth or reduction in loan balances in the Financial Condition section, and projections about interest rate risk simulations included in the Asset/Liability Management section. Actual results may differ from expectations contained in such forward looking information as a result of factors, including but not limited to, the interest rate environment, economic policy or condition, federal and state banking and tax regulations, and competitive factors in the marketplace. Each of these factors could affect estimates, assumptions, uncertainties and risks considered in the development of forward looking information and could cause actual results to differ materially from management's expectation regarding future performance.

Statements made herein about the implementation of First Defiance's Year 2000 remediation, the costs expected to be associated with those efforts and the results that First Defiance expects to achieve also constitute forward looking information. As noted above, there are many uncertainties involved in the Year 2000 issue, including the extent to which First Defiance will be able to successfully remediate systems and adequately provide for contingencies that may arise, as well as the broader scope of the Year 2000 issues as it may affect third parties that are not controlled by First Defiance. Accordingly, the costs and results of First Defiance's Year 2000 program and the extent of any impact on First Defiance's operations could vary materially from those stated herein.

First Defiance Financial Corp.
Consolidated Statements of Financial Condition

                                                                     December 31
                                                             1998                    1997
----------------------------------------------------------------------------------------------
Assets                                                              (In thousands)
----------------------------------------------------
Cash and cash equivalents:
   Cash and amounts due from depository institutions      $  16,137                $  8,149
   Interest-bearing deposits                                  4,369                     848
                                                    ------------------------------------------
                                                             20,506                   8,997
Investment securities:
   Available-for-sale, carried at fair value                 47,554                  82,436
   Held-to-maturity, carried at amortized cost
     (approximate fair value $13,753 and
     $21,730 at December 31, 1998 and
     1997, respectively)                                     13,541                  20,953
                                                    ------------------------------------------
                                                             61,095                 103,389
Loans receivable, net of allowance of $9,789 and
   $2,686 at December 31, 1998 and 1997, respectively       448,574                 441,824
Loans held for sale
   (approximate fair value $120,097 and $89
   at December 31, 1998 and 1997, respectively)             119,910                      88
Mortgage servicing rights                                    76,452                     188
Accrued interest receivable                                   3,605                   3,479
Federal Home Loan Bank stock                                 10,826                   3,764
Premises and equipment                                       19,057                  16,799
Deferred federal income taxes                                     -                     415
Real estate, mobile homes and other
   assets held for sale                                       1,517                     541
Goodwill, net of accumulated amortization of $282            13,333                       -
Other assets                                                 10,524                     214
                                                    ------------------------------------------
Total assets                                               $785,399                $579,698

                                                    ------------------------------------------

                                                                     December 31
                                                             1998                    1997
----------------------------------------------------------------------------------------------
Liabilities and stockholders' equity
----------------------------------------------------
Liabilities:
   Deposits                                                $433,979                $395,322
   Advances from the Federal Home Loan Bank                 168,142                  71,665
   Accrued expenses and other liabilities                     9,387                   5,166
   Deferred taxes                                             2,847                       -
   Advance payments by borrowers
     for taxes and insurance                                 77,334                     661
                                                    ------------------------------------------
Total liabilities                                           691,689                 472,814

Stockholders' equity:
   Preferred stock, no par value per share:
     5,000 shares authorized; no shares issued
   Common stock, $.01 par value per share:
     20,000 shares authorized; 7,575 and
     8,528 shares outstanding, respectively                      76                      85
   Additional paid-in capital                                58,681                  65,726
   Stock acquired by ESOP                                    (4,089)                 (4,534)
   Deferred compensation                                       (843)                 (1,388)
   Accumulated other comprehensive income,
     net of tax of $83 and $25, respectively                    162                     (50)
   Retained earnings                                         39,723                  47,045
                                                    ------------------------------------------
Total stockholders' equity                                   93,710                 106,884

                                                    ------------------------------------------
Total liabilities and stockholders' equity                 $785,399                $579,698
                                                    ------------------------------------------

See accompanying notes.


First Defiance Financial Corp.
Consolidated Statements of Income
--------------------------------------------------------------------------------------------------
                                                            Years ended December 31
                                                     1998             1997              1996
                                                 -------------------------------------------------

Interest income:                                    (In thousands, except per share amounts)
   Loans                                           $43,369           $37,302          $34,635
   Investment securities                             5,082             6,458            6,430
   Other                                               605                98              192
                                                 -------------------------------------------------
Total interest income                               49,056            43,858           41,257
Interest expense:
   Deposits                                         18,340            17,992           18,579
   Federal Home Loan Bank advances
     and other                                       4,171             3,395              880
   Notes payable                                     4,435                 -                -
                                                 -------------------------------------------------
Total interest expense                              26,946            21,387           19,459
                                                 -------------------------------------------------
Net interest income                                 22,110            22,471           21,798

Provision for loan losses                            7,769             1,613            1,020
                                                 -------------------------------------------------
Net interest income after
   provision for loan losses                        14,341            20,858           20,778

Non-interest income:
   Mortgage banking income                          12,071                84               14
   Service fees and other charges                    1,314               952              810
   Gain on sale of loans                             3,405               116              209
   Federal Home Loan Bank stock dividends              334               242              207
   Net gain on sale of available-for-sale securities     -               103               26
   Other                                               404               130               62
                                                 -------------------------------------------------
                                                    17,528             1,627            1,328


                                                            Years ended December 31
                                                     1998             1997              1996
                                                 -------------------------------------------------

                                                    (In thousands, except per share amounts)
Non-interest expense:
   Compensation and benefits                        10,985             7,905            6,900
   Occupancy                                         2,394             1,241              645
   Deposit insurance premiums                          243               194            3,333
   Franchise tax                                     1,273             1,101            1,721
   Data processing                                     981               780              721
   Mobile home loan servicing                          339               457              433
   Mortgage servicing rights amortization            5,385                17                2
   Goodwill and other intangibles ammortization      1,068                -                 -
   Other                                             4,272             2,398            2,203
                                                 -------------------------------------------------
                                                    26,940            14,093           15,958
                                                 -------------------------------------------------

Income before income taxes                           4,929             8,392            6,148
Income taxes                                         1,818             2,985            1,997
                                                 -------------------------------------------------
Net income                                        $  3,111          $  5,407         $  4,151
                                                 -------------------------------------------------

Earnings per share:
   Basic                                         $     .42        $     .65         $     .43
                                                 -------------------------------------------------
   Diluted                                       $     .40        $     .62         $     .42
                                                 -------------------------------------------------
Dividends declared per share                     $     .37        $     .33         $     .29
                                                 -------------------------------------------------

See accompanying notes.

First Defiance Financial Corp.
Consolidated Statements of Stockholders' Equity
For the years ended December 31, 1998, 1997 and 1996
(In thousands)

                                                                        Stock Acquired By   Net Unrealized
                                                                        -----------------      Gains
                                           Common Stock    Additional           Management   (Losses) on                 Total
                                        ------------------  Paid-In            Recognition   Available-For-  Retained Stockholders'
                                        Shares      Amount  Capital      ESOP      Plan    Sale Securities   Earnings    Equity
                                        --------------------------------------------------------------------------------------------

Balance at January 1, 1996               10,977       $110   $83,458   $(5,702)  $      (97)     $(152)      $55,890 $  133,507

   Comprehensive income:
     Net income                                                                                                4,151      4,151
     Change in net unrealized losses,
        net of income taxes of $125                                                               (245)                    (245)
                                                                                                                     ---------------
   Total comprehensive income                                                                                             3,906

   ESOP shares released                                          133       609                                              742

   Amortization of deferred compensation of                                             742                                 742
     Management Recognition Plan

   Shares issued under stock option plan     13                   60                                                         60

   Acquisition of common stock for
     Management Recognition Plan                                                     (2,818)                             (2,818)

   Acquisition of common stock           (1,519)       (15)   (9,980)                                         (6,819)   (16,814)
      for treasury
   Dividends declared                                                                                         (2,760)    (2,760)
                                        --------------------------------------------------------------------------------------------
Balance at December 31, 1996              9,471         95    73,671    (5,093)      (2,173)      (397)       50,462    116,565

   Comprehensive income:
     Net Income                                                                                                5,407      5,407
     Change in net unrealized gains, net of
        income taxes of $178                                                                       347                      347
                                                                                                                     ---------------
  Total comprehensive income                                                                                             5,754

   ESOP shares released                                          288       559                                              847

   Amortization of deferred compensation of
     Management Recognition Plan                                 113                    785                                 898

   Shares issued under stock option plan     23                  160                                                        160

   Acquisition of common stock             (966)       (10)   (8,506)                                         (6,031)   (14,547)
      for treasury
   Dividends declared                                                                                         (2,793)    (2,793)
                                        --------------------------------------------------------------------------------------------
Balance at December 31, 1997              8,528         85    65,726    (4,534)      (1,388)       (50)       47,045    106,884


                                                                        Stock Acquired By   Net Unrealized
                                                                        -----------------      Gains
                                           Common Stock    Additional           Management   (Losses) on                 Total
                                        ------------------  Paid-In            Recognition   Available-For-  Retained Stockholders'
                                        Shares      Amount  Capital      ESOP      Plan    Sale Securities   Earnings    Equity
                                        --------------------------------------------------------------------------------------------


   Comprehensive income:
     Net income                                                                                                3,111      3,111
     Change in net unrealized gains, net of
        income taxes of $108                                                                       212                      212
                                                                                                                     ---------------
   Total comprehensive income                                                                                             3,323

   ESOP shares released                                          331       445                                              776

   Amortization of deferred compensation of
     Management Recognition Plan                                 292                    545                                 837

   Shares issued in acquisition             146          2     2,090                                                      2,092

   Shares issued under stock option plan     96          1       641                                                        642

   Acquisition of common stock           (1,195)     (12)    (10,399)                                         (7,662)   (18,073)
     for treasury
   Dividends declared                                                                                         (2,771)    (2,771)
                                        --------------------------------------------------------------------------------------------
Balance at December 31, 1998              7,575      $  76   $58,681   $(4,089)       $(843)      $162       $39,723    $93,710
                                        --------------------------------------------------------------------------------------------

See accompanying notes.

First Defiance Financial Corp.
Consolidated Statements of Cash Flows

                                                               Years ended December 31
                                                         1998           1997            1996
                                                 -------------------------------------------------
Operating activities                                              (In Thousands)
----------------------------------------------------
Net income                                            $  3,111        $  5,407       $  4,151
Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses                           7,769           1,613          1,020
     Provision for depreciation                          1,278             736            257
     Amortization of deferred compensation
       expense                                             545             785            743
     Amortization of mortgage servicing rights           5,385              17              2
     Amortization of goodwill                              282               -              -
     Release of ESOP shares                                776             847            742
     (Gain) loss on sale of office properties
       and equipment                                        (2)             (3)            45
     Net securities gains                                    -            (103)           (26)
     Gain on sale of loans                              (3,405)           (116)          (209)
     Net securities amortization                            73              41             10
     Deferred federal income tax credit                 (1,785)            (43)          (203)
     Decrease (increase) in interest receivable and
       other assets                                         29            (513)          (127)
     Proceeds from sale of loans                       677,925           8,358         13,541
     Servicing rights on loans sold with
       servicing retained                              (12,428)            (84)          (123)
     Originations of loans held for sale              (623,241)         (7,771)       (10,132)
     Net repurchase of loans held for sale              (3,143)              -              -
     (Decrease) increase in accrued interest
       and other expenses                               (1,597)          2,414             90
                                                 -------------------------------------------------
Net cash provided by operating activities               51,572          11,585          9,781
Investing activities
----------------------------------------------------
Proceeds from maturities of
   available-for-sale securities                         56,155         13,231         19,614
Proceeds from sale of available-for-sale securities           -         22,220         27,247
Purchases of available-for-sale securities              (20,967)       (39,838)       (36,748)
Proceeds from maturities of
   held-to-maturity securities                            7,354          4,929          5,302
Proceeds from sale of real estate, mobile
   homes and other assets held for sale                   1,805          1,519          1,336
Proceeds from sale of office properties
   and equipment and investment properties                   19              3              2
Purchase of mortgage servicing rights                    (3,417)             -              -
Acquisition of The Leader Mortgage Co.,
   net of cash received                                 (30,142)             -              -
Acquisition of The Insurance Center of Defiance,
   net of cash received                                     (45)             -              -
Purchases of Federal Home Loan Bank stock                (7,062)          (731)          (203)
Purchases of premises and equipment                      (2,595)        (5,280)        (6,273)
Net increase in mortgage and other loans                (53,171)       (29,864)       (36,372)
                                                 -------------------------------------------------
Net cash used in investing activities                   (52,066)       (33,811)       (26,095)

First Defiance Financial Corp.
Consolidated Statements of Cash Flows (continued)

                                                             Years ended December 31
                                                       1998           1997            1996
                                                 -------------------------------------------------
                                                                 (In Thousands)
Financing activities
----------------------------------------------------
Net increase in deposits and advance payments
   by borrowers for taxes and insurance               115,329         12,797            746
Net increase in Federal Home Loan
   Bank short-term advances                             2,510         31,804         35,220
Proceeds from Federal Home Loan Bank
   long-term advances                                  95,000              -              -
Repayment of Federal Home Loan Bank
   long-term advances                                  (1,033)          (960)        (1,242)
Repayment of long term notes                          (54,101)             -              -
Decrease in mortgage warehouse loans                 (125,490)             -              -
Purchase of common stock for treasury                 (18,073)       (14,547)       (16,815)
Contribution to Management Recognition
   Plan for purchase of common stock                        -              -         (2,817)
Cash dividends paid                                    (2,781)        (2,783)        (2,771)
Proceeds from exercise of stock options                   642            160             60
                                                 -------------------------------------------------
Net cash provided by financing activities              12,003         26,471         12,381
                                                 -------------------------------------------------
Increase (decrease) in cash and cash equivalents       11,509          4,245         (3,933)
Cash and cash equivalents at beginning of period        8,997          4,752          8,685
                                                 -------------------------------------------------
Cash and cash equivalents at end of period            $20,506        $ 8,997         $4,752
                                                 -------------------------------------------------
Supplemental cash flow information
----------------------------------------------------
   Interest paid                                      $28,041        $20,194        $19,652
                                                 -------------------------------------------------
   Income taxes paid                                  $ 2,567        $ 2,739        $ 2,364
                                                 -------------------------------------------------
   Transfers from loans to real estate, mobile homes
      and other assets held for sale                  $ 2,109        $ 1,793        $ 1,430
                                                 -------------------------------------------------
Noncash operating activities
----------------------------------------------------
   Change in deferred taxes on net unrealized
     gains or losses on available-for-sale securities $   108        $  178         $  (125)
                                                 -------------------------------------------------
Noncash investing activities
----------------------------------------------------
   Change in net unrealized gain (loss) on
     available-for-sale securities                    $   320        $   525        $  (370)
                                                 -------------------------------------------------
   Acquisition of The Insurance Center of Defiance
     for stock                                        $ 2,092        $     -        $     -
                                                 -------------------------------------------------
Noncash financing activities
----------------------------------------------------
   Cash dividends declared but not paid               $   710        $   720        $   758
                                                 -------------------------------------------------

See accompanying notes.
21

First Defiance Financial Corp.
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
December 31, 1998

1. Basis of Presentation
First Defiance Financial Corp. ("First Defiance") is a holding company that conducts business through its two wholly owned subsidiaries, First Federal Savings and Loan, Defiance Ohio ("First Federal") and The Insurance Center of Defiance ("Insurance Center") and First Federal's wholly owned subsidiary, The Leader Mortgage Company ("The Leader"). All significant intercompany transactions and balances are eliminated in consolidation.

First Federal is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans primarily in the six counties in which its offices are located and in contiguous Putnam County. First Federal's traditional banking activities include originating and servicing residential, commercial and consumer loans and providing a broad range of depository services. First Federal is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

The Leader is a mortgage banking company that specializes in servicing mortgage loans under first-time home-buyer programs sponsored by various state, county and municipal governmental entities. The Leader's mortgage banking activities consist primarily of originating or purchasing residential mortgage loans for either direct resale into secondary markets or to be securitized under various Government National Mortgage Association ("GNMA") bonds.

The Insurance Center is an insurance agency that does business in the Defiance, Ohio area under the name of the Stauffer- Mendenhall Agency. The Stauffer-Mendenhall Agency offers property and casualty and life insurance products.

2. Statement of Accounting Policies
Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Most significantly, First Defiance uses estimates in determining the value of the allowance for loan losses and in the valuation of mortgage servicing rights.

Earnings Per Share
Earnings per share are based on the weighted average number of shares of common stock. Basic earnings per share excludes any dilutive effects of options and unvested stock grants.

Cash and Cash Equivalents
Cash and cash equivalents include amounts due from banks and overnight investments with the Federal Home Loan Bank ("FHLB"). Cash and amounts due from depository institutions includes required balances at the FHLB and Federal Reserve of approximately $488,000 and $75,000, respectively, at December 31, 1998.

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

Currently, First Defiance invests in on-balance sheet derivative securities as part of the overall asset and liability management process. Such derivative securities are disclosed in Note 3 and include agency step-up, REMIC and CMO investments. Such investments are not classified as high risk at December 31, 1998 and do not present risk significantly different than other mortgage-backed or agency securities. First Defiance does not invest in off-balance sheet derivative securities.

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

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.

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

Mortgage Servicing Rights
The total cost of loans originated or purchased is allocated between loans and servicing rights based on the relative fair values of each. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income.

Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate) and interest rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value, and is recognized through a valuation allowance.

Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate (9.2%) commensurate with the risks involved. Estimates of fair value include assumptions about prepayment (170%
PSA), default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

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

     Buildings and improvements            20 to 50 years
     Furniture, fixtures and equipment      5 to 15 years

Long-lived assets to be held and those to be disposed of and certain intangibles are evaluated for impairment using the guidance provided by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The provisions of this statement establish when an impairment loss should be recognized and how it should be measured.

Income Taxes
Deferred income taxes reflect the temporary tax consequences on future years of differences between the tax bases and financial statement amounts of assets and liabilities at each year-end.

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

An effective tax rate of 34% is used to determine after-tax components of other comprehensive income included in the statements of stockholders' equity.

Business Combinations
Business combinations, which have been accounted for under the purchase method of accounting, include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired were recorded at their estimated fair value as of the date of acquisition.

Intangibles
The excess of the purchase price over the net identifiable tangible assets acquired in purchase business combinations has been recorded as goodwill. Goodwill relating to The Leader acquisition is being amortized over a twenty-year period. Goodwill relating to the Insurance Center is being amortized over a fifteen-year period. Amounts paid for non-compete and employment agreements in conjunction with the acquisition of The Leader have been capitalized and are being amortized over the life of the agreements.

Reporting Comprehensive Income
In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes net income as well as certain items that are reported directly within a separate component of stockholders' equity and bypass net income. First Defiance adopted the provisions of this statement in 1998. These disclosure requirements had no impact on financial position or results of operations.

Disclosures  about  Segments of an Enterprise  and Related  Information
In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The provisions of this statement require disclosure of financial and descriptive information about an enterprise's operating segments in annual and interim financial reports issued to shareholders. This statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. The Company adopted the provisions of this statement for 1998 annual reporting. These disclosure requirements had no impact on financial position or results of operations.

Accounting for Derivative  Instruments and Hedging  Activities
In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in

The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000. Although the statement allows for early adoption in any quarterly period after June 1998, First Defiance has no plans to adopt the provisions of SFAS No. 133 prior to the effective date. The impact of adopting the provisions of this statement on First Defiance's financial position, results of operations and cash flow subsequent to the effective date is not currently estimable and will depend on the financial position of the Company and the nature and purpose of the derivative instruments in use by management at that time.

Reclassifications
Certain reclassifications of 1997 and 1996 information have been made to conform with the 1998 presentation.

3. Earnings Per Share
   The following table sets forth the computation of basic and diluted earnings per share:

                                             1998                1997                 1996
                                           -------------------------------------------------
                                               (In thousands, except per share amounts)
Numerator for basic and diluted
eanings per share - net income              $3,111              $ 5,407              $ 4,151
                                           -------------------------------------------------
Denominator:
   Denominator for basic earnings
     per  share - weighted-average shares    7,491                8,360                9,610
   Effect of dilutive securities:
   Employee stock options                      223                  252                  137
   Unvested Management Recognition
     Plan stock                                 97                   94                   25
                                           -------------------------------------------------
   Dilutive potential common shares            320                  346                  162
                                           -------------------------------------------------
   Denominator for diluted earnings
     per share - adjusted weighted-
     average shares                          7,811                8,706                9,772
                                           -------------------------------------------------
Basic earnings per share                    $  .42               $  .65               $  .43
                                           -------------------------------------------------
Diluted earnings per share                  $  .40               $  .62               $  .42
                                           -------------------------------------------------

24

4. Investment Securities
   The following is a summary of available for-sale and held-to-maturity securities

                                                      Gross            Gross
December 31,1998                    Amortized       Unrealized       Unrealized      Fair
                                      Cost            Gains            Losses        Value
                                  --------------------------------------------------------------
                                                           (In thousands)
Available-for-Sale Securities
U. S. Treasury securities and
   obligations of U. S. Government
   corporations and agencies        $ 7,021             $50             $  8        $ 7,063
Commercial paper                      5,961               5                -          5,966
Corporate bonds                      11,073             124                1         11,196
Adjustable rate mortgage-backed
   security mutual funds              8,981               -              247          8,734
REMIC                                 2,827              44                -          2,871
Collateralized mortgage obligations   6,194             266               22          6,438
Obligations of state and political
   subdivisions                       5,252              46               12          5,286
                                  --------------------------------------------------------------
Totals                              $47,309            $535             $290        $47,554
                                  --------------------------------------------------------------
Held-to-Maturity Securities
FHLMC certificates                  $ 5,258            $ 79             $ 27        $ 5,310
FNMA certificates                     5,346              48               95          5,299
GNMA certificates                     1,927              43                2          1,968
Obligations of states and
   political subdivisions             1,010             166                -          1,176
                                  --------------------------------------------------------------
Totals                              $13,541            $336            $ 124        $13,753
                                  --------------------------------------------------------------

December 31,1997                   Amortized       Unrealized       Unrealized      Fair
Available-for-Sale Securities         Cost            Gains            Losses        Value
                                  --------------------------------------------------------------
                                                           (In thousands)
Available-for-Sale Securities
U. S. Treasury securities and
   obligations of U. S. Government
   corporations and agencies        $58,851            $152            $ 152       $ 58,851
Corporate bonds                      10,094              19                -         10,113
Adjustable rate mortgage-backed
   security mutual funds              8,982               -              145          8,837
REMIC                                 2,963              24               17          2,970
Collateralized mortgage obligations   1,076              39                -          1,115
Obligations of state and political
   subdivisions                         545               5                -            550
                                  --------------------------------------------------------------
Totals                             $ 82,511            $239            $ 314       $ 82,436
                                  --------------------------------------------------------------
Held-to-Maturity Securities
FHLMC certificates                 $  8,798            $197            $  26       $  8,969
FNMA certificates                     8,310              95              119          8,286
GNMA certificates                     2,607              97                1          2,703
Obligations of states and political
   subdivisions                       1,238             174                -          1,412
                                  --------------------------------------------------------------
Totals                              $20,953            $563             $146       $ 21,370
                                  --------------------------------------------------------------

The amortized cost and fair value of securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mutual funds are not due at a single maturity date. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

                                               Available-for-Sale       Held-to-Maturity
                                           ------------------------------------------------
                                            Amortized                 Amortized
                                              Cost       Fair Value     Cost     Fair Value
                                           ------------------------------------------------
                                                             (In thousands)
Due in one year or less                      $17,421     $17,426       $  112       $  115
Due after one year through five years          8,558       8,677        1,891        1,943
Due after five years through ten years        10,669      10,770          700          789
Due after ten years                            1,680       1,947       10,838       10,906
                                           ------------------------------------------------
                                              38,328      38,820       13,541       13,753
Adjustable rate mortgage-backed security
  mutual funds                                 8,981       8,734            -            -
                                           ------------------------------------------------
Totals                                       $47,309     $47,554      $13,541      $13,753
                                           ------------------------------------------------

5. Loan Commitments and  Delinquencies
Loan commitments are made to accommodate the financial needs of First Defiance's customers. The associated credit risk is essentially the same as that involved in extending loans to customers and is subject to First Defiance's normal credit policies. Collateral such as mortgages on property and equipment, receivables and inventory is obtained based on management's credit assessment of the customer. At December 31, 1998, First Defiance's outstanding commitments to fund long-term mortgage loans amounted to approximately $14,136,000 which were comprised of approximately 88% fixed rate and 12% adjustable rate loans with rates ranging from 6.375% to 9.50%. First Defiance's commitment to sell long term mortgage loans amounted to $22,000,000 as of December 31, 1998. First Defiance's maximum exposure to credit loss for loan commitments (unfunded loans, unused lines of credit and letters of credit) was $71,921,000 at December 31, 1998.

Unpaid balances of mortgage and installment loans with contractual payments delinquent 90 days or more totaled $12,854,000 at December 31, 1998 and $1,365,000 at December 31, 1997. First Federal does not anticipate any significant losses in the collection of these delinquent loans in excess of the allowance for loan losses.

Impaired loans having recorded investments of $427,000 at December 31, 1998 and $537,000 at December 31, 1997 have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 1998 and 1997 was $427,000 and $1.3 million, respectively. The total allowance for loan losses related to these loans was $277,000 and $327,000 at December 31, 1998 and 1997, respectively.
Loans having carrying values of $2.1 million and $1.8 million were transferred to real estate, mobile homes and other assets held for sale in 1998 and 1997, respectively.

6. Loans Receivable

First Defiance is not committed to lend additional funds to debtors whose loans have been modified.

                                                         December 31
                                            --------------------------------------
                                                 1998                   1997
                                            --------------------------------------
                                                        (In thousands)
Loans receivable consist of the following
  at December 31:
  Mortgage loans:
   Secured by one-to-four-family residences    $245,206                $255,340
   Secured by other properties                   27,454                  26,526
   Construction loans                             8,258                  10,148
   Other mortgage loans                           2,745                   2,996
                                            --------------------------------------
                                                283,663                 295,010
   Other loans:
     Automobile                                  75,166                  69,131
     Mobile home                                  3,117                  25,424
     Commercial                                  70,109                  29,758
     Home equity and improvement                 18,168                  16,940
     Other                                       12,002                  11,980
                                            --------------------------------------
                                                 178,562                153,233
                                            --------------------------------------
   Total mortgage and other loans               462,225                 448,243
Deduct:
   Undisbursed loan funds                         3,250                   3,087
   Net deferred loan origination fees and costs     612                     646

Allowance for loan losses                         9,789                   2,686
                                           --------------------------------------
 Totals                                        $448,574                $441,824
                                           --------------------------------------

Changes in the allowance for mortgage and other loans losses were as follows:

                                                       Year ended December 31
                                               1998             1997              1996
                                           ------------------------------------------------
                                                            (In thousands)
Balance at beginning of year                 $ 2,686           $ 2,217          $ 1,817
   Charge-offs                                (2,080)           (1,341)            (775)
   Recoveries                                    220               197              155
                                           ------------------------------------------------
   Net charge-offs                            (1,860)           (1,144)            (620)
   Acquired allowance of The Leader            1,194                 -              -
   Provision charged to income                 7,769             1,613            1,020
                                           ------------------------------------------------
Balance at end of year                       $ 9,789           $ 2,686          $ 2,217
                                           ------------------------------------------------

Interest income on mortgage and other
loans is as follows

                                                       Year ended December 31
                                               1998             1997              1996
                                           ------------------------------------------------
                                                            (In thousands)

   Mortgage loans                            $ 28,695            $23,259        $ 22,272
   Other loans                                 14,674             14,043          12,363
                                           ------------------------------------------------
   Totals                                    $ 43,369            $37,302        $ 34,635
                                           ------------------------------------------------

7. Mortgage Banking

The activity in Mortgage Servicing
Rights ("MSRs") summarized as follows:

                                                       Year ended December 31
                                           ------------------------------------------------
                                               1998              1997             1996
                                                            (In thousands)
Balance at beginning of period              $     188            $121          $     -
Acquired in purchase of The Leader             65,804               -                -
Loans sold, servicing retained                 12,428              84              123
Purchased                                       3,417               -                -
Amortization                                   (5,385)            (17)              (2)
                                           ------------------------------------------------
Balance at end of period                      $76,452            $188             $121
                                           ------------------------------------------------

Accumulated amortization of MSRs aggregates approximately $5.4 million, $19,000 and $2,000 at December 31, 1998, 1997 and 1996, respectively.

At December 31, 1998, the estimated fair value of the servicing rights was $98.9 million, as determined using a mortgage servicing rights valuation model.

The Company's servicing portfolio (excluding  subserviced loans) is comprised of the following:
                                                             December 31
                                                    1998                    1997
                                           ------------------------------------------------

                                           Number of    Principal    Number of   Principal
                                            Loans      Outstanding     Loans    Outstanding
                                           ------------------------------------------------
                                                            (In thousands)

GNMA                                        57,204    $3,375,844
FNMA                                        11,058       684,107
FHLMC                                        2,273        82,500         281       $17,844
Other VA, FHA, and conventional loans       12,235       713,418           -             -
                                           ------------------------------------------------
Totals                                      82,770    $4,855,869         281       $17,844
                                           ------------------------------------------------

   The components of mortgage banking income, net of amortization are as follows:

                                                      Year ended December 31
                                               1998             1997              1996
                                           ------------------------------------------------
                                                           (In thousands)
Loan servicing fee income                   $10,697           $  84              $  14
Late charges                                  1,374                   -                -
                                           ------------------------------------------------
Total mortgage banking income                12,071              84                 14
Gain on sale of loans                         3,405             116                209
Amortization of mortgage servicing rights    (5,385)            (17)                (2)
                                           -----------------------------------------------
Totals                                      $10,091            $183               $221
                                           ------------------------------------------------

8. Premises and Equipment
   Premises and equipment are sumaarized as Follows:

                                                            December 31
                                                1998                             1997
                                           ------------------------------------------------
Cost:                                                      (In thousands)
   Land                                      $  2,281                          $  1,890
   Buildings                                   12,974                            11,437
   Leasehold improvements                         276                               236
   Furniture, fixtures and equipment            7,493                             5,580
   Construction in process                        408                             1,174
                                           ------------------------------------------------
                                               23,432                            20,317
Less allowances for depreciation
   and amortization                             4,375                             3,518
                                           ------------------------------------------------
                                              $19,057                           $16,799
                                           ------------------------------------------------

Interest capitalized on construction projects amounted to approximately $11,600 and $83,500 for the years ended December 31, 1998 and 1997, respectively.

The Leader leases office space from a partnership whose controlling partners include officers of the Leader. The five year lease agreement provides for annual base rents of $436,000 plus additional rents based on increases in operating expenses and taxes. There were no outstanding amounts payable under the lease agreement as of December 31, 1998.

9. Deposits
The following schedule sets forth interest expense by type of savings deposit:

                                                      Year ended December 31
                                               1998             1997              1996
                                           ------------------------------------------------
                                                           (In thousands)
Checking and money market accounts          $  1,770          $ 1,400          $  1,119
Savings accounts                               1,096            1,625             2,036
Certificates                                  15,486           15,051            15,639
                                           ------------------------------------------------
                                              18,352           18,076            18,794
Less interest capitalized                        (12)             (84)             (215)
                                           ------------------------------------------------
Totals                                       $18,340          $17,992           $18,579
                                           ------------------------------------------------

At December 31, 1998, accrued interest payable amounted to $725,000 which was comprised of $645,000, $78,000 and $2,000 for certificates, checking and money market accounts, and savings accounts, respectively.

A summary of deposit balances is as follows:

                                                            December 31
                                                1998                             1997
                                           ------------------------------------------------
                                                           (In thousands)
Savings accounts                             $  54,624                         $ 59,404
Checking accounts                               53,778                           32,414
Money Market demand accounts                    33,914                           24,926
Certificates of deposit                        291,663                          278,578
                                           ------------------------------------------------
                                             $ 433,979                         $395,322
                                           ------------------------------------------------

A summary of deposit balances is as follows:

                                                                       December 31, 1998
                                                                     ----------------------
                                                                         (In thousands)
                                            1999                            $219,160
                                            2000                              60,991
                                            2001                               6,016
                                            2002                                 450
                                            2003                               3,423
                                            2004 and thereafter                1,623
                                                                     ----------------------
                                            Total                           $291,663
                                                                     ----------------------

At December 31, 1998 and 1997 deposits of $63.7 and $33.0 million, respectively, were in excess of the $100,000 Federal Deposit Insurance Corporation limit. At December 31, 1998 and 1997, $7.7 and $1.0 million, respectively, in investment securities were pledged as collateral against public deposits for certificates in excess of $100,000.

The Deposit Insurance Funds Act of 1996 provided for a special assessment to be calculated for depository institutions with deposits insured by the Savings Association Insurance Fund ("SAIF"). The SAIF assessment of $2,460,977 was assessed and recorded in 1996.

10. Advances from Federal Home Loan Bank
First Federal has the ability to borrow funds from the FHLB. First Federal pledges its single-family residential mortgage loan portfolio as security for these advances. At December 31, 1998, the total available for collateral amounted to approximately $320.9 million. Collateral must exceed borrowings by 150%. The total level of borrowing is also limited to 25% of total assets. First Federal has a maximum potential to acquire advances of approximately $214.0 million from the FHLB.

The FHLB made a series of fixed rate long-term advances to First Defiance during 1992 and a long-term fixed rate advance under the FHLB Affordable Housing Program in 1995. Additionally, as of December 31, 1998 there were $95.0 million outstanding under various long-term FHLB advance programs.

Under one such program, $25.0 million was outstanding with a ten-year maturity and is callable at the option of the FHLB after one year and on each quarter thereafter. Under a second long-term advance program, First Defiance has $10.0 million outstanding for a ten-year term, callable at the option of the FHLB on the advance's five-year anniversary. Under a third program, First Defiance has $25.0 million outstanding for a five-year term, callable at the option of the FHLB on the two-year anniversary. The remaining $35.0 million of long-term advances has a two year term and no call provisions. The total FHLB long-term advances bear a weighted average interest rate of 4.93% at December 31, 1998.

Future minimum payments by fiscal year are as follows:

                                                                         (In thousands)
                                1999                                      $  5,471
                                2000                                        40,141
                                2001                                         3,812
                                2002                                         3,239
                                2003                                        28,005
                                Thereafter                                  44,810
                                                                    ----------------------
                                Total Minimum Payments                     125,478
                                Less amounts representing interest          26,981
                                                                    ----------------------
                                Totals                                    $ 98,497
                                                                    ----------------------

First Defiance also utilizes short-term advances from the FHLB to meet cash flow needs and for short-term investment purposes. There were $69.6 million in short-term advances outstanding at December 31, 1998 ($67.2 million at December 31, 1997). First Defiance borrows short-term advances under a variety of programs at FHLB. At December 31, 1998, $68.0 million was outstanding under First Defiance's REPO Advance line of credit. The total available under the REPO line is $150.0 million. Amounts are generally borrowed under the REPO line on an overnight basis. The $1.6 million of other advances are borrowed under the FHLB's short-term fixed or LIBOR based programs. Information concerning short-term advances is summarized as follows:

                                                                  Year ended December 31
                                                                    1998            1997
                                                             ---------------------------------
                                                             (In thousand, except percentages)

                       Average balance during the year             $49,462         $53,039
                       Maximum month-end balance during the year    69,645          70,135
                       Average  interest  rate during the year        5.43%           5.77%


11. Postretirement  Benefits
First Federal sponsors a defined benefit postretirement plan that is intended to supplement Medicare coverage for certain retirees who meet minimum years of service requirements. Persons who retired prior to April 1, 1997 who completed 20 years of service after age 40 receive full medical coverage at no cost. Such coverage continues for surviving spouses of those participants for one year, after which coverage may be continued provided the spouse pays 50% of the average cost. Persons retiring after April 1, 1997 are provided medical benefits at a cost based on their combined age and years of service at retirement.

Surviving spouses are also eligible for continued coverage after the retiree is deceased at a subsidy level that is 10% less than what the retiree is eligible for. Persons retiring before July 1, 1997 receive dental and vision care in addition to medical coverage. Persons who retire after July 1, 1997 are not eligible for dental or vision care, but those retirees and their spouses each receive up to $200 annually in a medical spending account. Funds in that account may be used for payment of uninsured medical expenses.

The plan is not currently funded. The following table summarizes benefit obligation and plan asset activity for the plan:

                                                                                     December 31
                                                                                1998             1997
                                                                          ---------------------------------
                                                                                    (In thousands)
Change in fair value of plan assets:
   Balance at beginning of measurement period                                 $  -                $  -
   Employer contribution                                                        35                  38
   Participant contribution                                                      3                   2
   Benefits paid                                                               (38)                (40)
                                                                          ---------------------------------
   Balance at end of measurement period                                          -                   -

Change in benefit obligation:
   Balance at beginning of measurement period                                  787                 691
   Service cost                                                                 40                  50
   Interest costs                                                               55                  51
   Participant contribution                                                     (3)                 (2)
   Actuarial losses                                                             11                  37
   Benefits paid                                                               (38)                (40)
                                                                          ---------------------------------
   Balance at end of measurement period                                        852                 787
                                                                          ---------------------------------
Funded status                                                                  852                 787

Unrecognized prior service cost                                                (55)                (59)
Unrecognized net gain                                                           17                  20
                                                                          ---------------------------------
Accrued postretirement benefit obligation included in accrued interest
   and other expenses in consolidated statement of financial condition        $814                $748
                                                                          ---------------------------------

Net periodic postretirement benefit cost includes the following componets:

                                                                     Year ended December 31
                                                                  1998        1997        1996
                                                               -----------------------------------
                                                                         (In thousands)
Service cost-benefits attributable to service during
the period                                                       $ 40        $ 50          $44
Interest cost on accumulated postretirement benefit obligation     55          51           47
Net amortization and deferral                                      11          37            -
                                                               -----------------------------------
Net periodic postretirement benefit cost                         $106        $138         $ 91
                                                               -----------------------------------

For measurement purposes, 4.25%, 5.0% and 8.5% annual rates of increase in the per capita cost of covered health care benefits were assumed for 1998, 1997 and 1996. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1 percentage point for each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $162,200 and the aggregate of the service and interest cost for the year then ended by $23,000.

The  weighted   average  discount  rate  used  in  determining  the  accumulated postretirement benefit obligation was 6.5% for 1998 and 7.25% for 1997 and 1996.

12. Regulatory Matters
First Defiance and First Federal are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital guidelines and the regulatory framework for prompt corrective action, First Federal must meet specific capital guidelines that involve quantitative measures of First Federal's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. First Federal's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Federal to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 1998 and 1997, First Federal meets all capital adequacy requirements to which it is subject.

The most recent notification from the Office of Thrift Supervision categorized First Federal as well capitalized under the regulatory framework. There are no conditions or events since that notification that management believes have changed First Federal's ranking.

The following schedule presents First Federal's regulatory capital ratios:


                                                   Regulatory Capital Standards
                                        -----------------------------------------------------
                                                  Actual                    Required
                                           Amount        Ratio        Amount         Ratio
                                        -----------------------------------------------------
                                                 (In thousands, except percentages)
As of December 31, 1998:
  Tangible Capital                       $ 52,265         6.80%        $ 11,537          1.5%
  Core Capital                             52,265         6.80           30,766          4.0%
  Risk-Based Capital                       82,187        14.82           44,363          8.0%
As of December 31, 1997:
  Tangible Capital                        $80,284        13.65%        $  8,821          1.5%
  Core Capital                             80,284        13.65           17,642          3.0
Risk-Based Capital                         82,473        21.55           30,613          8.0

13. Income Taxes

The components of income tax expense are as follows:

                                                             Years ended December 31
                                                         1998         1997          1996
                                                      -------------------------------------
                                                                  (In thousands)
Current:
   Federal                                              $ 3,584       $2,812       $2,200
   State                                                     19          216            -
Deferred (credit)                                        (1,785)         (43)        (203)
                                                      -------------------------------------
                                                        $ 1,818       $2,985       $1,997
                                                      -------------------------------------

    The provision for income taxes differs form that computed at the statutory corportate tax rate as follows:


                                                            Years ended December 31
                                                         1998         1997          1996
                                                      -------------------------------------
                                                                 (In thousands)
Tax expense at statutory rate                           $1,676        $2,853       $2,090
Increases (decreases) in taxes from:
   Goodwill amortization                                    96             -            -
   State income tax - net
      of federal tax benefit                                13           143            -
   Tax exempt interest income                              (84)          (36)         (39)
   Other                                                   117            25          (54)
                                                      -------------------------------------
Totals                                                  $1,818        $2,985       $1,997
                                                      -------------------------------------

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of First Defiance's deferred federal income tax assets and liabilities are as follows:

                                                                     December 31
                                                              1998                 1997
                                                           --------------------------------
                                                                    (In thousands)
Deferred federal income tax assets:
   Net unrealized losses on available-for-sale securities   $     -              $    25
   Allowance for loan losses                                  3,907                  321
   Pension costs                                                  -                  131
   Postretirement benefit costs                                 277                  261
   Deferred compensation and management
     recognition plans                                          530                  493
   State income tax                                              29                   73
   Other                                                        190                   80
                                                           --------------------------------
Total deferred federal income tax assets                      4,933                1,384
Deferred federal income tax liabilities:
   Net unrealized gains on available-for-sale securities         83                    -
   Mortgage servicing rights                                  6,272                    -
   FHLB stock dividends                                         727                  614
   Deferred loan origination fees and costs (net)               333                  222
   Other                                                        365                  133
                                                           --------------------------------
Total deferred federal income tax liabilities                 7,780                  969
                                                           --------------------------------
Net deferred federal income tax (liability) asset           $(2,847)             $   415
                                                           --------------------------------

No valuation allowance was required at December 31, 1998 or 1997.

Retained earnings at December 31, 1998 include financial statement tax bad debt reserves of $10.4 million. The Small Business Job Protection Act of 1996 passed on August 20, 1996 eliminated the special bad debt deduction previously granted solely to thrifts. This results in the recapture of past taxes for permanent deductions arising from the "applicable excess reserve," which is the total amount of First Federal's reserve over its base year reserve as of December 31, 1987. The recapture tax is due in six equal annual installments beginning after December 31, 1996. However, deferral of those payments was permitted for up to two years, contingent upon satisfying a specified mortgage origination test for 1996 and 1997 (which was met). At December 31, 1998, First Federal had $1.037 million in excess of the base year reserves. Deferred taxes have been provided related to this item. No provision is required to be made for the $9.52 million of base year reserves.

14. Employee Benefit Plans

Employees of First Federal are eligible to participate in the First Federal Savings and Loan 401(k) Employee Savings Plan ("First Federal 401(k)")if they meet certain age and service requirements. Under the First Federal 401(k), First Federal matches 50% of the participants' contributions, to a maximum of 3% of compensation. The First Federal 401(k) also provides for a discretionary First Federal contribution in addition to the First Federal matching contribution. For the year ended December 31, 1998, First Federal's matching contribution was $92,400 and there was no discretionary company contribution. Prior to 1998, the First Federal 401(k) had been frozen, and there were no contributions to the plan for either 1997 or 1996.

The Leader sponsors The Leader Mortgage Company Savings and Investment Plan and Trust ("The Leader 401(k)"). All employees of The Leader who meet certain age and eligibility requirements are eligible to participate. The Leader matches employee contributions to The Leader 401(k) 100% up to federally proscribed limits. Matching contributions to The Leader 401(k) from July 1, 1998 to December 31, 1998 amounted to $123,900.

First Federal also has established an Employee Stock Ownership Plan ("ESOP") covering all employees of First Federal Savings and Loan age 21 or older who have at least one year of credited service. Contributions to the ESOP are made by First Federal and are determined by First Federal's Board of Directors at their discretion. The contributions may be made in the form of cash or First Defiance common stock. The annual contributions may not be greater than the amount deductible for federal income tax purposes and cannot cause First Federal to violate regulatory capital requirements.

To fund the plan, the ESOP borrowed funds from First Defiance for the purpose of purchasing shares of First Defiance common stock. The ESOP acquired a total of 863,596 shares in 1993 and 1995. The loan outstanding at December 31, 1998 was $4,678,332. Principal and interest payments on the loan are due in equal quarterly installments through June of 2008. The loan is collateralized by the shares of First Defiance's common stock and is repaid by the ESOP with funds from First Federal's contributions to the ESOP, dividends on unallocated shares and earnings on ESOP assets.

As principal and interest payments on the loan are paid, shares are released from collateral and committed for allocation to active employees, based on the proportion of debt service paid in the year. Shares held by the ESOP which have not been released for allocation are reported as stock acquired by the ESOP plan in the statement of financial condition. As shares are released, First Federal records compensation expense equal to the average fair value of the shares over the period in which the shares were earned. Also, the shares released for allocation are included in the average shares outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as additional ESOP expense. ESOP compensation expense was $579,000, $1,025,000 and $735,000 for 1998, 1997 and 1996, respectively. As of December 31, 1998, 401,852 ESOP shares have been released for allocation of which 389,655 were allocated to participants. The 461,744 unreleased shares have a fair value of $6.6 million at December 31, 1998.

The Shareholders of First Defiance approved and established Management Recognition Plans ("MRP") in 1993 and 1996 to provide directors, officers and employees with a proprietary interest in First Defiance as incentive to contribute to its success. Cash was contributed to the MRP in the form of deferred compensation amounting to $800,000 in 1993 and $2,817,452 in 1996. The $800,000 contributed in 1993 was used to purchase 172,722 shares of First Defiance common stock. All shares acquired in 1993 were granted on July 19,1993. A total of 251,931 of the shares acquired in 1996 have been granted as of December 31, 1998, not including 41,277 shares forfeited by participants who terminated before their shares vested. The shares vest at a rate of 20% per year over five years. First Defiance is amortizing the deferred compensation and recording additions to stockholder's equity as the shares vest. Compensation expense attributable to the MRP amounted to $545,177, $785,000 and $742,000 in 1998, 1997 and 1996 respectively.

First Federal had previously sponsored a defined benefit pension plan that covered substantially all First Federal employees. During 1997, First Federal amended the plan to eliminate all benefits for future service in connection with a termination of the plan, which occurred in 1998. In conjunction with the termination of the plan, all accumulated plan benefits became fully vested and were distributed to participants in August, 1998.

Net periodic pension cost recognized for the years ended December 31, 1997 and 1996 included the following components:

                                                           Year ended December 31
                                                             1997           1996
                                                      ----------------------------------
                                                      (In thousands, except percentages)
Service cost--benefits earned during the period              $354           $311
Interest cost on projected benefit obligation                 291            244
Actual (return) loss on plan assets                            (6)            66
Net amortization and deferral                                  10            (54)
                                                      ----------------------------------
Net periodic pension cost                                    $649           $567
                                                      ----------------------------------

Weighted average discount rate                                  6%          5.75%
Rate of increase in future compensation levels                  -              4%
Expected long-term rate of return on plan assets                5%           5.5%

15. Stock Option Plans
First Defiance has established incentive stock option plans for its directors and its employees and has reserved 1,033,485 shares of common stock for issuance under the plans. A total of 773,204 shares are reserved for employees and 260,281 shares are reserved for directors. As of December 31, 1998, 929,247 options (709,209 for employees and 220,038 for directors) have been granted and remain outstanding at option prices based on the market value of the underlying shares on the date the options were granted. There are 321,785 options granted under the 1993 plan that are currently exercisable while there are 607,462 options granted under the 1996 plan that vest at 20% per year beginning in 1997. All options expire ten years from date of grant. Vested options of retirees expire on the earlier of the scheduled expiration date or five years after the retirement date for the 1993 plan and on the earlier of the scheduled expiration date or twelve months after the retirement date for the 1996 plan.


FASB Statement No. 123, Accounting for Stock-Based Compensation defines a fair value-based method of accounting for stock-based employee compensation plans. Under the fair value-based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. While the standard encourages entities to adopt this method of accounting for employee stock compensation plans, it also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. First Defiance has elected to continue to apply APB 25.

The following pro forma information regarding net income and earnings per share assumes the adoption of Statement No. 123 for stock options. The estimated fair value of the option is amortized to expense over the option and vesting period. The fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                     December 31
                                                          1998           1997          1996
                                                      -------------------------------------------

Risk free interest rate                                   5.92%          6.23%        6.62%
Dividend yield                                            2.70%          2.68%        2.66%
Volatility factors of expected market price of stock      0.282%         0.319%       0.341%
Weighted average expected life                             8.15 years      7.5 years    7.35 years
Weighted average grant date fair value of
   options granted                                        $3.38          $2.83         $3.83

Based upon the above assumptions, pro forma net income and earnings per share are as followes:

                                                                     December 31
                                                          1998           1997          1996
                                                      -------------------------------------------
                                                       (In thousands, except per share amounts)
Pro forma net income                                     $ 2,815         $ 5,015      $ 3,783
                                                      -------------------------------------------
Pro forma earnings per share:
Basic                                                    $.38            $.60         $.39
                                                      -------------------------------------------
Diluted                                                  $.36            $.58         $.39
                                                      -------------------------------------------


The pro forma effects for 1998, 1997, and 1996 are not likely to be representative of the pro forma effects for future years.

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

The following table summarizes stock
option activity for 1998 and 1997:

                                             1998                                 1997
                              ------------------------------------------------------------------------------
                                                     Range of                             Range of
                                     Option           Option              Option            Option
                                     Shares           Prices              Shares            Prices
                              ------------------------------------------------------------------------------
Outstanding at January 1            870,140      $ 4.63  to  $13.00       894,339      $ 4.63   to  $10.6875

Granted                             183,702      $12.25  to  $15.50        75,961      $12.625  to  $13.00

Exercised                           (95,933)     $ 4.63  to  $13.00       (23,325)     $ 4.63   to  $10.6875

Expired or canceled                 (28,662)     $ 4.63  to  $13.00       (76,835)     $10.50
                              ------------------------------------------------------------------------------

Outstanding at December 31          929,247      $ 4.63  to  $15.50       870,140      $ 4.63   to  $13.00
                              ------------------------------------------------------------------------------
Exercisable to:
   1998                                                                    18,009      $10.50
   1999                              30,581      $ 4.63  to  $13.00        43,975      $ 4.63
   2002                              56,590      $ 4.63                    60,450      $ 4.63
   2003                             124,214      $ 4.63                   163,963      $ 4.63
   2004                              21,590      $ 6.95                    21,590      $ 6.95
   2006                             445,104      $10.375 to  $10.6875     486,192      $10.375  to  $10.6875
   2007                              68,966      $10.625 to  $13.00        75,961      $12.625  to  $13.00
   2008                             182,202      $12.25  to  $15.50
                              ------------------------------------------------------------------------------
                                    929,247      $ 4.63  to  $15.50       870,140      $ 4.63   to  $13.00
                              ------------------------------------------------------------------------------
Available for future grant at
December 31                           8,305                               163,345
                              ------------------------------------------------------------------------------

16. Parent Company And Regulatory Restrictions

Dividends paid by the First Defiance subsidiaries are subject to various legal and regulatory restrictions. In 1998, a subsidiary declared $20.0 million in dividends to the parent company. The subsidiaries can initiate dividend payments in 1999, without prior regulatory approval, of $18.9 million, plus an additional amount equal to their net profits for 1999, as defined by statute, up to the date of any such dividend declaration.

Condensed parent company financial statements, which include transactions with subsidiaries, follow:

                                                                   December 31
Statements of Financial Condition                             1998              1997
                                                        ----------------------------------
                                                                  (In thousands)
Assets
Cash and cash equivalents                                 $    775           $    671
Investment in subsidiaries                                  66,440             80,322
Subordinated debt receivable from
   First Federal Savings and Loan                           22,400             30,000
Loan receivable from First Federal Employee
   Stock Ownership Plan                                      4,678              4,972
Other assets                                                   103                205
                                                        ----------------------------------
Total assets                                              $ 94,396           $116,170
                                                        ----------------------------------

Liabilities and Stockholders' Equity
Accrued liabilities                                       $    686           $  9,286
Stockholders' equity                                        93,710            106,884
                                                        ----------------------------------
Total liabilities and stockholders' equity                $ 94,396           $116,170
                                                        ----------------------------------


                                                              Year ended December 31
                                                        1998          1997            1996
                                                   ---------------------------------------------
                                                                  (In thousands)
Statements of Income
Interest income                                       $    -         $  191           $  955
Interest on subordinated debt                          1,063          2,475               -
Interest on loan to ESOP                                 419            454              499
Gain on sale of investments                                -             59               26
Noninterest expense                                     (350)          (290)            (583)
                                                   ---------------------------------------------
 Income before income taxes and equity
   in earnings of subsidiaries                         1,132          2,889              897
Income tax expense                                       399          1,124              363
                                                   ---------------------------------------------
 Income before equity in earnings of subsidiaries        733          1,765              534
Equity in earnings of subsidiaries                     2,378          3,642            3,617
                                                   ---------------------------------------------
 Net income                                           $3,111         $5,407           $4,151
                                                   ---------------------------------------------

                                                              Year ended December 31
                                                        1998          1997            1996
                                                   ---------------------------------------------
                                                                  (In thousands)
Statements of Cash Flows
Operating activities
Net income                                            $   3,111      $   5,407       $   4,151
   Adjustments to reconcile net income
   to net cash provided by operating activities:
     Gain on sale of securities                               -            (58)            (26)
     Deferred federal income taxes (credit)                 (86)            10             (37)
     Equity in earnings of subsidiaries                  (2,378)        (3,642)         (3,617)
     Dividends received from subsidiary                  20,000              -          30,000
     Change in other assets and liabilities              (8,175)         8,374              74
                                                   ---------------------------------------------
Net cash provided by operating activities                12,472         10,091          30,545

Investing activities
Loan to subsidiary                                      (20,000)             -         (30,000)
Proceeds from sale of
   available-for-sale securities                              -          7,052          27,247
Principal payments received for
   subordinated debt                                     27,600              -               -
Purchase Insurance Center of Defiance                       (50)             -               -
Principal payments received on ESOP loan                    294            466             459
Purchase of available-for-sale securities                     -           (112)         (8,602)
                                                   ---------------------------------------------
Net cash provided by (used in) investing activities       7,844          7,406         (10,896)

Financing activities
Stock options exercised                                     642            160              60
Purchase of common stock for treasury                   (18,073)       (14,547)        (16,815)
Cash dividends paid                                      (2,781)        (2,783)         (2,771)
                                                   ---------------------------------------------
Net cash used in financing activities                   (20,212)       (17,170)        (19,526)
                                                   ---------------------------------------------
Net increase in cash and cash equivalents                   104            327             123
Cash and cash equivalents at beginning of year              671             344             221
                                                   ---------------------------------------------
Cash and cash equivalents at end of year              $     775       $    671       $     344
                                                   ---------------------------------------------
Noncash financing activities - cash
   dividends declared but not paid                    $     710       $    720       $     758
                                                   ---------------------------------------------

17. Fair Value Statement of Consolidated
    Financial Condition

The following is a comparative condensed consolidated statement of financial condition based on carrying and estimated fair values of financial instruments as of December 31, 1998 and 1997. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. FASB Statement
No. 107, "Disclosures about Fair Value of Financial Instruments" excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of First Defiance Financial Corp.

                                     December 31, 1998                  December 31, 1997
                               ------------------------------------------------------------------
                                 Carrying       Estimated            Carrying        Estimated
                                  Value        Fair Values            Value         Fair Values
                               ------------------------------------------------------------------
                                                        (In thousands)
Assets
Cash and cash equivalents        $ 20,506        $ 20,506             $  8,997        $  8,997
Investment securities              61,095          61,307              103,389         103,806
Loans, net                        568,484         573,396              441,911         443,232
                               ------------------------------------------------------------------
                                  650,085        $655,209              554,297        $556,035
Other assets                      135,314        --------               25,401        --------
                                 --------                             --------
Total assets                     $785,399                             $579,698
                                 --------                             --------
Liabilities and
stockholders' equity
Deposits                         $433,979        $434,199             $395,322        $395,451
Advances from Federal Home
  Loan Bank                       168,142         168,143               71,665          71,665
Advance payments by borrowers
  for taxes and insurance          77,334          77,334                  661             661
                               ------------------------------------------------------------------
                                  679,455        $679,676              467,648        $467,777
Other liabilities                  12,234        --------                5,165        --------
                                 --------                             --------
                                  691,689                              472,813
Stockholders' equity               93,710                              106,885
                                 --------                             --------
Total liabilities and
  stockholders' equity           $785,399                             $579,698
                                 --------                             --------

18. Acquisitions
On July 1, 1998, First Federal completed the acquisition of The Leader, in a cash transaction. At the date of acquisition, The Leader had assets of $197.3 million and equity of $14.0 million. The cash price of $34.9 million, including $2 million held in escrow for indemnifiable claims, exceeded the fair value of net assets acquired by approximately $11.3 million, which was recorded as goodwill.

On December 24, 1998, First Defiance completed the acquisition of the Insurance Center in a stock transaction valued at $2.1 million. The acquisition has been accounted for as a purchase. First Defiance could be subject to additional contingent consideration of up to $400,000 if certain earnings criteria are met.

Unaudited pro forma revenues, net income, basic and diluted earnings per share for the years ended December 31, 1998 and 1997 had the purchase business combinations been completed on January 1, 1997 were as follows:

                                                  Year ended December 31
                                             1998                         1997
                                         ----------------------------------------
                                         (In thousands, except per share amounts)
Revenues                                    $85,386                    $79,937
Net income                                  $ 3,449                    $ 4,075
Basic net income per share                  $   .46                    $   .49
Diluted net income per share                $   .44                    $   .47

The Company expects to achieve operating cost savings primarily through the utilization of lower cost sources of funding, the use of The Leader's custodial escrow balances to reduce First Federal's cost of funds, consolidation of back office functions, and the elimination of redundant expenses. The operating cost savings are expected to be achieved in various amounts at various times during the years subsequent to the acquisition of The Leader and the Insurance Center and not ratably over, or at the beginning or end of, such periods. No adjustment has been reflected in the pro forma disclosures to reflect these anticipated cost savings. Net assets acquired in the acquisitions are as follows:

                                                       (In thousands)
Assets:
   Loans held for sale                                   $116,672
   Mortgage servicing rights                               65,804
   Loans receivable                                        14,800
   Goodwill                                                13,615
   Cash                                                     4,431
   Other assets                                            12,037
Liabilities assumed:
   Warehouse and term notes                               179,958
   Other                                                   10,691
                                                         ---------
                                                          $36,710
                                                         ---------
19. Line of Business Reporting
First Defiance operates two major lines of business. Retail banking, which consists of the operations of First Federal, includes direct and indirect lending,  deposit-gathering,  small  business  services  and  consumer  finance.
Mortgage banking, which consists of the operations of The Leader, includes buying and selling mortgages to the secondary market and the subsequent servicing of these sold loans. The business units are identified by the channels through which the product or service is delivered. The accounting policies of the individual business units are the same as those of First Defiance as described in Note 2. The retail-banking unit funds the mortgage-banking unit and an investment/funding unit within the retail-banking unit centrally manages interest rate risk. Transactions between business units are primarily conducted at fair value, resulting in profits that are eliminated for reporting consolidated results of operations.

The parent unit is comprised of inter-segment income eliminations and unallocated expenses. Selected segment information is included in the following table for 1998 only, as this was the first year First Defiance had two distinct segments.

                                                                       Retail         Mortgage
                                   Consolidated       Parent          Banking          Banking
                                 ----------------------------------------------------------------
                                                         (In thousands)
Total interest income             $  49,056        $     (510)      $  44,688         $    4,878
Total interest expense               26,946            (1,992)         24,685              4,253
                                 ----------------------------------------------------------------
Net interest income                  22,110             1,482          20,003                625
Provision for loan losses             7,769                 -           7,418                351
                                 ----------------------------------------------------------------
Net interest income after provision  14,341             1,482          12,585                274
Non-interest income (expense)        17,528              (144)          3,410             14,262
Non-interest expense                 26,940               206          14,536             12,198
                                 ----------------------------------------------------------------
Income before income taxes            4,929             1,132           1,459              2,338
Income taxes                          1,818               399             513                906
                                 ----------------------------------------------------------------
Net income                        $   3,111        $      733       $     946         $    1,432
                                 ----------------------------------------------------------------
Total assets                      $ 785,399        $ (231,950)      $ 785,282         $  232,067
                                 ----------------------------------------------------------------

20. Quarterly  Consolidated Results of Operations (Unaudited)
    The following is a summary of the quarterly consolidated results of operations:

                                                     Three months ended
1998                               March 31       June 30      September 30     December 31
                                --------------------------------------------------------------
                                          (In thousands, except per share amounts)

Interest income                    $11,342        $11,322         $12,976         $ 13,416
Interest expense                     5,527          5,589           7,985            7,845
                                --------------------------------------------------------------
Net interest income                  5,815          5,733           4,991            5,571

Provision for loan losses              448            239           1,039            6,043
                                --------------------------------------------------------------
Net interest income (loss) after
   provision for loan losses         5,367          5,494           3,952             (472)

Non-interest income                    484            585           8,875            7,584
Non-interest expense                 3,559          3,763          10,247            9,371
                                --------------------------------------------------------------
Income (loss) before income taxes    2,292          2,316           2,580           (2,259)
Income taxes (credit)                  784            771             919             (656)
                                --------------------------------------------------------------
Net income (loss)                  $ 1,508        $ 1,545         $ 1,661         $ (1,603)
                                --------------------------------------------------------------
Earnings (loss) per share:
   Basic                           $   .20        $   .21         $   .22         $   (.22)
                                --------------------------------------------------------------
   Diluted                         $   .19        $   .20         $   .21         $   (.22)
                                --------------------------------------------------------------
Average shares outstanding:
   Basic                             7,606          7,464           7,513            7,370
                                --------------------------------------------------------------
   Diluted                           7,985          7,814           7,786            7,658
                                --------------------------------------------------------------

                                                     Three months ended
1997                              March 31       June 30      September 30     December 31
                                --------------------------------------------------------------
                                          (In thousands, except per share amounts)

Interest income                    $ 10,601       $ 10,754        $ 11,296        $11,207
Interest expense                      4,966          5,184           5,589          5,648
                                --------------------------------------------------------------
Net interest income                   5,635          5,570           5,707          5,559

Provision for loan losses               365            282             514            452
                                --------------------------------------------------------------
Net interest income after
   provision for loan losses          5,270          5,288           5,193          5,107

Gain on sale of securities                7              6              63             27
Non-interest income                     329            351             383            461
Non-interest expense                  3,254          3,378           3,487          3,974
                                --------------------------------------------------------------
Income before income taxes            2,352          2,267           2,152          1,621
Income taxes                            795            746             769            675
                                --------------------------------------------------------------
Net income                         $  1,557       $  1,521        $  1,383        $   946
                                --------------------------------------------------------------
Earnings per share:
   Basic                           $    .18       $    .18        $    .17        $   .12
                                --------------------------------------------------------------
   Diluted                         $    .17       $    .17        $    .16        $   .11
                                --------------------------------------------------------------

Average shares outstanding:
   Basic                              8,597          8,622           8,357          7,946
                                --------------------------------------------------------------
   Diluted                            8,911          8,937           8,724          8,334
                                --------------------------------------------------------------

Report of Independent Auditors

To the Stockholders and the Board of Directors First Defiance Financial Corp.

We have audited the consolidated statements of financial condition of First Defiance Financial Corp. as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Defiance Financial Corp. at December 31, 1998 and 1997, and the consolidated results of it's operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                               /s/ Ernst & Young LLP
                                               ---------------------
                                                   Ernst & Young LLP

Toledo, Ohio

January 21, 1999





Stock Information

First Defiance's Common Stock is traded on the NASDAQ Stock Market(R) under the symbol "FDEF." The range of high and low sales prices and closing stock data for First Defiance's Common Stock, along with information on declared cash dividends is as follows:


                                                    1998                         1997
                                        ---------------------------------------------------------
                                             High           Low          High             Low
                                        ---------------------------------------------------------
Quarter Ended
   March 31                                $15.875         $14.625       $14.625        $11.75
   June 30                                  15.875          14.00         14.75          12.375
   September 30                             14.625          11.50         16.00          14.25
   December 31                              15.00           11.00         16.25          14.75
Dividend Declared per
Share of Common Stock                               1998                         1997
                                        ---------------------------------------------------------
   March                                           $0.09                         $0.08
   June                                             0.09                          0.08
   September                                        0.09                          0.08
   December                                         0.10                          0.09
                                        ---------------------------------------------------------

As of March 5, 1999 there were approximately 1,848 registered holders of Common Stock.

Dividends are subject to determination and declaration by the Board of Directors, which will take into account First Defiance's financial condition, results of operations, tax considerations, industry standards, economic conditions, and regulatory restrictions which affect the payment of dividends and other factors. The Board of Directors of First Defiance has adopted, subject to the considerations described above, a cash dividend policy at a rate of 40 cents per share, per annum, payable quarterly.

In addition to certain federal income tax considerations, regulations of the OTS impose limitations on the payment of dividends and other capital distributions by savings associations. Under such regulations, a savings association that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirement is generally permitted without OTS approval (but subsequent to 30 day notice to the OTS of the planned dividend) to make capital distributions during a calendar year in the amount of up to 100% of its net earnings to date during the year plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its fully phase-in capital to assets ratio at the beginning of the year.

        Board of Directors
                            [Graphic -- photo
   (top row left to right)   depicting Board
     Dr. Douglas A. Burgei   of Directors]
           P. Scott Carson
           Thomas A. Voigt
          William J. Small
(bottom row left to right)
          Steven L. Boomer
        Don C. Van Brackel
          Gerald W. Monnin
   Dr. John U. Fauster III
             (not present)
      Dr. Marvin J. Ludwig
            Peter A. Diehl



William J. Small, 1, 3, 8
Chairman of the Board, President
and Chief Executive Officer
First Defiance Financial Corp.
Age 48, Director since 1998

Don C. Van Brackel, 1, 4, 5, 6, 8
Vice Chairman of the Board
First Defiance Financial Corp.
Age 60, Director since 1979

P. Scott Carson, 1, 3, 8
Executive Vice President, First Defiance
Financial Corp. and President and
Chief Executive Officer, First Federal
Savings and Loan
Age 55, Director since 1998

Stephen L. Boomer, 2, 6, 7
President,  Arps Dairy,  Defiance,  Ohio
Age 48,  Director since 1994

Douglas A. Burgei, D.V.M., 3, 5, 7
Veterinarian, Napoleon, Ohio
Age 44, Director since 1995

Peter A. Diehl,  2, 4, 7
President and Chief  Executive Officer,
Diehl,  Inc., Defiance, Ohio
Age 48, Director since 1998

John U. Fauster, III, D.D.S., 2, 5, 7
Dentist, Defiance, Ohio
Age 61, Director since 1975

Marvin J. Ludwig, PhD, 2, 4, 6, 8
President Emeritus, The Defiance College,
Defiance,  Ohio
Age 72, Director since 1979

Gerald W. Monnin,  4, 5, 6, 8
President and Chief Executive Officer,
Northwest Controls, Defiance, Ohio
Age 60, Director since 1997


Thomas A. Voigt, 4, 5, 6
Vice President, General Manager,
Bryan Publishing Company, Bryan, Ohio
Age 56, Director since 1995

1. Permanent member of Executive
   Committee. Other directors serve on
   Executive Committee on a rotating basis.
2. Audit Committee
3. Investment Committee
4. Compensation Committee
5. Long Range Planning Committee
6. MRP-Stock Option Committee
7. Governance Committee
8. The Leader Mortgage Board Committee

OFFICERS

FIRST DEFIANCE
FINANCIAL CORP.
William J. Small
Chairman, President and Chief Executive
Officer, Joined Company 1994

Don C. Van Brackel
Vice Chairman, Officer since 1992

P. Scott Carson
Executive Vice President, Joined
Company 1998

John C. Wahl
Executive Vice President and Chief
Financial Officer and Treasurer
Age 38, Joined Company 1994

FIRST FEDERAL
SAVINGS AND LOAN

William J. Small
Chairman and Chief Executive Officer

Don C. Van Brackel
Vice Chairman

P. Scott Carson
President and Chief Operating Officer

Gregory R. Allen
Executive Vice President,
Chief Lending Officer
Age 35, Joined Company 1998

Mark D. Gazarek
Executive Vice President, Trust Services
Age 41, Joined Company 1998

Jeffrey D. Vereecke
Executive Vice President, Operations
Age 37, Joined Company 1984

John C. Wahl
Executive Vice President, Finance and
Chief Financial Officer

John W. Boesling
Senior Vice President and Secretary
Age 51, Joined Company 1971

Patricia A. Cooper
Senior Vice President, Operating Systems
Age 53, Joined Company 1964

THE LEADER
MORTGAGE COMPANY

William J. Small
Chairman

James L. Hook, CMB
President and Chief Executive Officer
Age 61, Joined Company 1968

Alvin A. Siegal, CMB
Chairman Emeritus
Age 76, Joined Company 1960

Lawrence A. Ball
Executive Vice President,
Chief Information Officer
Age 51, Joined Company 1971

Sheldon Brodsky
Executive Vice President,
Chief Financial Officer
Age 56, Joined Company 1987

Joel A. Brotman
Executive Vice President, Loan Production
Age 55, Joined Company 1998

L. Robert Gentile
Executive Vice President, Housing
Finance Production
Age 43, Joined Company 1984

Robert H. Thompson
Executive Vice President, Loan Administration
Age 57, Joined Company 1993

INSURANCE CENTER
OF DEFIANCE
Stephen P. Grosenbacher
President
Age 46, Joined Company 1975

Lawrence H. Woods
Vice President
Age 42, Joined Company 1980

Timothy S. Whetstone
Secretary
Age 39, Joined Company 1994

OTHER STOCKHOLDER INFORMATION

ADDITIONAL FINANCIAL INFORMATION
Additional copies of this annual report, First Defiance Financial Corp. Form 10-K, filed with the Securities and Exchange Commission, dividend reinvestment plan information, et. al., are available without charge to interested stockholders upon request to:

   John C. Wahl
   Executive Vice President,
   Chief Financial Officer
   First Defiance Financial Corp.
   601 Clinton St.
   Defiance, OH 43512-0248

ANNUAL MEETING
OF STOCKHOLDERS
The annual meeting of stockholders of First Defiance Financial Corp. will be held on Tuesday, April 20, 1999, 1 p.m. EDT at the office of First Federal Savings and Loan, 601 Clinton Street, Defiance, OH, 43512.


STOCKHOLDER ACCOUNT MAINTENANCE
Communications concerning the transfer of shares, lost certificates, dividends, dividend reinvestment, receipt of multiple dividend checks, duplicate mailings or change of address should be directed to:

   Registrar and Transfer Company
   First Defiance Financial Corp.
   Transfer Agent
   10 Commerce Drive
   Cranford, NJ 07016-3572
   Telephone: (800) 368-5948

DIVIDEND REINVESTMENT PLAN
Stockholders may automatically reinvest their dividends in additional First Defiance Financial Corp. Common Stock through the Dividend Reinvestment Plan, which also provides for purchase by voluntary cash contributions. For additional information, please write or telephone Registrar and Transfer Company.


DIVIDEND POLICY
Cash dividends are declared quarterly and have been paid since First Defiance's predecessor company went public in 1993. As of March 5, 1999, the annual indicated dividend rate is $.40 per share.


INTERNET ADDRESS
First Defiance's home page on the World Wide Web is located at www.fdef.com. Recent financial data, historical information, and links to the SEC EDGAR data base are available at this site. Information about First Federal's products and services are described at the First Federal website which is www.first-fed.com.

STOCKHOLDERS
OF RECORD
As of March 5, 1999, there were 1,848 stockholders of record.




SECURITIES LISTED First Defiance Financial Corp's common stock trades on the Nasdaq Stock Market(R) under the symbol FDEF


AUDITORS
   Ernst & Young LLP
   One Seagate
   Toledo, Ohio

GENERAL COUNSEL
   Vorys, Sater, Seymour and Pease
   Suite 2100 Atrium Two
   221 E. Fourth St.
   Cincinnati, OH 45201

TRANSFER AGENT
AND REGISTRAR
   Registrar and Transfer Company
   Cranford, New Jersey

MAJOR MARKET MAKERS
   Everen Securities
   Tucker Anthony, Inc.
   Sandler O'Neill & Partners
   Friedman Billings Ramsey & Co.
   Keefe, Bruyette & Woods, Inc.
   Herzog, Heine, Geduld, Inc.
   ABN AMRO Securities (USA) Inc.


                                 601 Clinton St.
                               Defiance, OH 43512
                                  www.fdef.com
                               NASDAQ SYMBOL: FDEF