Form 10-K, Exhibit 13
FIRST DEFIANCE FINANCIAL CORP
filed 2003-03-21
CIK 946647

FIRST DEFIANCE FINANCIAL CORP.

                                                        2002
                                                    ANNUAL REPORT

                                     [LOGO]

TABLE OF CONTENTS

Financial and Corporate Highlights ........................................... 1
Letter from the Chairman ..................................................... 2
Business Overview ............................................................ 4
Shareholder Information ...................................................... 8
Community Advisory Boards .................................................... 8
Corporate Information .......................................  Inside Back Cover

FIRST DEFIANCE FINANCIAL CORP.

      First Defiance Financial Corp. (NASDAQ: FDEF) is a banking and financial services company headquartered in Defiance, Ohio. At December 31, 2002, the company's consolidated assets totaled $884.2 million. First Defiance operates two business units: First Federal Bank of the Midwest and First Insurance & Investments.

      The company's core business is community banking, carried out by First Federal Bank of the Midwest with 14 full service branches, one commercial loan production office and 18 ATM locations in nine northwest Ohio counties. First Federal's strategy is to increase its market share of both deposits and loans in each of the markets it serves through outstanding customer service and strategic product line enhancements.

      First Federal has executed a successful de novo branching strategy, opening five new banking centers since 1997. It continues to seek opportunities to grow its banking network, either through acquisitions or through continued de novo branching in existing and adjacent markets.

      First Federal's growth model also encompasses continued diversification of the lending portfolio into commercial and other types of loans as well as enhanced offerings of deposit products and services. Trust Services, established in 1998 to complement commercial business and to provide additional service to retail customers, are also offered through First Federal.

      First Insurance & Investments, the largest local insurance firm in Defiance, with strong group health and personal and commercial property and casualty lines, was formed through the acquisition of two Defiance, Ohio insurance agencies in 1998 and 1999 to provide synergies and cross-selling opportunities with First Federal. Financial planning centers at First Federal locations provide growth opportunities for both insurance and banking business units.

FINANCIAL AND CORPORATE HIGHLIGHTS

Years ended December 31
($ in thousands, except per share data)       2002          2001          2000
------------------------------------------------------------------------------

AT PERIOD END:
   Assets                                 $884,245    $1,132,648    $1,072,194
   Assets of continuing operations         884,245       644,194       664,468
   Loans, net                              576,377       499,813       529,963
   Deposits and borrowers' escrow          599,889       615,238       529,067
   Stockholders' equity                    120,110       111,021        99,473

   Book value per share                   $  18.73    $    16.20    $    14.49
   Tangible book value per share          $  18.17    $    15.65    $    13.92
   Stockholders' equity to assets
    of continuing operations                 13.58%        17.23%        14.97%

AVERAGE BALANCES:
   Assets                                 $946,497    $1,099,039    $1,009,291
   Assets of continuing operations         829,028       692,822       647,935
   Loans                                   525,855       520,917       499,689
   Deposits                                580,622       490,954       450,838
   Stockholders' equity                    119,072       104,102        93,620

SUMMARY OF OPERATING RESULTS:
   Net interest income                    $ 24,097    $   20,943    $   19,739
   Provision for loan losses                 1,451           994           635
   Non-interest income                      12,921        10,220         6,676
   Non-interest expense                     26,161        22,948        20,178
   Income for continuing operations          6,420         4,798         3,868
   Net income                               15,079        13,616        10,963

   Basic earnings per share from
    continuing operations                 $   1.01    $     0.74    $     0.61
   Diluted earnings per share from
    continuing operations                 $   0.97    $     0.72    $     0.60

   Basic earnings per share               $   2.37    $     2.11    $     1.74
   Diluted earnings per share             $   2.28    $     2.05    $     1.71

   Return on average equity-
    (continuing operations)                   5.39%         4.61%         4.13%
   Return on average assets-
    (continuing operations)                   0.77%         0.69%         0.60%

Statements contained in this Annual Report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking and insurance conditions, competitive factors specific to markets in which the company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The company assumes no responsibility to update this information. For more details, please refer to the company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

NON-RESIDENTIAL REAL ESTATE AND COMMERCIAL LOANS

[THE FOLLOWING INFORMATION WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL.]

      1997         1998         1999        2000        2001         2002
--------------------------------------------------------------------------------
     $59,280     $100,308     $161,783    $251,317    $302,489     $331,824


EARNINGS PER SHARE

                              [BAR CHART OMITTED]

ASSET QUALITY MEASURES

                              [BAR CHART OMITTED]


                                      [1]

                                [PHOTO OMITTED]

DEAR FELLOW SHAREHOLDERS:

      2002 was a year of transition for First Defiance Financial Corp. In January 2002 we signed an agreement to sell our mortgage banking subsidiary, The Leader Mortgage Company, to U.S. Bancorp. The sale was successfully completed on April 1, 2002. The decision to sell this profitable business unit was primarily driven by two factors, the regulatory capital constraints caused by the unit's large mortgage-servicing portfolio, and the fact that the market was not valuing, through an appropriate stock trading multiple, the earnings that The Leader was providing. As a result of the sale, our capital situation made a dramatic swing to a highly capitalized status. It has been, and continues to be, our goal to profitably and prudently redeploy that capital as we move forward.

      Whether we view our position after the sale of The Leader as a new beginning or as a return to our roots, community financial services are now our sole focus. Over the past five years, we have continued to build and expand our banking operation and insurance business. We have developed a complete menu of financial products and services to serve both the retail and the commercial clients throughout our market. We continue our long tradition of being a leader in residential real estate loan production, which reached record levels in 2002, and now have also become a strong provider of a full range of commercial banking products and services.

      We have in place a business plan that will continue to grow our financial services franchise both in the short term and for long term viability. Organic growth throughout the past year was very strong during a period when many banks struggled just to maintain loan portfolio balances. Our growth in lending was led by strong production in commercial loans, an area that we expect to continue its growth pattern in 2003 and beyond. This loan growth has been achieved both by growing our business in existing markets and by extending our reach into new geographic areas. We took a huge step in expanding geographically in 2002 with the opening of a commercial loan origination office in the Toledo, Ohio market. That office, which opened last May, booked over $25 million in loans by the end of 2002. Our loan growth has not come at the expense of credit quality, which is the result of strong underwriting policies applied on a consistent, disciplined basis. The underwriting standards are monitored and re-enforced with our lenders through an extensive semi-annual loan review.

      While the growth in the commercial business is the cornerstone of our business plan, we are also focused on opportunities to lower our funding costs, increase our non-interest income, and minimize the growth in non-interest expense. At the same time, we are actively looking for other ways to leverage our capital. One way we've leveraged our excess capital during the past year is the repurchase of our own stock. During 2002, we repurchased 550,179 shares, or approximately 8% of the total shares outstanding at the beginning of that year, for an average price of $18.68.

      The economic factors that we faced during the past year with a soft economy and continued low interest rates presented a formidable challenge, but we remained disciplined in the execution of our plan and I believe have positioned First Defiance well for the future.

      Banking, probably more than any other industry, is based on trust and confidence in the management and operation of the company. We want our investors to know that we recognize our fiduciary and moral responsibilities to our shareholders, customers and employees. Nationally, 2002 was a year that was marred by events involving corporate mismanagement, fraud and questionable accounting practices at a number of high profile companies. In most cases these were the result of greed and deception on the part of just a few. At First Defiance, we are committed to assuring that we have the policies and internal controls in place to provide the highest possible standard of transparency and accountability. Our Board of Directors has been, and continues to be, actively engaged in reviewing policies and developing overall business strategies for First Defiance to help ensure that these standards are met.

      We look to the future with much confidence because we know that banking based on a community financial services business strategy has lasting potential in the types of markets in which we operate. We have built a company that is large enough to offer a complete menu of financial services equal to any offered by the larger regional banks. We have the ability to deliver these products and services on a personalized basis with local decision-making. This complete line of services offered with a hands-on delivery approach, combined with our strong reputation throughout our market areas, are the keys to our optimism for future growth and value enhancement.

      As we move forward into 2003, we are optimistic about growth potential for the economy and for First Defiance specifically. We continue to see opportunities within our existing markets to expand and grow market share. We also continue to analyze and explore acquisition opportunities, primarily in growth markets contiguous to our existing market. We have a solid, experienced team in place to execute our strategies and build on our strong past. I thank you for your support as I look forward to the challenges of the coming year and to continuing to build value for you, our investors.


/s/ William J. Small
--------------------
William J. Small
--------------------
Chairman, President, and Chief Executive Officer


                                     [2-3]

                     FIRST DEFIANCE   2002 ANNUAL REPORT

                                     [LOGO]

                                [PHOTO OMITTED]

Wilson Farms

Dan Wilson's great-grandfather came to Wood County Ohio to start a new life for his family. Four generations later, Dan, his wife Janet and their daughters continue to operate the farm, planting and harvesting wheat, corn and soybeans. Partnering with them along the way is First Federal Bank.

Dan explains: "The agricultural industry is under constant economic pressure. I took my business to First Federal because I know and trust the personnel. They are committed to the farming industry and understand the particular challenges we face."

OUR MISSION: LOCAL FULL-SERVICE FINANCIAL SOLUTIONS

At First Defiance Financial Corp., we're on a quest to become the premier provider of financial services in northwest Ohio.

In 2002, we made great progress toward that goal. To keep pace with evolving customer needs, we developed new services and enhanced existing ones. We nurtured strong growth in deposits and processed more home loans than ever before. We also expanded our footprint into the Toledo metropolitan area with the opening of a lending office, and solidified our stature in the attractive Bowling Green, Ohio market with the construction of a new full-service banking center. The year ended with record-setting commercial loan business as we experienced tremendous growth despite difficult economic times.

It's all part of a well-thought-out strategy that keeps us focused on the customer and emphasizes shrewd and steady expansion. We invite you to discover more about First Defiance Financial Corp., our community banking approach, our achievements and our plans for the future. You will find First Defiance is well positioned to play an even greater role in the promising northwest Ohio financial market.

COMPREHENSIVE SERVICES

First Defiance Financial Corp. is the holding company for two dynamic organizations: First Federal Bank of the Midwest and First Insurance & Investments. Together, this synergistic combination provides a host of financial services that meet a wide range of customer needs.

FIRST INSURANCE & INVESTMENTS

The largest property and casualty insurance agency in the Defiance, Ohio market, First Insurance & Investments offers a wide range of services. Whether the goal is to provide risk management strategies for businesses, health care solutions for individuals or very large groups, wealth management plans, or peace of mind for family members, the professional agents and conscientious staff set high standards for evaluating the insurance and investment needs of individuals in all circumstances.

FIRST FEDERAL BANK OF THE MIDWEST--THE BEST OF BOTH WORLDS

In a competitive environment, a financial service provider needs to stand out from the crowd. What makes First Federal Bank unique? We don't have to guess; we hear it from our customers every day. They say First Federal offers the "best of both worlds." To them, that means First Federal combines the variety of services and options of a large institution, along with the personal relationships, local decision-making and excellent customer service normally associated with smaller banks. We're proud of that balance and count it as one of our greatest accomplishments.

This community banking strategy forms the foundation for our future. Whether we've been part of a community for 80 years or eight months, we want to be the preferred "local" bank. By hiring and empowering local branch personnel to make independent decisions, we cut response time and raise the level of customer satisfaction. Supported by our state-of-the-art technology, infrastructure upgrades, OnLine Banking services and personalized trust, insurance and investment services, the banking center staff will continue to provide unrestrained service to customers in their own communities.

Thomas E. Keller Trucking

The Thomas E. Keller Trucking Company has been swiftly transporting goods across North America, from Toledo to Tampa and Toronto to Tucson, for more than 20 years. The business eventually expanded into warehousing, expedited delivery services and logistics. The Keller family turned to First Federal Bank for services that would fit their changing needs.

Bryan Keller, President and CEO, likes the full spectrum of services First Federal Bank provides. "First Federal's internet banking program allows us to be more efficient in our operations. First Federal is also very innovative with their financing methods and has been extremely responsive to our needs."

                                [PHOTO OMITTED]

                                [PHOTO OMITTED]

The newest First Federal Bank office, opened in Bowling Green, Ohio in 2002, offers a full range of banking and investment services in a unique private banking environment.


                                     [4-5]

ColorScapes Gardens and Landscaping

For years, Marcella and Dave Ciccotelli dreamed of owning their own unique garden and landscape design business. In 2002, First Federal Bank helped the Ciccotellis achieve the first phase of their dream. The ColorScapes garden center sprouted up in a new and greatly expanded location, giving Dave and Marcella plenty of room to "grow."

According to Dave, the staff at First Federal Bank and First Insurance & Investments provided the perfect combination of financial services to get them off to a good start. "We found the customer service to be exceptional. Anytime we need anything, First Federal makes it easy. We have developed a successful ongoing partnership."

                                [PHOTO OMITTED]

PEOPLE MAKE THE DIFFERENCE

Customer expectations can not only be met; they can also be exceeded when the right people are in place. That's why the people of First Federal Bank are so important to the success of the organization.

In the new Bowling Green office, as in all of our offices, the staff chosen are respected, trusted and knowledgeable local individuals who believe in relationship banking.

Before the doors opened to the new banking center, the staff had already made over $50 million in loans from a temporary storefront location. That is a testament to our quality staff standard, which is replicated throughout the organization.

PUTTING THE CUSTOMER FIRST

Several years ago, First Federal Bank adopted a concept called "Customer First". We believed if we listened to our customers, and paid attention to and anticipated their needs, we could improve processes and develop innovative products that were truly beneficial to them. Today, that belief drives all of our decision-making and results in steadfast, loyal relationships.

The business customer stories highlighted in this report symbolize only a small portion of the First Federal "Customer First" commitment. Our "hands-on" approach means we get to know our many customers and their businesses well, and can look at things from their perspective. From providing efficient courier service to businesses located in outlying areas, to flexible financing methods, we can help them meet their goals.

"Customer First" is proof that good things happen when we partner with our fellow employees and treat our customers in a friendly, proactive manner.

INVOLVED IN OUR COMMUNITIES

We are proud of many things at First Defiance, not the least of which is our extensive community involvement. Employees faithfully volunteer in schools, health care settings and youth athletic programs, and serve on non-profit boards, chambers of commerce and church committees. The staff has washed cars for the United Way and has even spent hours walking in the pouring rain to raise money for the local American Cancer Society. We want to be working alongside our customers, neighbors and friends to make our communities better places to live and work.

SETTING A COURSE FOR THE FUTURE

First Defiance Financial Corp.'s strategic initiatives for 2003 will add to the momentum created over the past few years, and keep the organization on a steady course. These initiatives include:

o Continued expansion--both in new markets and by increasing penetration in existing markets;

o Improved communications--to strengthen our customer service throughout our expanding branch network;

o Technology planning--to enhance opportunities to serve customers better, faster, smarter;

o Increased efficiency--to control costs and market our brand more effectively; and

o Employee rewards--to develop incentive programs that reward all of our employees for providing superior service to customers and superior returns to our shareholders.

DOING THE RIGHT THINGS...FOR THE RIGHT REASONS

Some financial institutions stray from their ideals and use aggressive tactics, become too "corporate" and out of touch with customer needs, or are accused of harmful risk-taking or fraudulent activity.

At First Defiance Financial Corp., we focus on doing the right things right. Our assets have grown and our brand is distinguished in our market for a reason. Our team is committed to maintaining stringent standards and the outstanding credit quality we currently enjoy as the result of our disciplined approach.

Our Board will remain actively engaged in the oversight process. We will not bow to competitive pressure, or grow simply for the sake of growth. Rather, we will continue to patiently and persistently expand our footprint, and take advantage of the right opportunities at the right time.

                                [PHOTO OMITTED]

Roberts Manufacturing

Nestled in the northeast corner of Paulding County, Ohio is a small manufacturing company that has international influence. Roberts Manufacturing, makers of highly customized precision hydraulic components, was the brainchild of Robert Bauer over 50 years ago. According to Robert's son Ron Bauer, now the President, the company's relationship with First Federal Bank and First Insurance & Investments has been "a real bonus."

"The people of First Federal Bank and First Insurance & Investments have a sincere interest in our business. They took time to learn details about our company and have been very attentive to our specific needs."

Pictured discussing one of Roberts Manufacturing's products is Jim Williams, Vice President of Commercial Lending at First Federal Bank; Brian Bauer, Quality Manager; and Steve Grosenbacher, President of First Insurance & Investments.


                                     [6-7]

SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Shareholders of First Defiance Financial Corp. will be held on Tuesday, April 22, 2003 at 1:00 p.m. at the office of First Federal Bank, 601 Clinton Street, Defiance, Ohio 43512.

Investor Information

Shareholders, investors and analysts interested in additional information about First Defiance Financial Corp. may contact John C. Wahl, Chief Financial Officer, at the corporate office, 419-782-5015.

First Defiance on the Web

First Defiance is located on the Internet at www.fdef.com. Information about First Federal's products and services is available at www.first-fed.com. Information about First Insurance & Investments products and services is available at www.firstii.com.

Shareholder Account Maintenance

Shareholders with questions concerning the transfer of shares, lost certificates, dividend payments, dividend reinvestment, receipt of multiple dividend checks, duplicate mailings or changes of address should contact:

Registrar and Transfer Company
First Defiance Financial Corp. Transfer Agent
10 Commerce Drive
Cranford, NJ 07016-3573
Telephone: 800-368-5948

Securities Listing

First Defiance Financial Corp. common stock trades on the National Market System of the NASDAQ Stock Market under the symbol FDEF.

As of March 7, 2003, there were 6,357,759 shares outstanding.

Price Range

Year Ended December 31, 2002

                                                                High        Low
First Quarter                                                  $17.25     $15.01
Second Quarter                                                 $21.45     $16.95
Third Quarter                                                  $21.14     $15.70
Fourth Quarter                                                 $19.70     $15.00

Year Ended December 31, 2001

                                                                High        Low
First Quarter                                                  $15.62     $10.89
Second Quarter                                                 $17.20     $13.50
Third Quarter                                                  $18.00     $13.25
Fourth Quarter                                                 $15.24     $12.79

Dividend Policy

Cash dividends on the common stock are declared quarterly and have been paid since First Defiance and its predecessor, First Federal Savings and Loan, went public in 1993. The company's Board of Directors has increased the quarterly rate six times since 1997. The current annual dividend rate is $.60 per share.

Dividend Reinvestment Plan

Shareholders may automatically reinvest dividends in additional First Defiance Financial Corp. common stock through the Dividend Reinvestment Plan, which also provides for purchase by voluntary cash contributions. For additional information, please contact the Registrar and Transfer Company at 800-368-5948.

Shareholders of Record

As of March 7, 2003, there were 1,574 shareholders of record.

Auditors

Ernst & Young LLP
1300 Huntington Building
Cleveland, Ohio 44115

General Counsel

Vorys, Sater, Seymour and Pease LLP
Suite 2100 Atrium Two
221 E. Fourth Street
Cincinnati, Ohio 45201

Transfer Agent and Registrar

Registrar and Transfer Company
(See Shareholder Account Maintenance for contact information)

Current Market Makers

AnPac Securities Group Inc.
Dain Rauscher Inc.
Friedman Billings Ramsey & Co.
FTN Financial Securities Corp
Goldman, Sachs & Co.
Keefe, Bruyette & Woods, Inc.
Koonce Securities, Inc.
Merrill Lynch, Pierce, Fenner
Moors & Cabot, Inc.
Morgan Stanley & Co, Inc.
Sandler O'Neill & Partners
Sesquehanna Capital Group
Trident Securities Inc.
Wien Securities Corp.

COMMUNITY ADVISORY BOARDS

First Federal's Community Boards

First Federal is committed to understanding and meeting the needs of its communities. Its nine Advisory Boards, made up of local business, civic and community leaders, help the bank accomplish that.

Members of these Boards include:

BRYAN, OHIO

Stacey Bock, C.P.A.

LeRoy Feather
Community Hospitals of Williams County

Richard Hallett
Ohio Gas Company

Renee Isaac
Bryan Middle School

Steve Smith
L. E. Smith Company

DEFIANCE, OHIO

Douglas Daoust
Daoust Drugs

Craig Hoffman
Mast-Mock-Hoffman
Funeral Home

Michael Koester
Koester Corporation

Samuel Strausbaugh
Defiance Metal Products

Richard Weaver
Poggemeyer Design

FINDLAY, OHIO

Greg Hull
Spencer-Patterson Insurance Agency

James Koehler
Country Club Acres, Inc.

Paul Kramer
Kramer Enterprises, Inc.

M. Michael Roberts
dmh Toyota-Lift

Alan Tong, M.D.
Cascade Women's Health

FOSTORIA, OHIO

Steve Dandurand
Corporate One Benefits Agency, Inc.

Peggy Frankart
Fostoria Community Hospital

Frank Kinn

Janet Ranney, D.V.M.
Tri-County Veterinary

Tom Reineke
Reineke Ford

WAUSEON, OHIO

Kerry Ackerman
J and B Feed Company

Bill Fortier
Aquatek Water Conditioning

Carl Hill
Hill Manufacturing

Leon Mann
Trailite Sales Inc.

Steven McElrath
BMW Services

HICKSVILLE, OHIO

Larry Haver
Haver Construction & Lumber

Michael Headley
H&W Automotive Parts Inc.

Robert Ramus D.D.S.

MONTPELIER, OHIO

Walter Bumb, D.D.S.

Eric Harter
Herbson Manufacturing

Thomas Houk
Do It Best Hardware

Jon (Pete) Yeager
Yeager's Market

NAPOLEON, OHIO

Mike Snyder
Defiance/Napoleon
Wash-N-Fill

Jeffrey Spangler
Holgate Metal Fab Inc.

Kay Wesche
Henry County
Development Services

PAULDING, OHIO

Joseph Burkhard
Paulding County
Prosecutor

Jeff Clark
J.A. Clark Home
Improvements

William Shugars
Paulding Schools
Superintendent

                                 [MAP OMITTED]

Credits: Designed and produced by Lord, Sullivan & Yoder Investor Relations/ Principal photography by Rex Lavoie, Lavoie's Photography/Printing by The Hubbard Company

CORPORATE DIRECTORS AND OFFICERS
AND OFFICERS OF SUBSIDIARY COMPANIES

FIRST DEFIANCE FINANCIAL CORP. BOARD OF DIRECTORS

William J. Small - 1, 3, 7, 8
Chairman, President, and Chief Executive
Officer of First Defiance Financial Corp.
Age 52, Joined Company 1994,
Director Since 1998

Don C. Van Brackel - 3, 4, 5, 7
Vice Chairman of First Defiance
Financial Corp.
Age 64, Officer Since 1992,
Director Since 1979

Stephen L. Boomer - 2, 6, 7, 8
President, Arps Dairy, Defiance, Ohio
Age 52, Director Since 1994

Douglas A. Burgei, D.V.M. - 3, 5, 6
Veterinarian, Napoleon, Ohio
Age 48, Director Since 1995

Peter A. Diehl - 2, 4, 5, 8
President, Diehl, Inc.,
Defiance, Ohio
Age 52, Director Since 1998

John U. Fauster, III, D.D.S. - 2, 3, 5
Dentist, Defiance, Ohio
Age 65, Director Since 1975

Gerald W. Monnin - 2, 4, 6
Chairman of the Board,
Northwest Controls, Defiance, Ohio
Age 64, Director Since 1997

James L. Rohrs - 1, 3, 8
President and Chief Operating Officer,
First Federal Bank, Executive Vice President,
First Defiance Financial Corp.
Age 55, Joined Company 1999,
Director Since 2002

Thomas A. Voigt - 4, 5, 6
Vice President, General Manager, Bryan
Publishing Company,
Bryan, Ohio
Age 60, Director Since 1995

1.    Permanent Member of Executive Committee

2.    Audit Committee

3.    Investment Committee

4.    Compensation Committee

5.    Long Range Planning Committee 6. Corporate Governance Committee

6.    Corporate Governance Committee

7.    Trust Committee

8.    First Insurance & Investments Board of Directors

--------------------------------------------------------------------------------

FIRST DEFIANCE FINANCIAL CORP. CORPORATE OFFICERS

William J. Small
Chairman, President, and
Chief Executive Officer
Joined Company 1994

Don C. Van Brackel
Vice Chairman
Officer Since 1992

John C. Wahl
Executive Vice President,
Chief Financial Officer,
and Corporate Treasurer
Age 42, Joined Company 1994

James L. Rohrs
Executive Vice President
Joined Company 1999

John W. Boesling
Senior Vice President,
Corporate Secretary
Age 55, Joined Company 1971

Rachel L. Ulrich
Senior Vice President
Age 37, Joined Company 1996

--------------------------------------------------------------------------------

FIRST FEDERAL BANK OF THE MIDWEST

William J. Small
Chairman and Chief Executive Officer

Don C. Van Brackel
Vice Chairman

James L. Rohrs
President, Chief Operating Officer

Gregory R. Allen
Executive Vice President, Chief Lending Officer

Mark D. Gazarek
Executive Vice President, Trust Services

Dennis E. Rose, Jr.
Executive Vice President, Operations

Jeffrey D. Vereecke
Executive Vice President, Retail Banking

John C. Wahl
Executive Vice President,
Finance & Chief Financial Officer

John W. Boesling
Senior Vice President, Secretary

Patricia A. Cooper
Senior Vice President, Operations

Eric A. Morman
Senior Vice President,
Commercial Lending

Patrick S. Rothgery
Senior Vice President, Mortgage Lending

Rachel L. Ulrich
Senior Vice President, Human Resources

FIRST INSURANCE & INVESTMENTS, INC.

Steven P. Grosenbacher
President

Kenneth G. Keller
Executive Vice President,
Group Health & Life

Timothy S. Whetstone
Executive Vice President, Secretary

Lawrence H. Woods
Executive Vice President,
Property & Casualty


                                     [8-9]

                                     [LOGO]
                                 FIRST DEFIANCE
                                FINANCIAL CORP.

                  First Defiance Financial Corp. Headquarters
                               601 Clinton Street
                               Defiance, OH 43512
                                  www.fdef.com
                                  419-782-5015

                                     [LOGO]
                                  FIRST FEDERAL
                                           BANK

                       First Federal Bank of the Midwest
                               601 Clinton Street
                               Defiance, OH 43512
                               www.first-fed.com
                                  419-782-5015

                             [LOGO] FIRST INSURANCE
                                    & INVESTMENTS
                       First Insurance & Investments, Inc.
                          419 Fifth Street, Suite 1200
                               Defiance, OH 43512
                                www.firstii.com
                                  419-784-5431

                      For investor relations information,
                              access www.fdef.com

                                 [LOGO] FDEF(TM)
                                        -------
                                        NASDAQ
                                        LISTED