Form 10-K, Exhibit 13
period 2004-12-31
FIRST DEFIANCE FINANCIAL CORP
filed 2005-03-16
CIK 946647

BUILDING RELATIONSHIPS,
BUILDING VALUE

                                                                      [LOGO]
                                                                  ANNUAL REPORT
                                                                       2004

TABLE OF CONTENTS

Chairman's Letter..............................................................1
Financial Highlights...........................................................3
Business Overview..............................................................4
Community Advisory Boards.....................................................10
Shareholder Information........................................Inside Back Cover

FIRST DEFIANCE FINANCIAL CORP. PROFILE

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal Bank operates 25 full service branches and 31 ATMs in twelve countries in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area, specializing in life and group health insurance as well as financial planning.

Chartered in 1935 as a mutual savings and loan company, First Federal converted to a Mutual Holding Company and issued its first stock to the public and employees in 1993. In September 1995, First Federal converted to a full stock company, trading on the NASDAQ National Market under the ticker symbol FDEF. At the same time, First Defiance Financial Corp. was founded as the holding company for First Federal. The bank's name was changed to First Federal Bank of the Midwest in 1999, to reflect our desire to provide more comprehensive financial products and services. Since 2003, First Defiance has acquired three banking offices, opened two denovo offices and announced acquisitions of Com Banc, Inc, based in Delphos, Ohio in Allen County, and Genoa Savings and Loan, based near Toledo in Genoa, Ohio.

Statements contained in this Annual Report may not be based on historical facts and are "Forward-looking statements" within the meaning of the Section 27A of the Securities Act of 1993, as amended and Section 21B of the Securities Act 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking and insurance conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisious or capital market conditions. The Company assures no responsibility to update this information. For more details, please refer to the Company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Dear Shareholders:

At First Defiance Financial Corp., we're focused on building value for our shareholders and building relationships with our customers... 2004 was no exception. It was an exciting year and we are very pleased with the progress we made in growing our core community financial services, growing our presence in our market area and growing our relationships with existing and new customers.

Going into the year, we recognized that the changing interest rate environment would have a dramatic impact on our revenue sources. In addition, after completing an acquisition in 2003, we continued to work on developing relationships and establishing communications with other acquisition prospects. Our planning and preparedness in both of these areas paid off -- we had a very solid year in operations and we announced two more acquisitions.

[PHOTO]

William J. Small
Chairman, President and CEO

Our mission to be a well-diversified community financial services company with both the asset size and the menu of services to compete effectively throughout our market area produced strong results in 2004:

o Loans grew 19%, led by continued expansion of our commercial lending and non-residential real estate lending;

o Our Home Equity portfolio reached a year-end balance of more than $90 million, an increase of nearly 30%;

o    Non-interest bearing demand account average balances grew 18%;

o    Non-interest  income,  excluding  mortgage and securities gains,  increased
     14%; and

o    Total assets reached $1.13 billion.

Probably the most significant factor for the year, however, was our ability to replace the $4.7 million reduction in mortgage gain on sale revenue from the record-setting mortgage production of 2003. Like virtually all community banks, First Defiance benefited from the historically low mortgage rates of the past two years, but we knew those circumstances wouldn't last forever. By growing the other segments of our loan portfolio and improving our net interest margin through sound asset/liability management, we increased net interest income and succeeded in offsetting the loss of revenue in gain on sale income. And we're proud to say that all of this loan growth was accomplished while maintaining some of the strongest credit quality ratios among our peer group. We firmly believe we have the sustainable strategies in place to yield similar positive results for First Defiance Financial Corp. for years to come.

Several years ago, we developed a plan to accelerate our growth, by additional branching and through advantageous acquisitions. Last year's performance confirms our ability to grow organically. We increased our branch network of First Federal Bank of the Midwest with a new full service office in Maumee, Ohio last year, our seventh de novo office in seven years. We also announced two whole bank acquisitions, both of which will close in 2005. These acquisitions, The Commercial Bank of Delphos with offices in Delphos, Lima and Elida; and Genoa Savings and Loan with offices in Genoa, Oregon, Perrysburg and Maumee, give us a stronger presence in existing markets and also expand our footprint into new, contiguous market areas with great potential. When the acquisitions are completed, we will operate 25 banking offices in 12 counties of northwest and west central Ohio. Our conversion team has worked diligently to transition these acquisitions and fully integrate the employees and clients of these two companies into the First Defiance and First Federal Bank network.

Our business plan for the balance of 2005 includes:

     o Continuing strong organic growth of loans and non-interest-bearing deposits;

     o    Fully integrating our two recent acquisitions;

     o Investigating additional potential acquisitions and de novo sites with strategic value; and

     o Expanding our insurance and investment services through existing and new channels.

Our impressive growth in 2004 is the result of the hard work and dedication of our employees and their belief in the value of establishing enduring relationships with their customers. As we move forward, we will continue to respond to customers' demand for high-touch relationship banking - the foundation of our successful community banking philosophy. We are focused on growing our franchise to the point that we can independently service the financial needs of any client in our market. By coupling the capability of our $1 billion dollar community financial service center with our strong adherence to a "Customer First" level of service, the people of First Defiance Financial Corp. can, and will, accomplish this goal.

We thank you for your interest in and support of First Defiance Financial Corp. We look forward to another year of building relationships and building value for you, our shareholders.

Sincerely,


/s/ William J. Small
----------------------------
William J. Small
Chairman, President and CEO

                              Financial Highlights

                               Earnings Per Share

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                                    2000    2001    2002    2003    2004
                                   -----   -----   -----   -----   -----
EPS from Continuing Operations     $0.60   $0.72   $0.97   $1.91   $1.69
EPS from Discontinued Operations   $1.11   $1.33   $1.34      --      --

                           Annual Dividends Per Share

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

2000  $0.45
2001  $0.49
2002  $0.54
2003  $0.65
2004  $0.82

           Non-Interest Income (Excluding Security Gains)(In thousand)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                             2000      2001     2002      2003      2004
                            ------   -------   -------   -------   -------
Non-interest Income         $6,734   $10,357   $12,900   $17,213   $13,887
(excluding security gains)

                               Net Interest Income
                                  (In thousand)

  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]

                        2000      2001      2002      2003      2004
                      -------   -------   -------   -------   -------
Net Interest Income   $20,981   $22,262   $25,702   $30,539   $35,133
Net Interest Margin      3.57%     3.68%     3.38%     3.42%     3.60%

                                        (In thousands, except per share amounts)

At Period End:                                             2004         2003        2002
--------------                                          ----------   ----------   --------
Assets                                                  $1,126,667   $1,040,599   $884,245
Assets of continuing operations                          1,126,667    1,040,599    884,245
Loans, net                                                 881,207      741,127    576,377
Deposits                                                   797,701      728,996    599,573
Stockholders' Equity                                       126,874      124,269    120,110

Book value per share                                    $    20.20   $    19.64   $  18.73
Tangible book value per share                           $    17.19   $    16.39   $  18.17
Stockholders' equity to assets                               11.26%       11.94%     13.58%

Average Balances:
Assets                                                  $1,070,803   $  975,047   $946,497
Assets of continuing operations                          1,070,803      975,047    829,028
Loans, net                                                 806,877      667,165    525,855
Deposits                                                   755,328      680,539    580,622
Stockholders' Equity                                       125,920      121,234    119,072

Summary of Operating Results:
Net interest income                                     $   33,738   $   29,081   $ 24,097
Provisions for loan losses                                   1,548        1,719      1,451
Securities gains (losses)                                    1,426        1,575         21
Non-interest income (excluding securities gains)            13,887       17,213     12,900
Non-interest expense                                        31,905       28,378     26,161
Income from continuing operations                           10,796       12,082      6,420
Net income                                                  10,796       12,082     15,079

Basic earnings per share from continuing operations     $     1.77   $     2.00   $   1.01
Diluted earnings per share from continuing operations   $     1.69   $     1.91   $   0.97

Basic earnings per share                                $     1.77   $     2.00   $   1.01
Diluted earnings per share                              $     1.69   $     1.91   $   0.97
Dividend per share                                      $     0.82   $     0.65   $   0.52
Return on average equity--continuing operations               8.57%        9.97%      5.39%
Return on average assets--continuing operations               1.01%        1.24%      0.77%

                              BUILDING RELATIONSHIPS

The staff of First Federal Bank has known for years what many of the big regional banks are just beginning to figure out: mass marketing services based solely on the lowest fees, an incentive gift or rock-bottom interest rates is not the key to building long-term relationships with customers. How we treat our customers "one-on-one" determines how successful we are in the long run. The unwavering commitment to this philosophy contributed to our impressive progress in 2004, despite a static economic environment with dwindling mortgage refinancing activity.

In the end, it's about giving our customers the tools they need to transform their dreams into reality. By connecting with our customers and helping them achieve their goals, we build value for them, for our corporation, and for our shareholders.

                                     [PHOTO]

Mike Miesle left discusses his home building project with Martha Woelke branch manager of the First Federal Bank Bowling Green office and builder Fred Bobel.

When Fred Bobel of Bobel Builders meets with potential customers about building their dream home, he often refers them to the people he knows and trusts from the First Federal Bank office in Bowling Green: "I've been a very satisfied First Federal Bank customer since the office opened in 2000, so I know they will treat my customers well." One of Fred's customers was Mike Miesle and his wife Kay. The Miesles were also looking for someone they trusted to match a financing option with their specific needs. Branch manager and loan officer Martha Woelke responded. "Martha set us up with a loan that fit our situation perfectly," Mike says. "The process was very smooth. First Federal Bank hires the right people who are customer-oriented--that's why we bank there."

                              RELATIONSHIP BANKING

In any relationship, it's important to ask for feedback. In 2004, we surveyed our retail customers to find out just what they liked about us. We were delighted with the results. Customers described their experiences with First Federal Bank using words such as, "people-oriented," "customer-friendly" and "trusted advisors." They awarded us with high marks in all the areas they deem important, such as personal service, accuracy and responsiveness. And because they can trust us to consistently provide these traits, they told us they plan on staying with First Federal Bank.

We're proud of our ability to not only attract but also to maintain customers in a competitive market. We believe by keeping decision making close to the customer and by offering our unique brand of customer service, we will continue to make lifelong friends and build successful banking relationships throughout northwest and west central Ohio.

It's an advantage to work with the service-focused staff at First Federal Bank -- just ask Connie Rampe. When she had questions on her account at First Federal Bank in Ottawa, she not only received answers, she received a personal visit: "I returned to work and before I knew it, there was Leann, smiling and hand-delivering the papers I needed, I was so impressed with that, I had to write a thank you note. That's just like them to go above and beyond a customer's expectations."

                                     [PHOTO]

Connie Rampe (right) enjoys banking with the people she knows and trusts, like Leann Altman, new accounts representative in the Ottawa office of First Federal Bank.

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

o    Consumer Loans--for autos, RVs, boats and other major purchases

CONVENIENT ACCESS

o    OnLine Banking and Bill Pay services

o    Automated Teller Machines (ATMs) throughout our market area

o    Telephone Banking service

o    Automated Deductions from checking and savings accounts

FINANCIAL PLANNING

o    Investment Planning

o    Retirement Planning

o    Trust Services

o    401(k) Employee Benefit Plans

o    IRA Accounts

o    Insurance Services

                              BUILDING PARTNERSHIPS

Building mutually rewarding partnerships with our customers is what makes us want to come to work every day. We enjoy getting to know our customers, and helping them reach their goals. We're particular about serving our customers, and we like to think the business people we work with are particular as well, especially when it comes to choosing a bank partner.

                                     [PHOTO]

James Koehler (left) and Jim Koehler (right) discuss projects with Eric Morman, Senior Vice President and Commercial Lender in Findlay.

There are numerous banks to choose from in the thriving city of Findlay, Ohio, but when Jim and James Koehler wanted to change business banking relationships, they chose First Federal Bank because of the experienced lenders and the emphasis on local decision making. "The main factor in our decision was that Eric took the time to personally get to know us and understand our business needs," states James. "First Federal Bank makes their decisions locally, not through some committee 200 miles away that has no idea who we are. The bank is a true partner."

                              BUILDING A PORTFOLIO

Our commercial banking customer base has grown dramatically in the last few years, surpassing the loan growth rate of our peers. We're proud to say our credit quality ratios are also better than most of our peers. That's because we've built our portfolio the right way--one relationship at a time.

COMMERCIAL SERVICES:
--------------------

o    Commercial Loans

o    Owner-occupied and non-owner-occupied Real Estate Loans

o    Lines of Credit

o    Equipment Purchase Loans

o    Agriculture Loans

o    Cash Management Internet Banking Services

o    Free Small Business Checking Accounts

o    Sweep Accounts

o    Merchant Services

o    First AM Fax program for account management

             Commercial and Non-Residential Real Estate Loan Growth

   [THE FOLLOWING TABLE WAS REPRESENTED BY BAR CHART IN THE PRINTED MATERIAL.]

12/31/1997   $ 59
12/31/1998   $100
12/31/1999   $166
12/31/2000   $236
12/31/2001   $258
12/31/2002   $332
12/31/2003   $462
12/31/2004   $557

                             Asset Quality Measures

   [THE FOLLOWING TABLE WAS REPRESENTED BY BAR CHART IN THE PRINTED MATERIAL.]

                                     12/31/2000   12/31/2001   12/31/2002   12/31/2003   12/31/2004
                                     ----------   ----------   ----------   ----------   ----------
Allowance to Non-Performing Assets     424.83%      273.86%     292.70%       299.90%      500.05%
Net Charge-Offs to Ave Loans             0.15%        0.16%       0.09%         0.05%        0.05%

                                    [GRAPHIC]

                                    [GRAPHIC]

BUILDING A NETWORK

During 2004, First Federal Bank opened a new office in Maumee, Ohio, our first full-service banking office in the Toledo area. Also in 2004, First Defiance announced agreements to acquire ComBanc, Inc. and its subsidiary, the Commercial Bank, based in Allen County, Ohio; as well as The Genoa Savings and Loan Company based near Toledo, Ohio. We are optimistic about these opportunities and anticipate smooth and effective integrations of these two entities. By April, 2005 the First Federal Bank network will consist of 25 offices and 31 ATMs throughout northwest and west central Ohio.

                            BUILDING COMMUNITY PRIDE

We build strong community relationships by working with our local Chambers and supporting our local service organizations. In 2004, we donated over $300,000 in support of projects and organizations such as these:

     o    Nine United Way Chapters in northwest Ohio

     o    Chambers of Commerce fundraisers

     o    The Defiance Area YMCA Capital Campaign

     o The American Cancer Society Relay For Life events throughout the region

     o    The American Heart Association

     o    Area 4-H and DECA Clubs

     o    High School Sports Programs, Academic Boosters and Music Groups

     o    Habitat for Humanity projects

     o    Hospice the Caring Way Capital Campaign

     o    NAACP events

     o    Police and Sheriff Department fund raisers

     o    Senior Center events

     o    The Volunteer Connection

     o    March of Dimes

     o    Big Brothers/Big Sisters...

     o    ....and dozens more.

We also donated an estimated 5,000 hours of volunteer time in our communities.

COMMUNITY ADVISORY BOARDS

BRYAN OHIO
Stacy Bok
   C.P.A.
LeBoy Feather
   Community Hospitals of Williams County
Richard Hallett
   Ohio Gas Company
Renee Isaac
   Bryan Middle School
James (Chip) Wood
   Bryan Ford

DEFIANCE, OHIO
Doug Daoust
   Daoust Drugs
Craig Hoffman
   Mast-Mack-Hoffman Funeral Home
Mike Koester
   Koester Corporation
Sam Strausbaugh
   Definace Metal Products
Rick Weaver
   Poggemeyer Design

FINDLAY, OHIO
James Koehler
   Country Club Acres, Inc.
Paul Kramer
   Kramer Enterprises, Inc.
M. Michael Roberts
   dmh-Toyota-Lift
Alan Tong
   Cascade Women's Health

FOSTORIA, OHIO
Steve Dandurand
   Corporate One Benefit Agency, Inc.
Peggy Frankart
   Fostoria Community Hospital
Frank Kinn
   Business Financial Consultant
Lynn Radabaugh
   M & B Asphalt
Tom Reineke
   Reineke Ford

HICKSVILLE OHIO
Larry Haver
   Haver Construction & Lumber
Michael Headley
   H & W Automotive Parts, Inc.
Robert Ramus
   Robert Ramus D.D.S.

MONTPELIER, OHIO
Walter Bumb
   D.D.S.
Eric Harter
   Herbsan Manufacturing
Thomas Houck
   Do It Best Hardware
Pete Yeager
   Yeager's Market

NAPOLEON, OHIO
Gregory L. Beck
   Beck's Construction
Jeffery Spangler
   Holgate Metal Fab, Inc.
Kay Wesche
   Henry County Development Services
Bradley Westhoven
   Midwest Trim. Inc.
Susan Witt
   Engineer, Gerken Paving

OTTAWA, OHIO
Kevin Ellerbrook
   Kevin Ellerbrook Construction
Kenneth Konst
   Farmer
Mike Buhe
   Ret. Supt, O-G Schools
Dean Walther
   Optometrist

PAULDING, OHIO
Joseph Burkhard
   Paulding County Prosecutor
Jeff Clark
   JA Clark Home Improvements
William Shugars
   Paulding School Administration

WAUSEON, OHIO
Kerry Aderman
   J and B Feed Company
Bill Fortier
   Aquatek Water Conditioning
Leon Mann
   Trailite Sales, Inc.
Steven McElrath
   BMW Services

First Federal Bank has offices located in small villages and large cities throughout northwest Ohio. Even though each community has its own personality, one thing is certain--First Federal Bank staff will be involved in the civic organizations and improvement efforts in each one. We live and raise our families in the communities where we work, and we are committed to making those communities even better places to live.

                         FIRST INSURANCE & INVESTMENTS

First Insurance & Investments is a full-service agency offering complete property and casualty protection, employee benefits and financial planning services. We're the largest property and casualty insurance agency in the Defiance Ohio area. But more than that, our professional and experienced agents and financial planners are experts at finding solutions for customers.

No matter what the insurance challenge or investment goal, customers can trust First Insurance & Investments to be responsive and resourceful. We work with many of the best insurance and investment companies around, which allows us to completely tailor an insurance or investment strategy to an individual's needs. With our proven commitment to provide service with integrity, we are well-positioned for continued future growth.

                    FIRST INSURANCE & INVESTMENTS SERVICES:

Risk Management

Commercial Insurance

Employee Benefits

Medical Professional Liability Insurance

Auto, Home, Life and Property Insurance

Financial Planning and Investments

                                     [PHOTO]

Working with general manager and owner Karl Kissner (right) First Insurance & Investments President Steve Grosenbacher discusses building and liability insurance policies.

Kissner's Restaurant has provided Defiance area residents with casual dining for over 75 years. Karl Kissner, the restaurant's general manager and owner, has been working with First Insurance & Investments for the management of the restaurant's building and liability insurance for many years. "I feel like my business has really grown and evolved right along side First Insurance & Investments" commented Kissner. "It's nice knowing I can walk down the street and talk to experienced Insurance Agents who know my restaurant's needs and who can help me with my personal insurance needs as well."

DIRECTORS AND OFFICERS

FIRST DEFIANCE FINANCIAL CORP. BOARD OF DIRECTORS

William J. Small - 1, 3, 7, 8
Chairman President and Chief Executive Officer,
First Defiance Financial Corp.
Age 54, Joined Company in 1994,
Director Since 1998

Don C. Van Brackel - 3, 5, 7
Vice Chairman, First Defiance Financial Corp.
Age 66, Officer since 1992,
Director Since 1979

Stephen L. Boomer - 2, 4, 6, 7, 8
President Arps Dairy,
Defiance, Ohio
Age 54, Director Since 1994

Douglas A. Burgei, D.V.M. - 3, 5, 6
Veterinanan, Napoleon, Ohio
Age 50, Director Since 1995

Peter A. Diehl - 2, 4, 5
President, Diehl, Inc.
Defiance, Ohio
Age 54, Director Since 1998

John U. Fauster, III D.D.S. - 2, 3, 5
Dentist, Defiance, Ohio
Age 67, Director Since 1975

Gerald W. Monnin - 2, 4, 6
Chairman of the Board, Northwest Controls,
Defiance, Ohio
Age 66, Director Since 1997

James L. Rohrs - 1, 3, 8
President and Chief Operating Officer,
First Federal Bank, Executive Vice President,
First Defiance Financial Corporation
Age 57, Joined Company 1999,
Director Since 2002

Thomas A. Voigt - 4, 5, 6
Vice President, General Manager
Bryan Publishing Company,
Bryan, Ohio
Age 62, Director Since 1995

1. Permanent Member Executive Committee
2. Audit Committee
3. Investment Committee
4. Compensation Committee
5. Long Range Planning Committee
6. Corporate Governance Committee
7. First Insurance & Investments
   Board of Directors

                                    [GRAPHIC]

FIRST DEFIANCE FINANCIAL CORP. BOARD OF DIRECTORS

Seated L to R: Gerald W. Monnin, William J. Small, Don C. Van Brackel, Stephen L. Boomer, James L. Rohrs, Standing L to R: Douglas A. Burgei, Thomas A. Voigt, Peter A. Diehl, John U. Fauster

                                    [PHOTO]

Dwain I. Metzger
First Defiance Financial Corp.
Board of Directors
Starting term  March 1, 2005

                                    [PHOTO]

John L. Bookmyer
First Defiance Financial Corp.
Board of Directors
Starting term March 1, 2005

FIRST DEFIANCE FINANCIAL CORP. CORPORATE OFFICERS

William J. Small
Chairman, President and Chief Executive Officer
Joined Company in 1994

Don C. Van Brackel
Vice Chairman
Officer Since 1992

John C. Wahl
Executive Vice President, Chief Financial Officer and Corporate Treasurer
Age 44, Joined Company in 1994

James L. Rohrs
Executive Vice President,
Joined Company in 1999

John W. Boesling
Senior Vice President, Corporate Secretary
Age 57, Joined Company in 1971

Rachel L. Ulrich
Senior Vice President
Age 39, Joined Company in 1996

FIRST INSURANCE & INVESTMENTS OFFICERS

Steven P. Grosenbacher
President

Kenneth G. Keller
Executive Vice President
Group Health & Life

Timothy S. Whetstone
Executive Vice President,
Secretary

Lawrence H. Woods
Executive Vice President
Property & Casualty

FIRST FEDERAL BANK OF INVESTMENTS OFFICERS

William J. Small
Chairman and Chief Executive Officer

Don C. Van Brackel
Vice Chairman

James L. Rohrs
President, Chief Operating Officer

Gregory R. Allen
Executive Vice President, Chief Lending Officer

Mark D. Gazarek
Executive Vice President, Trust Serivces

Dennis E. Rose Jr.
Executive Vice President, Operations

Jeffery D. Vereecke
Executive Vice President, Retail Banking

John C. Wahl
Executive Vice President, Finance
Chief Financial Officer

Paul G. Wreede
Executive Vice President

John W. Boesling
Senior Vice President, Secretary

Patrick A. Cooper
Senior Vice President, Operations

Timothy K. Harris
Senior Vice President

Kathleen A. Miller
Senior Vice President, IT

Eric A. Momian
Senior Vice President

Michael D. Mulford
Senior Vice President, Credit

Patrick S. Rothgery
Senior Vice President, Residential Lending

Rachel L. Ulrich
Senior Vice President, Human Resources

Paul Windisch
Senior Vice President

                            SHAREHOLDER INFORMATION

Annual Meeting

The Annual Meeting of Shareholders of First Defiance Financial Corp. will be held on Tuesday, April 19, 2005 at 1:00 p.m. at the office of First Federal Bank, 601 Clinton Street, Defiance, Ohio 43512.

Investor Information

Shareholders, Investors and analysts interested in additional information about First Defiance Financial Corp. may contact John C. Wahl, Chief Financial Officer, at the corporate office, (419)782-5015.

First Defiance on the Web

First Defiance Financial Corp. is located on the Internet at www.fdef.com

Stock Transfer Agent

Shareholders   with   questions   concerning   the  transfer  of  shares,   lost
certificates, dividend payments, dividend reinvestment, receipt of multiple dividend checks, duplicate mailings or changes of address should contact.

Registrar and Transfer Company
First Defiance Financial Corp. Transfer Agent
10 Commerce Drive
Cranford, NJ 07016-3573
Telephone: 800-368-5948

Securities Listing

First Defiance Financial Corp. common stock trades on the National Market System of the NASDAQ Stock Market under the symbol FDEF.

As of March 4, 2005, there were  approximately  2,300 stockholders of record and
7.0 million shares outstanding.

Price Range

Year Ended December 31, 2004

                  High      Low
                 ------   ------
First Quarter    $29.00   $26.60
Second Quarter   $28.88   $22.07
Third Quarter    $26.73   $22.01
Fourth Quarter   $28.90   $25.80

Year Ended December 31, 2003

                  High     Low
                 ------   ------
First Quarter    $20.67   $18.21
Second Quarter   $20.70   $18.50
Third Quarter    $26.80   $19.28
Fourth Quarter   $30.65   $24.00

Dividends Policy

Cash dividends on the common stock are declared quarterly and have been paid since First Defiance and its predecessor, First Federal Savings and Loan, went public in 1993. The company's Board of Directors has increased the quarterly rate eight times since 1997. The current annual dividend rate is $0.88 per share.

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

Auditors

Ernst and Young LLP
1300 Huntington Building
Cleveland, OH 44115

General Counsel

Vorys Sater, Seymour and Pease LLP
Suite, 2100 Atrium Two
221 East Fourth Street
Cincinnati, Ohio 45201

                                     [LOGO]
                   First Defiance Financial Corp. Headquarters
                               601 Clinton Street
                               Defiance, OH 43512
                                  www.fdef.com
                                  419-782-5015

                                     [LOGO]
                        First Federal Bank of the Midwest
                               601 Clinton Street
                               Defiance, OH 43512
                                www.first-fed.com
                                  419-782-5015

                                     [LOGO]
                          First Insurance & Investments
                          419 Fifth Street, Suite 1200
                               Defiance, OH 43512
                                 www.firstii.com
                                  419-784-5431

                       For investor relations information
                               access www.fdef.com

                                    [GRAPHIC]