Form 10-K, Exhibit 13
period 2005-12-31
FIRST DEFIANCE FINANCIAL CORP
filed 2006-03-13
CIK 946647

Exhibit 13
                                Growth by Design

                                                                    [LOGO]
                                                                First Defiance
                                                                Financial Corp.
                                                              ------------------
                                                              2005 Annual Report

--------------------------------------------------------------------------------

TABLE OF CONTENTS

Financial Highlights...........................................................1
Chairman's Letter..............................................................2
Growth by Design...............................................................4
Designing a High Performing Community Bank.....................................6
Board and Executives...........................................................9
Shareholder Information........................................Inside Back Cover



First Defiance Financial Corp. Annual Report
--------------------------------------------------------------------------------

First Defiance Financial Corp., headquartered in Defi ance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal Bank operates 25 full service branches and 31 ATMs in 12 counties in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance agency in the Defiance, Ohio area, specializing in life and group health insurance as well as fi nancial planning.

Founded in 1920 and chartered in 1935 as a mutual savings and loan company, First Federal converted to a Mutual Holding Company and issued its fi rst stock to the public and employees in 1993. In September 1995, First Federal converted to a full stock company, trading on the NASDAQ National Market under the ticker symbol FDEF. At the same time, First Defiance Financial Corp. was founded as the holding company for First Federal. The bank's name was changed to First Federal Bank of the Midwest in 1999, to reflect its desire to provide more comprehensive financial products and services. Since 2003, First Defiance has acquired three banking offices and two whole banks, opened three de novo offices and broken ground for two more offices in our market area.


Statements contained in this Annual Report may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking and insurance conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.
--------------------------------------------------------------------------------

                                                                Growth by Design

================================================================================

2005 Financial Highlights
--------------------------------------------------------------------------------

                    Diluted Core Operating Earnings Per Share

                                [GRAPHIC OMITTED]

                           Annual Dividends Per Share

                                [GRAPHIC OMITTED]

                               Net Interest Income
                                 (in thousands)

                                [GRAPHIC OMITTED]

                                        (In thousands, except per share amounts)

                                                          2005          2004          2003
At Period End:
Assets                                             $ 1,461,082   $ 1,126,667   $ 1,040,599
Loans, net                                           1,164,481       878,912       735,255
Deposits                                             1,069,501       797,701       728,996
Stockholders' equity                                   151,216       126,874       124,269

Book value per share                               $     21.34   $     20.20   $     19.64
Tangible book value per share                      $     15.81   $     17.19   $     16.39
Stockholders' equity to assets                           10.35%        11.26%        11.94%

Average Balances:
Assets                                             $ 1,364,797   $ 1,070,803   $   975,047
Loans, net                                           1,089,942       806,877       667,165
Deposits                                             1,018,777       755,328       680,539
Stockholders' equity                                   144,983       125,920       121,234

Summary of Operating Results:
Net interest income                                $    47,282   $    34,350        29,776
Provisions for loan losses                               1,442         1,548         1,719
Non-interest income (excluding securities gains)        14,703        12,570        14,906
Securities gains (losses)                                1,222         1,426         1,575
Non-interest expense                                    43,942        31,200        27,126
Net income                                              11,970        10,796        12,082

Acquisition-related and other significant                3,476         1,927            --
non-recurring transactions
Core operating earnings*                                14,229        12,049        12,082

Basic earnings per share                           $      1.75   $      1.77   $      2.00
Diluted earnings per share                         $      1.69   $      1.69   $      1.91

Basic core operating earnings per share            $      2.08   $      1.98   $      2.00
Diluted core operating earnings per share          $      2.01   $      1.89   $      1.91
Dividend per share                                 $      0.90   $      0.82   $      0.65
Return on average equity--core operations                 9.81%         9.57%         9.97%
Return on average assets--core operations                 1.04%         1.13%         1.24%

*Core operating earnings reflect net income less the after-tax impact of acquisition-related and other significant non-recurring transactions.

================================================================================
First Defiance Financial Corp.                                                 1

================================================================================

Dear Shareholders:
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

                                William J. Small
                           Chairman, President and CEO
--------------------------------------------------------------------------------

      "Growth by Design" appropriately describes the accomplishments of 2005. It was both a challenging and rewarding year for First Defiance Financial Corp., and one that we believe puts us in an advantageous position for the future.

      During the first four months of 2005, we closed on and converted two whole bank acquisitions. In January, we added four offices in Allen County, Ohio with the acquisition of The Commercial Bank of Delphos. In April, we added three offices in the greater Toledo, Ohio area by acquiring Genoa Savings and Loan. With the addition of these new offices, the First Federal Bank franchise now consists of 25 banking centers in 12 counties throughout northwest Ohio, and as of December 31, 2005, total assets reached $1.46 billion.

      The acquisitions and conversions were successful because of the hard work and dedication of all our associates, and our well designed and implemented plan. The time and energy devoted to completing the acquisitions themselves stretched our resources, but the greater challenge involved integrating our strategy in the new market areas and integrating our culture in the acquired entities. I am delighted to report that both acquisitions have outperformed our expectations in account retention and are already creating expanded relationship opportunities.

      I'm also pleased to note that throughout the acquisition period and the remainder of the year, we effectively executed our community financial services business plan. Loan growth and deposit growth were both very strong, over and above the balances added through the acquisitions. Excluding the acquisitions, average loan balances grew 12.4% during 2005 and deposits overall were up substantially, led by non-interest bearing deposits, which increased 14.5%. The loan growth did not come at the expense of quality, as we continued to outperform our peer groups in asset quality ratios.

      In addition to the acquisitions in 2005, we also built and opened a new north-side office in Defiance. This office combined our smaller north-side facility and our Kmart in-store branch into one larger banking center with expanded evening and weekend hours. The response to this more convenient option in a high retail area has been very positive, prompting us to look for other opportunities within our system to replicate this model. One of those sites is in Napoleon, where we are relocating an office to a higher-traffic site and planning to open this spring. We also have a branch under construction in the Shawnee area of Lima that has great potential for deposit generation as well as mortgage loan originations when it opens in early fall of this year.

      Of course, the world did not stand still while we worked on achieving our company goals. Along with the side effects of unprecedented growth, we had to address challenges presented by a changing interest rate environment, soaring energy prices, and record bankruptcy filings in our area and across the country. All of these factors combined to create quite a remarkable environment for the banking industry as a whole in 2005.

================================================================================
2                                                               Growth by Design

================================================================================

--------------------------------------------------------------------------------

      Another significant transition in our company took place at the end of the year. Don C. Van Brackel retired from his position as Director and Vice Chairman of our Board of Directors effective December 31, 2005. Don was my predecessor as Chairman and CEO of First Defiance and served our employees, shareholders and communities faithfully and diligently since 1979. He had the vision and courage to move the Company forward with a comprehensive business plan and essentially established the foundation upon which we continue to build. To me personally, he is not only a mentor, but also a friend. I offer many thanks to Don and best wishes on his retirement.

      There's no question that the effort required to integrate the two acquisitions in 2005 caused us to divert energy from other areas. As we move forward into 2006, we are focused on operating efficiently. We must achieve maximum production from all of our business generators to drive the revenue necessary to achieve our goals. We will establish a customer-centric, consultative sales culture throughout the organization. We will improve the processes that directly affect our customers. We will grow low-cost deposits that will allow us to fund even greater loan growth. And as always, we will look for ways to increase efficiency without sacrificing our effectiveness. We expect our growth in 2006 to come from within our existing structure rather than through acquisitions. However, we will continue to evaluate other potential sites for additional offices to enhance or expand current markets.

      I am anticipating continued profitability and growth at First Defiance. We have worked relentlessly over the last several years to build a franchise that places us in markets with exciting potential. We are encouraged by what has developed in these newer markets, in addition to the strong presence we enjoy in our established markets. At $1.5 billion in assets and with a business philosophy focused on relationship building, we are in a unique position to offer a complete menu of products and services, while remaining flexible enough to react to our customers' needs.

      We appreciate your interest and investment in First Defiance Financial Corp. and look forward to another year of Growth by Design.

      Sincerely,

      /s/ William J. Small

      William J. Small
      Chairman, President and CEO

                                                               [GRAPHIC OMITTED]

================================================================================
First Defiance Financial Corp.                                                 3

================================================================================

Growth by Design
--------------------------------------------------------------------------------

Progressive companies continually seek advantageous growth opportunities. Growth builds momentum, keeps an organization energized and prevents complacency from setting in. The risk with rapid growth is that it could be carried out haphazardly, resulting in major mistakes and negative consequences for customers and shareholders.

At First Defiance Financial Corp., our growth in 2005 was accomplished through careful planning and design, putting our customers' needs and concerns first. In addition to significant organic growth, the strategic plan called for two bank acquisitions, the grand opening of a new office, and groundbreaking for two more offices to take place over the course of the year. Considering that the combination of these events would change the footprint and complexity of the entire organization, First Federal Bank developed a detailed plan to manage the process and minimize customer impact. The result of our meticulous efforts was the successful retention of customers from both The Commercial Bank and The Genoa Savings and Loan acquisitions, and a grand opening that exceeded budgeted growth expectations.

--------------------------------------------------------------------------------

Fast Facts:
--------------------------------------------------------------------------------

In 2005, First Defiance Financial Corp. and its subsidiary, First Federal Bank, experienced 30% growth in asset size, adding:

      o     22,499 new customers

      o     7 new branches

      o     2 new counties to the footprint

      o     122 employees

--------------------------------------------------------------------------------

                                [GRAPHIC OMITTED]

Groundbreaking for the Napoleon North office, opening April, 2006

                                [GRAPHIC OMITTED]

Changing the sign from Genoa Savings to First Federal Bank in Perrysburg

                                [GRAPHIC OMITTED]

Ribbon Cutting for the new Defiance North office, which opened April, 2005

                                [GRAPHIC OMITTED]

First Federal Bank's Delphos office, acquired in the ComBanc, Inc. acquisition

================================================================================
4                                                               Growth by Design

================================================================================

Growth by Design
--------------------------------------------------------------------------------

First Federal Bank
------------------
Branch Locations

                                [GRAPHIC OMITTED]

We know the conversion of accounts from one institution to another is just the first step in any acquisition. We continue to work on integration issues such as employee training, customer education and the building of our brand in the new markets. We have moved into the markets with determination and are confident that we are uniquely suited to fill the community banking void in those markets.

                                [GRAPHIC OMITTED]

The ad campaigns for the 2005 acquisitions conveyed First Federal Bank's commitment and excitement about our presence in these markets.

                                [GRAPHIC OMITTED]

================================================================================
First Defiance Financial Corp.                                                 5

================================================================================

Designing a High Performing Community Bank
--------------------------------------------------------------------------------

Even in today's challenging financial environment, First Federal Bank thrives. We believe in putting the customer first, making each and every transaction personal and accurate, serving as trusted advisors to our clients, being involved in and supportive of our communities, and making decisions locally. These core values form the foundation of our long-term strategic initiatives as well as our day-to-day interactions with customers. By making deliberate choices and putting together a measured strategy that preserves our core values as we grow, we are making advances toward our definition of a high performing community bank.

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

Deb Burkey, Branch Manager for Napoleon Main, reviews new product offerings with Sylvia Lecklider.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Fast Facts:
--------------------------------------------------------------------------------

In 2005, First Federal Bank:

o     Grew retail deposits by 38%.

o Kept net loan charge-offs for the year at a low 0.07% of average loans, despite inheriting a troubled loan portfolio with acquisitions.

o Developed a new money market account, two new mortgage loan products and two new checking accounts to meet the needs of our customers.

o Donated over $300,000 and countless hours of volunteer time to community improvement projects.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  FIRST FEDERAL BANK COMMUNITY ADVISORY BOARDS
--------------------------------------------------------------------------------

DEFIANCE, OHIO

Craig Hoffman
   Mast-Mock-Hoffman
   Funeral Home
Mike Koester
   Koester Corporation
Rick Weaver
   Poggemeyer Design

DELPHOS, OHIO

C. Stanley Strayer
   Retired, Elida Local Schools
Richard Thompson
   Thompson Seed Farm
Robert J. Schulte
   HR Services
Timothy DeHaven
   DeHaven Garden Center

FINDLAY, OHIO

James Koehler
   Country Club Acres, Inc.
Paul Kramer
   Kramer Enterprises, Inc.
M. Michael Roberts
   dmh Toyota-Lift
Alan Tong, M.D.
   Cascade Women's Health

FOSTORIA, OHIO

Steve Dandurand
   Corporate One Benefit Agency, Inc.
Peggy Frankart
   Fostoria Community Hospital
Frank Kinn
   Business/Financial Consultant
Lynn Radabaugh
   M& B Asphalt
Tom Reineke
   Reineke Ford

HICKSVILLE, OHIO

Larry Haver
   Haver Construction & Lumber
Michael Headley
   H & W Automotive Parts, Inc.
Robert Ramus
   Robert Ramus D.D.S.

NAPOLEON, OHIO

Jeffery Spangler
   Holgate Metal Fab, Inc.
Kay Wesche
   Henry County Development Services
Bradley Westhoven
   Midwest Trim, Inc.
Susan Witt
   Gerken Paving
Greg Beck
   Beck's Construction

OTTAWA, OHIO

Kevin Ellerbrock
   Kevin Ellerbrock Construction
Kenneth Konst
   Farmer
Mike Ruhe
   Ret. Supt. O-G Schools
Dean Walther
   Optometrist

PAULDING, OHIO

Joseph Burkhard
   Paulding County Prosecutor
Jeff Clark
   JA Clark Home Improvements
William Shugars
   Paulding School Administration

WAUSEON, OHIO

Kerry Ackerman
   J and B Feed Company
Bill Fortier
   Aquatek Water Conditioning
Leon Mann
   Trailite Sales, Inc.
Steven McElrath
   BMW Services

WILLIAMS CO., OHIO

Stacey Bock
   C.P.A.
Walter Bumb
   D.D.S.
LeRoy Feather
   Community Hospitals of Williams Co.
Renee Isaac
Martin Sostoi
   Attorney
James (Chip) Wood
   Bryan Ford Lincoln Mercury

--------------------------------------------------------------------------------

================================================================================
6                                                               Growth by Design

================================================================================

Designing a High Performing Community Bank
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

Dave Figley, Commercial Lender in Defiance, discusses commercial services with Brad Mangas of B.E. Mangas Construction.
--------------------------------------------------------------------------------

An integral part of a high performing community bank is the ability to provide quality commercial services that meet the needs of both small and large businesses. At First Federal Bank, we blend the personalized services and flexibility of a community bank with the lending capacity of a much larger bank. This advantage has contributed to our dramatic commercial loan growth over the years and has helped us design beneficial partnerships with a variety of commercial customers.

                             Asset Quality Measures

                                [GRAPHIC OMITTED]

             Commercial and Non-Residential Real Estate Loan Growth

                                [GRAPHIC OMITTED]

================================================================================
First Defiance Financial Corp.                                                 7

================================================================================

First Insurance & Investments
--------------------------------------------------------------------------------

First Insurance & Investments is a full-service insurance and financial planning entity that completes the First Defiance Financial Corp. picture. Led by experienced insurance professionals and financial planners, the company provides property and casualty protection, life insurance, employee benefits and investment services to thousands of customers in northwest Ohio. Operating from a similar set of core values as First Federal Bank, the First Insurance & Investments staff wants to meet the individual financial needs of each customer in a personalized way. First Insurance & Investments offers "Solutions for Today and Tomorrow."

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

Steve Grosenbacher and Karen Dickerson of First Insurance & Investments discuss a variety of insurance opportunities with Mike McCann, owner of ServiceMaster of Defiance.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

                       FIRST INSURANCE & INVESTMENTS, INC.
    L to R Steven P. Grosenbacher, President, Timothy S. Whetstone, Executive
          Vice President, Lawrence H. Woods, Executive Vice President,
                   Kenneth G. Keller, Executive Vice President
--------------------------------------------------------------------------------

                                Commission Income

                                [GRAPHIC OMITTED]

================================================================================
8                                                               Growth by Design

================================================================================

First Defiance Financial Corp.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

                               BOARD OF DIRECTORS
  Seated (L to R): William J. Small, Stephen L. Boomer, James L. Rohrs, John L.
                           Bookmyer, Gerald W. Monnin
      Standing (L to R): Dwain I. Metzger, Peter A. Diehl, Thomas A. Voigt,
            Douglas A. Burgei, John U. Fauster, Samuel S. Strausbaugh
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

1.    Permanent Member of Executive Committee

2.    Audit Committee

3.    Investment Committee

4.    Compensation Committee

5.    Long Range Planning Committee

6.    Corporate Governance Committee

7.    Trust Committee

8.    First Insurance & Investments Board of Directors

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

                               Don C. Van Brackel
                                  Vice Chairman
                             Retired, December 2005
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                FIRST DEFIANCE FINANCIAL CORP. BOARD OF DIRECTORS

William J. Small - 1,3,7,8
Chairman, President, and Chief Executive Officer,
First Defiance Financial Corp.
Age 55, Joined Company in 1994,
Director Since 1998

Stephen L. Boomer - 1,2,4,6,7,8
Vice Chairman, First Defiance Financial Corp.
President, Arps Dairy,
Defiance, Ohio
Age 55, Director Since 1994

John L. Bookmyer - 2,4
Executive Vice President, Blanchard Valley Medical Center
Age 41, Director Since 2005

Douglas A. Burgei, D.V.M. - 3,5,6
Veterinarian, Napoleon, Ohio
Age 51, Director Since 1995

Peter A. Diehl - 2,4,5
President, Diehl, Inc.
Defiance, Ohio
Age 55, Director Since 1998

John U. Fauster, III, D.D.S. - 3,5,6
Retired Dentist, Defiance, Ohio
Age 68, Director Since 1975

Dwain I. Metzger - 5
Farmer, Elida, Ohio
Age 64, Director Since 2005

Gerald W. Monnin - 2,4,6
Retired Business Owner
Defiance, Ohio
Age 67, Director Since 1997

James L. Rohrs - 1,3,8
President and Chief Operating Officer,
First Federal Bank; Executive Vice President,
First Defiance Financial Corp.
Age 58, Joined Company 1999,
Director Since 2002

Samuel S. Strausbaugh - 3,5,8
Chief Financial Officer, Defiance Metal Products
Defiance, Ohio
Age 42, Director Since 2006

Thomas A. Voigt - 4,5,6
Vice President, General Manager
Bryan Publishing Company
Bryan, Ohio
Age 63, Director Since 1995

--------------------------------------------------------------------------------

================================================================================
First Defiance Financial Corp.                                                 9

================================================================================

First Defiance Financial Corp.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                [GRAPHIC OMITTED]

                            EXECUTIVE VICE PRESIDENTS
      Seated L to R: Dennis E. Rose, Gregory R. Allen, John C. (Jack) Wahl
             Standing L to R: Jeffery D. Vereecke, Rachel L. Ulrich
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   FIRST FEDERAL BANK OF THE MIDWEST OFFICERS

William J. Small
Chairman and
Chief Executive Officer

James L. Rohrs
President, Chief Operating Officer
Northern Market Area President

Gregory R. Allen
Executive Vice President,
Southern Market Area President

Dennis E. Rose, Jr.
Executive Vice President,
Operations

Rachel L. Ulrich
Executive Vice President,
Human Resources

Jeffery D. Vereecke
Executive Vice President,
Retail Banking

John C. Wahl
Executive Vice President, Finance
Chief Financial Officer

John W. Boesling
Senior Vice President, Secretary

Patricia A. Cooper
Senior Vice President, Operations

Steven H. Caryer
Senior Vice President,
Financial Strategies, Controller

Timothy K. Harris
Senior Vice President,
Commercial Lending

Nancy K. Kistler
Senior Vice President,
Loan Operations

Kathleen A. Miller
Senior Vice President,
Information Technology

Eric A. Morman
Senior Vice President,
Commercial Lending

Michael D. Mulford
Senior Vice President,
Credit Administration

Patrick S. Rothgery
Senior Vice President,
Residential Lending

Paul N. Windisch
Senior Vice President,
Retail Administrator

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                FIRST DEFIANCE FINANCIAL CORP. CORPORATE OFFICERS

William J. Small
Chairman, President
and Chief Executive Officer
Joined Company in 1994

Stephen L. Boomer
Vice Chairman
Officer Since 2006

John C. Wahl
Executive Vice President, Chief Financial Officer and
Corporate Treasurer
Age 45, Joined Company in 1994

James L. Rohrs
Executive Vice President, First Defiance Financial Corp.
President, Chief Operating Officer, First Federal Bank
Joined Company in 1999

John W. Boesling
Senior Vice President, Corporate Secretary
Age 58, Joined Company in 1971

Rachel L. Ulrich
Executive Vice President
Age 40, Joined Company in 1996

--------------------------------------------------------------------------------

================================================================================
10                                                              Growth by Design


Shareholder Information
-----------------------------------------------------------------------------------------------------------------

Annual Meeting                         Securities Listing                     Dividends Policy
----------------------------------     ---------------------------------      -----------------------------------
The Annual Meeting of                  First Defiance Financial Corp.         Cash dividends on the common
Shareholders of First Defiance         common stock trades on the             stock are declared quarterly
Financial Corp. will be held           National Market System of the          and have been paid since First
on Tuesday, April 18, 2006 at          NASDAQ Stock Market under the          Defiance and its predecessor,
1:00 p.m. at the office of First       symbol FDEF.                           First Federal Savings and
Federal Bank, 601 Clinton Street,                                             Loan, went public in 1993. The
Defiance, Ohio 43512.                                                         companys Board of Directors has
                                       As of March 3, 2006, there were        increased the quarterly rate ten t
                                       approximately 2,170 stockholders       imes since 1997. The current
                                       of record and 7,152,942 shares         annual dividend rate is $.96 per
Investor Information                   outstanding.                           share.
----------------------------------
Shareholders, investors and
analysts interested in additional
information about First Defiance       Price Range                            Dividend Reinvestment Plan
Financial Corp. may contact            ---------------------------------      -----------------------------------
Jack Wahl, Chief Financial             Year Ended December 31, 2005           Shareholders may automatically
Officer, at the corporate office,                                             reinvest dividends in additional
(419)782-5015.                                            High    Low         First Defiance Financial Corp.
                                       First Quarter      $29.90  $26.00      common stock through the
                                       Second Quarter     $30.46  $25.29      Dividend Reinvestment Plan,
                                       Third Quarter      $31.44  $26.21      which also provides for purchase
                                       Fourth Quarter     $30.06  $25.56      by voluntary cash contributions.
                                                                              For additional information,
                                                                              please contact the Registrar and
                                                                              Transfer Company at 800-368-
Stock Transfer Agent                   Year Ended December 31, 2004           5948.
----------------------------------
Shareholders with questions                                High    Low
concerning the transfer of             First Quarter      $29.00  $26.60      Auditors
shares, lost certificates,             Second Quarter     $28.88  $22.07      -----------------------------------
dividend payments, dividend            Third Quarter      $26.80  $19.28      Crowe Chizek and Company LLC
reinvestment, receipt of multiple      Fourth Quarter     $30.65  $24.00      330 East Jefferson Boulevard
dividend checks, duplicate                                                    South Bend, IN 46624
mailings or changes of address
should contact:
                                                                              General Counsel
                                                                              ------------------------------------
Registrar and Transfer Company                                                Vorys, Sater, Seymour and Pease LLP
First Defiance Financial Corp.                                                Suite 2100 Atrium Two
Transfer Agent                                                                221 East Fourth Street
                                                                              Cincinnati, Ohio 45201
10 Commerce Drive
Cranford, NJ 07016-3573
Telephone: 800-368-5948


                                     [LOGO]
                   First Defiance Financial Corp. Headquarters
                               601 Clinton Street
                               Defiance, OH 43512
                                  www.fdef.com
                                  419-782-5015

                                     [LOGO]
                        First Federal Bank of the Midwest
                               601 Clinton Street
                               Defiance, OH 43512
                                www.first-fed.com
                                  419-782-5015

                                     [LOGO]
                          First Insurance & Investments
                          419 Fifth Street, Suite 1200
                               Defiance, OH 43512
                                 www.firstii.com
                                  419-782-5431

                       For investor relations information
                               access www.fdef.com

                               [GRAPHIC OMITTED]