Form 10-K, Exhibit 13
period 2006-12-31
FIRST DEFIANCE FINANCIAL CORP
filed 2007-03-15
CIK 946647

FIRST DEFIANCE FINANCIAL CORP. PROFILE
First Defiance Financial Corp., headquartered in Defiance, OH is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal Bank operates 26 full service branches and 36 ATMs in twelve counties in northwest Ohio. First Insurance & Investments is the largest property and casualty insurance company in the Defiance, Ohio area, specializing in life and group health insurance as well as financial planning.

Chartered in 1935 as a mutual savings and loan company, First Federal converted to a Mutual Holding Company and issued its first stock to the public and employees in 1993. In September 1995, First Federal converted to a full stock company, trading stock on the NASDAQ under the ticker symbol FDEF. At the same time, First Defiance Financial Corp. was founded as the holding company for First Federal. The bank’s name was changed to First Federal Bank of the Midwest in 1999, to reflect our desire to provide more comprehensive financial products and services. In the same year, First Insurance & Investments was added to the growing list of financial services.

Since 2003, First Defiance has acquired three banking offices, opened three de novo offices and acquired ComBanc, Inc, based in Delphos, Ohio in Allen County, and Genoa Savings and Loan, based near Toledo in Genoa, Ohio.

We invite you to review the enclosed materials highlighting the past successes and future plans of First Defiance Financial Corp.

Safe Harbor Statement
Statements contained in this Annual Report may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking and insurance conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on from 10-K and quarterly reports on Form 10-Q.

TABLE OF CONTENTS
Financial Highlights	1
Chairman’s Letter to Shareholders	2
A High Performing Community Bank Strategy	6
Financial Information	11
Shareholder Information	Inside Back Cover

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

2006 FINANCIAL HIGHLIGHTS (In Thousands, Except Per Share Amounts)
Summary of operating results	2006	2005	% Change
Net interest income	$49,022	$47,282	3.7%
Provision for loan losses	1,756	1,442	21.8%
Non-interest income (excluding securities gains/losses)	19,626	14,703	33.5%
Securities gains (losses)	(2)	1,222	NM
Non-interest expense (excluding non-recurring items)	43,839	40,466	8.3%
Net income	15,600	11,970	30.3%
Acquisition-related and other significant non-recurring items	-	3,476	NM
Core operating earnings	15,600	14,229	9.6%
Balance Sheet Data
Total Assets	$1,527,879	$1,461,082	4.6%
Loans, net	1,226,310	1,164,481	5.3%
Deposits	1,138,445	1,069,501	6.4%
Stockholders’ equity	159,825	151,216	5.7%
Allowance for loan losses	13,579	13,673	-0.7%
Key Ratios:
Return on average equity - core earnings	10.03%	9.81%	2.2%
Return on average assets - core earnings	1.04%	1.04%	0.0%
Average net interest margin	3.68%	3.87%	-4.9%
Efficiency ratio - core earnings	63.31%	64.63%	2.0%
Share information:
Basic earnings per share	$2.22	$1.75	26.9%
Diluted earnings per share	2.18	1.69	29.0%
Basic core earnings per share	2.22	2.08	6.7%
Diluted core earnings per share	2.18	2.01	8.5%
Dividends per common share	0.97	0.90	7.8%
Book value per common share	22.38	21.31	5.0%
Shares outstanding at end of period	7,142	7,085	0.8%
Core earnings reflect net income less the after-tax impact of acquisition-related and other signifi cant non-recurring transactions.
NM -- % not meaningful

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

2006 CHAIRMAN’S LETTER
As I look back over 2006, I am extremely pleased with the way First Defi ance Financial Corp. responded to the unique economic conditions that developed over the course of the year. The unprecedented interest rate environment, which affected virtually the entire banking industry, presented an arduous challenge and I am happy to report that our eff orts resulted in another successful and profi table year for our shareholders.

WILLIAM J. SMALL
CHAIRMAN, PRESIDENT & CEO

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

As a result of ongoing inflation fears, the Federal Reserve Open Market Committee raised rates through mid-year and continued to express concerns about inflation through the third quarter. From a banking perspective, this type of rate and monetary policy environment created new dilemmas. Through the Fed’s 17 consecutive interest rate increases, banks benefited from rising yields on loan portfolios even as higher yields on short term Treasury notes drove up deposit costs. Once the Fed took a break from upward rate adjustments, banks no longer had the ability to off set the rising cost of funds, which continued to climb as maturing certificates of deposits repriced at higher rates. This put even more strain on already compressed net interest margins.

FOCUS ON NON-INTEREST INCOME
As a result of this rate environment, the challenge became finding ways to supplement net interest income, the revenue lifeline for banks, with other forms of revenue. Simply growing earning assets was no longer the answer to growing overall revenue. Companies that recognized this shift early and were able to come up with new and increased sources of non-interest income had the advantage of off setting the impact of the falling net interest margin with these other revenue sources. Our team chose to address this challenge by formulating our own High Performing Community Bank strategy, a clear and concise business plan that not only helps us address the current short-term rate environment issues, but also guides our decisions for long-term success. Using this strategy helped us focus on new ways to build our non-interest income in 2006:

•
The single largest new contribution to non-interest income last year was our overdraft privilege service. Overdraft privilege is tied to most of our retail checking account products and protects customers from having checks returned for non-sufficient funds. This program, which was implemented in March of 2006, resulted in an increase in pre-tax income totaling $2.6 million, net of program expenses and related charge-offs. We anticipate that this service will continue to generate similar returns in the future.

•	The Trust Department restructured its fee schedule early in 2006 resulting in approximately 12% more revenue for that department.

•
We completed a full service fee review during the last half of the year and have added some new fees to the schedule and implemented several increases that are effective as of the beginning of 2007. These changes keep us in line with fee schedules used by banks throughout our market area.

•
We continue to see significant growth in debit card fee income, which increased by 25.1% in 2006. We expect fees will continue to grow in this area as we focus on getting more cards in customers’ hands and increasing the usage of those cards.

First Insurance & Investments, our insurance and investment business unit, also grew revenue in a very challenging premium environment. Property and casualty premiums were flat at best in 2006, but thanks to new business booked and strong quality performance related to loss control, we were able to increase revenue within this business unit. In February 2007, First Defiance executed an agreement to acquire Huber, Harger, Welt & Smith, an insurance firm in the Bowling Green, Ohio area. The addition of this new insurance territory to the First Insurance & Investments market means we are able to expand our reach and continue to grow our non-interest income.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

MARKET GROWTH AND PRODUCT DEVELOPMENT—COMMUNITY BANK STYLE
As the largest independent community bank in northwest Ohio, we believe it’s important to off er banking services when and where customers need them. In 2006, we divided our market into two separate geographic market areas with their own market presidents and retail administrators. This change in our internal structure helps us protect our reputation for true, local decision-making and enables us to deliver faster, close-to-home service to all of our customers throughout our 12-county footprint. In April, we relocated our Napoleon Woodlawn office to the north side of Napoleon in a high traffic retail area, and began offering extended evening and weekend hours at that location and at our Findlay East banking center, which is similarly situated in a high traffic retail location. In July we opened our 26th office in the Shawnee area of Lima, giving us an excellent opportunity to grow deposits in that developing market.

Innovative new product offerings were also a significant part of our success in 2006. Remote Deposit Service, a product designed to attract commercial checking accounts, was introduced in November and has shown positive early results. The commercial checking accounts are an integral part of the funding plan for our loan growth and we believe this new product will be an important tool in helping us meet our aggressive deposit balance growth targets in 2007. We also promoted our CDARS (Certificate of Deposit Account Registry Service) product, which allows our customers to secure additional deposit insurance coverage through a pooling of their deposits with other institutions. The CDARS program received an additional boost in mid-year when the State of Ohio approved it for public fund deposits.

These efforts resulted in a year of earnings growth for our shareholders, despite all of the obstacles we faced. We are proud of that accomplishment, especially since our market footprint is frequently depicted as being part of the non-growth “rust belt” region of the United States. I often tell people that from an investment perspective, I feel we suffer from “geographic discrimination.” We recognize that northwest Ohio is not a high growth part of the country, but we also know that there is good economic diversity throughout our region and we work with many solid, well-run businesses that appreciate our banking philosophy. Our status as the largest community bank franchise in our market area and our reputation for putting our customers first are significant advantages.

MOVING FORWARD —2007
Looking ahead, it will be imperative that we are creative in our approach to offering relationship banking services that meet our customers’ needs and produce the returns expected by our investors. As part of our High Performing Community Bank strategy, we are focusing on customer and product profitability measures to help guide our decisions. We are working hard to reach the full potential of our newer and larger markets such as Findlay, Toledo and Lima. We will continue to evaluate new market opportunities, including the possible entry into markets across state lines, such as in Fort Wayne, Indiana, where we already have a solid base of loan clients. We are combining our trust department and our investment services into a new wealth management group that we believe will better serve our customer base and be more efficient. Continuing our focus on efficiency, we have started construction of a new operations center to bring together all four of our back office customer support service locations into one centralized location. We anticipate this project will be completed and become operational late in the fourth quarter of 2007.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

We cannot control what happens in the overall economic and interest rate environment. What we can do, and will continue to do, is be prepared with a solid business plan that gives us the direction we need to face the economic forecast, as well as the flexibility to adapt to changes as they develop. We have an outstanding team in place that understands our High Performing Community Bank strategy and what is needed to effectively implement it. I believe we were successful at meeting the challenges in 2006 and we are well prepared and well positioned for 2007 and beyond.

Thank you for your confidence and investment in First Defiance Financial Corp.

Sincerely,

William J. Small
Chairman, President, and CEO

“Our status as the largest community bank franchise in our market area and our reputation for putting our customers first are significant advantages.”

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

A HIGH PERFORMING COMMUNITY BANK STRATEGY
At First Federal Bank, we believe by employing the “best and brightest” and following a clear, concise retail and commercial business plan that builds on our core values, we are on the path to becoming an even higher performing community bank. In 2006, we presented to all 400+ employees of our organization a strategic plan that introduced our distinct definition of a High Performing Community Bank and the steps we will take to reach that pinnacle. We developed goals for the year that were aligned with that vision, including efficiency and process improvement opportunities, enhancement of our sales culture, and deposit growth strategies. With those targets in mind, we set out to make 2006 another rewarding year for the bank, for our shareholders, and for our customers.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

ACHIEVING DEPOSIT GROWTH GOALS
As part of First Federal Bank’s goal of improving the deposit mix while meeting the specific financial needs of our customers, we concentrated on advantageous new relationship accounts in 2006, including Free PLUS and Premium Checking Accounts for retail customers. These accounts reward customers for multiple banking relationships with First Federal, boost customer loyalty and provide additional opportunities for us to build a stronger demand deposit base. The new products were promoted through corporate-wide quarterly campaigns that helped take our deposit balances to over $1.1 billion in 2006. And because we realize that the success of new products depends on how well our staff and customers know and understand them, all of our products and services are backed by newly-developed comprehensive product and sales training programs.

On the commercial deposit side, we rolled out a revolutionary product that has the potential to fundamentally alter a business customer’s banking experience—Remote Deposit Service (RDS). RDS allows a business to scan and send retail checks directly to First Federal Bank without having to physically make a trip to the bank. Six weeks after the introduction of RDS, commercial cash deposits related to RDS had already grown to $2 million. RDS is another shining example of First Federal Bank’s unique ability to off er the resources and expertise of a larger bank, with the advantage of a personalized approach typically found only in smaller banks.

Mark Ferris, AVP, Commercial Loans (left), and Ken Wenner, VP of Commercial Deposit Sales assist Phillip Maag of Ayersville Telephone Company with Remote Deposit Service.

MAXIMIZING MARKET GROWTH POTENTIAL
First Federal Bank has expanded into new markets in recent years, through both acquisitions and organic growth initiatives. These new markets offer exciting potential and we intend to capitalize on the growing momentum there. In Lima, for example, we opened a new office in the Shawnee area in July of 2006. In less than six months, deposits grew to over $5 million in that suburban location.

Representatives from First Federal Bank and the Lima Area Chamber of Commerce celebrate the ribbon cutting of First Federal Bank’s Lima Shawnee office.

In Napoleon, we ushered in a new era of convenience as we opened a larger, more customer-friendly offi ce in a busy retail area of the community, and began offering extended weekend and evening banking hours there and in our Findlay market, much to the delight of our customers. In the suburban Toledo market, we are viewed by our customers as a welcomed alternative to the larger regional banks, with faster turn-around times and more personal customer service. We will continue to tell the First Federal Bank story in our newest locations and capture increased deposit market share along the way.

Greg Wannemacher (left), President of Wannemacher Enterprises, Inc. discusses commercial services with Ron Elwer, Commercial Lender in Delphos.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

PROCESS IMPROVEMENT
RESULTS IN HAPPY CUSTOMERS
Continual process improvement is critical to achieving High Performing Bank status. Two of the areas we scrutinized in 2006 were our mortgage loan and new account opening processes. Through the diligent efforts of multi-disciplinary teams, we dramatically reduced the paperwork required to open a new account for a customer, and further reduced the turn-around time for our mortgage loans. We also implemented a customer satisfaction survey, which identified strengths and weaknesses and allowed us to pinpoint training needs. These changes translate to happier customers, happier employees and a higher performing bank.

Laura Michalak, AVP, Retail Lender in Perrysburg (left) , Arlene Gerig, Re/Max Preferred, Shannon Doughty, homeowner and Judy Gorun, Re/Max Preferred gather on a chilly day to welcome Shannon into her new home.

COMMUNITY BANK = COMMUNITY SUPPORT
Our employees, our customers, and our communities know that First Federal Bank takes seriously its obligation to “give back.” In 2006, we donated over $350,000 to improve the lives of the citizens in our markets, to promote community pride and to educate students on financial issues. Our employees have a reputation for rolling up their sleeves, volunteering their time and helping to raise funds for groups such as the American Cancer Society, participating in capital campaigns for new additions to youth centers and serving as members of the board of local non-profit organizations. It’s all part of the enjoyment of working at First Federal, and part of the satisfaction of being a genuine community bank.

INSURANCE AND INVESTMENT SOLUTIONS
Through First Insurance & Investments, we have built a collection of insurance products that provide tailored solutions for individuals, families and businesses in our market. Led by an experienced team of professionals, the company offers a full range of individual and group coverage options, property and casualty insurance, risk management and employee benefit programs. Our ability to meet the varied needs of our customers has helped us grow to be the largest property and casualty insurance agency in the Defiance, Ohio area.

A robust line of investment products is also critical to our success. With an eye toward the thousands of Baby Boomers in our region nearing retirement, we will be developing a fresh approach to our financial planning services by packaging all of our trust, investment and asset management options under one combined wealth management program in 2007.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Board of Directors: (L to R) Douglas A. Burgei, Samuel S. Strausbaugh, John U. Fauster, Dwain I. Metzger, Stephen L. Boomer, William J. Small, James L. Rohrs, Gerald W. Monnin, John L. Bookmyer, Peter A. Diehl, Thomas A. Voigt

FIRST DEFIANCE FINANCIAL CORP.
BOARD OF DIRECTORS

William J. Small - 1,3,7,8 Chairman, President, and Chief Executive Officer, First Defiance Financial Corp. Age 56, Joined Company in 1994, Director Since 1998	Stephen L. Boomer - 1,2,4,6,7,8 Vice Chairman, First Defiance Financial Corp. President, Arps Dairy, Defiance, Ohio Age 56, Director Since 1994	John L. Bookmyer - 2,4 Executive Vice President, Blanchard Valley Health System, Findlay, Ohio Age 42, Director Since 2005

Douglas A. Burgei, D.V.M. - 3,5,6 Veterinarian, Napoleon, Ohio Age 52, Director Since 1995	Peter A. Diehl - 2,4,5 Retired Business Owner, Defiance, Ohio Age 56, Director Since 1998	John U. Fauster, III, D.D.S. - 3,5,6 Retired Dentist, Defiance, Ohio Age 69, Director Since 1975

Dwain I. Metzger - 5,6 Farmer, Elida, Ohio Age 65, Director Since 2005	Gerald W. Monnin - 4,5,6 Retired Business Owner Defiance, Ohio Age 68, Director Since 1997	James L. Rohrs - 1,3,8 President and Chief Operating Officer, First Federal Bank,
Executive Vice President,
Samuel S. Strausbaugh - 2,3,8 Co-President, Chief Financial Officer, Defiance Metal Products Defiance, Ohio Age 43, Director Since 2006	Thomas A. Voigt - 4,5,6 Vice President, General Manager, Bryan Publishing Company, Bryan, Ohio Age 64, Director Since 1995	First Defiance Financial Corp. Age 59, Joined Company 1999, Director Since 2002

Executive Vice Presidents: (L to R): Jeff ery D. Vereecke, Gregory R. Allen, Rachel L. Ulrich, John C. Wahl, Dennis E. Rose

FIRST DEFIANCE FINANCIAL CORP.
CORPORATE OFFICERS

William J. Small Chairman, President and Chief Executive Officer Joined Company in 1994	John C. Wahl Executive Vice President, Chief Financial Officer and Corporate Treasurer Age 46, Joined Company in 1994	James L. Rohrs President, Chief Operating Officer Joined Company in 1999

John W. Boesling Senior Vice President, Corporate Secretary Age 59, Joined Company in 1971	Rachel L. Ulrich Executive Vice President Age 41, Joined Company in 1996	Richard J. Mitsdarfer Senior Vice President, Chief Risk Officer Age 58, Joined Company in 2006

KEY FOR BOARD OF DIRECTORS:
1. Permanent Member of Executive Committee
2. Audit Committee
3. Investment Committee
4. Compensation Committee
5. Long Range Planning Committee
6. Corporate Governance Committee
7. Trust Committee
8. First Insurance & Investments Board of Directors

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

FIRST FEDERAL BANK OF THE MIDWEST

William J. Small Chairman and Chief Executive Officer	Rachel L. Ulrich Executive Vice President, Human Resources	Lisa R. Christy Senior Vice President, Trust	Eric A. Morman Senior Vice President, Commercial Lending

James L. Rohrs President and COO	Jeffery D. Vereecke Executive Vice President, Retail Banking	Timothy K. Harris Senior Vice President, Commercial Lending	Michael D. Mulford Senior Vice President, Credit Administration

Gregory R. Allen Executive Vice President, Southern Market Area President	John C. Wahl Executive Vice President, Finance Chief Financial Officer	Nancy K. Kistler Senior Vice President, Loan Operations	Patrick S. Rothgery Senior Vice President, Residential Lending

Dennis E. Rose, Jr. Executive Vice President, Operations	John W. Boesling Senior Vice President, Secretary	David J. Kondas Senior Vice President, Wealth Management	Mary Beth K. Weisenburger Senior Vice President, Marketing

	Patricia A. Cooper Senior Vice President, BSA, Security	Kathleen A. Miller Senior Vice President, Information Technology	Paul N. Windisch Senior Vice President, Business Development

Richard J. Mitsdarfer Senior Vice President, Risk Management

FIRST INSURANCE & INVESTMENTS, INC.

Steven P. Grosenbacher President	Kenneth G. Keller Executive Vice President, Group Health & Life	Timothy S. Whetstone Executive Vice President, Secretary	Lawrence H. Woods Executive Vice President, Property & Casualty

COMMUNITY ADVISORY BOARDS

DEFIANCE, OHIO	FOSTORIA, OHIO	NAPOLEON, OHIO	WAUSEON, OHIO

Jean Hubbard The Hubbard Company	Steve Dandurand Corporate One Benefi Agency, Inc.	Greg Beck Beck Construction	Kerry Ackerman J and B Feed Company

Bryan Keller Keller Trucking	Peggy Frankart Fostoria Community Hospital	Jeff ery Spangler Holgate Metal Fab, Inc.	Bill Fortier Aquatek Water Conditioning

Brad Mangas B.E. Mangas Construction	Frank Kinn Business/Financial Consultant	Kay Wesche Henry County Development Services	Leon Mann Trailite Sales, Inc.

Mike Koester Koester Corporation	Lynn Radabaugh Maple Grove Quarry, Inc.	Bradley Westhoven Midwest Wood Trim, Inc.	Steven McElrath BMW Services

Rick Weaver Poggemeyer Design	Tom Reineke Reineke Ford	Susan Witt Engineer, Gerken Paving

DELPHOS, OHIO	HICKSVILLE, OHIO	OTTAWA, OHIO	WILLIAMS COUNTY, OHIO

Richard Thompson Thompson Seed Farm	Larry Haver Mayor of Hicksville	Kevin Ellerbrock Kevin Ellerbrock Construction	Stacey Bock Midwest Community Health Associates

Robert J. Schulte, Jr. HR Services	Michael Headley H & W Automotive Parts, Inc.	Kenneth Konst Farmer	Walter Bumb D.D.S.

Timothy DeHaven DeHaven Garden Center	Robert Ramus Robert Ramus D.D.S.	Mike Ruhe Ret. Supt., O-G Schools	LeRoy Feather Community Hospitals of Williams County

FINDLAY, OHIO		Dean Walther Optometrist	Renee Isaac Educator

James Koehler Country Club Acres, Inc.		PAULDING, OHIO	Martin Sostoi Attorney

Paul Kramer Kramer Enterprises, Inc.		Joseph Burkard Paulding County Prosecutor	James (Chip) Wood Bryan Ford Lincoln Mercury

M. Michael Roberts dmh Toyota-Lift		William Shugars Paulding School Administration

Dr. Alan Tong Cascade Women’s Health

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

FINANCIAL INFORMATION

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

SELECTED CONSOLIDATED FINANCIAL DATA
The following table sets forth certain summary consolidated financial data at or for the periods indicated. In 2002, results of operations associated with First Defiance’s former Leader Mortgage Subsidiary, including certain inter-company financing transactions, are reflected as discontinued operations. Continuing operations reflect the results of First Federal, First Insurance and First Defiance holding company expenses for all periods presented. This information should be read in conjunction with the Consolidated Financial Statements and notes thereto, and Management’s Discussion and Analysis and Results of Operations and Financial Condition. The Consolidated Balance Sheets as of December 31, 2006 and 2005 and the Consolidated Statements of Income for the years ended December 31, 2006, 2005 and 2004, are included elsewhere in this Annual Report.

	As of and For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands, Except Per Share Amounts)
Financial Condition:
Total assets	$1,527,879	$1,461,082	$1,126,667	$1,040,599	$884,245
Investment securities	112,123	114,854	139,258	171,035	213,525
Loans held-to maturity, net	1,226,310	1,164,481	878,912	735,255	561,041
Allowance for loan losses	13,579	13,673	9,956	8,844	7,496
Nonperforming assets (1)	9,902	5,356	1,990	2,949	2,731
Deposits and borrowers’ escrow balances	1,139,112	1,070,106	797,979	729,227	599,889
FHLB advances	162,228	180,960	178,213	164,522	149,096
Stockholders’ equity	159,825	151,216	126,874	124,269	120,110
Share Information:
Basic earnings per share, continuing ops.	$2.22	$1.75	$1.77	$2.00	$1.01
Basic earnings per share	2.22	1.75	1.77	2.00	2.37
Diluted earnings per share, continuing ops.	2.18	1.69	1.69	1.91	0.97
Diluted earnings per share	2.18	1.69	1.69	1.91	2.28
Book value per common share	22.38	21.34	20.20	19.64	18.73
Tangible book value per common share	16.99	15.81	17.19	16.39	18.17
Cash Dividends per common share	0.97	0.90	0.82	0.65	0.54
Weighted average diluted shares outstanding	7,168	7,096	6,371	6,319	6,609
Shares outstanding end of period	7,142	7,085	6,280	6,328	6,412
Operations:
Interest income from continuing operations	$93,065	$76,174	$54,731	$50,629	$46,908
Interest expense from continuing operations	44,043	28,892	20,381	20,855	22,044
Net interest income from continuing operations	49,022	47,282	34,350	29,774	24,864
Provision for loan losses	1,756	1,442	1,548	1,719	1,451
Non-interest income	19,624	15,925	13,996	16,843	10,401
Non-interest expense	43,839	43,942	31,200	27,126	24,408
Income before tax	23,051	17,823	15,598	17,772	9,406
Federal income tax	7,451	5,853	4,802	5,690	2,986
Income from continuing operations	15,600	11,970	10,796	12,082	6,420
Discontinued operations, net of tax	-	-	-	-	8,853
Cumulative effect of change in method of accounting for goodwill	-	-	-	-	(194)
Net income	15,600	11,970	10,796	12,082	15,079

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

	As of and For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Thousands, Except Per Share Amounts)
Performance Ratios:
Return on average assets	1.04%	0.88%	1.01%	1.24%	0.77%
Return on average equity	10.03%	8.26%	8.57%	9.97%	5.39%
Interest rate spread (2)	3.37%	3.63%	3.37%	3.13%	2.92%
Net interest margin (2)	3.68%	3.87%	3.60%	3.42%	3.38%
Ratio of operating expense from continuing
operations to average total assets	2.93%	3.22%	2.98%	2.91%	3.16%
Efficiency ratio - continuing operations	63.31%	70.18%	65.91%	60.31%	69.40%
Capital Ratios:
Equity to total assets at end of period	10.46%	10.35%	11.26%	11.94%	13.58%
Tangible equity to tangible assets
at end of period	8.15%	7.88%	9.74%	10.17%	13.23%
Average equity to average assets	10.40%	10.62%	11.76%	12.43%	14.36%
Asset Quality Ratios:
Nonperforming assets to total assets at end of period (1)	0.63%	0.37%	0.18%	0.28%	0.31%
Allowance for loan losses to total loans receivable	1.10%	1.16%	1.13%	1.19%	1.32%
Net charge-off s to average loans	0.15%	0.07%	0.05%	0.06%	0.10%

(1)
Nonperforming assets consist of non-accrual loans that are contractually past due 90 days or more; loans that are deemed impaired under the criteria of FASB Statement No. 114; and real estate, mobile homes and other assets acquired by foreclosure or deed-in-lieu thereof.

(2)
Interest rate spread represents the diff erence between the weighted average yield on interest-earnings assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earnings assets. Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Management’s discussion and analysis of financial condition and results of operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could diff er materially from those projected in such forward-looking statements.

The following section presents information to assess the financial condition and results of operations of First Defiance Financial Corp. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this Annual Report.

OVERVIEW
First Defiance is a unitary thrift holding company which conducts business through its subsidiaries, First Federal Bank of the Midwest and First Insurance & Investments.

First Federal is a federally chartered savings bank that provides financial services to communities based in northwest Ohio where it operates 26 full service banking centers in 12 northwest Ohio counties.

On January 21, 2005, First Defiance acquired ComBanc, Inc., headquartered in Delphos, Ohio in a transaction valued at $38.3 million including acquisition costs. ComBanc’s subsidiary, the Commercial Bank, operated four banking offices in Delphos, Lima and Elida, Ohio. On April 8, 2005, First Defiance acquired The Genoa Savings and Loan Company (Genoa), in an $11.2 million transaction. Genoa operated offices in Genoa, Oregon, Perrysburg and Maumee Ohio. The acquired Maumee offi ce was merged with First Federal’s existing Maumee office. First Defiance acquired $117.5 million of loans and $163.7 million of deposits in the ComBanc acquisition and $66.9 million of loans and $76.8 million of deposits in the Genoa transaction. For more details on the ComBanc and Genoa acquisitions, see Note 3 - Acquisitions in the Notes to the Financial Statements.

First Federal provides a broad range of financial services including checking accounts, savings accounts, certificates of deposit, real estate mortgage loans, commercial loans, consumer loans, home equity loans and trust services through its extensive branch network.

First Insurance sells a variety of property and casualty, group health and life, and individual health and life insurance products and investment and annuity products. Insurance products are sold through First Insurance’s office in Defiance, Ohio while investment and annuity products are sold through registered investment representatives located at four of First Federal’s banking center locations.

FINANCIAL CONDITION
Assets at December 31, 2006 totaled $1.53 billion compared to $1.46 billion at December 31, 2005, an increase of $66.8 million or 4.6%. The majority of First Defiance’s asset growth was in loans, which increased by $61.8 million, or 5.3% to $1.23 billion at December 31, 2006 after allowance for loan losses, from $1.16 billion at December 31, 2005. The increase in assets was primarily funded through growth in deposits, which increased by $68.9 million or 6.4%, to $1.14 billion at December 31, 2006 from $1.07 billion at December 31, 2005.

SECURITIES
The securities portfolio declined $2.7 million to $112.1 million at December 31, 2006. The activity in the portfolio in 2006 included $17.6 million of purchases, $17.0 million of amortization and maturities, $3.1 million of sales and a net decrease of $112,000 in market value. The decline in market value in 2006 was attributable primarily to rising interest rates and that decline is believed to be temporary. Management utilizes its securities portfolio for liquidity purposes. The investment portfolio has declined from a high of $213.5 million at the end of 2002 as maturing securities have been used to fund loan growth. Management does not believe the securities portfolio will decline further from the level it was at on December 31, 2006.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

LOANS
Gross Loans receivable increased by $61.7 million or 5.2% to $1.24 billion at December 31, 2006 from $1.18 billion at December 31, 2005. The most significant growth occurred in commercial loans, which increased by $61.6 million between December 31, 2005 and December 31, 2006, and in commercial real estate loans, which increased by $27.9 million. First Defiance also experienced $9.8 million of growth in its home equity and improvement loans. One-to-four family residential loans and construction loans declined by $26.1 million between the end of 2005 and the end of 2006 and consumer finance loans declined by $11.5 million.

The majority of First Defiance’s lending activity that is retained in the loan portfolio is to small and mid-sized businesses in the form of commercial and commercial real estate loans. The combined commercial and commercial real estate portfolios totaled $812.8 million and $799.6 million at December 31, 2006 and 2005 respectively and accounted for approximately 65.5% and 61.3% of First Defiance’s loan portfolio at the end of those respective periods. First Defiance believes it has been able to establish itself as a leader in its market area in the commercial and commercial lending area by hiring experienced lenders and providing a high level of customer service to its commercial lending clients.

The one-to-four family residential portfolio, including residential construction loans, totaled $261.7 million at December 31, 2006, down from $287.9 million at the end of 2005. At the end of 2006 those loans comprised 21.1% of the total loan portfolio, down from 24.4% at December 31, 2005. The decline in the mortgage portfolio reflects the Company’s strategy of selling the majority of its fixed rate mortgage production in the secondary market, most of it with servicing retained. During 2006 a significant number of loans in the portfolio were refinanced with loans that were sold. The level of residential loan production did not change significantly between 2005 and 2006.

Home equity and home improvement loans grew to $122.8 million at December 31, 2006, or 9.9% of the portfolio, up from $113.0 million at the end of 2005, or 9.6% of total loans. The growth in this portion of the portfolio is the result of customers utilizing existing lines of credit as well as focused marketing efforts of this product.

Consumer finance loans were just $43.8 million at December 31, 2006, down from $55.3 million at the end of 2005. These loans comprised just 3.5% and 4.7% of the total portfolio at December 31, 2006 and 2005 respectively. A portion of the decline in balances is the result of First Defiance selling its $2.1 million credit card portfolio late in the 2006 second quarter. The balance of the decline reflects the Company’s strategy of not pricing aggressively in this highly competitive segment of the market.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses represents management’s assessment of the estimated probable credit losses in the loan portfolio at each balance sheet date. Lending activities contain risks of loan losses. Management analyzes the adequacy of the allowance for loan losses regularly through reviews of the performance of the loan portfolio. Consideration is given to economic conditions, changes in interest rates and the effect of such changes on collateral values and borrower’s ability to pay, changes in the composition of the loan portfolio, and trends in past due and non-performing loan balances. The allowance for loan losses is a material estimate that is susceptible to significant fluctuation and is established through a provision for loan losses based on management’s evaluation of the inherent risk in the loan portfolio. In addition to extensive in-house loan monitoring procedures, the Company utilizes an outside party to conduct an independent loan review of all commercial loan and commercial real estate loan relationships that exceed $250,000 of aggregate exposure. Management utilizes the results of this outside loan review to assess the effectiveness of its internal loan grading system as well as to assist in the assessment of the overall adequacy of the allowance for loan losses associated with this type of loan.

At December 31, 2006, the allowance for loan losses was $13.6 million compared to $13.7 million at December 31, 2005. The reduction of the allowance in 2006 is the result of a higher than normal level of loan charge-off s as management attempted to resolve credit issues that were previously identified in the portfolio and reserved for. Those balances represented 1.10% and 1.16% of outstanding loans as of December 31, 2006 and December 31, 2005 respectively.

In determining the appropriate level for the allowance for loan losses, First Defiance evaluates all loans in its portfolio. While allowances are frequently required for loans classified as substandard, it is possible for a relationship to be graded as substandard based on the financial performance of the credit for which no allowance is required because of other factors such as value of collateral or creditworthiness of guarantors. At December 31, 2006, a total of $10.4 million of loans are classified as substandard for which some level of reserve ranging between 20% and 50% of the outstanding balance is required. A total of $25.7 million in additional credits were classified as substandard at December 31, 2006 for which no reserve is required. First Defiance also has classified $379,000 as doubtful at December 31, 2006. First Defiance also utilizes a general reserve percentage for loans not otherwise classified which ranges from 0.062% for mortgage loans to 1.50% for consumer loans. General reserves for commercial and commercial real estate loans, the largest category in First Defiance’s portfolio, are established at 1.10% of the outstanding balance. The reserve percentage utilized for these loans is based on both historical losses in the Company’s portfolio, national statistics on loss percentages and empirical evidence regarding the strength of the economy in First Defiance’s general market area.

First Defiance’s ratio of allowance for loan losses to non-performing loans dropped from 276.1% at the end of 2005 to 186.4% at December 31, 2006. Through its due diligence prior to making the 2005 acquisitions, management was aware of the existence of non-performing loans in both portfolios. At December 31, 2006, First Defiance had total non-performing assets of $9.7 million, compared to $5.4 million at December 31, 2005. Non-performing assets include loans that are 90 days past due and all real estate owned and other foreclosed assets. Non-performing assets at December 31, 2006 and 2005 by category were as follows:

	December 31,
	2006	2005
	(In Thousands)
Non-performing loans:
Single-family residential	$2,029	$2,648
Non-residential and multi-family residential real estate	5,206	1,917
Commercial	-	287
Consumer finance	48	100
Total non-performing loans	7,283	4,952
Real estate owned and repossessed assets	2,392	404
Total non-performing assets	$9,675	$5,356

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The 2006 total non-performing assets included $3.8 million related to either the ComBanc or Genoa acquisitions. The balance of non-performing assets which were either originated by First Defiance or acquired in the 2003 RFC branch acquisition were $5.9 million compared to $2.1 million of non-performing assets at December 31, 2005. While the level of classified loans has increased, year over year, management believes that the current allowance for loan losses is appropriate and that the provision for loan losses recorded in 2006 is consistent with both charge-off experience and the strength of the overall credits in the portfolio.

Non-performing loans in the single-family residential, non-residential and multi-family residential real estate and commercial loan categories represent .81%, .90% and 0% of the total loans in those categories respectively at December 31, 2006 compared to 0.94%, 0.35% and 0.17% respectively for the same categories at December 31, 2005.

LOANS ACQUIRED WITH IMPAIRMENT
Certain loans acquired in the ComBanc and Genoa acquisitions had evidence that the credit quality of the loan had deteriorated since its origination and in management’s assessment at the acquisition date it was probable that First Defiance would be unable to collect all contractually required payments due. In accordance with American Institute of Certified Public Accountants Statement of Position 03-3 - Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), these loans were recorded based on management’s estimate of the fair value of the loans. At the acquisition date of January 21, 2005, loans with a contractual receivable of $3.4 million were acquired from Combanc which were deemed impaired. Those loans were recorded at a net realizable value of $2.1 million. On April 8, 2005, loans with contractual receivable totals of $1.5 million were acquired from Genoa which were deemed impaired. Those loans were recorded at a net realizable value of $735,000. As of December 31, 2006, the total contractual receivable for those loans was $4.1 million and the recorded value was $2.4 million.

HIGH LOAN-TO-VALUE MORTGAGE LOANS
The majority of First Defiance’s mortgage loans are collateralized by one-to-four-family residential real estate, have loan-to-value ratios of 80% or less, and are made to borrowers in good credit standing. First Federal usually requires residential mortgage loan borrowers whose loan-to-value is greater than 80% to purchase private mortgage insurance (PMI). First Federal does originate and retain a limited number of residential mortgage loans with loan-to-value ratios that exceed 80% where PMI is not required if the borrower possesses other demonstrable strengths. The loan-to-value ratios on these loans are generally limited to 85% and exceptions must be approved by First Federal’s senior loan committee. Management monitors the balance of one-to-four family residential loans, including home equity loans and committed lines of credit, that exceed certain loan to value standards (90% for owner occupied residences, 85% for non-owner occupied residences and one-to-four family construction loans, 75% for developed land and 65% for raw land). Total loans that exceed those standards at December 31, 2006 totaled $33.1 million. These loans are generally paying as agreed.

First Defiance does not make interest-only first-mortgage residential loans, nor does it have residential mortgage loan products, or other consumer products that allow negative amortization.

GOODWILL AND INTANGIBLE ASSETS
Goodwill remained fl at at $35.0 million at December 31, 2006 after the ComBanc and Genoa acquisitions added $12.4 million and $4.3 million respectively to Goodwill in 2005. No impairment of goodwill was recorded in 2006. Core deposit intangibles and other intangible assets decreased $720,000 during 2006 to $3.4 million from $4.1 million at the end of 2005, due to the amortization.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

DEPOSITS
Total deposits at December 31, 2006 were $1.14 billion compared to $1.07 billion at December 31, 2005, an increase of $68.9 million or 6.4%. Non-interest bearing checking grew by $2.8 million, money market and interest bearing checking accounts grew by $29.4 million, certificates of deposit increased by $44.9 million while savings declined by $8.3 million. Management periodically utilizes brokered certificates of deposit to supplement its funding needs. At December 31, 2006 the balance of brokered CDs totaled $17.6 million, down from $37.0 million at December 31, 2005. During that same period, retail deposits greater than $100,000 also declined, to $140.4 million from $161.3 million.

BORROWINGS
FHLB advances totaled $162.2 million at December 31, 2006 compared to $180.1 million at December 31, 2005. The balance at the end of 2006 includes $90.0 million of convertible advances with rates ranging from 4.71% to 5.84%. These advances are all callable by the FHLB, at which point they would convert to a three-month LIBOR advance if not paid off. Those advances have final maturity dates ranging from 2010 to 2013. In addition, First Defiance has advances totaling $27 million that are callable by the FHLB only if the three-month LIBOR rate exceeds a strike rate ranging from 7.5% to 8.0%. The rate on those advances ranges from 3.48% to 5.14%. First Defiance also has $12.1 million outstanding at the FHLB under a series of fixed-rate loans and $33.1 million borrowed on an overnight basis at December 31, 2006.

First Defiance also has $30.4 million of securities that have been sold at December 31, 2006 with agreements to repurchase, an increase of this type of funding of $4.7 million over December 31, 2005.

In October 2005, the Company issued $20.6 million of Subordinated Debentures. These debentures were issued to an unconsolidated affiliated trust that purchased them with the proceeds from a $20 million issue of trust preferred securities to an outside party. The proceeds of the Subordinated Debentures were used for general corporate purposes. The Subordinated Debentures have a rate equal to three-month LIBOR plus 1.38%, or 6.74% at December 31, 2006.

CAPITAL RESOURCES
Total shareholders’ equity increased $8.6 million to $159.8 million at December 31, 2006. This increase is primarily the result of the Company’s $15.6 million of net income. The increase was off set by $6.8 million of dividends ($0.97 per share declared) and a $576,000 net of tax adjustment to initially apply FAS No. 158, Employers Accounting for Defined Benefit Pension Plans and other Post Retirement Plans, which is included in other comprehensive income. In 2003 the Company’s board of directors authorized the repurchase of 640,000 shares. A total of 106,020 shares were repurchased in 2006 under that program at an average cost of $26.06, thus reducing shareholders equity by $2.8 million. A total of 310,758 shares remain to be purchased under the authorization. Also during 2006, a total of 203,595 stock options were exercised by employees, resulting in a $2.3 million increase in shareholders equity. In exercising those options, certain employees paid their option exercise price by returning shares to the Company, which reduced equity by approximately $1.1 million. A total of 41,381 shares were returned to the Company in conjunction with option exercises at an average price of $26.38 per share.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

RESULTS OF OPERATIONS
SUMMARY
First Defiance reported net income of $15.6 million for the year ended December 31, 2006 compared to $12.0 million and $10.8 million for the years ended December 31, 2005 and 2004 respectively. On a diluted per share basis, First Defiance earned $2.18 in 2006, $1.69 in 2005 and $1.69 in 2004.

The 2005 net income amount includes $3.5 million of acquisition related costs that were incurred as part of the ComBanc and Genoa acquisitions. These costs included such items as the expense to terminate data processing contracts, severance agreements with employees who were not retained, and other costs resulting from the acquisition or related transition efforts. After tax, these costs amounted to $2.3 million, or $.32 per share. The 2004 results included a $1.9 million pretax charge to reflect final settlement of certain contingent liabilities related to the 2002 sale of the Company’s former Leader Mortgage subsidiary to US Bancorp. After tax, that amount was $1.25 million or $0.20 per diluted share. Excluding these non-operating items, core earnings were $15.6 million, $14.2 million and $12.0 million for the years ended December 31, 2006, 2005 and 2004 respectively. On a diluted per share basis, core earnings amounted to $2.18, $2.01 and $1.89 for those three periods. A reconciliation of GAAP earnings to core earnings is as follows:

	Year Ended December 31,
	2006	2005	2004
	(In Thousands, Except Per Share Amounts)
GAAP Net Income	$15,600	$11,970	$10,796
One-time acquisition related charges	−	3,476	−
Settlement of contingent liability	−	−	1,927
Tax effect	−	(1,217)	(674)
Core Operating Earnings	$15,600	$14,229	$12,049
Basic earnings per share:
GAAP	$2.22	$1.75	$1.77
Core Operating Earnings	$2.22	$2.08	$2.07
Diluted earnings per share:
GAAP	$2.18	$1.69	$1.69
Core Operating Earnings	$2.18	$2.01	$1.89

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

NET INTEREST INCOME
First Defiance’s net interest income is determined by its interest rate spread (i.e. the difference between the yields on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income was $49.0 million for the year ended December 31, 2006 compared to $47.3 million and $34.4 million for the years ended December 31, 2005 and 2004 respectively. The tax-equivalent net interest margin was 3.68%, 3.87% and 3.62% for the years ended December 31, 2006, 2005 and 2004 respectively. The decrease in margin between 2006 and 2005 is due to a declining interest rate spread, which decreased to 3.37% for the year ended December 31, 2006 compared to 3.63% for 2005. The decline in spread between 2005 and 2006 occurred due to interest-earning asset yields increasing by just 75 basis points (to 6.95% in 2006 from 6.20% in 2005) while the cost of interest bearing liabilities between the two periods increased by 101 basis points (to 3.58% in 2006 from 2.57% in 2005). The margin compression resulting from narrowing spreads was slightly off set by an $8.3 million increase in non-interest bearing deposits and an $18.9 million increase in average equity. Management anticipates the margin compression will continue into 2007 as they expect the cost of funding will continue to rise as certificates of deposit continue to reprice at higher rates, while asset yields have appeared to have peaked since the Federal Reserve Open Market Committee stopped raising rates in mid 2006.

The increase in margin between 2004 and 2005 was due to an improved interest rate spread, which increased to 3.63% for the year ended December 31, 2005 compared to 3.39% for 2004. The improved spread resulted from a 51 basis point improvement in the yield on interest-earning assets (to 6.20% in 2005 from 5.71% in 2004) while the cost of interest bearing liabilities between the two periods increased by just 26 basis points (to 2.58% in 2005 from 2.32% in 2004). Margin also improved in 2005 as a result of the improved mix between loans and investment securities, the $30.5 million increase in the average balance of non-interest bearing deposits and a $19.1 million increase in average equity for the year.

Total interest income increased by $16.9 million, or 22.1% to $93.1 million for the year ended December 31, 2006 from $76.2 million for the year ended December 31, 2005. The increase in interest income was due to an increase in the average balance in loans receivable, to $1.21 billion for the twelve months of 2006 compared to $1.09 billion for 2005. In addition to the increase in loan balances, the average yield on loans increased to 7.13% for 2006 compared to 6.40% in 2005, a 73 basis point improvement. Interest income from loans increased to $86.2 million for 2006 compared to $69.7 million in 2005 which represented growth of 23.7%.

During the same period the average balance of investment securities dropped to $116.7 million for 2006 from $121.5 million for the year ended December 31, 2005. Interest income from the investment portfolio increased $372,000 to $5.6 million in 2006 from $5.3 million in 2005. The increase is due to the 42 basis point increase in the yield as lower yielding securities matured in 2006. The tax equivalent yield on the investment portfolio was 5.30% in 2006 compared to 4.88% in 2005.

Interest expense increased by $15.2 million in 2006 compared to 2005, to $44.0 million from $28.9 million. This increase was due to a $106.8 million increase in the average balance of interest bearing liabilities in 2006 compared to 2005 as well as a 101 basis point increase in the average cost of those liabilities. The balance of interest-bearing deposits increased by $66.1 million between December 31, 2005 and December 31, 2006. Of that growth, $44.9 million was in certificates of deposit, which have a higher cost than transaction accounts. Interest expense related to these interest-bearing deposits was $33.3 million in 2006 and $20.6 million in 2005. Expenses on FHLB advances and other interest bearing funding sources were $8.9 million in 2006 and $7.6 million in 2005. First Defiance issued $20.6 million of junior subordinated debentures in the fourth quarter of 2005 in conjunction with a trust preferred offering by an unconsolidated affiliated subsidiary. Interest expense recognized by the Company related to those subordinated debentures was $1.3 million in 2006 compared to just $201,000 in 2005.

Total interest income increased by $21.4 million, or 39.2% to $76.2 million for the year ended December 31, 2005 from $54.7 million for the year ended December 31, 2004. The increase in income was due to an increase in the average balance in loans receivable, to $1.09 billion for the twelve months of 2005 compared to $806.9 million for 2004. During the same period the average balance of investment securities dropped to $121.5 million for 2005 from $152.3 million for the year ended December 31, 2004. In addition to the increase in loan balances, the average yield on loans increased to 6.40% for 2005 compared to 5.87% for 2004, a 53 basis point improvement.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Interest expense increased by $8.5 million in 2005 compared to 2004, to $28.9 million from $20.4 million. This increase was due to a $232.9 million increase in the average balance of interest bearing deposits in 2005 compared to 2004 as well as a 36 basis point increase in the cost of those deposits. Total interest bearing deposits acquired in the acquisitions was $217.8 million. For the year, the balance of interest-bearing deposits increased by $230.8 between December 31, 2004 and December 31, 2005. Of that growth, $182.4 million was in certificates of deposit. Interest expense on interest-bearing deposits was $20.6 million in 2005 and $12.9 million in 2004. Expenses on FHLB advances and other interest bearing funding sources were not significantly different between 2004 and 2005. First Defiance issued $20.6 million of junior subordinated debentures in conjunction with a trust preferred offering by an unconsolidated affiliated subsidiary. Interest expense recognized by the Company related to those subordinated debentures was $201,000 in 2005.

The following table shows an analysis of net interest margin on a tax equivalent basis for the years ended December 31, 2006, 2005 and 2004:

				Year Ended December 31,
	2006			2005			2004
	Average Balance	Interest (1)	Yield/ Rate (2)	Average Balance	Interest (1)	Yield/ Rate (2)	Average Balance	Interest (1)	Yield/ Rate (2)
	(Dollars in Thousands)
Interest-Earning Assets:
Loans receivable	$1,209,498	86,237	7.13%	$1,089,942	69,732	6.40%	$806,880	47,360	5.87%
Securities	116,718	6,217	5.30%	121,510	5,873	4.88%	152,316	7,499	4.92%
Interest-earning deposits	3,483	165 4.	74%	10,410	364	3.50%	2,447	43	1.76%
Dividends on FHLB stock	17,926	1,042	5.81%	16,352	829	5.07%	14,839	612	4.12%
Total interest-earning assets	1,347,625	93,661	6.95%	1,238,214	76,798	6.20%	976,482	55,514	5.69%
Non-interest-earning assets	148,136			126,583			94,321
Total Assets	$1,495,761			$1,364,797			$1,070,803
Interest-Bearing Liabilities:
Interest-bearing deposits	$1,006,468	$33,273	3.31%	$932,036	$20,615	2.21%	$699,087	$12,950	1.85%
FHLB advances	181,869	8,878	4.88%	167,427	7,602	4.54%	169,463	7,317	4.32%
Other borrowings	20,398	584	2.86%	19,639	474	2.41%	10,608	114	1.07%
Subordinated debentures	20,619	1,308	6.34%	3,441	201	5.84%	−	−	−
Total interest-bearing liabilities	1,229,354	44,043	3.58%	1,122,543	28,892	2.57%	879,158	20,381	2.32%
Non-interest bearing demand deposits	95,044	−		86,741	−		56,241	−
Total including non-interest-bearing demand deposits	1,324,398	44,043	3.33%	1,209,284	28,892	2.39%	935,399	20,381	2.18%
Other non-interest liabilities	15,815			10,530			9,484
Total Liabilities	1,340,213			1,219,814			935,399
Stockholders’ equity	155,548			144,983			125,920
Total liabilities and stockholders’ equity	$1,495,761			$1,364,797			$1,070,803
Net interest income; Interest rate spread (3)		$49,618	3.37%		$47,906	3.63%		$35,133	3.37%
Net interest margin (4)			3.68%			3.87%			3.60%
Average interest-earning Assets to average interestbearing liabilities			109.6%			110.3%			111.1%

(1)
Interest on certain tax exempt loans (amounting to $48,000, $47,000 and $29,000 in 2006, 2005 and 2004 respectively) and tax-exempt securities ($1.1 million, $1.2 million and $1.5 million in 2006, 2005 and 2004) is not taxable for Federal income tax purposes. The average balance of such loans was $1.0 million, $1.0 million and $722,000 in 2006, 2005 and 2004 while the average balance of such securities was $25.2 million, $25.1 million and $32.8 million in 2006, 2005 and 2004 respectively. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2)
At December 31, 2006, the yields earned and rates paid were as follows: loans receivable, 6.84%; securities, 5.09%; FHLB stock, 6.05%; total interest-earning assets, 6.69%; deposits, 3.24%; FHLB advances, 5.05%; other borrowings, 2.98%; total interest-bearing liabilities, 3.46%; and interest rate spread, 3.23%.

(3)	Interest rate spread is the difference in the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)	Net interest margin is net interest income divided by average interest-earning assets.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected First Defiance’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) change in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31,
	2006 vs. 2005			2005 vs. 2004
	Increase (decrease) due to rate	Increase (decrease) due to volume	Total increase (decrease)	Increase (decrease) due to rate	Increase (decrease) due to volume	Total increase (decrease)
Interest-Earning Assets	(In Thousands)
Loans	$8,428	$8,077	$16,505	$4,567	$17,805	$22,372
Securities	561	(217)	344	(135)	(1,491)	(1,626)
Interest-earning deposits	227	(426)	(199)	75	246	321
FHLB stock	129	84	213	150	67	217
Total interest-earning assets	$9,345	$7,518	$16,863	$4,657	$16,627	$21,284
Interest-Bearing Liabilities
Deposits	$10,898	$1,760	$12,658	$2,821	$4,844	$7,665
FHLB advances	594	682	1,276	372	(87)	285
Term notes	91	19	110	214	146	360
Subordinated Debentures	19	1,088	1,107	−	201	201
Total interest-bearing liabilities	$11,602	$3,549	$15,151	$3,407	$5,104	$8,511
Increase in net interest income			$1,712			$12,773

Provision for Loan Losses - First Defiance’s provision for loan losses was $1.8 million for the year ended December 31, 2006 compared to $1.4 million and $1.5 million for the years ended December 31, 2005 and 2004 respectively.

Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management to absorb probable losses in the loan portfolio. Factors considered by management include identifiable risk in the portfolios; historical experience; the volume and type of lending conducted by First Defiance; the amount of nonperforming assets, including loans which meet the FASB Statement No. 114 definition of impaired; the amount of assets graded by management as substandard, doubtful, or loss; general economic conditions, particularly as they relate to First Defiance’s market areas; and other factors related to the collectability of First Defiance’s loan portfolio. See also Allowance for Loan Losses in Management’s Discussion and Analysis and Note 7 to the audited financial statements.

Non-interest Income - Non-interest income increased by $3.7 million or 23.2% in 2006 to $19.6 million from $15.9 million for the year ended December 31, 2005. In 2004, $14.0 million of non-interest income was recognized. Most of the increase in 2006 was in service fees and other charges, which increased to $9.3 million for the year ended December 31, 2006 from $5.6 million for 2005, an increase of $3.7 million or 66.0%. The implementation of an overdraft privilege product in 2006 was the primary reason for the increase in service fees. Service fee income was $4.2 million in 2004.

Non-interest income also includes investment securities gains or losses. In 2006, First Defiance realized a $2,000 loss on securities compared to $1.2 million and $1.4 million of gains in 2005 and 2004 respectively. In 2005 and 2004, management took advantage of favorable prices in the bond portfolio resulting from lower long-term interest rates. Generally in those years, as investments were sold out of the investment portfolio, the related proceeds were used to fund loan growth or they were reinvested in shorter-term securities in order to position the Company for an eventual overall rate increase. There was only a minor amount of sales activity in the investment portfolio in 2006.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Mortgage banking income includes gains from the sale of mortgage loans, fees for servicing mortgage loans for others, and an off set for amortization of mortgage servicing rights, and adjustments for impairment in the value of mortgage servicing rights. Mortgage banking income totaled $3.4 million, $3.3 million and $2.8 million in 2006, 2005 and 2004 respectively. The modest growth in 2006 over 2005 was primarily attributable to a $154,000 increase in mortgage servicing fees resulting from a $63 million increase in the portfolio of mortgage loans serviced for others and gains from sale of mortgage loans, which increased $133,000 in 2006 from 2005. Those increases were off set by a reduction in the recovery of previously recorded mortgage servicing rights impairment reserves, which resulted in $417,000 of income in 2005 compared with just $2,000 in 2006. The $574,000 of growth in 2005 compared with 2004 was primarily attributable to that recapture of $417,000 of previously recorded mortgage servicing rights impairment and a $295,000 increase in mortgage servicing fees, the result of a $139 million increase in the portfolio of mortgage loans serviced. Gains from the sale of mortgage loans totaled $2.3 million for both 2005 and 2004. Mortgage servicing rights impairment adjustments in 2004 resulted in impairment expense of $1,000. The balance of the impairment allowance stands at just $80,000 at the end of 2006. See Note 8 to the financial statements.

Non-interest Expense - Total non-interest expense for 2006 was $43.8 million compared to $43.9 million for the year ended December 31, 2005 and $31.2 million for the year ended December 31, 2004. The 2005 total includes $3.5 million of acquisition related charges while the 2004 amount includes a charge of $1.9 million related to the final settlement of a contingent liability related to First Defiance’s 2002 sale of its Leader Mortgage subsidiary. Non-interest expense, excluding the acquisition related charges in 2005 and the settlement of the contingency in 2004, was $40.4 million and $29.3 million respectively for those two years.

Compensation and benefits increased by $706,000 in 2006 compared to 2005, to $24.2 million in 2006 from $23.4 million in 2005. A portion of the increase in compensation was due to having a full year of compensation and benefits costs associated with the Genoa acquisition compared to just under nine months in 2005 and $268,000 related to the expensing of stock options in accordance with FAS No. 123R, Share-Based Payment which is a new item in 2006. The balance of the increase in compensation and benefits resulted from general staffing increases and cost of living pay increases. Also in 2006, occupancy costs increased to $5.1 million from $4.7 million in 2005, and data processing increased to $3.7 million from $3.2 million. The majority of these increases were a result of the acquisitions and other growth initiatives. First Defiance’s other non-interest expense category also increased to $8.9 million in 2006 from $7.1 million in 2005. Increases in that category resulted from higher levels of advertising (up $235,000), printing and office supplies (up $134,000), postage (up $136,000) and bad check charge-off s and other related deposit account losses (up $94,000). Overdraft protection fees were $372,000 in 2006, which was a new expense related to the overdraft privilege product.

The increase in non-interest expense in 2005 from 2004 was primarily due to a $6.0 million increase in compensation and benefits expense, mostly due to staffing increases from the acquisitions, the addition of staff in central operations to service the larger branch network and increases to the cost of First Defiance’s health insurance. Occupancy costs, data processing costs, state franchise tax and amortization of intangibles including core deposit intangibles and customer relationship intangibles increased $1.4 million, $800,000, $400,000 and $600,000, respectively. The majority of these increases were a result of the growth due to the acquisitions.

The 2005 non-interest expense included $3.5 million of acquisition related costs. Of these costs, $1.05 million related to the ComBanc acquisition and $2.45 related to the Genoa acquisition. For ComBanc, the most significant costs included $471,000 in severance and other termination payments to employees not retained and $222,000 related to the cancellation of certain contracts. For Genoa, the most significant costs included $1.3 million for the termination of a long-term data processing contract and other long-term contracts and lease arrangements and $364,000 for severance and other payments to employees not retained.

Income Taxes - Income taxes amounted to $7.5 million in 2006 compared to $5.9 million in 2005 and $4.8 million in 2004. The effective tax rates for those years were 32.3%, 32.8%, and 30.8% respectively. The tax rate is lower than the statutory 35% tax rate for the Company because of investments in tax-exempt securities and in Bank Owned Life Insurance (BOLI). The earnings on such investments are not subject to federal income tax. The increase in the effective tax rate in 2005 compared to 2004 is primarily the result of lower levels of interest income from tax-exempt securities in 2005 compared to 2004 and a reduction in earnings from BOLI. See note 17 to the financial statements.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

CONCENTRATIONS OF CREDIT RISK
Financial institutions such as First Defiance generate income primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that losses may occur from the failure of another party to perform according to the terms of the loan or investment agreement. This possibility is known as credit risk.

Lending or investing activities that concentrate assets in a way that exposes the Company to a material loss from any single occurrence or group of occurrences increases credit risk. Diversifying loans and investments to prevent concentrations of risks is one manner a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include multiple loans made to a single borrower and loans of inappropriate size relative to the total capitalization of the institution. Management believes adherence to its loan and investment policies allows it to control its exposure to concentrations of credit risk at acceptable levels. First Defiance’s loan portfolio is concentrated geographically in its northwest Ohio market area. There are no industry concentrations that exceed 10% of the Company’s loan portfolio.

LIQUIDITY AND CAPITAL RESOURCES
The Company’s primary source of liquidity is its core deposit base, raised through First Federal’s branch network, along with unused wholesale sources of funding and its capital base. These funds, along with investment securities, provide the ability to meet the needs of depositors while funding new loan demand and existing commitments.

Cash generated from operating activities was $22.7 million, $16.6 million and $16.3 million in 2006, 2005 and 2004 respectively. The adjustments to reconcile net income to cash provided by or used in operations during the periods presented consist primarily of proceeds from the sale of loans (less the origination of loans held for sale), the provision for loan losses, depreciation expense, the origination, amortization and impairment of mortgage servicing rights, ESOP expense related to the release of ESOP shares in accordance with AICPA SOP 93-6 and increases and decreases in other assets and liabilities.

In a typical year, the primary investing activity of First Defiance is lending, which is funded with cash provided from operating and financing activities, as well as proceeds from payment on existing loans and proceeds from maturities of investment securities. In 2005, First Defiance completed the acquisitions of ComBanc and Genoa. In the case of the ComBanc acquisition, which was purchased with a combination of stock and cash, First Defiance realized an increase in cash of $52.7 million after netting the cash that was acquired from ComBanc. ComBanc’s cash level was high because they liquidated their investment portfolio in advance of the acquisition closing date. In the case of the Genoa acquisition, the acquisition resulted in a net reduction in cash of $612,000 after netting Genoa’s cash balances against the purchase price.

In considering the more typical investing activities, during 2006, $16.6 million and $3.1 million was generated from the maturity or sale of available-for-sale investment securities, respectively, while $68.7 million was used to fund loan growth and $17.6 million was used to purchase available-for-sale investment securities. During 2005, $27.9 million and $24.2 million was generated from the maturity or sale of available-for-sale investment securities, respectively, while $104.1 million was used fund loan growth and $30.3 million was used to purchase available-for-sale investment securities. During 2004, $42.8 million and $20.7 million was generated from the maturity of investment securities and sale of available-for-sale investment securities, respectively, while $144.7 million was used to fund loan growth and $34.3 million was used to purchase available-for-sale investment securities.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Principal financing activities include the gathering of deposits, the utilization of FHLB advances, and the sale of securities under agreements to repurchase such securities and borrowings from other banks. In addition, First Defiance also purchased common stock for its treasury. For 2006, total deposits increased by $69.3 million, including $88.3 million of growth in retail deposit balances. The amount of deposits acquired from CD brokers or other out of market sources declined in 2006 by $19.4 million. For 2005, total deposits (excluding deposits acquired in the acquisitions) increased by $31.9 million, including $44.4 million of growth in retail deposit balances. The amount of deposits acquired from CD brokers or other out of market sources declined in 2005 by $12.5 million. For the year ended December 31, 2004, deposits increased by $69.1 million, including $58.6 million of growth in retail deposits generated by the First Federal Bank branch network, and $10.5 million in net growth in deposits acquired from CD brokers or other out of market sources. Also in 2006, Short-term advances from the FHLB increased by $4.6 million and there were no borrowings on lines of credit from other banks. Also securities sold under repurchase arrangements increased by $4.7 million. In 2005, First Defiance issued $20.6 million of subordinated debentures to an unconsolidated affiliated trust and that trust issued $20 million of trust preferred stock to outside investors. The result of obtaining the trust preferred funding was that borrowings on lines of credit from other banks of $3 million were paid off . Short-term advances from the FHLB did increase by $2 million in 2005. Also securities sold under repurchase arrangements increased by $7.3 million. In 2004, First Defiance borrowed $15.5 million in short-term advances from the FHLB and $3.0 million on from other financial institutions under short-term lines of credit. The Company repurchased $3.9 million, $1.5 million, $4.7 million of common stock for treasury in 2006, 2005 and 2004 respectively. For additional information about cash flows from First Defiance’s operating, investing and financing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

At December 31, 2006, First Defiance had the following commitments to fund deposit, advance and borrowing obligations:

	Maturity Dates by Period at December 31, 2006
Contractual Obligations	Total	Less than 1 year	1-3 years		4-5 years		After 5 years
	(In Thousands)
Savings, checking and demand accounts	$486,822	$486,822	$	−	$	−	$	−
Certifi cates of deposit	651,623	571,963		75,756		3,447		457
FHLB overnight advances	33,100	33,100		−		−		−
FHLB fi xed advances including interest (1)	159,589	7,331		22,658		73,591		56,009
Subordinated debentures	20,619	−		−		−		20,619
Securities sold under repurchase agreements	30,424	30,424		−		−		−
Lease obligations	4,258	320		457		362		3,119
Total contractual cash obligations	$1,386,435	$1,129,960		$98,871		$77,400		$80,204

(1)	Includes principal payments of $129,092 and interest payments of $30,497

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

At December 31, 2006, First Defiance had the following commitments to fund loan or line of credit obligations:

	Amount of Commitment Expiration by Period
Commitments	Total Amounts Committed	Less than 1 year	1-3 years		4-5 years		After 5 years
	(In Thousands)
Residential real estate loans in process	$43,910	$43,910	$	−	$	−	$	−
Commercial loans in process	8,518	8,518		−		−		−
One-to-four family mortgage loan originations	5,329	2,405		615		133		2,176
Multifamily originations	3,693	3,693		−		−		−
Other real estate originations	25,725	2,868		4,603		1,358		16,896
Nonmortgage loan originations	10,235	3,124		−		4,743		2,368
Consumer lines of credit	93,536	3,443		20,036		15,222		54,835
Commercial lines of credit	69,403	68,573		58		−		772
Total loan commitments	260,349	136,534		25,312		21,456		77,047

Standby letters of credit	16,869	13,005		3,864		−		−
Total Commitments	$277,218	$149,539		$29,176		$21,456		$77,047

In addition to the above commitments, at December 31, 2006 First Defiance had commitments to sell $7.2 million of loans held for sale to Freddie Mac.

To meet its obligations, management can adjust the rate of savings certificates to retain deposits in changing interest rate environments; it can sell or securitize mortgage and non-mortgage loans; and it can turn to other sources of financing including FHLB advances, the Federal Reserve Bank, bank lines and brokered certificates of deposit. At December 31, 2006 First Defiance had $50.8 million capacity under its agreements with the FHLB and other banks.

First Defiance is subject to various capital requirements of the Office of Thrift Supervision. At December 31, 2006, First Federal had capital ratios that exceeded the standard to be considered “well capitalized”. For additional information about First Federal’s capital requirements, see Note 16 to the Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES
First Defiance has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. The significant accounting policies of First Defiance are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying value of assets and liabilities and the results of operations of First Defiance.

Allowance for Loan Losses: First Defiance believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. In determining the appropriate estimate for the allowance for loan losses, management considers a number of factors relative to both specific credits in the loan portfolio and macro-economic factors relative to the economy of the United States as a whole and the economy of the northwest Ohio region in which the Company does business.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Factors relative to specific credits that are considered include a customer’s payment history, a customer’s recent financial performance, an assessment of the value of collateral held, knowledge of the customer’s character, the financial strength and commitment of any guarantors, the existence of any customer or industry concentrations, changes in a customer’s competitive environment, and any other issues that may impact a customer’s ability to meet his obligations.

Economic factors that are considered include levels of unemployment and inflation, specific plant or business closings in the Company’s market area, the impact of strikes or other work stoppages, the impact of weather or environmental conditions, especially relative to agricultural borrowers and other matters that may have an impact on the economy as a whole.

In addition to the identification of specific customers who may be potential credit problems, management considers its historical losses, the results of independent loan reviews, an assessment of the adherence to underwriting standards, the loss experience being reported by other financial institutions operating in the Company’s market area, and other factors in providing for loan losses that have not been specifically classified. While management believes its allowance for loan losses is conservatively determined based on the above factors, it does not believe the allowances to be excessive or unnecessary. Refer to the section titled “Allowance for Loan Losses” and Note 2, Statement of Accounting Policies for a further description of the Company’s estimation process and methodology related to the allowance for loan losses.

Valuation of Mortgage Servicing Rights: First Defiance believes the valuation of mortgage servicing rights is a critical accounting policy that requires significant estimates in preparation of its consolidated financial statements. First Defiance recognizes as separate assets the value of mortgage servicing rights, which are acquired through loan origination activities. First Defiance does not purchase any mortgage servicing rights.

Key assumptions made by management relative to the valuation of mortgage servicing rights include the stratification policy used in valuing servicing, assumptions relative to future prepayments of mortgages, the potential value of any escrow deposits maintained or ancillary income received as a result of the servicing activity and discount rates used to value the present value of a future cash flow stream. In assessing the value of the mortgage servicing rights portfolio, management utilizes a third party that specializes in valuing servicing portfolios. That third party reviews key assumptions with management prior to completing the valuation. Prepayment speeds are determined based on projected median prepayment speeds for 15 and 30 year mortgage backed securities. Those speeds are then adjusted up or down based on the size of the loan. The discount rate used in this analysis is the pretax yield generally required by purchasers of bulk servicing rights as of the valuation date. The value of mortgage servicing rights is especially vulnerable in a falling interest rate environment. Refer also to the section entitled Mortgage Servicing Rights and Note 2, Statement of Accounting Policies, and Note 8, Mortgage Banking, for a further description of First Defiance’s valuation process, methodology and assumptions along with sensitivity analyses.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
ASSET/LIABILITY MANAGEMENT
A significant portion of the Company’s revenues and net income is derived from net interest income and, accordingly, the Company strives to manage its interest-earning assets and interest-bearing liabilities to generate an appropriate contribution from net interest income. Asset and liability management seeks to control the volatility of the Company’s performance due to changes in interest rates. The Company attempts to achieve an appropriate relationship between rate sensitive assets and rate sensitive liabilities. First Defiance does not presently use off balance sheet derivatives to enhance its risk management.

First Defiance monitors interest rate risk on a monthly basis through simulation analysis that measures the impact changes in interest rates can have on net interest income. The simulation technique analyzes the effect of a presumed 100 basis point shift in interest rates (which is consistent with management’s estimate of the range of potential interest rate fluctuations) and takes into account prepayment speeds on amortizing financial instruments, loan and deposit volumes and rates, non-maturity deposit assumptions and capital requirements. The results of the simulation indicate that in an environment where interest rates rise 100 basis points over a 12 month period, First Defiance’s net interest income would increase by just 1.19% over the base case scenario. Were interest rates to fall by 100 basis points during the same 12-month period, the simulation indicates that net interest income would decrease by only 0.30%. It should be noted that other areas of First Defiance’s income statement, such as gains from sales of mortgage loans and amortization of mortgage servicing rights are also impacted by fluctuations in interest rates but are not considered in the simulation of net interest income.

The majority of First Defiance’s lending activities are in the non-residential real estate and commercial loan areas. While such loans carry higher credit risk than residential mortgage lending, they tend to be more rate sensitive than residential mortgage loans. The balance of First Defiance’s non-residential and multi-family real estate loan portfolio was $579.9 million, which is split between $105.1 million of fixed-rate loans and $474.8 million of adjustable-rate loans at December 31, 2006. The commercial loan portfolio increased to $232.9 million, which is split between $82.4 million of fixed-rate loans and $150.5 million of adjustable-rate loans at December 31, 2006. Certain of the loans classified as adjustable have fixed rates for an initial term that may be as long as five years. The maturities on fixed-rate loans are generally less than 7 years. First Defiance also has significant balances of home equity and improvement loans ($122.8 million at December 31, 2006) which fluctuate with changes in the prime lending rate; and consumer loans ($43.8 million at December 31, 2006) which tend to have a shorter duration than residential mortgage loans. Also, to limit its interest rate risk, (as well as to provide liquidity) First Federal sells a majority of its fixed-rate mortgage originations into the secondary market.

In addition to the simulation analysis, First Federal also prepares an “economic value of equity” (“EVE”) analysis. This analysis calculates the net present value of First Federal’s assets and liabilities in rate shock environments that range from -300 basis points to +300 basis points. The results of this analysis are reflected in the following table.

	December 31, 2006
	Economic Value of Equity			Economic Value of Equity as % of Present Value of Assets
Change in Rates	$ Amount	$ Change	% Change	Ratio	Change
	(Dollars in Thousands)
+ 300 bp	172,982	(32,304)	(15.74%)	12.04%	(152) bp
+ 200 bp	183,727	(21,559)	(10.50%)	12.57%	(99) bp
+ 100 bp	195,048	(10,238)	(4.99%)	13.11%	(45) bp
0 bp	205,286	-	-	13.56%	-
-100 bp	213,078	7,792	3.80%	13.86%	30 bp
-200 bp	218,372	13,086	6.37%	14.01%	45 bp
-300 bp	223,151	17,865	8.70%	14.13%	57 bp

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Based on the above analysis, in the event of a 200 basis point increase in interest rates as of December 31, 2006, First Federal would experience a 10.50% decrease in its economic value of equity. If rates would fall by 200 basis points its economic value of equity would increase by 6.37%. During periods of rising rates, the value of monetary assets declines. Conversely, during periods of falling rates, the value of monetary assets increases. It should be noted that the amount of change in value of specific assets and liabilities due to changes in rates is not the same in a rising rate environment as in a falling rate environment. Based on the EVE analysis, the change in the economic value of equity in both rising and falling rate environments is relatively low because both its assets and liabilities have relatively short durations and the durations are fairly closely matched. The average duration of its assets at December 31, 2006 was 1.66 years while the average duration of its liabilities was 1.18 years.

In evaluating First Federal’s exposure to interest rate risk, certain shortcomings inherent in each of the methods of analysis presented must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates while interest rates on other types of financial instruments may lag behind current changes in market rates. Furthermore, in the event of changes in rates, prepayments and early withdrawal levels could differ significantly from the assumptions in calculating the table and the results therefore may differ from those presented.

FORWARD LOOKING INFORMATION
This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. It is intended that such forward-looking statements are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995. This statement is included for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations are generally identifiable by use of the words believe, expect, intend, anticipate, estimate, project, may or similar expressions. The presentation and discussion of the provision and allowance for loan losses, statements concerning future profitability or future growth and projections about interest rate simulations included in the Asset/Liability Management section are examples of inherently forward-looking statements in that they involve judgements and statements of belief as to the outcome of future events. The ability of management to predict results or the actual effect of future strategies is inherently uncertain. Factors which could have a material adverse affect on operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, both nationally and within the region that First Defiance operates, legislative or regulatory changes, monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or make-up of the loan and investment portfolios, demand for loan and deposit products, competition, demand for financial products in the First Defiance market areas and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning First Defiance and its business, including additional factors that could materially affect its financial results and financial condition are included in its filings with the Securities and Exchange Commission.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
The management of First Defiance Financial Corp. is responsible for establishing and maintaining adequate internal control over financial reporting. First Defiance’s internal control over financial reporting is a process designed under the supervision of First Defiance’s chief executive officer and chief financial officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of First Defiance’s financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

First Defiance’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2006 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control-Integrated Framework.” Based on the assessment, management determined that, as of December 31, 2006, First Defiance’s internal control over financial reporting is effective based on those criteria. Management’s assessment of the effectiveness of First Defiance’s internal control over financial reporting as of December 31, 2006 has been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report which follows under the heading Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.

WILLIAM J. SMALL	JOHN C. WAHL
Chairman, President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors and Stockholders First Defiance Financial Corp. Defiance, Ohio

We have audited management’s assertion, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that First Defiance Financial Corp. (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that First Defiance Financial Corp. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, First Defiance Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition of First Defiance Financial Corp. as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended and our report dated March 12, 2007 expressed an unqualified opinion on those consolidated financial statements.

Crowe Chizek and Company LLC

Cleveland, Ohio
March 12, 2007

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders First Defiance Financial Corp. Defiance, Ohio

We have audited the accompanying consolidated statements of financial condition of First Defiance Financial Corp. as of December 31, 2006 and 2005 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of First Defiance Financial Corp. for the year ended December 31, 2004 were audited by other auditors whose report dated March 8, 2005 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Defiance Financial Corp. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2007 expressed an unqualified opinion thereon.

As disclosed in Note 2, during 2006 the Company adopted new accounting guidance for post-retirement benefits.

Crowe Chizek and Company LLC

Cleveland, Ohio
March 12, 2007

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors
First Defiance Financial Corp.

We have audited the accompanying consolidated statements of income, changes in stockholders’ equity, and cash flows of First Defiance Financial Corp. and subsidiaries for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of First Defiance Financial Corp. and subsidiaries for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

Cleveland, Ohio
March 8, 2005

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2006	2005
Assets	(In Thousands)
Cash and cash equivalents:
Cash and amounts due from depository institutions	$47,668	$44,066
Interest-bearing deposits	2,355	5,190
	50,023	49,256
Securities available-for-sale, carried at fair value	110,682	113,079
Securities held-to-maturity, carried at amortized cost (fair value $1,492 and $ 1,845 at December 31, 2006 and 2005 respectively)	1,441	1,775
Loans receivable, net of allowance of $13,579 and $13,673 at December 31, 2006 and 2005, respectively	1,226,310	1,164,481
Loans held for sale	3,426	5,282
Mortgage servicing rights	5,529	5,063
Accrued interest receivable	6,984	6,207
Federal Home Loan Bank stock	18,586	17,544
Bank owned life insurance	25,326	24,346
Premises and equipment	34,899	32,429
Real estate and other assets held for sale	2,392	404
Goodwill	35,090	35,084
Core deposit and other intangibles	3,397	4,117
Other assets	3,794	2,015
Total assets	$1,527,879	$1,461,082

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$106,328	$103,498
Interest-bearing	1,032,117	966,003
Total	1,138,445	1,069,501
Advances from the Federal Home Loan Bank	162,228	180,960
Short term borrowings and other interest-bearing liabilities	30,424	25,748
Subordinated debentures	20,619	20,619
Advance payments by borrowers	667	605
Deferred taxes	1,295	795
Other liabilities	14,376	11,638
Total liabilities	1,368,054	1,309,866

Stockholders' equity:
Preferred stock, no par value per share: 5,000 shares authorized; no shares issued
Common stock, $.01 par value per share: 20,000 shares authorized; 11,703 and 11,701 shares issued and 7,142 and 7,085 shares outstanding, respectively	117	117
Additional paid-in capital	110,285	108,626
Stock acquired by ESOP	(628)	(1,053)
Accumulated other comprehensive income (loss), net of tax of $(362) and $(13), respectively	(671)	(22)
Retained earnings	120,112	112,041
Treasury stock, at cost, 4,561 and 4,616 shares respectively	(69,390)	(68,493)
Total stockholders' equity	159,825	151,216
Total liabilities and stockholders' equity	$1,527,879	$1,461,082

See accompanying notes.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December31,
	2006	2005	2004
	(In Thousands, Except Per Share Amount)
Interest income
Loans	$86,213	$69,708	$47,345
Investment securities:
Taxable	4,511	4,081	5,205
Tax-exempt	1,134	1,192	1,526
Interest-bearing deposits	165	364	43
FHLB stock dividends	1,042	829	612
Total interest income	93,065	76,174	54,731

Interest expense
Deposits	33,273	20,615	12,950
Federal Home Loan Bank advances and other	8,885	7,625	7,317
Subordinated debentures	1,308	201	-
Notes payable	577	451	114
Total interest expense	44,043	28,892	20,381
Net interest income	49,022	47,282	34,350

Provision for loan losses	1,756	1,442	1,548
Net interest income after provision for loan losses	47,266	45,840	32,802

Noninterest income
Service fees and other charges	9,303	5,603	4,215
Mortgage banking income	3,389	3,345	2,771
Insurance commissions	4,531	4,185	4,052
Gain on sale of non-mortgage loans	526	-	-
Gain (loss) on sale or write-down of securities	(2)	1,222	1,426
Trust income	312	282	225
Income from bank owned life insurance	980	765	947
Other noninterest income	585	523	360
Total noninterest income	19,624	15,925	13,996

Noninterest expense
Compensation and benefits	24,152	23,446	17,422
Occupancy	5,103	4,651	3,294
Data processing	3,689	3,247	2,363
Acquisition related charges	-	3,476	-
Settlement of contingent liability	-	-	1,927
Other noninterest income	10,895	9,122	6,194
Total noninterest expense	43,839	43,942	31,200

Income before income taxes	23,051	17,823	15,598
Federal income taxes	7,451	5,853	4,802
Net income	$15,600	$11,970	$10,796

Earnings per share:
Basic	$2.22	$1.75	$1.77
Diluted	$2.18	$1.69	$1.69
Dividends declared per share	$0.97	$0.90	$0.82

See accompanying notes.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

				Stock	Accumulated
			Additional	Acquited	Other		Total
	Common	Treasury	Paid-in	by	Comprehensive	Retained	Stockholders
	Stock	Stock	Capital	ESOP	Income (Loss)	Earnings	Equity
	(In Thousands)
Balance at January 1, 2004	$110	$(66,257)	$87,107	$(1,904)	$4,017	$101,196	$124,269
Comprehensive income:
Net income	-	-	-	-	-	10,796	10,796
Change in net unrealized gains and losses on available-for-sale securities, net of income taxes of $(1,015) (a)	-	-	-	-	(1,886)	-	(1,886)
Total comprehensive income							8,910
ESOP shares released	-	-	845	425	-	-	1,270
Amortization of deferred compensation of Management Recognition Plan, including income tax benefit of $12	-	-	19	-	-	-	19
Shares issued under stock option plan, including income tax benefit of $553	-	1,938	553	-	-	(383)	2,108
Acquisition of common stock for treasury	-	(4,691)	-	-	-	-	(4,691)
Dividends declared	-	-	-	-	-	(5,011)	(5,011)
Balance at December 31, 2004	110	(69,010)	88,524	(1,479)	2,131	106,598	126,874
Comprehensive income:
Net income	-	-	-	-	-	11,970	11,970
Change in net unrealized gains and losses on available-for-sale securities, net of income taxes of ($ 1,160) (a)	-	-	-	-	(2,153)	-	(2,153)
Total comprehensive income							9,817
ESOP shares released	-	-	924	426	-	-	1,350
Shares issued to acquire ComBanc, Inc.	7	186	18,911	-	-	-	19,104
Amortization of deferred compensation of Management Recognition Plan, including income tax benefit of $4	-	-	6	-	-	-	6
Shares issued under stock option plan, including income tax benefit of $261	-	1,878	261	-	-	(317)	1,822
Acquisition of common stock for treasury	-	(1,547)	-	-	-	-	(1,547)
Dividends declared	-	-	-	-	-	(6,210)	(6,210)
Balance at December 31, 2005	117	(68,493)	108,626	(1,053)	(22)	112,041	151,216
Comprehensive income:
Net income	-	-	-	-	-	15,600	15,600
Change in net unrealized gains and losses on available-for-sale securities, net of income taxes of ($39) (a)	-	-	-	-	(73)	-	(73)
Total comprehensive income							15,527
Adjustment to initially apply SFAS No.158, net of tax of ($310)	-	-	-	-	(576)	-	(576)
ESOP shares released	-	-	901	425	-	-	1,326
Stock option expense	-	-	268	-	-	-	268
Amortization of deferred compensation of Management Recognition Plan, including income tax benefit of $4	-	-	4	-	-	-	4
Shares issued under stock option plan, including income tax benefit of $481	-	3,046	486	-	-	(703)	2,829
Acquisition of common stock for treasury	-	(3,943)	-	-	-	-	(3,943)
Dividends declared	-	-	-	-	-	(6,826)	(6,826)
Balance at December 31, 2006	$117	$(69,390)	$110,285	$(628)	$(671)	$120,112	$159,825

(a)
Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available-for-sale that were sold during the current year. The reclassification adjustment was -0- in 2006, $1.3 million ($884,000 after tax) in 2005 and $1.82 million ($1.18 after tax) in 2004.

See accompanying notes.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Operating activities
Net income	$15,600	$11,970	$10,796
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,756	1,442	1,548
Provision for depreciation	2,738	2,396	1,798
Net amortization of premium and discounts on loans, securities, deposits and debt obligations	532	1,152	564
Amortization of mortgage servicing rights	612	784	704
Net impairment (recovery) of mortgage servicing rights	(2)	(417)	1
Amortization of intangibles	720	755	110
Gain on sale of loans	(2,950)	(2,426)	(2,523)
Amortization of Management Recognition Plan deferred compensation	-	6	19
Gain on sale of property, plant and equipment	(104)	(116)
FHLB stock dividends	(1,042)	(835)	(610)
Release of ESOP shares	1,326	1,350	1,270
(Gains) loss on sales or write-down of securities	2	(1,222)	(1,426)
Deferred federal income tax	870	249	90
Proceeds from sale of loans	140,828	112,731	106,620
Stock option expense	268	-	-
Origination of loans held for sale	(137,624)	(114,332)	(101,391)
Income from bank owned life insurance	(980)	(765)	(947)
Change in interest receivable and other assets	(2,616)	1,285	(136)
Change in accrued interest and other liabilities	1,804	2,574	(234)
Net cash provided by operating activities	21,738	16,581	16,253

Investing activities
Proceeds from maturities of held-to-maturity securities	358	357	403
Proceeds from maturities of available-for-sale securities	16,649	27,882	42,850
Proceeds from sale of available-for-sale securities	3,073	24,160	20,747
Proceeds from sale of real estate and other assets held for sale	2,229	475	996
Proceeds from sale of office properties and equipment	213	1,286	2
Purchases of available-for-sale securities	(17,551)	(30,271)	(34,262)
Proceeds from sale of Federal Home Loan Bank stock	-	-	5,000
Purchases of office properties and equipment	(5,317)	(5,296)	(2,202)
Investment in bank owned life insurance	-	(5,000)	-
Proceed from insurance death benefit	-	-	318
Net cash received for acquisition of ComBanc, Inc.	-	52,687	-
Net cash paid for acquisition of Genoa Savings and Loan Co.	-	(612)	-
Proceeds from sale of non-mortgage loans	4,929	-	-
Net increase in loans receivable	(73,060)	(104,103)	(144,660)
Net cash used in investing activities	(68,477)	(38,435)	(110,808)

(CONTINUED)

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2006	2005	2004
Financing activities
Net increase in deposits	69,291	31,931	69,090
Repayment of Federal Home Loan Bank long-term advances	(68,206)	(2,457)	(1,809)
Net increase in Federal Home Loan Bank short-term advances	4,600	2,000	15,500
Net increase (decrease) in short-term line of credit	-	(3,000)	3,000
Proceeds from Federal Home Loan Bank long-term advances	45,000	-	-
Increase (decrease) in securities sold under repurchase agreements	4,676	7,334	(463)
Proceeds from issuance of subordinated debentures	-	20,619	-
Purchase of common stock for treasury	(2,852)	(1,547)	(4,691)
Cash dividends paid	(6,741)	(5,852)	(4,889)
Proceeds from exercise of stock options	1,257	1,561	1,555
Excess tax benefit from exercise of stock options	481	-	-
Net cash provided by financing activities	47,506	50,589	77,293

Increase (decrease) in cash and cash equivalents	767	28,735	(17,262)
Cash and cash equivalents at beginning of period	49,256	20,521	37,783
Cash and cash equivalents at end of period	$50,023	$49,256	$20,521

Supplemental cash flow information
Interest paid	$43,197	$28,327	$20,432
Income taxes paid	$5,956	$5,053	$4,149
Stock options exercised using common stock for treasury	$1,091	-	-
Transfers from loans to other real estate owned and other assets held for sale	$4,217	$605	$690

First Defiance acquired all of the capital stock ComBanc Inc. and the Genoa Savings and Loan Company for $38.3 million and $11.2 million respectively in 2005. In conjunction with the acquisitions, liabilities were assumed as follows:

	ComBanc	Genoa	Total
Fair value of assets acquired	$213,927	$88,077	$302,004
Purchase price	(38,339)	(11,212)	(49,551)
Liabilities assumed	$175,588	$76,865	$252,453

See accompanying notes.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION
First Defiance Financial Corp. (First Defiance) is a holding company that conducts business through its two wholly owned subsidiaries, First Federal Bank of the Midwest, Defiance Ohio (First Federal) and First Insurance & Investments (First Insurance). All significant intercompany transactions and balances are eliminated in consolidation.

First Federal is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans primarily in the counties in which its offices are located. First Federal’s traditional banking activities include originating and servicing residential, commercial and consumer loans and providing a broad range of depository and trust services. First Insurance & Investments is an insurance agency that does business in the Defiance, Ohio area offering property and casualty, group health, and life insurance and investment and annuity products.

2. STATEMENT OF ACCOUNTING POLICIES
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant areas where First Defiance uses estimates are the determination of the allowance for loan losses, the valuation of mortgage servicing rights and goodwill, and the determination of post-retirement benefits.

Earnings Per Share
Basic earnings per share is net income divided by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options and stock grants. Unreleased shares held by the Company’s Employee Stock Ownership Plan are not included in average shares for purposes of calculating earnings per share. As shares are released for allocation, they are included in the average shares outstanding. Also see note 18.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available for sale investment securities and the net unrecognized actuarial losses and unrecognized prior service costs associated with the Company’s Defined Benefit Postretirement Medical Plan. All items included in other comprehensive income are reported net of tax. See also notes 5 and 15.

Cash and Cash Equivalents
Cash and cash equivalents include amounts due from banks and overnight investments with the Federal Home Loan Bank (FHLB). Cash and amounts due from depository institutions includes required balances at the FHLB and Federal Reserve of approximately $130,000 and $100,000, respectively, at December 31, 2006. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and repurchase agreements.

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

Debt securities not classified as held-to-maturity and equity securities are classified as available for sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income until realized. Realized gains and losses, and unrealized losses judged to be other-than-temporary, are included in gains (losses) on securities. Realized gains and losses on securities sold are based on the specific identification method.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

FHLB Stock
As a member of the FHLB System, First Federal is required to own stock of the FHLB of Cincinnati in an amount principally equal to 0.15% of total assets plus an amount of at least 2% but no more than 4% of its non-grandfathered mission asset activity (as defined in the FHLB’s regulations). First Federal is permitted to own stock in excess of the minimum requirement. FHLB stock is a restricted equity security that does not have a readily determinable fair value and is carried at cost. It is evaluated for impairment based upon the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Receivable
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of deferred loan fees and costs and the allowance for loan losses. Deferred fees net of deferred incremental loan origination costs, are amortized to interest income generally over the contractual life of the loan using the interest method.

Mortgage loans originated and intended for sale in the secondary market are classified as loans held for sale and are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Interest receivable is accrued on loans and credited to income as earned. The accrual of interest on loans 90 days delinquent or impaired is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. The accrual of interest on these loans is generally resumed after a pattern of repayment has been established and the collection of principal and interest is reasonably assured.

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans, actual loss experience, current economic events in specific industries and geographical areas, and other pertinent factors including general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience and consideration of economic trends, all of which may be susceptible to significant change. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Loan losses are charged off against the allowance when in management’s estimation it is unlikely that the loan will be collected, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors in order to maintain the allowance for loan losses at the level deemed adequate by management. The determination of whether a loan is considered past due or delinquent is based on the contractual payment terms.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Acquired Loans
Valuation allowances for all acquired loans subject to SOP 03-3 reflect only those losses incurred after acquisition—that is, the present value of cash flows expected at acquisition that are not expected to be collected.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The Company acquires loans individually and in groups or portfolios. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that it will be unable to collect all amounts due according to the loan’s contractual terms. If both conditions exist, the Company determines whether each such loan is to be accounted for individually or whether such loans will be assembled into pools of loans based on common risk characteristics (credit score, loan type, and date of origination). The Company considers expected prepayments, and estimates the amount and timing of undiscounted expected principal, interest, and other cash flows (expected at acquisition) for each loan and subsequently aggregated pool of loans. The Company determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (nonaccretable difference). The remaining amount — representing the excess of the loan’s cash flows expected to be collected over the amount paid — is accreted into interest income over the remaining life of the loan or pool (accretable yield).

Over the life of the loan or pool, the Company continues to estimate cash flows expected to be collected, and evaluates whether the present value of its loans determined using the effective interest rates has decreased and if so, recognizes a loss. The present value of any subsequent increase in the loan’s or pool’s actual cash flows or cash flows expected to be collected is used first to reverse any existing valuation allowance for that loan or pool. For any remaining increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.

Loan Commitments and Related Financial Instruments
Financial instruments include off balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Marketing Costs
Marketing costs are expensed as incurred.

Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction
Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels. See Note 20.

Mortgage Servicing Rights
The total cost of loans originated or purchased is allocated between loans and servicing rights based on the relative fair values of each at the time of sale. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income.

Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (fixed or adjustable rate) and interest rate. Impairment represents the excess of amortized cost of an individual mortgage servicing rights stratum over its fair value, and is recognized through a valuation allowance.

Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Servicing fee income is recorded for fees earned for serviced loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as income when earned. The amortization of mortgage servicing rights is netted with loan servicing fee income and along with mortgage loans gain on sale are reported collectively as mortgage banking income on the consolidated statements of income.

Real Estate and Other Assets Held for Sale
Other assets held for sale are comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair value, less estimated costs to dispose, at the time of foreclosure or insubstance foreclosure. Losses arising from the acquisition of such property are charged against the allowance for loan losses at the time of acquisition. If fair value declines subsequent to foreclosure, the property is written down against expense. Costs after acquisition are expensed.
Premises and Equipment and Long Lived Assets

Premises and equipment are carried at cost less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Buildings and improvements	20 to 50 years
Furniture, fixtures and equipment	3 to 15 years

Long-lived assets to be held and those to be disposed of and certain intangibles are evaluated for impairment using the guidance provided by Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Long-Lived Assets to be Disposed of, relative to accounting for long-lived assets and accounting for long-lived assets to be disposed of either through sale, abandonment, exchange or a distribution to owners.

Income Taxes
Deferred income taxes reflect the temporary tax consequences on future years of differences between the tax basis and financial statement amounts of assets and liabilities at each year-end.

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

An effective tax rate of 35% is used to determine after-tax components of other comprehensive income (loss) included in the statements of stockholders’ equity.

Business Combinations
Business combinations, which have been accounted for under the purchase method of accounting, include the results of operations of the acquired business from the date of acquisition. Net assets of companies acquired are recorded at their estimated fair value as of the date of acquisition.

Goodwill and Other Intangibles
Core deposit intangibles are a measure of the value of checking and savings deposits acquired in business combinations accounted for under the purchase method. Core deposit intangibles are amortized on an accelerated basis over the estimated lives of the existing deposit relationships acquired, but not exceeding 10 years. Customer Relationship Intangibles are a measure of the value of customer relationships accounted for under the purchase method. The Customer Relationship Intangible is amortized over the estimated contractual life of the existing relationship and is limited to 10 years. Goodwill is the excess of the purchase price over the fair value of the assets and liabilities and identifiable intangible assets of companies acquired through business combinations accounted for under the purchase method. Goodwill is evaluated at the business unit level, which for First Defiance are First Federal Bank and First Insurance. At both December 31, 2006 and December 31, 2005, goodwill at First Federal totaled $31.3 million. At December 31, 2006 and 2005, core deposit intangibles had a gross carrying value of $4.5 million and accumulated amorization of $1.5 million and $873,000 respectively. At December 31, 2006 and 2005, customer relationship intangibles had a gross carrying value of $574,000 and accumulated amoization of $154,000 and $62,000 respectively. At both December 31, 2006 and 2005 goodwill totaled $3.8 million at First Insurance.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Core deposit intangibles are amortized over the life of the related deposits, not to exceed ten years. Amortization expense for core deposit intangibles was $627,000, $693,000 and $110,000 in 2006, 2005 and 2004 respectively. Customer relationship intangibles are amortized over the estimated life of the customer relationship, not to exceed 10 years. Amortization expense for customer relationship intangibles was $92,000 and $62,000 in 2006 and 2005. Amortization of intangibles is expected to total, $573,000, $469,000, $410,000, $402,000 and $402,000 in 2007, 2008, 2009, 2010 and 2011 respectively. Goodwill is not subject to amortization but its value is assessed annually to determine if there is any impairment of value.

Settlement of Contingent Liability
First Defiance sold its former Leader Mortgage subsidiary in 2002. During 2004, the Purchaser of that unit asserted certain claims against First Defiance under the Purchase and Sale Agreement. First Defiance settled all matters related to the sale of Leader Mortgage in the 2004 third quarter and it recognized a pre-tax charge of $1.9 million, which is included in the 2004 Consolidated Statement of Income.

Stock Compensation Plans
Effective January 1, 2006, First Defiance adopted Statement of Financial Accounting Standard (SFAS) No. 123(R), Share-based Payment, which requires recognition of compensation cost for all stock-based awards to be based on the grant-date fair value over the service period of stock-based awards, which is usually the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with the Company’s valuation methodology previously utilized for options in footnote disclosures required under SFAS No. 123. The exercise price of stock grants has been and will continue to be based on the market value of the stock at the date of grant. The Company has adopted SFAS No. 123(R) using the modified prospective method, which provides for no retroactive application to prior periods and no cumulative effect adjustment to equity accounts. It also provides for expense recognition, for both new and existing stock-based awards, as the required services are rendered. SFAS No. 123(R) also amends SFAS No. 95, Statement of Cash Flows and requires tax benefits relating to excess stock-based compensation deductions to be presented in the statement of cash flows as financing cash inflows. In accordance with Staff Accounting Bulletin No. 107 (SAB 107) issued by the Securities and Exchange Commission, stock-based compensation has been classified in the same expense category as cash compensation and has been included in the Compensation and Benefits line of the Consolidated Statements of Income for 2006.

Prior to January 1, 2006, the Company accounted for stock-based compensation expense using the intrinsic method as required by Accounting Principles Board (ABP) Opinion No. 25, Accounting for Stock Issued to Employees as permitted by SFAS No. 123 Accounting for Stock-Based Compensation. No compensation cost for stock options was reflected in net income for the years ended December 31, 2005 and 2004, as all options granted had an exercise price equal to the market price of the underlying common stock at the date of grant.

The adoption of SFAS No. 123(R) had the following impact on reported amounts compared with amounts that would have been reported using the intrinsic value method under previous accounting.

	2006
	Using Previous	SFAS 123(R)	As Reported
	Accounting	Adjustments
	(In Thousands, Except Per Share Amounts)
Income before income taxes	$23,322	$(271)	$23,051
Income taxes	7,454	(3)	7,451
Net income	$15,868	(268)	$15,600
Basic earnings per share	$2.26	$(.04)	$2.22
Diluted earnings per share	$2.22	$(.04)	$2.18
Cash flow from operating activities	$22,219	$(481)	$21,738
Cash flow from financing activities	$47,025	$481	$47,506

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The following tables illustrate the effect on net income and earnings per share if expense had been measured using the fair value recognition provisions of SFAS 123(R) for the years ended December 31, 2005 and 2004:

	2005			2004
	(In Thousands, Except Per Share Amounts)
			Pro Forma			Pro Forma
		Pro Forma	as if Under		Pro Forma	as if Under
	As Reported	Adjustments	SFAS 123(R)	As Reported	Adjustments	SFAS 123(R)
Income before income taxes	$17,823	$(272)	$17,551	$15,598	$(221)	$15,377
Income taxes	5,853	(4)	5,848	4,802	(5)	4,797
Net income	$11,970	$(268)	$11,703	$10,796	$(216)	$10,580
Basic earnings per share	$1.75	$(.04)	$1.71	$1.77	$(.03)	$1.74
Diluted earnings per share	$1.69	$(.04)	$1.65	$1.69	$(.03)	$1.66

The fair value of stock options granted during 2006, 2005 and 2004 was determined at the date of grant using the Black-Scholes option-pricing model and utilized the following assumptions:

	December 31,
	2006	2005	2004
Risk free interest rate	5.16%	4.40%	4.73%
Weighted average expected life	6.5 years	10 years	10 years
Volatility factors of expected market price of stock	22.4%	22.4%	22.9%
Dividend yield	3.62%	3.39%	2.96%

The expected average risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The expected average life represents the period of time that options granted are expected to be outstanding giving consideration to vesting schedules, historical exercise and forfeiture patterns. Expected volatility is based on historical price fluctuations of the Company’s common stock. The expected dividend yield is based on historical dividend payments and stock prices.

Bank Owned Life Insurance
The Company has purchased life insurance policies on certain executives and senior managers. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Postretirement Benefits
The Company sponsors a defined benefit postretirement plan that provides medical benefits to eligible retirees. Postretirement benefit expense is accrued based on the expected future cost of providing benefits during the years service is rendered by the employee.

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments
While the chief decision-makers monitor the revenue streams of the various products and services, there is one identifiable segment and the remaining identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

Reclassifications
Some items in the prior year financial statements were reclassified to conform to the current presentation.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Adoption of New Accounting Standards
Accounting for Defined Benefit Pension and Other Postretirement Plans In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS Nos. 87, 88, 106, and 132(R) (“Statement 158”). Statement 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively, “postretirement benefit plans”) to recognize the funded status of their postretirement benefit plans in the statement of financial position, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures. On December 31, 2006, the Company adopted the recognition and disclosure provisions of Statement 158. The effect of adopting Statement 158 on the Company’s financial condition at December 31, 2006 has been included in the accompanying consolidated financial statements. Statement 158 did not have an effect on the Company’s consolidated financial condition at December 31, 2005 and 2004. Statement 158’s provisions regarding the change in the measurement date of postretirement benefit plans are not applicable as the Company already uses a measurement date of December 31 for its postretirement medical plan. See Note 15 for further discussion of the effect of adopting Statement 158 on the Company’s consolidated financial statements.

Effect of Newly Issued but Not Yet Effective Accounting Standards
In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement provides: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at exercise price each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as off setting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. The adoption of this statement will not have a material impact on consolidated financial position or results of operation.

Fair Value Measurements
In September 2006, FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. The Company has not yet completed its evaluation of the impact of the adoption of this standard.

Accounting for Uncertainty in Income Taxes
In July 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No, 109 (“FIN 48”), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has adopted FIN 48 effective January 1, 2007. The effect of adoption of FIN 48 was not material.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Accounting for Deferred Compensation and Postretirement Benefit Aspects
of Endorsement Split-Dollar Life Insurance Arrangements
In September 2006, the FASB Emerging Issues Task Force (“EITF”) finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a spilt-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. The Company does not have any split-dollar life insurance agreements that continue after participants’ employment.

Accounting for Purchases of Life Insurance
In September 2006, the FASB EITF finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the issue discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. This issue is effective for fiscal years beginning after December 15, 2006. The adoption of this issue will not have a material impact on the financial statements.

3. ACQUISITIONS
On April 8, 2005, The Company acquired the Genoa Savings and Loan Company (“Genoa”), a savings and loan headquartered in Genoa, Ohio for a total purchase price of $11.2 million including direct acquisition costs of $220,000. Genoa shareholders received cash of $11.0 million in the all-cash transaction.

On January 21, 2005, First Defiance acquired ComBanc, Inc. (“ComBanc”), a bank-holding company and its wholly-owned subsidiary, the Commercial Bank by acquiring all of the outstanding capital stock of ComBanc for an aggregate purchase price of $38.3 million, including direct acquisition costs of $542,000. ComBanc shareholders received 733,775 shares of First Defiance stock and cash of $18.7 million.

The acquisitions enhanced First Defiance’s community bank operations by giving them a larger presence in the Toledo, Ohio market area following the Genoa acquisition and allowing them to expand into the Allen County, Ohio area, which was adjacent to existing markets, following the ComBanc acquisition. The value of the common stock issued for the ComBanc acquisition was determined based on an average of the closing price for two days before and after the date the final exchange terms were determined. The following table presents the allocation of the purchase price, including direct acquisition costs, for the Genoa and ComBanc acquisitions to assets acquired and liabilities assumed, based on their fair values:

	Genoa	ComBanc
	(In Thousands)
Cash and cash equivalents	$10,600	$71,915
Investment securities	15	502
Loans, net of allowances for loan losses	66,905	117,494
Premises and equipment	2,345	4,106
Goodwill and other intangibles	5,501	15,522
Other assets	2,711	4,388
Total assets acquired	88,077	213,927

Deposits	76,786	163,668
Borrowings	-	9,863
Other liabilities	79	2,057
Total liabilities acquired	76,865	175,588
Net assets acquired	$11,212	$38,339

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The following (unaudited) pro forma consolidated results of operations for 2005 have been prepared as if the acquisitions of ComBanc and Genoa occurred as of the beginning of that year.

	Year Ended December 31,
	2005	2004
	(In Thousands, Except Per Share Amounts)
Net interest income	$48,542	$44,085
Net income	$13,775	$10,057
Net income per share - basic	$2.00	$1.47
Net income per share - Diluted	$1.93	$1.42

The pro forma results include amortization of fair value adjustments on loans, deposits and FHLB advances, amortization of newly created intangibles, and post-merger acquisition related charges. The pro forma average common shares outstanding used to compute the pro forma basic and diluted income per share includes adjustments for shares issued for the ComBanc acquisition. The pro forma results presented do not include $3.5 million of acquisition related costs included in First Defiance’s 2005 income statement, nor do they reflect cost savings or revenue enhancements anticipated from the acquisitions. These pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each period presented, nor are they necessarily indicative of future results.

On February 28, 2007 The Company completed the acquisition of Huber, Harger, Welt & Smith Insurance Agency, Inc., a property and casualty insurance agency located in Bowling Green, OH for approximately 77,000 shares of First Defiance Financial Corp. common stock. Disclosure of pro forma results of this aquisition is immaterial to the Company’s consolidated financial statements.

4. EARNINGS PER SHARE
The following table sets forth the computation of basic and diluted earnings per share:

	2006	2005	2004
	(In Thousands, Except Per Share Amounts)
Numerator for basic and diluted earnings per share net income	$15,600	$11,970	$10,796
Denominator:
Denominator for basic earnings per share weighted-average shares	7,028	6,843	6,094
Effect of dilutive securities:
Employee stock options	135	252	275
Unvested Management Recognition Plan stock	-	1	2
Dilutive potential common shares	135	253	277
Denominator for diluted earnings per share adjusted weighted-average shares	7,163	7,096	6,371
Basic earnings per share	$2.22	$1.75	$1.77
Diluted earnings per share	$2.18	$1.69	$1.69

Shares under option of 149,053 in 2006, 3,000 in 2005 and 3,000 in 2004 were excluded from the diluted earnings per share calculation as they were anti-dilutive.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

5. INVESTMENT SECURITIES
The following fair value of available for sale securities and the related unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
At December 31, 2006
Obligations of U.S. government corporations and agencies	$36,108	$106	$(171)	$36,043
Mortgage-backed securities	18,595	23	(276)	18,342
REMICs	3,071	-	(11)	3,060
Collateralized mortgage obligations	20,099	52	(346)	19,805
Trust preferred stock	8,116	82	(20)	8,178
Obligations of state and political subdivisions	24,840	418	(4)	25,254
Totals	$110,829	$681	$(828)	$110,682
At December 31, 2005
Obligations of U.S. government corporations and agencies	$41,173	$217	$(325)	$41,065
Mortgage-backed securities	19,959	35	(263)	19,731
REMICs	998	-	(7)	991
Collateralized mortgage obligations	20,002	1	(330)	19,673
Trust preferred stock	7,725	76	-	7,801
Obligations of state and political subdivisions	23,257	574	(13)	23,818
Totals	$113,114	$903	$(938)	$113,079

The amortized cost, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
At December 31, 2006
FHLMC certificates	$272	$8	$-	$280
FNMA certificates	614	5	(4)	615
GNMA certificates	195	1	-	196
Obligations of states and political subdivisions	360	41	-	401
Totals	$1,441	$55	$(4)	$1,492
At December 31, 2005
FHLMC certificates	$333	$11	$-	$344
FNMA certificates	756	4	(3)	757
GNMA certificates	241	-	(1)	240
Obligations of states and political subdivisions	445	59	-	504
Totals	$1,775	$74	$(4)	$1,845

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The amortized cost and fair value of securities at December 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

	Available-for-Sale		Held-to-Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(In Thousands)
Due in one year or less	$17,968	$17,791	$382	$388
Due after one year through five years	51,804	51,571	809	842
Due after five years through ten years	18,270	18,288	226	238
Due after ten years	22,787	23,032	24	24
	$110,829	$110,682	$1,441	$1,492

Investment securities with carrying amounts of $85.0 million and $82.3 million at December 31, 2006 and 2005, respectively, were pledged as collateral on public deposits, securities sold under repurchase agreements and FHLB advances and for other purposes required or permitted by law.

The following table summarizes First Defiance’s securities that were in an unrealized loss position at December 31, 2006 and December 31, 2005:

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Month or Longer		Total
		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loses
	(In Thousands)
At December 31, 2006
Available-for-sale securities:
Obligations of U.S. govt. corps. and agencies	$2,484	$(7)	$15,403	$(164)	$17,887	$(171)
Mortgage-backed securities	1,936	(12)	11,471	(264)	13,407	(276)
Collateralized mortgage obligations and REMICs	3,545	(12)	16,320	(345)	19,865	(357)
Obligations of state and political subdivisions	1,630	(4)	39	−	1,669	(4)
Trust Preferred stock	1,906	(20)	−	−	1,906	(20)
Held to maturity securities:
Mortgage-backed securities	157	(3)	207	(1)	364	(4)
Total temporarily impaired securities	$11,658	$(58)	$43,440	$(774)	$55,098	$(832)

At December 31, 2005
Available-for-sale securities:
Obligations of U.S. govt. corps. and agencies	$16,873	$(173)	$8,845	$(152)	$25,718	$(325)
Mortgage-backed securities	9,488	(151)	4,352	(112)	13,840	(263)
Collateralized mortgage obligations and REMICs	5,780	(62)	11,687	(275)	17,467	(337)
Obligations of state and political subdivisions	1,368	(13)	20	−	1,388	(13)
Held to maturity securities:
Mortgage-backed securities	320	(1)	177	(3)	497	(4)
Total temporarily impaired securities	$33,829	$(400)	$25,081	$(542)	$58,910	$(942)

The above securities all have fixed interest rates and defined maturities. Their fair value is sensitive to movements in market interest rates. First Defiance has the ability and intent to hold these investments for a time necessary to recover the amortized cost without impacting its liquidity position. Realized gains from the sale of investment securities totaled $73,000, $1.2 million and $1.4 million ($47,000, $798,000 and $927,000 after tax) in 2006, 2005 and 2004 respectively. Realized losses from securities transactions were $5,000 ($3,000 after tax) in 2005. There were no realized losses during 2006 and 2004. Management deemed that the value of certain investments in trust preferred stock was impaired in 2006 and wrote the investment down by $75,000 ($49,000 after tax).

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

6. COMMITMENTS AND CONTINGENT LIABILITIES
Loan Commitments
Loan commitments are made to accommodate the financial needs of First Federal’s customers; however, there are no long-term, fixed-rate loan commitments that result in market risk. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. They primarily are issued to facilitate customers’ trade transactions.

Both arrangements have credit risk, essentially the same as that involved in extending loans to customers, and are subject to the Company’s normal credit policies. Collateral (e.g., securities, receivables, inventory and equipment) is obtained based on Management’s credit assessment of the customer.

The Company’s maximum obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding on December 31 was as follows (in thousands):

	2006	2005
Loan commitments	$260,349	$275,982
Standby letters of credit	16,869	8,785
Total	$277,218	$284,767

Lease Agreements
The Company has entered into lease agreements covering First Insurance’s main office, one banking center location and the land on which one banking center was constructed and numerous stand-alone Automated Teller Machine sites with varying terms and options to renew.

Future minimum commitments under non-cancelable operating leases are as follows (in thousands):

2007	$312
2008	217
2009	224
2010	196
2011	150
Thereafter	3,114
Total	$4,213

Rentals under operating leases amounted to $353,000, $329,000, and $237,000, in 2006, 2005, and 2004, respectively.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

7. LOANS RECEIVABLE
Loans receivable consist of the following at December 31:

	December 31,
	2006	2005
	(In Thousands)
Real estate loans:
Secured by single family residential	$250,808	$275,497
Secured by multi-family residential	57,263	50,040
Secured by non-residential real estate	522,597	501,943
Construction	17,339	21,173
	848,007	848,653
Other loans:
Automobile	33,093	37,584
Commercial	232,914	171,289
Home equity and improvement	122,789	113,000
Other	10,677	17,713
	399,473	339,586
Total loans	1,247,480	1,188,239

Deduct:
Undisbursed loan funds	(6,409)	(8,782)
Net deferred loan origination fees and costs	(1,182)	(1,303)
Allowance for loan losses	(13,579)	(13,673)
Totals	$1,226,310	$1,164,481

Changes in the allowance for loan losses were as follows:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Allowance at beginning of year	$13,673	$9,956	$8,844
Provision for credit losses	1,756	1,442	1,548
Acquired in acquisitions	−	3,027	−
Charge-off s	2,276	1,054	685
Recoveries	426	302	249
Net charge-offs	1,850	752	436
Ending allowance	$13,579	$13,673	$9,956

Unpaid balances of loans with contractual payments delinquent 90 days or more totaled $7.3 million at December 31, 2006 and $5.0 million at December 31, 2005.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Impaired loans having recorded investments of $4.2 million at December 31, 2006 and $822,000 at December 31, 2005, have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 2006, 2005 and 2004 was $4.4 million, 1.1 million, and $732,000 respectively. The total allowance for loan losses related to these loans was $969,000 and $380,000 at December 31, 2006 and 2005. There was $111,000, $61,000 and $36,000 of interest received and recorded in income during 2006, 2005 and 2004 respectively on impaired loans during the impairment period. Loans having carrying values of $4.2 million and $605,000 were transferred to real estate and other assets held for sale in 2006 and 2005, respectively. At December 31, 2006 and December 31, 2005, non-performing loans were $7.3 million and $5.0 million respectively. There was no accrued interest recorded on impaired or non-performing loans at December 31, 2006 or 2005. Also there was $562,000 of loans deemed impaired for which there was no allowance for loan loss allocation at December 31, 2006. There were no loans impaired for which there was no allowance for loan loss allocation at December 31, 2005.

First Defiance is not committed to lend additional funds to debtors whose loans have been modified.

Certain loans acquired in the ComBanc and Genoa acquisitions had evidence that the credit quality of the loan had deteriorated since its origination and in management’s assessment at the acquisition date it was probable that First Defiance would be unable to collect all contractually required payments due. In accordance with American Institute of Certified Public Accountants Statement of Position 03-3 - Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), these loans have been recorded based on management’s estimate of the fair value of the loans. Detail of these loans are as follows:

	Contractual	Impairment	Recorded
	Amount	Discount	Loan
	Receivable		Receivable
	(In Thousands)
Amounts recorded in 2005 acquisitions:
Genoa	$1,547	$826	$721
ComBanc	3,387	1,362	2,025
Total acquired	4,934	2,188	2,746
Principal payments received	(139)	−	(139)
Loans charged off	(169)	(169)	−
Loan accretion recorded	−	−	−
Balance at December 31, 2005	$4,626	$2,019	$2,607
Principal payments received	(129)	−	(129)
Loans charged off	(198)	(198)	−
Additional provision for loan loss	(189)	−	(189)
Loan accretion recorded	−	(138)	138
Balance at December 31, 2006	$4,110	$1,683	$2,427

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Interest income on loans is as follows:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Commercial and non-residential real-estate loans	$63,140	$49,869	$34,506
Mortgage loans	10,526	9,549	6,272
Other loans	12,547	10,290	6,567
Totals	$86,213	$69,708	$47,345

There are no industry concentrations (exceeding 10% of gross loans) in First Federal’s non-residential real estate and commercial loan portfolios. The Company’s loans receivable are primarily to borrowers in the Northwest Ohio, Northeast Indiana or Southeast Michigan areas.

Loans to executive officers and directors and their affiliates during 2006 were as follows (in thousands):

Beginning balance	$3,213
New loans	5,204
Effect of change in composition of related parties	(2)
Repayments	(4,077)
Ending balance	$4,338

All such loans are paying as agreed.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

8. MORTGAGE BANKING
Net revenues from the sales and servicing of mortgage loans consisted of the following:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Gain from sale of mortgage loans	$2,424	$2,291	$2,350
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,575	1,421	1,126
Amortization of mortgage servicing rights	(612)	(784)	(704)
Mortgage servicing rights valuation adjustments	2	417	(1)
	966	1,054	421
Net revenue from sale and servicing of mortgage loans	$3,389	$3,345	$2,771

The unpaid principal balance of residential mortgage loans serviced for third parties was $665.4 million at December 31, 2006 compared to $602.5 million at December 31, 2005.

Activity for capitalized mortgage servicing rights and the related valuation allowance follows:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Mortgage servicing assets:
Balance at beginning of period	$5,145	$4,205	$4,037
Loans sold, servicing retained	1,076	906	872
NBV of servicing assets acquired	-	926	−
Impairment deemed permanent	-	(108)	−
Amortization	(612)	(784)	(704)
Carrying value before valuation allowance at end of period	5,609	5,145	4,205

Valuation allowance:
Balance at beginning of period	(82)	(607)	(606)
Impairment recovery (charges)	2	417	(1)
Impairment deemed permanent	-	108	−
Balance at end of period	(80)	(82)	(607)
Net carrying value of MSRs at end of period	$5,529	$5,063	$3,598
Fair value of MSRs at end of period	$6,684	$6,471	$3,743

Amortization of mortgage servicing rights is computed based on payments and payoff s of the related mortgage loans serviced. Estimates of future amortization expense are not easily estimable.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The Company’s servicing portfolio is comprised of the following:

	December 31,
	2006		2005
	Number of	Principal	Number of	Principal
Investor	Loans	Outstanding	Loans	Outstanding
	(Dollars In Thousands)
Fannie Mae	724	$52,807	601	$39,094
Freddie Mac	7,345	612,024	6,858	562,199
Other	28	608	52	1,218
Totals	8,097	$665,439	7,511	$602,511

Significant assumptions at December 31, 2006 used in determining the value of MSRs include a weighted average prepayment rate of 230 PSA and a weighted average discount rate of 8.90%.

A sensitivity analysis of the current fair value to immediate 10% and 20% adverse changes in those assumptions as of December 31, 2006 is presented below. These sensitivities are hypothetical. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the MSR is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in mortgage interest rates, which drive changes in prepayment rate estimates, could result in changes in the discount rates), which might magnify or counteract the sensitivities.

	10% Adverse	20% Adverse
	Change	Change
	(In Thousands)
Assumption:
Decline in fair value from increase in prepayment rate	$287	$551
Declines in fair value from increase in discount rate	190	370

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

9. PREMISES AND EQUIPMENT
Premises and equipment are summarized as follows:

	December 31,
	2006	2005
	(In Thousands)
Cost:
Land	$5,337	$5,071
Buildings	28,663	25,764
Leasehold improvements	416	416
Furniture, fixtures and equipment	17,313	15,649
Construction in process	896	1,020
	52,625	47,920
Less allowances for depreciation and amortization	17,726	15,491
	$34,899	$32,429

Depreciation expense was $2.7 million, $2.4 million and $1.8 million for the years ended December 31, 2006, 2005 and 2004 respectively.

The Company has entered into commitments to construct an operations center with a total estimated cost of $8.5 million. At December 31, 2006, $510,000 of costs were incurred and included in the construction in process and $282,000 of costs were incurred for the acquisition of land associated with this project.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

10. DEPOSITS
The following schedule sets forth interest expense by type of savings deposit:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Checking and money market accounts	$7,052	$3,264	$1,722
Savings accounts	276	239	134
Certificates of deposit	25,974	17,119	11,100
	33,302	20,622	12,956
Less interest capitalized	(29)	(7)	(6)
Totals	$33,273	$20,615	$12,950

At December 31, 2006, accrued interest payable on deposit accounts amounted to $1,867,000, which was comprised of $1,651,000 and $216,000 for certificates of deposit and checking and money market accounts respectively.

A summary of deposit balances is as follows:

	December 31,
	2006	2005
	(In Thousands)
Non-interest bearing checking accounts	$106,328	$103,498
Interest bearing checking and money market accounts	306,003	276,558
Savings deposits	74,491	82,766
Retail certificates of deposit less than $100,000	493,594	408,384
Retail certificates of deposit greater than $100,000	140,392	161,305
Brokered or national certificates of deposit	17,637	36,990
	$1,138,445	$1,069,501

Scheduled maturities of certificates of deposit at December 31, 2006 are as follows (in thousands):

2007	$571,964
2008	70,242
2009	5,513
2010	2,258
2011	1,189
2012 and thereafter	457
Total	$651,623

At December 31, 2006 and 2005, deposits of $274.1 million and $303.3 million, respectively, were in excess of the $100,000 Federal Deposit Insurance Corporation insurance limit. At December 31, 2006 and 2005, $39.1 million and $42.4 million, respectively, in investment securities were pledged as collateral against public deposits for certificates in excess of $100,000 and an additional $39.7 million and $38.7 million of securities were pledged at December 31, 2006 and December 31, 2005, respectively as collateral against deposits from private entities in excess of $100,000. Also, First Federal holds $10.8 million in depository bonds at December 31, 2006 with governmental entities, which can be pledged as collateral against public deposits in excess of $100,000.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

11. ADVANCES FROM FEDERAL HOME LOAN BANK
First Federal has the ability to borrow funds from the FHLB. First Federal pledges its single-family residential mortgage loan portfolio, certain investment securities and certain multi-family or non-residential real estate loans as security for these advances. Advances secured by investment securities must have collateral of at least 105% of the borrowing. Advances secured by residential mortgages must have collateral of at least 125% of the borrowings. Advances secured by multifamily or non-residential real estate loans securities must have 300% collateral coverage. The total level of borrowing is also limited to 50% of total assets and at least 50% of the borrowings must be secured by either one-to-four family residential mortgages or investment securities. Total loans pledged to the FHLB at December 31, 2006 and December 31, 2005 were $472.2 million and $465.9 million respectively. First Federal has a maximum potential to acquire advances of approximately $212.9 million from the FHLB at December 31, 2006.

At year-end, advances from the FHLB were as follows:

Principal Terms	Advance Amount	Range of Maturities	Weighted Average Interest Rate
	(In Thousands)
December 31, 2006
Short-term borrowings	$33,100	Overnight	4.10%
Single maturity fixed rate advances	10,000	December 2008	4.94%
Single maturity LIBOR based advances	45,000	March 2011 to November 2011	5.36%
Putable advances	45,000	September 2010 to November 2013	5.25%
Strike-rate advances	27,000	March 2011 to February 2013	4.18%
Amortizable mortgage advances	2,128	March 2008 to December 2015	3.28%
	$162,228

December 31, 2005
Short-term borrowings	$28,500	Overnight	4.12%
Single maturity fixed rate advances	10,000	December 2008	4.94%
Putable advances	111,000	December 2008 to November 2013	4.77%
Strike-rate advances	27,000	March 2011 to February 2013	4.18%
Amortizable mortgage advances	4,460	March 2008 to December 2015	3.94%
	$180,960

Putable advances are callable at the option of the FHLB on a quarterly basis. Strike rate advances are callable at the option of the FHLB only when three-month LIBOR rates exceed the agreed upon strike rate in the advance contract. Such strike rates range from 7.5% to 8.0%. When called, First Defiance has the option of paying off these advances, or converting them to variable rate advances at the three month LIBOR rate. First Defiance has three advances totaling $45 million outstanding at December 31, 2006 that were converted from callable advances. These advances can be paid in full without penalty at any quarterly repricing date.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Estimated future minimum payments by fiscal year based on maturity date and current interest rates are as follows
(in thousands):

2007	$7,420
2008	16,780
2009	6,065
2010	15,869
2011	67,384
Thereafter	45,931
Total minimum payments	159,449
Less amounts representing interest	30,357
Totals	$129,092

First Defiance also utilizes short-term advances from the FHLB to meet cash flow needs and for short-term investment purposes. First Defiance borrows short-term advances under a variety of programs at FHLB. At December 31, 2006, $33.1 million was outstanding under First Defiance’s REPO Advance line of credit. The total available under the REPO Advance line is $100.0 million. In addition, First Defiance has $15.0 million available under a Cash Management Advance line of credit and there were no borrowings against that line at December 31, 2006 or 2005. Amounts are generally borrowed under the Cash Management and REPO lines on an overnight basis. Amounts available under the various lines are also subject to the Company’s overall borrowing limitations. Information concerning short-term advances is summarized as follows:

	Years Ended December 31,
	2006	2005
	(Dollars In Thousands)
Average daily balance during the year	$40,104	$14,313
Maximum month-end balance during the year	57,500	45,000
Average interest rate during the year	5.10%	3.79%

12. JUNIOR SUBORDINATED DEBENTURES OWED TO UNCONSOLIDATED SUBSIDIARY TRUST
As of December 31, 2006, the Company sponsored an affiliated trust, First Defiance Statutory Trust I (the Trust Affiliate), that issued $20 million of Guaranteed Capital Trust Securities (Trust Preferred Securities). In connection with this transaction, the Company issued $20.6 million of Junior Subordinated Deferrable Interest Debentures (Subordinated Debentures) to the Trust Affiliate. The Trust Affiliate was formed for the purpose of issuing Trust Preferred Securities to third-party investors and investing the proceeds from the sale of these capital securities solely in Subordinated Debentures of the Company. The Junior Debentures held by the Trust Affiliate are the sole assets of the trust.

Distributions on the Trust Preferred Securities issued by the Trust Affiliate are payable quarterly at a variable rate equal to the three-month LIBOR rate plus 1.38%. The Coupon rate payable on the Trust Preferred Securities issued by the Trust was 6.74% and 5.87% as of December 31, 2006 and 2005 respectively.

The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures. The Company has entered into an agreement that fully and unconditionally guarantees the Trust Preferred Securities subject to the terms of the guarantee. The Trust Preferred Securities and Junior Debentures may be redeemed by the issuer at par after October 28, 2010. The Junior Debentures mature on December 15, 2035.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

13. NOTES PAYABLE AND OTHER SHORT-TERM BORROWINGS
Total short term borrowings, revolving and term debt is summarized as follows:

	Years Ended December 31,
	2006	2005
	(Dollars In Thousands)
Securities sold under agreement to repurchase
Amounts outstanding at year-end	$30,424	$25,748
Year-end interest rate	2.98%	2.68%
Average daily balance during year	20,318	17,718
Maximum month-end balance during the year	30,424	25,748
Average interest rate during the year	2.84%	2.18%
Revolving line of credit facilities to financial institutions
Average daily balance during year	$80	$301
Maximum month-end balance during the year	−	43,799
Average interest rate during the year	5.13%	2.25%

As of December 31, 2006, First Defiance had the following line of credit facilities available for short-term borrowing purposes:

A $15 million revolving line of credit facility with a financial institution. The facility is unsecured and has an interest rate of fed funds rate plus 0.45%. There were no amounts outstanding on the line at December 31, 2006 or 2005. The maximum borrowed at any point in time under the line was $0 and $4.0 million in 2006 and 2005, respectively. The average balance outstanding for the year was $0 and $67,000 in 2006 and 2005, respectively.

A $20 million fed funds line of credit with a financial institution. The line is unsecured and has an interest rate of the institution’s fed funds rate. There were no amounts outstanding on the line at December 31, 2006 and 2005. The maximum borrowed at any point in time under the line was $20.0 million in both 2006 and 2005, and the average balance outstanding was $80,000 and $554,000 in 2006 and 2005, respectively.

A $15 million fed funds line of credit with a financial institution. The line is unsecured and has an interest rate of the institution’s fed funds rate. There were no amounts outstanding on the line at December 31, 2006. This line of credit was established in 2006 and was not used.

A $5.0 million revolving line of credit with a financial institution. There was no amount outstanding on the line at December 31, 2006 and 2005. The line is secured by the stock of First Federal Bank and the interest rate is either the lender’s prime rate or LIBOR plus 1.75%, whichever is selected by First Defiance. The maximum borrowed at any point in time under the line was $0 and $3.0 million in 2006 and 2005, and the average balance outstanding was $0 and $1.3 million in 2006 and 2005, respectively.

14. OTHER NON-INTEREST EXPENSE
The following is a summary of other non-interest expense:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Legal and other professional fees	$1,732	$1,366	$1,343
Marketing	1,330	1,095	592
State franchise taxes	1,288	1,285	868
Printing and office supplies	879	745	577
Postage	781	645	422
Amortization of intangibles	719	755	110
Other	4,166	3,231	2,282
Total other non-interest expense	$10,895	$9,122	$6,194

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

15. POSTRETIREMENT BENEFITS
First Defiance sponsors a defined benefit postretirement plan that is intended to supplement Medicare coverage for certain retirees who meet minimum age requirements. First Federal employees who retired prior to April 1, 1997 who completed 20 years of service after age 40 receive full medical coverage at no cost. Such coverage continues for surviving spouses of those participants for one year, after which coverage may be continued provided the spouse pays 50% of the average cost. First Federal employees retiring after April 1, 1997 are provided medical benefits at a cost based on their combined age and years of service at retirement. Surviving spouses are also eligible for continued coverage after the retiree is deceased at a subsidy level that is 10% less than what the retiree is eligible for. First Federal employees retiring before July 1, 1997 receive dental and vision care in addition to medical coverage. First Federal employees who retire after July 1, 1997 are not eligible for dental or vision care, but those retirees and their spouses each receive up to $200 annually in a medical spending account. Funds in that account may be used for payment of uninsured medical expenses.

First Federal employees who were born after December 31, 1950 are not eligible for the medical coverage described above at retirement. Rather, a medical spending account of up to $10,000 (based on the participant’s age and years of service) will be established to reimburse medical expenses for those individuals. First Insurance employees who were born before December 31, 1950 can continue coverage until they reach age 65, or in lieu of continuing coverage, can elect the medical spending account option, subject to eligibility requirements. Employees hired or acquired after January 1, 2003 are eligible only for the medical spending account option.

Adoption of Statement 158
On December 31, 2006, the Company adopted the recognition and disclosure provisions of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R) (“Statement 158”). Statement 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its defined benefit postretirement medical plan in the December 31, 2006 statement of financial position, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses and unrecognized prior service costs, which were previously netted against the plan’s funded status in the Company’s statement of financial position pursuant to the provisions of Statement 106. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of Statement 158.

The incremental effects of adopting the provisions of Statement 158 on the Company’s statement of financial position at December 31, 2006 are presented in the following table. The adoption of Statement 158 had no effect on the Company’s consolidated statement of income for the year ended December 31, 2006, or for any prior period presented, and it will not effect the Company’s operating results in future periods.

	At December 31, 2006
	Prior to Adopting Statement 158	Effect of Adopting Statement 158	As Reported at December 31, 2006
	(In Thousands)
Accrued Postretirement Liability	$1,232	$886	$2,118
Deferred income tax liability	(1,605)	310	(1,295)
Accumulated other comprehensive income (loss)	(95)	(576)	(671)

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Included in accumulated other comprehensive income at December 31, 2006 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service costs of $69,000 ($45,000 net of tax) and unrecognized actuarial losses of $817,000 ($531,000 net of tax). The prior service cost and actuarial loss included in other comprehensive income and expected to be recognized in net postretirement benefit cost during the fiscal year-ended December 31, 2007 is $8,000 ($5,000 net of tax) and $30,000 ($19,000 net of tax), respectively.

Reconciliation of Funded Status and Accumulated Benefit Obligation
The plan is not currently funded. The following table summarizes benefit obligation and plan asset activity for the plan measured as of December 31 each year:

	December 31,
	2006	2005
	(In Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,581	$1,630
Service cost	40	49
Interest cost	107	97
Participant contribution	38	34
Plan amendments	-	38
Actuarial (gains)/losses	524	(141)
Benefits paid	(172)	(126)
Benefit obligation at end of year	2,118	1,581
Change in fair value of plan assets:
Balance at beginning of year	-	-
Employer contribution	134	92
Participant contribution	38	34
Benefits paid	(172)	(126)
Balance at end of year	-	-
Funded status at end of year	$(2,118)	$(1,581)

At December 31, 2005, unrecognized prior service cost and net losses totaled $77,000 and $317,000 respectively.

Net periodic postretirement benefit cost includes the following components:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Service cost-benefits attributable to service during the period	$40	$49	$48
Interest cost on accumulated postretirement benefit obligation	107	97	97
Net amortization and deferral	32	25	23
Net periodic postretirement benefit cost	$179	$171	$168

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

The following assumptions were used in determining the components of the postretirement benefit obligation:

	2006	2005
Weighted average discount rates:
Used to determine benefit obligations at December 31	5.75%	5.75%
Used to determine net periodic postretirement benefit cost for years ended December 31	5.75%	6.00%

Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	10.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.00%	4.00%
Year that rate reaches ultimate trend rate	2019	2014

The following benefits are expected to be paid over the next five years and in aggregate for the next five years thereafter. Because the plan is unfunded, the expected net benefits to be paid and the estimated Company contributions are the same amount. The Company has elected to opt for the Federal subsidy approach in lieu of coverage under Medicare Part D. These amounts include an estimate of that tax-free Federal subsidy:

	Before Reflecting Medicate Part D Subsidy	Impact of Medicare Part D Subsidy	After Reflecting Medicare Part D Subsidy
	(In Thousands)
2007	$118	$(22)	$96
2008	130	(25)	105
2009	140	(29)	111
2010	154	(31)	123
2011	165	(34)	131
2012 through 2016	1,014	(257)	757

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effect (in thousands):

	One-Percentage-Point Increase		One-Percentage-Point Decrease
	Year Ended December 31		Year Ended December 31
	2006	2005	2006	2005
	(In Thousands)
Effect on total of service and interest cost	$25	$19	$(21)	$(16)
Effect on postretirement benefit obligation	262	197	(221)	(166)

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

16. REGULATORY MATTERS
First Federal is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Federal must meet specific capital guidelines that involve quantitative measures of First Federal’s assets, liabilities and certain off -balance-sheet items as calculated under regulatory accounting practices. First Federal’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Federal to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 2006 and 2005, First Federal meets all capital adequacy requirements to which it is subject and the most recent notification from the Office of Thrift Supervision (OTS) categorized First Federal as well capitalized under the regulatory framework. There are no conditions or events since these notifications that management believes have changed any of the well-capitalized categorizations of First Federal. The following schedule presents First Federal’s regulatory capital ratios:

			Required for Capital		Required to be
	Actual		Adequacy Purposes		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006	(Dollars in Thousands)
Tangible Capital	$140,017	9.42%	$22,293	1.50%	N/A	N/A
Tier 1 (Core) Capital	140,017	9.42%	59,448	4.00%	$74,311	5.00%
Tier 1 Capital to risk-weighted assets	140,017	10.80%	51,859	4.00%	77,787	6.00%
Risk-Based Capital	153,596	11.85%	103,716	8.00%	129,645	10.00%

As of December 31, 2005
Tangible Capital	$120,072	8.47%	$21,276	1.50%	N/A	N/A
Tier 1 (Core) Capital	120,072	8.47%	56,736	4.00%	$70,920	5.00%
Tier 1 Capital to risk-weighted assets	120,072	10.63%	45,161	4.00%	67,742	6.00%
Risk-Based Capital	133,679	11.84%	90,323	8.00%	112,904	10.00%

First Defiance is a unitary thrift holding company and is regulated by the OTS. The OTS does not have defined capital requirements for unitary thrift holding companies.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

17. INCOME TAXES
The components of income tax expense are as follows:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Current:
Federal	$6,579	$5,367	$4,677
State and local	2	7	35
Deferred	870	479	90
	$7,451	$5,853	$4,802

The provision for income taxes differs from that computed at the statutory corporate tax rate as follows:

	Years Ended December 31,
	2006	2005	2004
	(In Thousands)
Tax expense at statutory rate (35%)	$8,068	$6,238	$5,457
Increases (decreases) in taxes from:
ESOP adjustments	163	193	83
State income tax - net of federal tax benefit	-	-	23
Tax exempt interest income	(414)	(394)	(498)
Bank owned life insurance	(367)	(268)	(332)
Stock option expense under FAS 123(R)	90	-	-
Other	(89)	84	69
Totals	$7,451	$5,853	$4,802

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

Significant components of First Defiance’s deferred federal income tax assets and liabilities are as follows:

	December 31,
	2006	2005
	(In Thousands)
Deferred federal income tax assets:
Allowance for loan losses	$4,584	$4,565
Postretirement benefit costs	741	415
Deferred compensation	669	547
Impaired loans	589	706
Accrued vacation	291	259
Deferred loan origination fees and costs	134	51
Employee Stock Ownership Plan	123	185
Deposit and FHLB advance mark to market	59	150
Net unrealized losses on available-for-sale securities	52	13
Other	143	296
Total deferred federal income tax assets	7,385	7,187

Deferred federal income tax liabilities:
FHLB stock dividends	2,949	2,585
Goodwill	1,484	1,084
Mortgage servicing rights	1,478	1,207
Fixed assets	1,321	1,277
Core deposit intangible	1,039	1,265
Loan mark to market	315	564
Other	94	-
Total deferred federal income tax liabilities	8,680	7,982
Net deferred federal income tax liability	$(1,295)	$(795)

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period. The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was required at December 31, 2006.

Retained earnings at December 31, 2006 include approximately $11.0 million for which no tax provision for federal income taxes has been made. This amount represents the tax bad debt reserve at December 31, 1987, which is the end of the Company’s base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at December 31, 2006 was approximately $3.85 million.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

18. EMPLOYEE BENEFIT PLANS
ESOP Plan
First Defiance has an Employee Stock Ownership Plan (ESOP) covering all employees of First Defiance age 21 or older who have at least one year of credited service. Contributions to the ESOP are made by First Defiance and are determined by First Defiance’s Board of Directors at their discretion. The contributions may be made in the form of cash or First Defiance common stock. The annual contributions may not be greater than the amount deductible for federal income tax purposes and cannot cause First Federal to violate regulatory capital requirements.

To fund the plan, the ESOP borrowed funds from First Defiance for the purpose of purchasing shares of First Defiance common stock. The ESOP acquired a total of 863,596 shares in 1993 and 1995. The loan outstanding at December 31, 2006 and 2005 was $1,134,000 and $1,722,000 respectively. Principal and interest payments on the loan are due in equal quarterly installments through June of 2008. The loan is collateralized by the shares of First Defiance’s common stock and is repaid by the ESOP with funds from the Company’s contributions to the ESOP, dividends on unallocated shares and earnings on ESOP assets.

As principal and interest payments on the loan are paid, shares are released from collateral and committed for allocation to active employees, based on the proportion of debt service paid in the year. Shares held by the ESOP which have not been released for allocation are reported as stock acquired by the ESOP plan in the statement of financial condition. As shares are released, First Defiance records compensation expense equal to the average fair value of the shares over the period in which the shares were earned. Also, the shares released for allocation are included in the average shares outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares are recorded as additional ESOP expense. ESOP compensation expense was $891,000, $976,000, and $956,000, for 2006, 2005 and 2004, respectively. Shares held by the ESOP at December 31 were as follows:

	Year Ended December 31, 2006			Year Ended December 31, 2005
	Allocated	Unallocated	Total	Allocated	Unallocated	Total
Beginning Balance	474,200	132,408	606,608	435,174	181,199	616,373
Allocation of shares to participants	48,790	(48,790)	-	48,791	(48,791)	-
Distribution of shares to former participants	(24,741)	-	(24,741)	(9,765)	-	(9,765)
Ending Balance	498,249	83,618	581,867	474,200	132,408	606,608

Of the 83,618 unallocated shares at December 31, 2006, 12,197 were released during the 2006 fourth quarter for allocation in 2007. The 71,421 unreleased shares have a fair value of $2.2 million at December 31, 2006, while the fair value of 120,211 unreleased shares at December 31, 2005 was $3.3 million. A total of $553,000 and $532,000 of dividends in 2006 and 2005, respectively, were used for debt service.

401(k) Plan
Employees of First Defiance are eligible to participate in the First Defiance Financial Corp. 401(k) Employee Savings Plan (First Defiance 401(k)) if they meet certain age and service requirements. Under the First Defiance 401(k), First Defiance matches 50% of the participants’ contributions, to a maximum of 3% of compensation. The First Defiance 401(k) also provides for a discretionary First Defiance contribution in addition to the First Defiance matching contribution. First Defiance matching contributions totaled $355,000, $333,000 and $293,000 for the years ended December 31, 2006, 2005 and 2004 respectively. There were no discretionary contributions in any of those years.

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

19. STOCK OPTION PLANS
First Defiance has established incentive stock option plans for its directors and its employees and has reserved 1,727,485 shares of common stock for issuance under the plans. A total of 1,467,204 shares are reserved for employees and 260,281 shares are reserved for directors. As of December 31, 2006, 404,154 options (394,439 for employees and 9,715 for directors) have been granted and remain outstanding at option prices based on the market value of the underlying shares on the date the options were granted. There are 20,836 options granted under the 1993 plan that are currently exercisable, 82,218 options granted under the 1996 plan that vest at 20% per year beginning in 1997 of which 77,776 are fully vested and currently exercisable, 216,300 options granted under the 2001 plan which vest at 20% per year beginning in 2002, of which 157,030 are fully vested and currently exercisable and 84,800 options granted under the 2005 plan which vest at 20% per year beginning in 2006, of which 7,160 are fully vested and currently exercisable. All options expire ten years from date of grant. Vested options of retirees expire on the earlier of the scheduled expiration date or five years after the retirement date for the 1993, 2001 and 2005 plans and on the earlier of the scheduled expiration date or twelve months after the retirement date for the 1996 plan.

The following table summarizes stock option activity for 2006:

	Options	Weighted Average
	Outstanding	Option Prices
Balance at January 1, 2006	569,099	$16.00
Granted	50,250	26.58
Exercised	(203,595)	11.54
Forfeited	(11,600)	23.26
Balance at December 31, 2006	404,154	$19.36

The weighted-average fair value of options granted during the years ended December 31, 2006, 2005 and 2004 were $5.96, $5.67 and $6.85 respectively.

Proceeds, related tax benefits realized from options exercised and intrinsic value of options exercised were as follows:

	Year ended December 31,
	2006	2005
Proceeds of options exercised	$2,348	$1,561
Related tax benefit recognized	481	261
Intrinsic value of options exercised	3,092	1,906

As of December 31, 2006 and 2005, 275,400 and 314,050 shares, respectively, were available for grant under the Company’s stock option plans.

The aggregate intrinsic value of all options outstanding at December 31, 2006 was $4.40 million. The aggregate intrinsic value of all options that were exercisable at December 31, 2006 was $3.73 million.

Information about stock options outstanding is as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Shares	Weighted Average Exercise Price
$10.52 - $12.99	26,000	$11.54	2.69	26,000	$11.54
$13.00 - $17.99	174,951	14.20	3.34	174,951	14.20
$18.00 - $23.99	48,150	19.41	6.16	28,650	19.36
$24.00 - $28.75	155,053	26.11	8.34	33,201	26.61
Total at December 31, 2006	404,154	$19.36	5.56	262,802	$16.03

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

20. PARENT COMPANY AND REGULATORY RESTRICTIONS
Dividends paid by First Federal to First Defiance are subject to various regulatory restrictions. In accordance with these restrictions, First Federal must submit a request to the Office of Thrift Supervision to initiate dividend payments.

Condensed parent company financial statements, which include transactions with subsidiaries, follow:

	December 31,
Statements of Financial Condition	2006	2005
	(In Thousands)
Assets
Cash and cash equivalents	$1,317	$9,406
Investment securities, available for sale, carried at fair value	1,916	1,494
Investment in subsidiaries	177,691	160,035
Loan receivable from First Defiance Employee Stock Ownership Plan	1,134	1,722
Other assets	667	706
Total assets	$182,725	$173,363

Liabilities and stockholders’ equity:
Subordinated debentures	$20,619	$20,619
Accrued liabilities	2,281	1,528
Stockholders’ equity	159,825	151,216
Total liabilities and stockholders’ equity	$182,725	$173,363

	Years Ended December 31,
Statements of Income	2006	2005	2004
	(In Thousands)
Dividends from subsidiaries	$1,000	$34,415	$5,500
Interest on loan to ESOP	$119	$169	$214
Interest expense	(1,310)	(275)	(3)
Other income	140	102	45
Noninterest expense	(653)	(637)	(470)

Loss before income taxes and equity in earnings of subsidiaries	(704)	33,774	5,286
Income tax (credit)	(577)	(212)	(56)

Loss before equity in earnings of subsidiaries	(127)	33,986	5,342
Undistributed equity in (distributions in excess of) earnings of subsidiaries	15,727	(22,016)	5,454
Net income	$15,600	$11,970	$10,796

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

	Years Ended December 31,
Statements of Cash Flows	2006	2005	2004
	(In Thousands)
Operating activities:
Net income	$15,600	$11,970	$10,796
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Distribution in excess of (undistributed equity in) earnings of subsidiaries	(15,727)	22,016	(5,454)
Security impairment loss	75	-	-
Change in other assets and liabilities	695	232	699
Net cash provided by operating activities	643	34,218	6,041

Investing activities:
Investment in unconsolidated trust subsidiary	-	(619)	-
Cash paid for ComBanc, Inc.,	-	(18,693)	-
Cash paid for Genoa Savings and Loan Company	-	(10,869)	-
Principal payments received on ESOP loan	588	552	505
Purchase of available-for-sale securities	(500)	(500)	-
Maturities of available-for-sale securities	35	-	-
Sale of available-for-sale securities	-	70	-
Net cash (used in) provided by investing activities	123	(30,059)	505

Financing activities:
Proceeds from issuance of subordinated debt securities	-	20,619	-
Capital contribution to subsidiary	(1,000)	(10,000)	-
Stock options exercised	1,257	1,561	1,556
Excess tax benefit from exercise of stock options	481	-	-
Purchase of common stock for treasury	(2,852)	(1,547)	(4,691)
Cash dividends paid	(6,741)	(5,852)	(5,011)
Net cash used in financing activities	(8,855)	4,781	(8,146)

Net increase (decrease) in cash and cash equivalents	(8,089)	8,940	(1,600)
Cash and cash equivalents at beginning of year	9,406	466	2,066
Cash and cash equivalents at end of year	$1,317	$9,406	$466

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

21. FAIR VALUE STATEMENT OF CONSOLIDATED FINANCIAL CONDITION
The following is a comparative condensed consolidated statement of financial condition based on carrying amount and estimated fair values of financial instruments as of December 31, 2006 and 2005. Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of First Defiance Financial Corp.

Much of the information used to arrive at “fair value” is highly subjective and judgmental in nature and therefore the results may not be precise. Subjective factors include, among other things, estimated cash flows, risk characteristics and interest rates, all of which are subject to change. With the exception of investment securities, the Company’s financial instruments are not readily marketable and market prices do not exist. Since negotiated prices for the instruments, which are not readily marketable depend greatly on the motivation of the buyer and seller, the amounts that will actually be realized or paid per settlement or maturity of these instruments could be significantly different.

The carrying amount of cash and cash equivalents, warehouse and term notes payable and advance payments by borrowers for taxes and insurance, as a result of their short-term nature, is considered to be equal to fair value.

For investment securities, fair value has been based or current market quotations. If market prices are not available, fair value has been estimated based upon the quoted price of similar instruments.

The fair value of loans which reprice within 90 days is equal to their carrying amount. For other loans, the estimated fair value is calculated based on discounted cash flow analysis, using interest rates currently being offered for loans with similar terms. The allowance for loan losses is considered to be a reasonable adjustment for credit risk.

SFAS No. 107 requires that the fair value of demand, savings, NOW and certain money market accounts be equal to their carrying amount. The Company believes that the fair value of these deposits may be greater or less than that prescribed by SFAS No. 107.

The carrying value of Subordinated Debentures and deposits with fixed maturities is estimated based on interest rates currently being offered on instruments with similar characteristics and maturities. FHLB advances with maturities greater than 90 days are valued based on discounted cash flow analysis, using interest rates currently being quoted for similar characteristics and maturities. The cost or value of any call or put options is based on the estimated cost to settle the option at December 31, 2006.

	December 31, 2006		December 31, 2005
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Values	Value	Fair Values
	(In Thousands)
Assets:
Cash and cash equivalents	$50,023	$50,023	$49,256	$49,256
Investment securities	112,123	112,174	114,854	114,924
Loans, net, including loans held for sale	1,229,736	1,223,886	1,169,763	1,165,508
	1,391,882	$1,386,083	1,333,873	$1,329,688
Other assets	135,997		127,209
Total assets	$1,527,879		$1,461,082

Liabilities and stockholders’ equity:
Deposits	$1,138,445	$1,137,904	$1,069,501	$1,067,279
Advances from Federal Home Loan Bank	162,228	160,403	180,960	179,435
Subordinated debentures	20,619	19,967	20,619	20,619
Short term borrowings and other interest bearing liabilities	30,424	30,424	25,748	25,748
Advance payments by borrowers for taxes and insurance	667	667	605	605
	1,352,383	$1,349,365	1,297,433	$1,293,686
Other liabilities	15,671		12,433
Total liabilities	1,368,054		1,309,866
Stockholders’ equity	159,825		151,216
Total liabilities and stockholders’ equity	$1,527,879		$1,461,082

2006 ANNUAL REPORT	FIRST DEFIANCE FINANCIAL CORP.

22. QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS (UNAUDITED)
The following is a summary of the quarterly consolidated results of operations:

	Three Months Ended
	March 31*	June 30*	September 30	December 31
	(In Thousands, Except Per Share Amounts)
2006
Interest income	$21,709	$22,953	$24,092	$24,311
Interest expense	9,400	10,694	11,883	12,066
Net interest income	12,309	12,259	12,209	12,245
Provision for loan losses	383	683	373	317
Net interest income after provision for loan losses	11,926	11,576	11,836	11,928
Gain (loss) on sale or write-down of securities	-	-	-	(2)
Noninterest income	4,515	5,127	5,060	4,924
Noninterest expense	10,742	10,795	11,091	11,211
Income before income taxes	5,699	5,908	5,805	5,639
Income taxes	1,848	1,955	1,982	1,666
Net income	$3,851	$3,953	$3,823	$3,973

Earnings per share:
Basic	$0.55	$0.56	$0.54	$0.56
Diluted	$0.54	$0.55	$0.53	$0.55
Average shares outstanding:
Basic	7,005	7,029	7,032	7,051
Diluted	7,182	7,162	7,146	7,168

2005
Interest income	$16,436	$18,669	$19,932	$21,137
Interest expense	5,826	6,816	7,715	8,535
Net interest income	10,610	11,853	12,217	12,602
Provision for loan losses	347	349	368	378
Net interest income after provision for loan losses	10,263	11,504	11,849	12,224
Gain on sale of securities	621	515	86	-
Noninterest income	3,640	3,365	3,930	3,768
Noninterest expense	10,244	12,518	10,496	10,684
Income before income taxes	4,280	2,866	5,369	5,308
Income taxes	1,409	838	1,742	1,864
Net income	$2,871	$2,028	$3,627	$3,444

Earnings per share:
Basic	$0.43	$0.30	$0.53	$0.50
Diluted	$0.41	$0.28	$0.51	$0.48
Average shares outstanding:
Basic	6,668	6,896	6,908	6,927
Diluted	6,945	7,119	7,159	7,161

* -
The significant increase in noninterest expense and resulting decline in net income for the quarters ended March 31 and June 30, 2005 was primarily due to $884,000 and $2.5 million in those quarters respectively of acquisition related charges associated with the previously disclosed 2005 acquisitions.

SHAREHOLDER INFORMATION

ANNUAL MEETING
The Annual Meeting of Shareholders of First Defiance Financial Corp. will be held on Tuesday, April 17, 2007 at 1:00 p.m. at the office of First Federal Bank, 601 Clinton Street, Defiance, Ohio 43512.

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
Cranford, NJ 07016-3573
Telephone: 800-368-5948

SECURITIES LISTING
First Defiance Financial Corp. common stock trades on the National Market System of the NASDAQ Stock Market under the symbol FDEF.

As of March 2, 2007, there were approximately 2,075 stockholders of record and 7,155,562 shares outstanding.

PRICE RANGE

Year Ended December 31, 2006
	High	Low
First Quarter	$28.88	$25.39
Second Quarter	$30.29	$25.09
Third Quarter	$28.69	$25.18
Fourth Quarter	$30.70	$26.87

Year Ended December 31, 2005
	High	Low
First Quarter	$29.90	$26.00
Second Quarter	$30.46	$25.29
Third Quarter	$31.44	$26.21
Fourth Quarter	$30.06	$25.56

DIVIDENDS POLICY
Cash dividends on the common stock are declared quarterly and have been paid since First Defiance and its predecessor, First Federal Savings and Loan, went public in 1993. The company’s Board of Directors has increased the quarterly rate annually since 1993. The current annual dividend rate is $1.00 per share.

DIVIDEND REINVESTMENT PLAN
Shareholders may automatically reinvest dividends in additional First Defiance Financial Corp. common stock through the Dividend Reinvestment Plan, which also provides for purchase by voluntary cash contributions. For additional information, please contact the Registrar and Transfer Company at 800-368-5948.

AUDITORS
Crowe Chizek and Company
330 East Jefferson Boulevard
South Bend, Indiana 46624

GENERAL COUNSEL
Vorys, Sater, Seymour and Pease LLP
Suite 2100 Atrium Two
221 East Fourth Street
Cincinnati, Ohio 45201

First Defiance Financial Corp. 601 Clinton Street Defiance, OH 43512 www.fdef.com 419-782-5015

First Federal Bank of the Midwest 601 Clinton Street Defiance, OH 43512 www.fi rst-fed.com 419-782-5015

First Insurance & Investments 419 Fifth Street, Suite 1200 Defiance, OH 43512 www.fi rstii.com 419-784-5431

For investor relations information access www.fdef.com