Form 10-K, Exhibit 13
period 2007-12-31
FIRST DEFIANCE FINANCIAL CORP
filed 2008-03-14
CIK 946647

Exhibit 13.1

GROWTH.
STRENGTH.
STABILITY.

2007 ANNUAL REPORT	FIRST DEFIANCE
FINANCIAL CORP.

First Defiance Financial Corp. Profile

First Defiance Financial Corp., headquartered in Defiance, Ohio is the holding company for First Federal Bank of the Midwest and First Insurance & Investments. First Federal Bank operates 28 full service branches and 35 ATMs in twelve counties in northwest Ohio and in Fort Wayne, Indiana. First Insurance & Investments, with offices in Defiance and Bowling Green, Ohio, specializes in life and group health insurance.

Founded in 1920 as Northwest Savings, First Federal was chartered in 1935 as a federal mutual savings and loan company. First Federal converted to a Mutual Holding Company and issued its first stock to the public and employees in 1993. In September 1995, First Federal converted to a full stock company, trading stock on the NASDAQ national market under the ticker symbol FDEF. At the same time, First Defiance Financial Corp. was founded as the holding company for First Federal. The bank’s name was changed to First Federal Bank of the Midwest in 1999, to reflect our desire to provide more comprehensive financial products and services.

Since 2003, First Defiance has acquired three banking offices, opened three de novo offices and completed acquisitions of ComBanc, Inc., based in Delphos, Ohio in Allen County, and Genoa Savings and Loan, based near Toledo in Genoa, Ohio. First Defiance also announced in October 2007 the intent to acquire Pavilion Bancorp based in Adrian, Michigan.

We invite you to review the enclosed materials highlighting the past successes and future plans of First Defiance Financial Corp.

Safe Harbor Statement

Statements contained in this Annual Report may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking and insurance conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Table of Contents

Financial Highlights	Page 1
Chairman’s Letter to Shareholders	Page 2
Sustained Strategic Growth	Page 4
Financial Information	Page 11
Shareholder Information	Inside Back Cover

Growth. Strength. Stability.

2007 Financial Highlights (In Thousands, Except Per Share Amounts)

Summary of operating results	2007	2006	% Change
Net interest income	$48,662	$49,022	( 0.73%)
Provision for loan losses	2,306	1,756	31.3%
Noninterest income (excluding securities gains/losses)	22,101	19,626	12.6%
Securities gains (losses)	21	(2)	NM
Non-interest expense	48,113	43,839	9.7%
Net income	13,904	15,600	(10.9%)

Balance Sheet Data
Total Assets	$1,609,404	$1,527,879	5.3%
Loans, net	1,275,806	1,226,310	4.0%
Deposits	1,217,858	1,138,445	7.0%
Stockholders’ equity	165,954	159,825	3.8%
Allowance for loan losses	(13,890)	(13,579)	2.3%

Key Ratios:
Average net interest margin	3.55%	3.68%	( 3.5%)
Return on average assets	0.90%	1.04%	(13.5%)
Return on average equity	8.48%	10.03%	(15.5%)
Efficiency ratio	67.29%	63.31%	( 6.3%)

Share information:
Basic earnings per share	$1.96	$2.22	(11.7%)
Diluted earnings per share	1.94	2.18	(11.0%)
Dividends per common share	1.01	0.97	4.1%
Book value per common share	23.51	22.38	5.0%
Shares outstanding at end of period	7,059	7,142	(1.2%)
NM- % not meaningful

Growth.   Strength.   Stability.

2007 Chairman’s Letter

WILLIAM J. SMALL
Chairman, President & CEO

While the 2007 results at First Defiance Financial Corp. were not up to our traditionally high expectations, on a relative basis within the banking industry, and despite the national economic conditions, we came through with a very solid performance. We grew loans and deposits at a consistent pace, acquired an insurance agency, opened a new office across the state line in Indiana, and announced an acquisition of a banking franchise in Michigan.

For the banking industry, 2007 will be remembered as a “subprime” year for a variety of reasons. Most notable was the dramatic impact that sub prime mortgage lending had on the balance sheet and income statement of many banks across the country. Residential real estate suffered from falling property values and, in many areas, a glut of properties on the market. In addition, the country struggled under an uncertain economic environment that created tentative consumers and cautious businesses, especially in the final quarter of 2007. For many banks these conditions resulted in decreased demand for loans and banking services, adding to the existing earnings challenges from net interest margin compression and higher credit costs.

Though these challenges were felt to some degree by all banks regardless of size or geographic location, I am proud to say that First Defiance Financial Corp. and its subsidiary, First Federal Bank of the Midwest, are among those that escaped much of the damage. We have never been involved in originating or investing in sub prime products, and we have the benefit of a strong credit culture that helped us weather the storm with a unique sense of strength and stability.

The 2007 First Defiance year-end results reflected a decrease both in earnings and credit quality due to the climate described above. However, we stayed true to our basic operating strategy and our emphasis on an unwavering credit culture, allowing us to navigate through the rough environment. We were successful in growing both loans and deposits during the year and we were especially pleased with our growth in non-interest bearing core deposits, which was a priority for us. Credit quality ratios deteriorated slightly, but our effective asset review program identifies these credits early, and we believe that we have adequately reserved for potential issues. This adherence to our core community banking philosophy along with the foresight to plan for many of these challenges resulted in a strong operating performance in 2007 relative to our peers.

Growth.   Strength.   Stability.

2007 Growth Initiatives

Despite the challenging environment, we moved forward with a number of initiatives in 2007 that will add to our future growth and strength. Among them:

•
In February, we acquired the Huber, Harger, Welt and Smith Insurance Agency located in Bowling Green, Ohio and folded it into our First Insurance & Investments business unit. Bowling Green is a robust banking market for us and the addition of this insurance office allows us to better serve all of the financial service needs in that area. This acquisition is also part of our ongoing strategy to develop and grow additional sources of non-interest income.

•
In August, we opened a new full-service banking office in Fort Wayne, Indiana, a market where we have developed a number of solid loan relationships over the years. Our goal was to expand those existing customer relationships and acquire new customers. By December, we had already generated almost $10 million in deposits, reinforcing our belief in the potential of the market.

•
In October, we announced an agreement to purchase Pavilion Bancorp, based in Adrian, Michigan. This acquisition, which is projected to close at the end of the first quarter of 2008, adds eight new banking offices and extends the First Federal Bank of the Midwest brand into southeastern Michigan. Pavilion Bancorp has a similar base of commercial and retail customers and serves the type of communities where First Federal Bank excels.

Positively Positioned for 2008

Our overall performance was certainly not reflected in our stock performance in 2007. We experienced an industry bias compounded by a geographic bias because many feel that the Midwest is economically the hardest hit region in the country. While I cannot argue with many of the economic reports on the challenges in our region, I know that there are also significant opportunities for a progressive bank to perform well here, and I think our 2007 results bear that out. If we maintain our commitment to our community financial services strategy and continue to offer high quality products and services through an experienced, trusted staff, we will continue to grow profitably.

As we proceed into 2008 we face many obstacles, but we feel positive about the way we have positioned our company for success. I see great potential for First Defiance to make our mark as the financial services leader in our new locations and continue to gain market share in our established markets. The banking landscape in a large portion of our footprint has been impacted by merger and acquisition activity and we have benefited from this disruption. We are now the largest community bank in northwest Ohio and we have a tested and proven banking strategy with a “Customer First” focus. We will continue to build on this strategy as we strive to become an even higher performing community bank. We appreciate your investment in and past support of First Defiance Financial Corp. and we look forward with you to our future growth and profitability.

Sincerely,
William J. Small
Chairman, President, and CEO

Growth.   Strength.   Stability.

Sustained Strategic Growth

We can learn a lesson or two from the way nature crafts a tree. From a mere seedling, a healthy tree grows stronger and more vibrant every year, able to withstand tempestuous winds, extreme seasonal changes and even times of drought and fire. A mature tree can tell a story through its pattern of growth rings—demonstrating ability to narrow and conserve energy in tough times and expand exponentially in favorable climates.

Trees are symbolic of the way successful banks must operate. The current financial services industry environment is unsettled. Overall economic indicators are erratic, Federal Reserve rate changes are unpredictable, and net interest margins are under constant pressure. Without a vigorous core philosophy that can withstand a myriad of economic challenges, a bank will fail to thrive in such an environment.

Jennifer Moenter (left) discusses her home building project with Cindy Metzger, branch manager of First Federal Bank in Delphos.

At First Federal Bank, we have created a community banking model that is tested and proven in small and large markets and in good and bad economic times. It is a model based on values such as putting the customer first, being a trusted advisor to our clients, making decisions locally, and consistently increasing the value of the company. By consciously and purposefully building on our goal of becoming an even higher performing community bank, we are positioned for continued steady growth despite difficult economic conditions.

Growth.   Strength.   Stability.

In 2007, First Federal Bank:

•
Experienced significant organic growth through successful targeted customer acquisition campaigns and initiatives, resulting in 14% growth in non-interest bearing deposits and a positive shift in deposit mix. The CDARS (Certificate of Deposit Registry Service) program that allows depositors to receive full FDIC coverage over $100,000, grew from 90 customers and $18 million in deposits in 2006 to 209 customers and $55 million in deposits in 2007. Likewise, the Remote Deposit Service experienced remarkable growth last year, adding 70 customers in less than twelve months. With these new accounts, First Federal Bank now regularly processes over 17,500 checks averaging $37 million remotely every month.

•
Continued our drive to be the bank of choice for commercial clients throughout our region, by adding $50.2 million in commercial loans and $22.5 million in non-residential real estate loans while still maintaining solid credit quality ratios.

Tim Harris (left), EVP, Eastern Market President of First Federal Bank meets with customer Taylor Gedert, owner of Gedert’s Greenhouse in Maumee, Ohio.

•
Maintained an even pace in mortgage lending volume, despite the national upheaval in the subprime mortgage lending market. Working diligently and prudently, First Federal Bank, which has never been involved in subprime lending practices, was able to meet and even slightly exceed 2006 mortgage loan volume levels.

•
Extended our community banking philosophy to several new markets. Our Fort Wayne, Indiana branch opened in August 2007. The new office, located on a busy thoroughfare, recorded nearly $10 million in deposits after its first five months in business. Late in the year, we announced our intention to open a banking center in Glandorf, Ohio, our second banking office in Putnam County. That office opened in February of 2008.

•
Announced an agreement with Pavilion Bancorp, Inc., based in Adrian, Michigan, to acquire the Bank of Lenawee offices. The transaction is scheduled to close in March 2008. With the addition of the eight Bank of Lenawee offices, First Federal Bank will have 36 banking offices throughout northwest Ohio, southeastern Michigan and Allen County, Indiana.

•
Introduced beneficial new products such as Private Banking, Premium Savings Account, Rapid Reduction Mortgage Loans and Advantage Home Equity Loans to meet the needs of our customers and respond to the changing rate environment.

•	Provided convenient new ways to access our banking services through a completely updated and more user-friendly, interactive website and an upgraded and more accessible telephone banking service.

•	Focused on process improvement and efficiency by consolidating back office services from four buildings into one central operations center, which opened in December 2007.

First Federal Bank Locations

(After expected Pavilion Bancorp Acquisition in 2008)

Growth.   Strength.   Stability.

Rooted in our communities

As a community bank with roots in the region dating back almost  90 years, we take seriously our responsibility to give back to our communities. Traditionally, First Federal Bank donates well over $200,000 in support funds plus countless hours of volunteer time every year to worthy causes.

In 2007, we were intimately involved in one of the worst natural disasters to hit an area of our market in a century. A severe flood devastated two of the counties in which we operate and halted banking business in two of our own banking offices—one for several days, one for over three months.

In response to the disaster, we collected relief funds in all 27 of our offices, provided free lunches to business owners and homeowners in Ottawa who were working to clean up the rubble the food left behind, mounted an internal fundraising effort for our own employees who were affected by the food waters, and donated significant funds to local chapters of the American Red Cross and The United Way to aid in the continued relief effort.

Insurance and Investment Options Multiply

•
Our approach to serving our clients’ every financial need includes the ability to offer a full slate of financial products, including investment services and insurance products. At First Federal Bank, a new Wealth Management department was created in 2007 through the integration of our Trust and Financial Advisory Services. Private Client Advisors, armed with a new compensation structure that ensures clients receive the most objective advice possible, were also equipped with up-to-date, comprehensive financial planning software to benefit customers.

•
First Insurance & Investments is the largest provider of property and casualty insurance in the Defiance, Ohio area. In February of 2007, our growth continued when First Defiance acquired the Huber, Harger, Welt and Smith insurance firm in Bowling Green, Ohio. The addition of this new insurance market to First Insurance & Investments means we are able to expand our reach, provide additional services, and continue to grow our non-interest income.

Growth.   Strength.   Stability.

First Defiance Financial Corp.
Board of Directors

William J. Small		Dwain I. Metzger
Chairman, President &		Farmer
Chief Executive Officer		Elida, Ohio
First Defiance Financial Corp.		Age 66
Age 57		Director Since 2005
Joined Company in 1994		5 & 6
1, 3, 7 & 8

Stephen L. Boomer		Gerald W. Monnin
Vice Chairman		Retired Business Owner
Lead Director		Defiance, Ohio
First Defiance Financial Corp.		Age 69
President, Arps Dairy		Director Since 1997
Defiance, Ohio		4, 5 & 6
Age 57
Director since 1994
1, 2, 4, 6, 7, & 8

John L. Bookmyer		James L. Rohrs
Executive Vice President		President & COO
Blanchard Valley		First Federal Bank
Medical Center		Executive Vice President
Age 43		First Defiance Financial Corp.
Director Since 2005		Age 60
2 & 4		Joined Company 1999,
Director Since 2002
1, 3 & 8

Douglas A. Burgei,		Samuel S. Strausbaugh
D.V.M.		Co-President &
Veterinarian		Chief Financial Officer
Napoleon, Ohio		Defiance Metal Products
Age 53		Defiance, Ohio
Director Since 1995		Age 44
3, 5 & 6		Director Since 2006
2, 3, & 8

Peter A. Diehl		Thomas A. Voigt
Retired Business Owner		Vice President &
Defiance, Ohio		General Manager
Age 57		Bryan Publishing Company
Director Since 1998		Bryan, Ohio
2, 4 & 5		Age 65
Director Since 1995
4, 5 & 6

John U. Fauster, III,	Key For Board of Directors:
D.D.S.	1. Permanent Member of Executive Committee
Dentist	2. Audit Committee
Defiance, Ohio	3. Investment Committee
Age 70	4. Compensation Committee
Director Since 1975	5. Long Range Planning Committee
3, 5 & 6	6. Corporate Governance Committee
Retires as of Annual	7. Trust Committee
Meeting 2008	8. First Insurance & Investments Board of Directors

Growth.   Strength.   Stability.

First Defiance Financial Corp.
Corporate Officers

William J. Small	James L. Rohrs
Chairman, President &	Executive Vice President &
Chief Executive Officer	Chief Operating Officer
First Defiance Financial Corp.	Joined Company in 1999
Joined Company in 1994

John C. Wahl	John W. Boesling
Executive Vice President,	Senior Vice President &
Chief Financial Officer &	Corporate Secretary
Corporate Treasurer	Age 60
Age 47	Joined Company in 1971
Joined Company in 1994

Rachel L. Ulrich	Richard J. Mitsdarfer
Executive Vice President	Senior Vice President
Human Resources	Risk Management
Age 42	Age 59
Joined Company in 1996	Joined Company in 2006

First Defiance Financial Corp. Executive Vice Presidents

(L to R): John C. Wahl, James L. Rohrs, Dennis E. Rose, Timothy K. Harris, Rachel L. Ulrich, Jeffrey D. Vereecke, Gregory R. Allen

Growth.   Strength.   Stability.

First Federal Bank of the Midwest

William J. Small	John W. Boesling	Eric A. Morman
Chairman &	Senior Vice President	Senior Vice President
Chief Executive Officer	Secretary	Commercial Lending

James L. Rohrs	Patricia A. Cooper	Michael D. Mulford
President and COO	Senior Vice President	Senior Vice President
	BSA/Security	Credit Administration

Gregory R. Allen	Lisa R. Christy	Patrick S. Rothgery
Executive Vice President	Senior Vice President	Senior Vice President
Southern Market Area President	Trust & Investment Services	Residential Lending

Timothy K. Harris	David J. Kondas	Marybeth Shunck
Executive Vice President	Senior Vice President	Senior Vice President
Eastern Market Area President	Wealth Management	Retail Banking

Dennis E. Rose, Jr.	Nancy K. Kistler	Bradley D. Spitnale
Executive Vice President	Senior Vice President	Senior Vice President
Operations	Loan Operations	Commercial Lending

Rachel L. Ulrich	Kathleen A. Miller	Mary Beth K. Weisenburger
Executive Vice President	Senior Vice President	Senior Vice President
Human Resources	Information Technology	Marketing

Jeffrey D. Vereecke	Richard J. Mitsdarfer	Paul N. Windisch
Executive Vice President	Senior Vice President	Senior Vice President
Northern Market Area President	Risk Management	Business Development

John C. Wahl
Executive Vice President – Finance
Chief Financial Officer

First Insurance & Investments, Inc.

Donald P. Hileman	Timothy S. Whetstone
Chief Executive Officer	Executive Vice President
Secretary

Steven P. Grosenbacher	Lawrence H. Woods
President	Executive Vice President
Property & Casualty

Kenneth G. Keller
Executive Vice President
Group Health & Life

Growth.   Strength.   Stability.

Community Advisory Boards:

Defiance, Ohio

Jean Hubbard
The Hubbard Company

Bryan Keller
Keller Trucking

Brad Mangas
B.E. Mangas Construction

Mike Koester
Koester Corporation

Rick Weaver
Poggemeyer Design

Delphos, Ohio

Richard Thompson
Thompson Seed Farm

Eric Fritz
Delphos Ace Hardware, Delphos
Rental Corp. and Bobcat of Lima

Perry Wiltsie
Vanamatic Company

Findlay, Ohio

James Koehler
Country Club Acres, Inc.

Paul Kramer
Kramer Enterprises, Inc.

M. Michael Roberts
dmh Toyota-Lift

Dr. Alan Tong
Cascade Women’s Health

Fostoria, Ohio

Mark Baker
Roppe Holding Company

Frank Kinn
Business/Financial Consultant

Lynn Radabaugh
Maple Grove Quarry, Inc.

Tom Reineke
Reineke Ford

David Whitta
Whitta Construction, Inc.

Hicksville, Ohio

Larry Haver
Mayor of Hicksville

Michael Headley
H&W Automotive Parts, Inc.

Robert Ramus
Robert Ramus, D.D.S.

Lima, Ohio

Tim DeHaven
DeHaven Garden Center

Don Fischer
Cappie Sportswear

Jerry Johnson
Attorney

Robert J. Schulte, Jr.
HR Services

Greg Wannemacher
Wannemacher Enterprises

Napoleon, Ohio

Greg Beck
Beck Construction

Jeffery Spangler
Holgate Metal Fab, Inc.

Kay Wesche
Henry County
Development Services

Brad Westhoven
Midwest Wood Trim, Inc.

Susan Witt
Engineer, Gerken Paving

Ottawa, Ohio

Kevin Ellerbrock
Kevin Ellerbrock Construction

Kenneth Konst
Farmer

Mike Ruhe
Ret. Supt. O-G Schools

Dean Walther
Optometrist

Paulding, Ohio

Joseph Burkard
Paulding County Prosecutor

William Shugars
Paulding School Administration

Wauseon, Ohio

Kerry Ackerman
J & B Feed Company

Bill Fortier
Aquatek Water Conditioning

Leon Mann
Trailite Sales, Inc.

Steven McElrath
BMW Services

Williams County, Ohio

Stacey Bock
Midwest Community
Health Associates

Walter Bumb
D.D.S.

LeRoy Feather
Retired

Renee Isaac
Educator

Martin Sostoi
Attorney

James (Chip) Wood
Bryan Ford Lincoln Mercury

Chad Tinkel
Community Hospitals
of Williams County

Growth.   Strength.   Stability.

Financial Information
Table of Contents

Selected Consolidated Financial Data	12

Management’s Discussion and Analysis of Financial Conditions and Results of Operations	14

Management’s Report on Internal Control Over Financial Reporting	31

Reports of Independent Registered Public Accounting Firm	32

Consolidated Statements of Financial Condition	34

Consolidated Statements of Income	35

Consolidated Statements of Stockholders’ Equity	36

Consolidated Statements of Cash Flow	37

Notes to Consolidated Financial Statements	39

Growth.   Strength.   Stability.

Selected Consolidated Financial Data

The following table is derived from the Company’s audited financial statements as of and for the five years ended December 31, 2007. The following consolidated selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and related notes included elsewhere in this Annual Report. Accordingly, the operating results of the acquired companies are included with the Company’s results of operations since their respective dates of acquisition.

	As of and For the Year Ended December 31,
	2007	2006	2005	2004	2003
	(Dollars in Thousands, Except Per Share Data
Financial Condition:
Total assets	$1,609,404	$1,527,879	$1,461,082	$1,126,667	$1,040,599
Investment securities	113,487	112,123	114,854	139,258	171,035
Loans held-to maturity, net	1,275,806	1,226,310	1,164,481	878,912	735,255
Allowance for loan losses	13,890	13,579	13,673	9,956	8,844
Nonperforming assets (1)	11,677	9,675	5,356	1,990	2,949
Deposits and borrowers’ escrow balances	1,218,620	1,139,112	1,070,106	797,979	729,227
FHLB advances	139,536	162,228	180,960	178,213	164,522
Stockholders’ equity	165,954	159,825	151,216	126,874	124,269
Share Information:
Basic earnings per share	$1.96	$2.22	$1.75	$1.77	$2.00
Diluted earnings per share	1.94	2.18	1.69	1.69	1.91
Book value per common share	23.51	22.38	21.34	20.20	19.64
Tangible book value per common share	17.79	16.99	15.81	17.19	16.39
Cash dividends per common share	1.01	0.97	0.90	0.82	0.65
Weighted average diluted shares outstanding	7,178	7,163	7,096	6,371	6,319
Shares outstanding end of period	7,059	7,142	7,085	6,280	6,328
Operations:
Interest income	$98,751	$93,065	$76,174	$54,731	$50,629
Interest expense	50,089	44,043	28,892	20,381	20,855
Net interest income	48,662	49,022	47,282	34,350	29,774
Provision for loan losses	2,306	1,756	1,442	1,548	1,719
Non-interest income	22,130	19,624	15,925	13,996	16,843
Non-interest expense	48,113	43,839	43,942	31,200	27,126
Income before tax	20,373	23,051	17,823	15,598	17,772
Federal income tax	6,469	7,451	5,853	4,802	5,690
Net Income	13,904	15,600	11,970	10,796	12,082

Growth.   Strength.   Stability.

	As of and For the Year Ended December 31,
	2007	2006	2005	2004	2003
Performance Ratios:
Return on average assets	0.90%	1.04%	0.88%	1.01%	1.24%
Return on average equity	8.48%	10.03%	8.26%	8.57%	9.97%
Interest rate spread (2)	3.17%	3.37%	3.63%	3.37%	3.13%
Net interest margin (2)	3.55%	3.68%	3.87%	3.60%	3.42%
Ratio of operating expense to average total assets	3.11%	2.93%	3.22%	2.98%	2.91%
Efficiency ratio	67.29%	63.31%	70.18%	65.91%	60.31%
Capital Ratios:
Equity to total assets at end of period	10.31%	10.46%	10.35%	11.26%	11.94%
Tangible equity to tangible assets at end of period	8.00%	8.15%	7.88%	9.74%	10.17%
Average equity to average assets	10.62%	10.40%	10.62%	11.76%	12.43%
Asset Quality Ratios:
Nonperforming assets to total assets at end of period (1)	0.73%	0.64%	0.37%	0.18%	0.28%
Allowance for loan losses to total loans receivable	1.08%	1.10%	1.16%	1.13%	1.19%
Net charge-offs to average loans	0.16%	0.15%	0.07%	0.05%	0.06%

(1)
Nonperforming assets consist of non-accrual loans that are contractually past due 90 days or more; loans that are deemed impaired under the criteria of FASB Statement No. 114; and real estate, mobile homes and other assets acquired by foreclosure or deed-in-lieu thereof.

(2
Interest rate spread represents the difference between the weighted average yield on interest-earnings assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earnings assets. Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%.

Growth.   Strength.   Stability.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in such forward-looking statements.

The following section presents information to assess the financial condition and results of operations of First Defiance Financial Corp.(“First Defiance”).This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this Annual Report.

Overview

First Defiance is a unitary thrift holding company which conducts business through its subsidiaries, First Federal Bank of the Midwest (“First Federal”) and First Insurance and Investments (“First Insurance”).

First Federal is a federally chartered savings bank that provides financial services to communities based in northwest Ohio and northeast Indiana where it operates 28 full service banking centers in 12 northwest Ohio counties and 1 northeast Indiana county. First Federal opened its 27th center on August 6, 2007 in Fort Wayne, Indiana and its 28th center on February 11, 2008 in Glandorf, Ohio.

On February 28, 2007, First Defiance acquired Huber, Harger, Welt and Smith (“HHWS”), an insurance agency headquartered in Bowling Green, Ohio for a purchase price comprised of 76,435 shares of First Defiance common stock and future consideration to be paid in 2009 and 2010. As of December 31, 2007, management has determined goodwill of $1.7 million and identifiable intangible assets of $800,000 consisting of customer relationship intangible of $620,000 and a non-compete intangible of $180,000. For more details on the HHWS acquisition, see Note 3 – Acquisitions in the Notes to the Financial Statements.

On January 21, 2005, First Defiance acquired ComBanc, Inc., headquartered in Delphos, Ohio in a transaction valued at $38.3 million including acquisition costs. ComBanc’s subsidiary, the Commercial Bank, operated four banking offices in Delphos, Lima and Elida, Ohio. On April 8, 2005, First Defiance acquired The Genoa Savings and Loan Company (Genoa), in an $11.2 million transaction. Genoa operated offices in Genoa, Oregon, Perrysburg and Maumee, Ohio. The acquired Maumee office was merged with First Federal’s existing Maumee office. First Defiance acquired $117.5 million of loans and $163.7 million of deposits in the ComBanc acquisition and $66.9 million of loans and $76.8 million of deposits in the Genoa transaction. For more details on the ComBanc and Genoa acquisitions, see Note 3 – Acquisitions in the Notes to the Financial Statements.

First Federal provides a broad range of financial services including checking accounts, savings accounts, certificates of deposit, real estate mortgage loans, commercial loans, consumer loans, home equity loans and trust and wealth management services through its extensive branch network.

First Insurance sells a variety of property and casualty, group health and life, and individual health and life insurance products. Insurance products are sold through First Insurance’s offices in Defiance and Bowling Green, Ohio.

Pending Acquisition

On October 2, 2007, First Defiance entered into an Agreement and Plan of Merger with Pavilion Bancorp, Inc (“Pavilion”).Under the terms of the Agreement, First Defiance will acquire Pavilion and its wholly owned subsidiary, Bank of Lenawee, which is headquartered in Adrian, Michigan. First Defiance has agreed to purchase the outstanding shares of Pavilion for 1.4209 shares of First Defiance common stock plus $37.50 in cash. Management expects one-time costs, including acquisition related and restructuring charges, will not exceed $3.8 million on a pre-tax basis over the integration period. The cash portion of the acquisition will be financed from existing sources of liquidity, including a line of credit facility at First Defiance.

Growth.   Strength.   Stability.

Upon completion of the acquisition, on a pro forma basis using September 30, 2007 data, First Defiance will have approximately $1.88 billion in assets, $1.49 billion in loans, $1.44 billion in total deposits, and $192.5 million in shareholders’ equity. The acquisition is expected to result in approximately $27.1 million in additional goodwill and other intangibles. Management expects the transaction, which is subject to regulatory and Pavilion shareholder approval, to close late in the first quarter of 2008.

Financial Condition

Assets at December 31, 2007 totaled $1.61 billion compared to $1.53 billion at December 31, 2006, an increase of $81.5 million or 5.3%. The majority of First Defiance’s asset growth was in loans receivable, which increased by $49.5 million, or 4.0% to $1.28 billion at December 31, 2007 after allowance for loan losses, from $1.23 billion at December 31, 2006. The increase in assets was funded through growth in deposits, which increased by $79.4 million or 7.0%, to $1.22 billion at December 31, 2007 from $1.14 billion at December 31, 2006.

Securities

The securities portfolio increased $1.4 million to $113.5 million at December 31, 2007. The activity in the portfolio in 2007 included $28.9 million of purchases, $25.7 million of amortization and maturities, $2.5 million of sales and a net increase of $707,000 in market value on available-for-sale securities. Management utilizes its securities portfolio for liquidity purposes. The investment portfolio has declined from a high of $213.5 million at the end of 2002 as maturing securities have been used to fund loan growth. Management does not believe the securities portfolio will decline further from the level it was on December 31, 2007.

Loans

Gross Loans receivable increased by $49.8 million or 4.0% to $1.29 billion at December 31, 2007 from $1.24 billion at December 31, 2006. The most significant growth occurred in commercial loans, which increased by $50.2 million between December 31, 2006 and December 31, 2007, and in non-residential and multi-family real estate loans, which increased by $22.0 million. First Defiance also experienced $5.3 million of growth in its home equity and improvement loans. One-to-four family residential loans and construction loans declined by $21.8 million between the end of 2006 and the end of 2007 (net of undisbursed loan funds) and consumer finance loans declined by $6.0 million.

The majority of First Defiance’s non-residential real estate and commercial loans are to small and mid-sized businesses. The combined commercial, non-residential real estate and multi-family real estate loan portfolios totaled $884.9 million and $812.8 million at December 31, 2007 and 2006 respectively and accounted for approximately 68.6% and 65.5% of First Defiance’s loan portfolio at the end of those respective periods. First Defiance believes it has been able to establish itself as a leader in its market area in the commercial and commercial real estate lending area by hiring experienced lenders and providing a high level of customer service to its commercial lending clients.

The one-to-four family residential portfolio, including residential construction loans, totaled $240.0 million at December 31, 2007, down from $261.7 million at the end of 2006. At the end of 2007 those loans comprised 18.6% of the total loan portfolio, down from 21.1% at December 31, 2006. The decline in the mortgage portfolio reflects the Company’s strategy of selling the majority of its mortgage production in the secondary market, most of it with servicing retained. The level of residential loan production did not change significantly between 2006 and 2007.

Home equity and home improvement loans grew to $128.1 million at December 31, 2007, up from $122.8 million at the end of 2006. For both periods, home equity and improvement loans represented 9.9% of total loans.

Consumer finance loans were just $37.7 million at December 31, 2007, down from $43.8 million at the end of 2006. These loans comprised just 2.9% and 3.5% of the total portfolio at December 31, 2007 and 2006 respectively. The decline in balance reflects the Company’s strategy of not pricing aggressively in this highly competitive segment of the market.

Growth.   Strength.   Stability.

Allowance for Loan Losses

The allowance for loan losses represents management’s assessment of the estimated probable credit losses in the loan portfolio at each balance sheet date. Management analyzes the adequacy of the allowance for loan losses regularly through reviews of the loan portfolio. Consideration is given to economic conditions, changes in interest rates and the effect of such changes on collateral values and borrower’s ability to pay, changes in the composition of the loan portfolio, and trends in past due and non-performing loan balances. The allowance for loan losses is a material estimate that is susceptible to significant fluctuation and is established through a provision for loan losses based on management’s evaluation of the inherent risk in the loan portfolio. In addition to extensive in-house loan monitoring procedures, the Company utilizes an outside party to conduct an independent loan review of all commercial loan and commercial real estate loan relationships that exceed $250,000 of aggregate exposure. Management utilizes the results of this outside loan review to assess the effectiveness of its internal loan grading system as well as to assist in the assessment of the overall adequacy of the allowance for loan losses associated with these type of loans.

At December 31, 2007, the allowance for loan losses was $13.9 million compared to $13.6 million at December 31, 2006, an increase of $311,000 or 2.3%. Those balances represented 1.08% and 1.10% of outstanding loans as of December 31, 2007 and December 31, 2006 respectively. That increase was the result of net charge-offs of $2.0 million being less than the $2.3 million provision for loan losses. The net charge-offs in 2007 were slightly higher than the $1.9 million charged off by the Company in the year ended December 31, 2006. Both years’ net charge-offs were high by First Defiance’s historic standards. Of the $2.0 million of net charge-offs in 2007, $1.2 million were provided for in the allowance for loan losses at December 31, 2006.

Total classified assets increased to $51.6 million at December 31, 2007, compared to $40.8 million at December 31, 2006. At December 31, 2007, a total of $16.7 million of loans are classified as substandard for which some level of reserve ranging between 5% and 50% of the outstanding balance is required. A total of $34.5 million in additional credits were classified as substandard at December 31, 2007 for which no reserve is required because of factors such as the level of collateral or the strength of guarantors. First Defiance also has classified $359,000 of loans doubtful at December 31, 2007. By contrast, at December 31, 2006, a total of $14.3 million of loans were classified as substandard for which some level of reserve was required and $25.7 million were classified as substandard which did not require any reserve. $685,000 was classified as doubtful at December 31, 2006.

First Defiance’s ratio of allowance for loan losses to non-performing loans dropped from 186.4% at the end of 2006 to 150.7% at December 31, 2007. Although the amount of non-performing loans increased during 2007, management determined that only a small amount of additional allowance was required because of factors such as collateral values and creditworthiness of guarantors. Management monitors collateral values of all loans included on the watch list that are collateral dependent and believes that allowances for those loans at December 31, 2007 are appropriate.

At December 31, 2007, First Defiance had total non-performing assets of $11.7 million, compared to $9.7 million at December 31, 2006. Non-performing assets include loans that are 90 days past due and all real estate owned and other foreclosed assets. Non-performing assets at December 31, 2007 and 2006 by category were as follows:

Growth.   Strength.   Stability.

	December 31,
	2007	2006
	(In Thousands)
Non-performing loans:
Single-family residential	$2,608	$1,980
Non-residential and multi-family residential real estate	5,917	4,977
Commercial	675	272
Consumer finance	17	54
Total non-performing loans	9,217	7,283
Real estate owned and repossessed assets	2,460	2,392
Total non-performing assets	$11,677	$9,675

The increase in non-performing loans between December 31, 2006 and December 31, 2007 is primarily in commercial and non-residential and multi-family real estate loans. The combined balance of those type of non-performing loans was $1.3 million higher at December 31, 2007 compared to December 31, 2006. Approximately $847,000 of 2006 non-performing loans are still considered non-performing loans at December 31, 2007 and $1.5 million of real estate owned at December 31, 2007 was in non-performing non-residential real estate loans at December 31, 2006. The commercial, non-residential real estate, and multi-family real estate loans that are non-performing at December 31, are comprised of 19 relationships, with two relationships making up $4.9 million of the $6.6 million total. The allowance for loan losses includes $1.2 million for those two relationships. By comparison, at December 31, 2006, 20 loans made up the $5.2 million of commercial and non-residential real estate and multi-family real estate loans that were non-performing and the largest two loans comprised $4.0 million of the total.

Non-performing loans in the single-family residential, non-residential and multi-family residential real estate and commercial loan categories represent 1.12%, .98% and 0.24% of the total loans in those categories respectively at December 31, 2007 compared to 0.79%, 0.86% and 0.12% respectively for the same categories at December 31, 2006. While the level of non-performing loans has increased, year over year, management believes that the current allowance for loan losses is appropriate and that the provision for loan losses recorded in 2007 is consistent with both charge-off experience and the strength of the overall credits in the portfolio.

Management also assesses the value of real estate owned as of the end of each accounting period and recognizes write-downs to the value of that real estate in the income statement if conditions dictate. In 2007, First Defiance recorded OREO write-downs that totaled $698,000. These amounts were included in other non-interest expense. Management believes that the values recorded at December 31, 2007 for real estate owned and repossessed assets represent the realizable value of such assets.

First Defiance also utilizes a general reserve percentage for loans not otherwise classified which ranges from 0.112% for mortgage loans to 1.05% for commercial and non-residential real estate loans. The reserve percentage utilized for those loans is based on both historical losses in the Company’s portfolio, national statistics on loss percentages provided by the Federal Deposit Insurance Corporation, and empirical evidence regarding the strength of the economy in First Defiance’s general market area.

Growth.   Strength.   Stability.

Loans Acquired with Impairment

Certain loans acquired in the ComBanc and Genoa acquisitions had evidence that the credit quality of the loan had deteriorated since its origination and in management’s assessment at the acquisition date it was probable that First Defiance would be unable to collect all contractually required payments due. In accordance with American Institute of Certified Public Accountants Statement of Position 03-3 – Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”), these loans were recorded based on management’s estimate of the fair value of the loans. At the acquisition date of January 21, 2005, loans with a contractual receivable of $3.4 million were acquired from Combanc that were deemed impaired. Those loans were recorded at a net realizable value of $2.0 million. On April 8, 2005, loans with contractual receivable totals of $1.5 million were acquired from Genoa that were deemed impaired. Those loans were recorded at a net realizable value of $721,000. As of December 31, 2007, the total contractual receivable for those loans was $3.0 million and the recorded value was $1.7 million.

High Loan-to-Value Mortgage Loans

The majority of First Defiance’s mortgage loans are collateralized by one-to-four-family residential real estate, have loan-to-value ratios of 80% or less, and are made to borrowers in good credit standing. First Federal usually requires residential mortgage loan borrowers whose loan-to-value is greater than 80% to purchase private mortgage insurance (PMI).Management also periodically reviews and monitors the financial viability of its PMI providers.

First Federal does originate and retain a limited number of residential mortgage loans with loan-to-value ratios that exceed 80% where PMI is not required if the borrower possesses other demonstrable strengths. The loan-to-value ratios on these loans are generally limited to 85% and exceptions must be approved by First Federal’s senior loan committee. Management monitors the balance of one-to-four family residential loans, including home equity loans and committed lines of credit, that exceed certain loan to value standards (90% for owner occupied residences, 85% for non-owner occupied residences and one-to-four family construction loans, 75% for developed land and 65% for raw land).Total loans that exceed those standards at December 31, 2007 totaled $25.9 million, compared to $33.1 million at December 31, 2006.These loans are generally paying as agreed.

First Defiance does not make interest-only first-mortgage residential loans, nor does it have residential mortgage loan products, or other consumer products that allow negative amortization.

Goodwill and Intangible Assets

Goodwill increased $1.7 million to $36.8 million at December 31, 2007, from $35.1 million at December 31, 2006, the result of the HHWS acquisition. No impairment of goodwill was recorded in 2007 or 2006. Core deposit intangibles and other intangible assets increased $154,000 during 2007 to $3.6 million from $3.4 million at the end of 2006. The HHWS acquisition increased intangibles by $800,000 in 2007, which was offset by the recognition of $646,000 of routine amortization expense during the year.

Growth.   Strength.   Stability.

Deposits

Total deposits at December 31, 2007 were $1.22 billion compared to $1.14 billion at December 31, 2006, an increase of $79.4 million or 7.0%. Non-interest bearing checking accounts grew by $15.2 million, money market and interest bearing checking accounts grew by $36.4 million, savings grew by $31.4 million, and certificates of deposit increased by $13.7 million. Management periodically utilizes brokered certificates of deposit to supplement its funding needs. Due to the growth in retail deposits in 2007, the balance of brokered CD’s has decreased to $408,000 at December 31, 2007, from $17.6 million at December 31, 2006.

Borrowings

FHLB advances totaled $139.5 million at December 31, 2007 compared to $162.2 million at December 31, 2006. The balance at the end of 2007 includes $45.0 million of convertible advances with rates ranging from 4.71% to 5.84%. These advances are all callable by the FHLB, at which point they would convert to a three-month LIBOR advance if not paid off. Those advances have final maturity dates ranging from 2010 to 2013. In addition, First Defiance has advances totaling $27 million that are callable by the FHLB only if the three-month LIBOR rate exceeds a strike rate ranging from 7.5% to 8.0%. The rate on those advances ranges from 3.48% to 5.14%. First Defiance also has $45.0 million of three-month LIBOR-based advances with rates ranging from 5.15% to 5.24%; $11.2 million outstanding under a series of fixed-rate loans and $11.3 million borrowed on an overnight basis at December 31, 2007.

First Defiance also has $30.1 million of securities that have been sold at December 31, 2007 with agreements to repurchase, compared to $30.4 million of repurchase funding at December 31, 2006.

In March 2007, the Company issued $15.5 million of Subordinated Debentures. These debentures were issued to an unconsolidated affiliated trust that purchased them with the proceeds from a $15 million issue of trust preferred securities to an outside party. The proceeds of the Subordinated Debentures were used for general corporate purposes. The Subordinated Debentures have a fixed rate equal to 6.441% for the first five years and a floating interest rate based on three-month LIBOR plus 1.50% thereafter. First Defiance also has $20.6 million of subordinated debentures issued in 2005 which have a rate equal to three-month LIBOR plus 1.38%, or 6.37% at December 31, 2007.

Capital Resources

Total stockholders’ equity increased $6.1 million to $166.0 million at December 31, 2007. This increase is primarily the result of the Company’s $13.9 million of net income and $2.3 million of stock issued in conjunction with the acquisition of HHWS. The increases were mostly offset by $7.1 million of dividends ($1.01 per share declared) and $5.2 million of treasury share repurchases. In 2003 the Company’s board of directors authorized the repurchase of 640,000 shares. A total of 187,899 shares were repurchased in 2007 under that program at an average cost of $26.20, thus reducing stockholders’ equity by $4.9 million. A total of 122,859 shares remain to be purchased under the authorization. Also during 2007, a total of 36,865 stock options were exercised by employees, resulting in a $521,000 increase in stockholders’ equity. In exercising those options, certain employees paid their option exercise price by returning shares to the Company, which reduced equity by approximately $240,000.A total of 8,575 shares were returned to the Company in conjunction with option exercises at an average price of $28.01 per share. The $64,000 tax benefit realized in conjunction with the exercise of stock options was also recorded as an increase in equity.

Growth.   Strength.   Stability.

Results of Operations
Summary

First Defiance reported net income of $13.9 million for the year ended December 31, 2007 compared to $15.6 million and $12.0 million for the years ended December 31, 2006 and 2005 respectively. On a diluted per share basis, First Defiance earned $1.94 in 2007, $2.18 in 2006 and $1.69 in 2005.

The 2005 net income amount includes $3.5 million of acquisition related costs that were incurred as part of the ComBanc and Genoa acquisitions. These costs included such items as the expense to terminate data processing contracts, severance agreements with employees who were not retained, and other costs resulting from the acquisition or related transition efforts. After tax, these costs amounted to $2.3 million, or $.32 per share. Excluding these items, core earnings were $13.9 million, $15.6 million and $14.2 million for the years ended December 31, 2007, 2006 and 2005 respectively. On a diluted per share basis, core earnings amounted to $1.94, $2.18 and $2.01 for those three periods. A reconciliation of GAAP earnings to core earnings is as follows:

	Year Ended December 31,
	2007	2006	2005
	(In Thousands)
GAAP Net Income	$13,904	$15,600	$11,970
One-time acquisition related charges	−	−	3,476
Tax effect	−	−	(1,217)
Core Operating Earnings	$13,904	$15,600	$14,229
Basic earnings per share:
GAAP	$1.96	$2.22	$1.75
Core Operating Earnings	$1.96	$2.22	$2.08
Diluted earnings per share:
GAAP	$1.94	$2.18	$1.69
Core Operating Earnings	$1.94	$2.18	$2.01

Net Interest Income

First Defiance’s net interest income is determined by its interest rate spread (i.e. the difference between the yields on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income was $48.7 million for the year ended December 31, 2007 compared to $49.0 million and $47.3 million for the years ended December 31, 2006 and 2005 respectively. The tax-equivalent net interest margin was 3.55%, 3.68% and 3.87% for the years ended December 31, 2007, 2006 and 2005 respectively. The decrease in margin between 2006 and 2007 is due to a declining interest rate spread, which decreased to 3.17% for the year ended December 31, 2007 compared to 3.37% for 2006. The decline in spread between 2007 and 2006 occurred due to interest-earning asset yields increasing by just 20 basis points (to 7.15% in 2007 from 6.95% in 2006) while the cost of interest bearing liabilities between the two periods increased by 40 basis points (to 3.98% in 2007 from 3.58% in 2006).The margin compression caused by the narrowing interest rate spread was mitigated somewhat by a $9.2 million increase in the average balance of non-interest bearing deposits in 2007 compared to 2006 and an $8.5 million increase in average shareholders’ equity between the two periods.

The decrease in margin between 2006 and 2005 is due to a declining interest rate spread, which decreased to 3.37% for the year ended December 31, 2006 compared to 3.63% for 2005. The decline in spread between 2005 and 2006 occurred due to interest-earning asset yields increasing by just 75 basis points (to 6.95% in 2006 from 6.20% in 2005) while the cost of interest bearing liabilities between the two periods increased by 101 basis points (to 3.58% in 2006 from 2.57% in 2005).The margin compression resulting from narrowing spreads was slightly offset by an $8.3 million increase in non-interest bearing deposits and a $10.6 million increase in average equity.

Growth.   Strength.   Stability.

Total interest income increased by $5.7 million, or 6.1% to $98.8 million for the year ended December 31, 2007 from $93.1 million for the year ended December 31, 2006. The increase in interest income was due to an increase in the average balance in loans receivable, to $1.24 billion for the twelve months of 2007 compared to $1.21 billion for 2006. In addition to the increase in loan balances, the average tax-equivalent yield on loans increased to 7.32% for 2007 compared to 7.13% in 2006, a 19 basis point improvement. Interest income from loans increased to $90.9 million for 2007 compared to $86.2 million in 2006 which represented growth of 5.4%.

During the same period the average balance of investment securities dropped to $112.6 million for 2007 from $116.7 million for the year ended December 31, 2006. Interest income from the investment portfolio increased $90,000 to $5.7 million in 2007 from $5.6 million in 2006. The increase is due to the 38 basis point increase in the tax-equivalent yield as lower yielding securities matured and higher yielding securities were purchased in 2007. The tax-equivalent yield on the investment portfolio was 5.68% in 2007 compared to 5.30% in 2006. The investment portfolio yield increased despite a narrowing of the overall duration of investments, to 3.7 years at December 31, 2007 from 4.1 years at December 31, 2006.

Interest expense increased by $6.1 million in 2007 compared to 2006, to $50.1 million from $44.0 million. This increase was due to a $28.4 million increase in the average balance of interest bearing liabilities in 2007 compared to 2006 as well as a 40 basis point increase in the average cost of those liabilities. The balance of interest-bearing deposits increased by $64.2 million at December 31, 2007 compared to December 31, 2006. Interest expense related to interest-bearing deposits was $40.4 million in 2007 and $33.3 million in 2006. Expenses on FHLB advances and other interest bearing funding sources were $6.9 million and $729,000 respectively in 2007 and $8.9 million and $577,000 respectively in 2006. First Defiance issued $15.5 million of junior subordinated debentures in the first quarter of 2007 in conjunction with a trust preferred offering by an unconsolidated affiliated subsidiary and $20.6 million of similar debentures in an offering in October, 2005. Interest expense recognized by the Company related to subordinated debentures was $2.1 million in 2007 compared to $1.3 million in 2006.

Total interest income increased by $16.9 million, or 22.1% to $93.1 million for the year ended December 31, 2006 from $76.2 million for the year ended December 31, 2005. The increase in interest income was due to an increase in the average balance in loans receivable, to $1.21 billion for the twelve months of 2006 compared to $1.09 billion for 2005. In addition to the increase in loan balances, the average tax-equivalent yield on loans increased to 7.13% for 2006 compared to 6.40% in 2005, a 73 basis point improvement. Interest income from loans increased to $86.2 million for 2006 compared to $69.7 million in 2005 which represented growth of 23.7%.

During the same period, interest income from the investment portfolio increased $372,000, to $5.6 million in 2006 from $5.3 million in 2005. The increase is due to the 42 basis point increase in the yield as lower yielding securities matured in 2006, which offset a decline in the average portfolio balance, to $116.7 million for 2006 from $121.5 million for the year ended December 31, 2005. The tax equivalent yield on the investment portfolio was 5.30% in 2006 compared to 4.88% in 2005.

Interest expense increased by $15.2 million in 2006 compared to 2005, to $44.0 million from $28.9 million. This increase was due to a $106.8 million increase in the average balance of interest bearing liabilities in 2006 compared to 2005 as well as a 101 basis point increase in the average cost of those liabilities. The balance of interest-bearing deposits increased by $66.1 million between December 31, 2005 and December 31, 2006. Of that growth, $44.9 million was in certificates of deposit, which have a higher cost than transaction accounts. Interest expense related to interest-bearing deposits was $33.3 million in 2006 and $20.6 million in 2005. Expenses on FHLB advances and other interest bearing funding sources were $9.5 million in 2006 and $8.1 million in 2005. First Defiance issued $20.6 million of junior subordinated debentures in the fourth quarter of 2005 in conjunction with a trust preferred offering by an unconsolidated affiliated subsidiary. Interest expense recognized by the Company related to those subordinated debentures was $1.3 million in 2006 compared to just $201,000 in 2005.

Growth.   Strength.   Stability.

The following table shows an analysis of net interest margin on a tax equivalent basis for the years ended December 31, 2007, 2006 and 2005:

				Year Ended December 31,
		2007			2006			2005
	Average Balance	Interest (1)	Yield/Rate (2)	Average Balance	Interest (1)	Yield/Rate (2)	Average Balance	Interest (1)	Yield/Rate (2)
	(Dollars in Thousands)
Interest-Earning Assets:
Loans receivable	$1,241,817	$90,913	7.32%	$1,209,498	$86,237	7.13%	$1,089,942	$69,732	6.40%
Securities	112,577	6,414	5.68%	116,718	6,217	5.30%	121,510	5,873	4.88%
Interest-earning deposits	18,161	924	5.09%	3,483	165	4.74%	10,410	364	3.50%
Dividends on FHLB stock	18,585	1,226	6.60%	17,926	1,042	5.81%	16,352	829	5.07%
Total interest-earning assets	1,391,140	99,477	7.15%	1,347,625	93,661	6.95%	1,238,214	76,798	6.20%
Non-interest-earning assets	153,229			148,136			126,583
Total Assets	$1,544,369			$1,495,761			$1,364,797
Interest-Bearing Liabilities:
Interest-bearing deposits	$1,064,960	$40,356	3.79%	$1,006,468	$33,273	3.31%	$932,036	$20,615	2.21%
FHLB advances	136,484	6,889	5.05%	181,869	8,885	4.88%	167,427	7,625	4.54%
Other borrowings	23,841	729	3.06%	20,398	577	2.86%	19,639	451	2.41%
Subordinated debentures	32,435	2,115	6.52%	20,619	1,308	6.34%	3,441	201	5.84%
Total interest-bearing liabilities	1,257,720	50,089	3.98%	1,229,354	44,043	3.58%	1,122,543	28,892	2.57%
Non-interest bearing demand deposits	104,200	–		95,044	−		86,741	−
Total including non-interest-bearing demand deposits	1,361,920	50,089	3.68%	1,324,398	44,043	3.33%	1,209,284	28,892	2.39%
Other non-interest liabilities	18,391			15,815			10,530
Total Liabilities	1,380,311			1,340,213			1,219,814
Stockholders’ equity	164,058			155,548			144,983
Total liabilities and stockholders’ equity	$1,544,369			$1,495,761			$1,364,797
Net interest income; interest rate spread (3)		$49,388	3.17%		$49,618	3.37%		$47,906	3.63%
Net interest margin (4)			3.55%			3.68%			3.87%
Average interest-earning assets to average interest bearing liabilities			110.6%			109.6%			110.3%

(1)
Interest on certain tax exempt loans (amounting to $87,000, $48,000 and $47,000 in 2007, 2006 and 2005 respectively) and tax-exempt securities ($1.3 million, $1.1 million and $1.2 million in 2007, 2006 and 2005) is not taxable for Federal income tax purposes. The average balance of such loans was $1.8 million, $1.0 million and $1.0 million in 2007, 2006 and 2005 while the average balance of such securities was $27.3 million, $25.2 million and $25.1 million in 2007, 2006 and 2005 respectively. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.

(2)
At December 31, 2007, the yields earned and rates paid were as follows: loans receivable, 7.07%; securities, 5.15%; FHLB stock, 7.00%; total interest-earning assets, 6.92%; deposits, 3.25%; FHLB advances, 4.92%; other borrowings, 3.14%; total interest-bearing liabilities, 3.42%; and interest rate spread, 3.50%.

(3)	Interest rate spread is the difference in the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin is net interest income divided by average interest-earning assets.

Growth.   Strength.   Stability.

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected First Defiance’s tax-equivalent interest income and interest expense during the periods indicated.For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) change in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume.The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31,
		2007 vs. 2006			2006 vs. 2005
	Increase (decrease) due to rate	Increase (decrease) due to volume	Total increase (decrease)	Increase (decrease) due to rate	Increase (decrease) due to volume	Total increase (decrease)
Interest-Earning Assets
Loans	$2,341	$2,335	$4,676	$8,428	$8,077	$16,505
Securities	423	(226)	197	561	(217)	344
Interest-earning deposits	13	746	759	227	(426)	(199
FHLB stock	145	39	184	129	84	213
Total interest-earning assets	$2,922	$2,894	$5,816	$9,345	$7,518	$16,863
Interest-Bearing Liabilities
Deposits	$5,069	$2,014	$7,083	$10,898	$1,760	$12,658
FHLB advances	286	(2,282)	(1,996)	586	674	1,260
Term notes	49	103	152	105	21	126
Subordinated Debentures	37	770	807	19	1,088	1,107
Total interest- bearing liabilities	$5,441	$605	$6,046	$11,608	$3,543	$15,151
Increase (decrease) in net interest income			$(230)			$1,712

Provision for Loan Losses — First Defiance’s provision for loan losses was $2.3 million for the year ended December 31, 2007 compared to $1.8 million and $1.4 million for the years ended December 31, 2006 and 2005 respectively.

Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management to absorb probable losses in the loan portfolio. Factors considered by management include identifiable risk in the portfolios; historical experience; the volume and type of lending conducted by First Defiance; the amount of non-performing assets, including loans which meet the FASB Statement No.114 definition of impaired; the amount of assets graded by management as substandard, doubtful, or loss; general economic conditions, particularly as they relate to First Defiance’s market areas; and other factors related to the collectability of First Defiance’s loan portfolio. See also Allowance for Loan Losses in Management’s Discussion and Analysis and Note 7 to the audited financial statements.

Non-interest Income — Non-interest income increased by $2.5 million or 12.8% in 2007 to $22.1 million from $19.6 million for the year ended December 31, 2006. That followed an increase of $3.7 million or 23.2% in 2006 from $15.9 million in 2005. Most of the increase in both 2007 and 2006 was in service fees and other charges, which increased to $10.8 million for the year ended December 31, 2007 from $9.3 million for 2006 and $5.6 million for 2005; an increase of $1.5 million or 16.0% from 2006 to 2007 and an increase of $3.7 million, or 66.0% from 2005 to 2006. This growth in 2006 and 2007 was primarily related to checking account charges, the result of the implementation of an overdraft product in March of 2006.

First Defiance’s overdraft privilege program generally provides for the automatic payment of modest overdraft limits on all accounts deemed to be in good standing when the account is accessed using paper-based check processing, a teller withdrawal, a point-of-sale terminal, an ACH transaction, or an ATM.To be in good standing, an account must be brought to a positive balance within a 30-day period. Overdraft limits are established for all customers without discrimination using a risk assessment approach for each account classification. The approach includes a systematic review and evaluation

Growth.   Strength.   Stability.

of the normal deposit flows made to each account classification to establish reasonable and prudent negative balance limits that would be routinely repaid by normal, expected and reoccurring deposits. The risk assessment by portfolio approach assumes a minimal degree of undetermined credit risk associated with unidentified individual accounts that are overdrawn for 30 or more days. Accounts overdrawn for more than 60 days are automatically charged off. Fees are charged as a one-time fee per occurrence and the fee charged for an item that is paid is equal to the fee charged for a non-sufficient fund item that is returned.

Overdrawn balances, net of allowance for losses, are reflected as loans on First Defiance’s balance sheet. The fees charged for this service are established based both on the return of processing costs plus a profit, and on the level of fees charged by competitors in the Company’s market area for similar services. These fees are considered to be compensation for providing a service to the customer and therefore deemed to be non-interest income rather than interest income. Fee income recorded for the years ending December 31, 2007 and 2006 related to the overdraft privilege product, net of adjustments to the allowance for uncollectible overdrafts, were $7.4 million and $6.0, respectively. Accounts charged off are included in non-interest expense. The period over period increases is due to the increased usage of the program by customers coupled with a reduction in the amount of fees being waived. The allowance for losses was established June 30, 2006 with a balance of $156,000. The allowance for losses was $133,000 at December 31, 2007.

Non-interest income also includes investment securities gains or losses. In 2007, First Defiance realized a $21,000 gain on securities compared to a $2,000 loss and $1.2 million gain in 2006 and 2005 respectively. In 2005, management took advantage of favorable prices in the bond portfolio resulting from lower long-term interest rates. Generally in those years, as investments were sold out of the investment portfolio, the related proceeds were used to fund loan growth or they were reinvested in shorter-term securities in order to position the Company for an eventual overall rate increase. There was only a minor amount of sales activity in the investment portfolio in 2007 and 2006.

Mortgage banking income includes gains from the sale of mortgage loans, fees for servicing mortgage loans for others, and an offset for amortization of mortgage servicing rights, and adjustments for impairment in the value of mortgage servicing rights. Mortgage banking income totaled $3.6 million, $3.4 million and $3.3 million in 2007, 2006 and 2005 respectively. The $223,000 of growth in 2007 over 2006 was primarily attributable to a $130,000 increase in mortgage servicing fees resulting from a $50.1 million increase in the portfolio of mortgage loans serviced for others and gains from sale of mortgage loans, which increased $167,000 in 2007 from 2006. The modest growth in 2006 over 2005 was primarily attributable to a $154,000 increase in mortgage servicing fees resulting from a $63 million increase in the portfolio of mortgage loans serviced for others and gains from sale of mortgage loans, which increased $133,000 in 2006 from 2005. Those increases in 2006 were offset by a reduction in the recovery of previously recorded mortgage servicing rights impairment reserves, which resulted in $417,000 of income in 2005 compared with just $2,000 in 2006. The balance of the impairment allowance stands at $116,000 at the end of 2007. See Note 8 to the financial statements.

Insurance and investment commission income increased by $747,000 or 16.5% in 2007, primarily due to the February 2007 acquisition of the Huber, Harger, Welt and Smith Agency located in Bowling Green, Ohio. Commission income associated with that agency acquisition totaled $1.0 million in 2007. Insurance commissions also were favorably impacted by an $80,000 increase in contingent commission income in 2007 ($275,000 if you include the contingent commission received by the HHWS Agency, which is included in their $1.0 million 2007 commissions).Contingent commissions are bonus payments received by First Defiance’s insurance subsidiary for effective underwriting. These increases were offset by a $450,000 decline in commissions from the sale of investment products. This decline is the result of a change in strategy in this line of business, to providing more fee-based investment advice, versus selling primarily commission-based products. Insurance and investment commission income increased by $346,000 or 8.3% in 2006 from 2005, primarily because of a $183,000 increase in contingent commissions.

Non-interest Expense — Total non-interest expense for 2007 was $48.1 million compared to $43.8 million for the year ended December 31, 2006 and $43.9 million for the year ended December 31, 2005.The 2005 total includes

Growth.   Strength.   Stability.

$3.5 million of acquisition related charges. Non-interest expense, excluding the acquisition related charges in 2005 was $40.4 million.

Compensation and benefits increased by $1.4 million in 2007 compared to 2006, to $25.2 million from $23.8 million. A portion of the increase in compensation was due to having ten months of compensation and benefits costs associated with the HHWS acquisition in 2007. The balance of the increase in compensation and benefits resulted from general staffing increases, including staffing for the Fort Wayne, Indiana banking center which opened in August 2007, and cost of living pay increases. Occupancy costs for 2007 increased to $6.1 million from $5.1 million in 2006, with nearly half of that increase associated with clean-up costs and repairs necessary in First Federal’s downtown Findlay and Ottawa Ohio banking centers. These offices were severely damaged by the worst flooding of Ohio’s Blanchard River in nearly a century. Total flood related costs were approximately $497,000 which included clean up expenses, the cost to repair or replace computer equipment, heating and air conditioning units, drywall, window coverings and carpeting. In addition to occupancy costs, $87,000 of other costs associated with the flooding was recorded in 2007, mainly the loss on disposal of fixed assets destroyed in the flood at the two impacted banking offices. First Defiance’s other non-interest expense category also increased to $12.9 million in 2007 from $11.2 million in 2006. The most significant reason for the increase in that category was a $709,000 increase in expenses associated with Other Real Estate Owned, including $698,000 of write-downs in property values. Other items which caused the increase in this expense category include higher levels of advertising (up $399,000), fraud losses and other related deposit account losses (up $175,000) and overdraft protection fees (up $120,000).

The increase in non-interest expense in 2006 from 2005 was primarily due to compensation and benefits which increased by $706,000.A portion of the increase in compensation was due to having a full year of compensation and benefits costs associated with the Genoa acquisition compared to just under nine months in 2005 and $268,000 related to the expensing of stock options in accordance with FAS No. 123R, Share-Based Payment which was a new item in 2006. The balance of the increase in compensation and benefits resulted from general staffing increases and cost of living pay increases. Also in 2006, occupancy costs increased to $5.1 million from $4.7 million in 2005, and data processing increased to $3.7 million from $3.2 million. The majority of these increases were a result of the acquisitions and other growth initiatives. First Defiance’s other non-interest expense category also increased to $11.2 million in 2006 from $9.5 million in 2005. Increases in that category resulted from higher levels of advertising (up $235,000), printing and office supplies (up $134,000), postage (up $136,000) and bad check charge-offs and other related deposit account losses (up $94,000).Overdraft protection fees were $372,000 in 2006, which was a new expense related to the overdraft privilege product.

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

Income Taxes – Income taxes amounted to $6.5 million in 2007 compared to $7.5 million in 2006 and $5.9 million in 2005. The effective tax rates for those years were 31.8%, 32.3%, and 32.8% respectively. The tax rate is lower than the statutory 35% tax rate for the Company because of investments in tax-exempt securities and in Bank Owned Life Insurance (BOLI).The earnings on such investments are not subject to federal income tax. See Note 18 to the financial statements.

Concentrations of Credit Risk

Financial institutions such as First Defiance generate income primarily through lending and investing activities. The risk of loss from lending and investing activities includes the possibility that losses may occur from the failure of another party to

Growth.   Strength.   Stability.

perform according to the terms of the loan or investment agreement. This possibility is known as credit risk.

Lending or investing activities that concentrate assets in a way that exposes the Company to a material loss from any single occurrence or group of occurrences increases credit risk. Diversifying loans and investments to prevent concentrations of risks is one way a financial institution can reduce potential losses due to credit risk. Examples of asset concentrations would include multiple loans made to a single borrower and loans of inappropriate size relative to the total capitalization of the institution. Management believes adherence to its loan and investment policies allows it to control its exposure to concentrations of credit risk at acceptable levels. First Defiance’s loan portfolio is concentrated geographically in its northwest Ohio market area. Management has also identified lending for income-generating rental properties as an industry concentration. Total loans for income generating property totaled $336.8 million at December 31, 2007, which represents 26% of the Company’s Loan Portfolio. Management believes it has the skill and experience to manage any risks associated with this type of lending. Loans in this category are generally paying as agreed without any unusual or unexpected levels of delinquency. There are no other industry concentrations that exceed 10% of the Company’s loan portfolio.

Liquidity and Capital Resources

The Company’s primary source of liquidity is its core deposit base, raised through First Federal’s branch network, along with unused wholesale sources of funding and its capital base. These funds, along with investment securities, provide the ability to meet the needs of depositors while funding new loan demand and existing commitments.

Cash generated from operating activities was $18.7 million, $21.7 million and $16.6 million in 2007, 2006 and 2005 respectively. The adjustments to reconcile net income to cash provided by or used in operations during the periods presented consist primarily of proceeds from the sale of loans (less the origination of loans held for sale), the provision for loan losses, depreciation expense, the origination, amortization and impairment of mortgage servicing rights, ESOP expense related to the release of ESOP shares in accordance with AICPA SOP 93-6 and increases and decreases in other assets and liabilities.

The primary investing activity of First Defiance is lending, which is funded with cash provided from operating and financing activities, as well as proceeds from payment on existing loans and proceeds from maturities of investment securities. In 2007, First Defiance completed the acquisition of HHWS, financed with the issuance of First Defiance shares of common stock, and realized an increase in cash of $190,000. In 2005, First Defiance completed the acquisitions of ComBanc and Genoa. In the case of the ComBanc acquisition, which was purchased with a combination of stock and cash, First Defiance realized an increase in cash of $52.7 million after netting the cash that was acquired from ComBanc. ComBanc’s cash level was high because they liquidated their investment portfolio in advance of the acquisition closing date. In the case of the Genoa acquisition, the acquisition resulted in a net reduction in cash of $612,000 after netting Genoa’s cash balances against the purchase price.

In considering the more typical investing activities, during 2007, $25.4 million and $2.5 million was generated from the maturity or sale of available-for-sale investment securities, respectively, while $67.7 million was used to fund loan growth and $28.9 million was used to purchase available-for-sale investment securities. During 2006, $16.6 million and $3.1 million was generated from the maturity or sale of available-for-sale investment securities, respectively, while $73.1 million was used to fund loan growth and $17.6 million was used to purchase available-for-sale investment securities. During 2005, $27.9 million and $24.2 million was generated from the maturity or sale of available-for-sale investment securities, respectively, while $104.1 million was used to fund loan growth and $30.3 million was used to purchase available-for-sale investment securities.

Principal financing activities include the gathering of deposits, the utilization of FHLB advances, and the sale of securities under agreements to repurchase such securities and borrowings from other banks. In addition, First Defiance also purchased common stock for its treasury. For 2007, total deposits increased by $79.6 million, including $96.6 million of growth in retail deposit balances. The amount of deposits acquired from CD brokers or other out of market sources declined in 2007 by $17.2 million. For 2006, total deposits increased by $69.3 million, including $88.3 million of growth

Growth.   Strength.   Stability.

in retail deposit balances. The amount of deposits acquired from CD brokers or other out of market sources declined in 2006 by $19.4 million. For 2005, total deposits (excluding deposits acquired in the acquisitions) increased by $31.9 million, including $44.4 million of growth in retail deposit balances. The amount of deposits acquired from CD brokers or other out of market sources declined in 2005 by $12.5 million. Also in 2007, Short-term advances from the FHLB decreased by $21.8 million and there were no borrowings on lines of credit from other banks. Also, securities sold under repurchase arrangements decreased by $369,000. In 2006, Short-term advances from the FHLB increased by $4.6 million and there were no borrowings on lines of credit from other banks. Also, securities sold under repurchase arrangements increased by $4.7 million in 2006. In 2005, Short-term advances from the FHLB increased by $2.0 million and securities sold under repurchase arrangements increased by $7.3 million. In 2007, First Defiance issued $15.5 million of subordinated debentures to an unconsolidated affiliated trust and that trust issued $15 million of trust preferred stock to outside investors. In 2005, First Defiance issued $20.6 million of subordinated debentures to an unconsolidated affiliated trust and that trust issued $20 million of trust preferred stock to outside investors. For additional information about cash flows from First Defiance’s operating, investing and financing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.

At December 31, 2007, First Defiance had the following commitments to fund deposit, advance, borrowing, and other obligations:

	Maturity Dates by Period at December 31, 2007
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(In Thousands)
Certificates of deposit	$648,055	$565,590	$78,099	$3,437	$929
FHLB overnight advances	11,300	11,300	−	−	−
FHLB fixed advances including interest (1)	151,820	16,724	21,789	81,306	32,001
Subordinated debentures	36,083	−	−	−	36,083
Securities sold under repurchase agreements	30,055	30,055	−	−	−
Unrecognized tax benefits	498	140	163	130	65
Lease obligations	4,547	371	716	477	2,983
Total contractual cash obligations	$882,358	$624,180	$100,767	$85,350	$72,061

(1) Includes principal payments of $128,236 and interest payments of $23,584

At December 31, 2007, First Defiance had the following commitments to fund loan or line of credit obligations:

	Amount of Commitment Expiration by Period
Commitments	Total Amounts Committed	Less than 1 year	1-3 years		4-5 years		After 5 years
	(In Thousands)
Residential real estate loans in process	$37,089	$37,089	$	−	$	−	$	−
Commercial loans in process	10,024	10,024		−		−		−
One-to-four family mortgage loan originations	3,282	60		196		650		2,376
Multifamily originations	11,479	3,894		−		−		7,585
Other real estate originations	16,930	2,256		1,325		2,170		11,179
Nonmortgage loan originations	12,740	2,035		465		321		9,919
Consumer lines of credit	98,692	3,806		19,867		21,578		53,441
Commercial lines of credit	89,916	86,159		2,607		150		1,000
Total loan commitments	280,152	145,323		24,460		24,869		85,500
Standby letters of credit	9,147	5,420		3,727		−		−
Total Commitments	$289,299	$150,743		$28,187		$24,869		$85,500

In addition to the above commitments, at December 31, 2007 First Defiance had commitments to sell $9.3 million of loans held for sale to Freddie Mac, Fannie Mae or BB&T Mortgage.

To meet its obligations, management can adjust the rate of savings certificates to retain deposits in changing interest rate environments; it can sell or securitize mortgage and non-mortgage loans; and it can turn to other sources of

Growth.   Strength.   Stability.

financing including FHLB advances, the Federal Reserve Bank, bank lines and brokered certificates of deposit. At December 31, 2007 First Defiance had $49.9 million capacity under its agreements with the FHLB and $70.0 million of borrowing capacity with other banks.

First Defiance is subject to various capital requirements of the Office of Thrift Supervision. At December 31, 2007, First Federal had capital ratios that exceeded the standard to be considered “well capitalized.” For additional information about First Federal’s capital requirements, see Note 17 to the Consolidated Financial Statements.

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

Growth.   Strength.   Stability.

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

First Defiance monitors interest rate risk on a monthly basis through simulation analysis that measures the impact changes in interest rates can have on net interest income. The simulation technique analyzes the effect of a presumed 100 basis point shift in interest rates (which is consistent with management’s estimate of the range of potential interest rate fluctuations) and takes into account prepayment speeds on amortizing financial instruments, loan and deposit volumes and rates, non-maturity deposit assumptions and capital requirements. The results of the simulation indicate that in an environment where interest rates rise 100 basis points over a 12 month period, First Defiance’s net interest income would increase by just 2.33% over the base case scenario. Were interest rates to fall by 100 basis points during the same 12-month period, the simulation indicates that net interest income would decrease by only 1.51%. It should be noted that other areas of First Defiance’s income statement, such as gains from sales of mortgage loans and amortization of mortgage servicing rights are also impacted by fluctuations in interest rates but are not considered in the simulation of net interest income.

The majority of First Defiance’s lending activities are in the non-residential real estate and commercial loan areas. While such loans carry higher credit risk than residential mortgage lending, they tend to be more rate sensitive than residential mortgage loans. The balance of First Defiance’s non-residential and multi-family real estate loan portfolio was $601.8 million, which is split between $107.8 million of fixed-rate loans and $494.0 million of adjustable-rate loans at December 31, 2007. The commercial loan portfolio increased to $283.1 million, which is split between $106.4 million of fixed-rate loans and $176.7 million of adjustable-rate loans at December 31, 2007. Certain of the loans classified as adjustable have fixed rates for an initial term that may be as long as five years. The maturities on fixed-rate loans are generally less than 7 years. First Defiance also has significant balances of home equity and improvement loans ($128.1 million at December 31, 2007) of which $70.4 million fluctuate with changes in the prime lending rate. Approximately $57.7 million of home equity and improvement loans have fixed rates but the maturities on those loans range from three to five years.First Defiance also has consumer loans ($37.7 million at December 31, 2007) which tend to have a shorter duration than residential mortgage loans. Also, to limit its interest rate risk, (as well as to provide liquidity) First Federal sells a majority of its fixed-rate mortgage originations into the secondary market.

In addition to the simulation analysis, First Federal also prepares an “economic value of equity” (“EVE”) analysis. This analysis calculates the net present value of First Federal’s assets and liabilities in rate shock environments that range from –300 basis points to +300 basis points. The results of this analysis are reflected in the following table.

Growth.   Strength.   Stability.

December 31, 2007
					Economic Value of Equity as % of
		Economic Value of Equity			Present Value of Assets
Change in Rates		$ Amount	$ Change	% Change	Ratio	Change
(Dollars in Thousands)
+ 300	bp	189,395	(39,698)	(17.33%)	12.39%	(179	) bp
+ 200	bp	202,606	(26,487)	(11.56%)	13.01%	(117	) bp
+ 100	bp	216,419	(12,674)	(5.53%)	13.64%	(54	) bp
0	bp	229,093	–	–	14.18%	–
-100	bp	238,794	9,701	4.23%	14.54%	36	bp
-200	bp	246,450	17,357	7.58%	14.79%	61	bp
-300	bp	255,250	26,157	11.42%	15.08%	90	bp

Based on this analysis, in the event of a 200 basis point increase in interest rates as of December 31, 2007, First Federal would experience an 11.56% decrease in its economic value of equity. If rates would fall by 200 basis points its economic value of equity would increase by 7.58%. During periods of rising rates, the value of monetary assets declines. Conversely, during periods of falling rates, the value of monetary assets increases. It should be noted that the amount of change in value of specific assets and liabilities due to changes in rates is not the same in a rising rate environment as in a falling rate environment. Based on the EVE analysis, the change in the economic value of equity in both rising and falling rate environments is relatively low because both its assets and liabilities have relatively short durations and the durations are fairly closely matched. The average duration of its assets at December 31, 2007 was 1.77 years while the average duration of its liabilities was 1.18 years.

In evaluating First Federal’s exposure to interest rate risk, certain shortcomings inherent in the each of the methods of analysis presented must be considered. For example, although certain assets and liabilities may have similar maturities or periods until repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market rates while interest rates on other types of financial instruments may lag behind current changes in market rates. Furthermore, in the event of changes in rates, prepayments and early withdrawal levels could differ significantly from the assumptions in calculating the table and the results therefore may differ from those presented.

Forward Looking Information

This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. It is intended that such forward-looking statements are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995. This statement is included for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations are generally identifiable by use of the words believe, expect, intend, anticipate, estimate, project, may or similar expressions. The presentation and discussion of the provision and allowance for loan losses, statements concerning future profitability or future growth and projections about interest rate simulations included in the Asset/Liability Management section are examples of inherently forward-looking statements in that they involve judgments and statements of belief as to the outcome of future events. The ability of management to predict results or the actual effect of future strategies is inherently uncertain. Factors which could have a material adverse affect on operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, both nationally and within the region that First Defiance operates, legislative or regulatory changes, monetary and fiscal policy of the U.S.Government, including policies of the U.S.Treasury and the Federal Reserve Board, the quality or make-up of the loan and investment portfolios, demand for loan and deposit products, competition, demand for financial products in the First Defiance market areas and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning First Defiance and its business, including additional factors that could materially affect its financial results and financial condition are included in its filings with the Securities and Exchange Commission.

Growth.   Strength.   Stability.

Management’s Report on Internal Control
Over Financial Reporting

The management of First Defiance Financial Corp. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f).Under the supervision and with the participation of management, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Based on our evaluation under the framework in Internal Control – Integrated Framework, management concluded that our internal control over financial reporting was effective as of December 31, 2007.The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report which follows.

William J. Small	John C. Wahl
Chairman, President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer

Growth.   Strength.   Stability.

Report of Independent Registered Public Accounting Firm
on Internal Control Over Financial Reporting

Board of Directors and Stockholders First Defiance Financial Corp. Defiance, Ohio

We have audited First Defiance Financial Corp.’s (the Company) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, First Defiance Financial Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of First Defiance Financial Corp.as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007 and our report dated March 14, 2008 expressed an unqualified opinion on those financial statements.

Crowe Chizeck and Company LLC

Cleveland, Ohio
March 14, 2008

Growth.   Strength.   Stability.

Report of Independent Registered
Public Accounting Firm

Board of Directors and Stockholders First Defiance Financial Corp. Defiance, Ohio

We have audited the accompanying consolidated statements of financial condition of First Defiance Financial Corp.(the Company) as of December 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Defiance Financial Corp. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Defiance Financial Corp.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2008 expressed an unqualified opinion thereon.

Crowe Chizeck and Company LLC

Cleveland, Ohio
March 14, 2008

Growth.   Strength.   Stability.

Consolidated Statements of Financial Condition

	December 31,
	2007	2006
	(In Thousands)
Assets
Cash and cash equivalents:
Cash and amounts due from depository institutions	$53,976	$47,668
Interest-bearing deposits	11,577	2,355
	65,553	50,023

Securities available-for-sale, carried at fair value	112,370	110,682
Securities held-to-maturity, carried at amortized cost (fair value $1,161 and $1,492 at December 31, 2007 and 2006 respectively)	1,117	1,441
Loans receivable, net of allowance of $13,890 and $13,579 at December 31, 2007 and 2006, respectively	1,275,806	1,226,310
Loans held for sale	5,751	3,426
Mortgage servicing rights	5,973	5,529
Accrued interest receivable	6,755	6,984
Federal Home Loan Bank stock	18,586	18,586
Bank owned life insurance	28,423	25,326
Premises and equipment	40,545	34,899
Real estate and other assets held for sale	2,460	2,392
Goodwill	36,820	35,090
Core deposit and other intangibles	3,551	3,397
Other assets	5,694	3,794
Total assets	$1,609,404	$1,527,879

Liabilities and stockholders’ equity
Liabilities:
Deposits:
Noninterest-bearing	$121,563	$106,328
Interest-bearing	1,096,295	1,032,117
Total	1,217,858	1,138,445

Advances from the Federal Home Loan Bank	139,536	162,228
Short term borrowings and other interest-bearing liabilities	30,055	30,424
Subordinated debentures	36,083	20,619
Advance payments by borrowers	762	667
Deferred taxes	1,306	1,295
Other liabilities	17,850	14,376
Total liabilities	1,443,450	1,368,054

Stockholders’ equity: (Shares in Thousands)
Preferred stock, no par value per share:
5,000 shares authorized; no shares issued
Common stock, $.01 par value per share: 20,000 shares authorized; 11,703 shares issued and 7,059 and 7,142 shares outstanding, respectively	117	117
Additional paid-in capital	112,651	110,285
Stock acquired by ESOP	(202)	(628)
Accumulated other comprehensive income (loss), net of tax of $224 and $362, respectively	(415)	(671)
Retained earnings	126,630	120,112
Treasury stock, at cost, 4,644 and 4,561 shares respectively	(72,827)	(69,390)
Total stockholders’ equity	165,954	159,825
Total liabilities and stockholders’ equity	$1,609,404	$1,527,879

See accompanying notes.

Growth.   Strength.   Stability.

Consolidated Statements of Income

	Years Ended December 31,
	2007	2006	2005
	(In Thousands, Except Per Share Amount)
Interest income
Loans	$90,866	$86,213	$69,708
Investment securities:
Taxable	4,475	4,511	4,081
Tax-exempt	1,260	1,134	1,192
Interest-bearing deposits	924	165	364
FHLB stock dividends	1,226	1,042	829
Total interest income	98,751	93,065	76,174

Interest expense
Deposits	40,356	33,273	20,615
Federal Home Loan Bank advances and other	6,889	8,885	7,625
Subordinated debentures	2,115	1,308	201
Notes payable	729	577	451
Total interest expense	50,089	44,043	28,892
Net interest income	48,662	49,022	47,282

Provision for loan losses	2,306	1,756	1,442
Net interest income after provision for loan losses	46,356	47,266	45,840

Noninterest income
Service fees and other charges	10,788	9,303	5,603
Mortgage banking income	3,612	3,389	3,345
Insurance commissions	5,278	4,531	4,185
Gain on sale of non-mortgage loans	226	526	–
Gain (loss) on sale of securities	21	(2)	1,222
Trust income	375	312	282
Income from bank owned life insurance	1,375	980	765
Other noninterest income	455	585	523
Total noninterest income	22,130	19,624	15,925

Noninterest expense
Compensation and benefits	25,245	23,805	23,110
Occupancy	6,100	5,103	4,651
Data processing	3,824	3,689	3,247
Acquisition related charges	–	–	3,476
Other noninterest expense	12,944	11,242	9,458
Total noninterest expense	48,113	43,839	43,942

Income before income taxes	20,373	23,051	17,823
Federal income taxes	6,469	7,451	5,853
Net income	$13,904	$15,600	$11,970

Earnings per share:
Basic	$1.96	$2.22	$1.75
Diluted	$1.94	$2.18	$1.69
Dividends declared per share	$1.01	$0.97	$0.90

See accompanying notes.

Growth.   Strength.   Stability.

Consolidated Statements of Stockholders’ Equity

						Accumulated
	Common	Treasury		Additional	Stock	Other	Retained	Total
	Stock	Stock		Paid-In	Acquired by	Comprehensive	Earnings	Stockholders’
				Capital	ESOP	Income (Loss)		Equity
	(In Thousands)
Balance at January 1, 2005	$110	$	(69,010)	$88,524	$ (1,479)	$2,131	$106,598	$126,874
Comprehensive income:
Net income	–		–	–	–	–	11,970	11,970
Change in net unrealized gains and losses on available-for-sale securities, net of income taxes of $(1,015) (a)	–		–	–	–	(2,153)	–	(2,153)
Total comprehensive income								9,817
ESOP shares released	–		–	924	426	–	–	1,350
733,775 shares issued to acquire ComBanc, Inc.	7		186	18,911	–			19,104
Amortization of deferred compensation of Management Recognition Plan, including income tax benefit of $4	–		–	6	–	–	–	6
127,197 shares issued under stock option plan, including income tax benefit of $261	–		1,878 261	–	–	(317)	1,822
54,531 common shares acquired for treasury	–		(1,547)	–	–	–	–	(1,547)
Dividends declared	–		–	–	–	–	(6,210)	(6,210)
Balance at December 31, 2005	117		(68,493)	108,626	(1,053)	(22)	112,041	151,216
Comprehensive income:
Net income	–		–	–	–	–	15,600	15,600
Change in net unrealized gains and losses on available-for-sale securities, net of income taxes of ($39) (a)	–		–	–	–	(73)	–	(73)
Total comprehensive income								15,527
Adjustment to initially apply SFAS No.158, net of tax of ($310)						(576)		(576)
ESOP shares released	–		–	901	425	–	–	1,326
Stock option expense	–		–	268	268
Amortization of deferred compensation of Management Recognition Plan including income tax benefit of $4	–		–	4	–	–	–	4
203,595 shares issued under stock option plan, including income tax benefit of $481	–		3,046	486	–	–	(703)	2,829
147,401 common shares acquired for treasury	–		(3,943)	–	–	–	(3,943)
Dividends declared	–		–	–	–	–	(6,826)	(6,826)
Balance at December 31, 2006	117		(69,390)	110,285	(628)	(671)	120,112	159,825
Adjustment to initially apply FIN 48							(200)	(200)
Balance at December 31, 2006 adjusted								159,625
Comprehensive income:
Net income	–		–	–	–	–	13,904	13,904
Change in net unrealized gains and losses on available-for-sale securities, net of income taxes of $248 (a)	–		–	–	–	459	–	459
Change in unrealized loss on postretirement benefit, net of tax of ($110)	–		–	–	–	(203)	–	(203)
Total comprehensive income								14,160
ESOP shares released	–		–	951	426	–	–	1,377
Stock option expense	–		–	260	–	–	–	260
Amortization of deferred compensation of Management Recognition Plan
36,865 shares issued under stock option plan, including income tax benefit of $64	–		563	68	–	–	(46)	585
76,435 shares issued in acquisition of HHWS			1,163	1,087				2,250
196,474 common shares acquired for treasury	–		(5,163)	–	–	–	–	(5,163)
Dividends declared	–		–	–	–	–	(7,140)	(7,140)
Balance at December 31, 2007	$117	$	(72,827)	$112,651	$ (202)	$ (415)	$126,630	$165,954

(a)
Net of reclassification adjustments. Reclassification adjustments represent net unrealized gains (losses) as of December 31 of the prior year on securities available-for-sale that were sold during the current year. The reclassification adjustment was ($7,000) (($5,000) after tax) in 2007, -0- in 2006 and $1.3 million ($884,000 after tax) in 2005.

See accompanying notes.

Growth.   Strength.   Stability.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Operating activities
Net income	$13,904	$15,600	$11,970
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,306	1,756	1,442
Provision for depreciation	2,986	2,738	2,396
Net amortization of premium and discounts on loans, securities, deposits and debt obligations	140	532	1,152
Amortization of mortgage servicing rights	648	612	784
Net impairment (recovery) of mortgage servicing rights	36	(2)	(417)
Amortization of intangibles	646	720	755
Gain on sale of loans	(2,816)	(2,950)	(2,426)
Amortization of Management Recognition Plan deferred compensation	–	–	6
(Gain) loss on sale or disposal of property, plant and equipment	108	(104)	(116)
Loss on sale or write-down of REO	805	–	–
FHLB stock dividends	–	(1,042)	(835)
Release of ESOP shares	1,377	1,326	1,350
(Gain) loss on sales or write-down of securities	(21)	2	(1,222)
Deferred federal income tax	(257)	870	249
Proceeds from sale of loans	127,674	140,828	112,731
Stock option expense	260	268	–
Origination of loans held for sale	(128,537)	(137,624)	(114,332)
Income from bank owned life insurance	(1,375)	(980)	(765)
Change in interest receivable and other assets	(1,615)	(2,616)	1,285
Change in accrued interest and other liabilities	2,444	1,804	2,574
Net cash provided by operating activities	18,713	21,738	16,581

Investing activities
Proceeds from maturities of held-to-maturity securities	324	358	357
Proceeds from maturities of available-for-sale securities	25,359	16,649	27,882
Proceeds from sale of available-for-sale securities	2,521	3,073	24,160
Proceeds from sale of real estate and other assets held for sale	2,923	2,229	475
Proceeds from sale of office properties and equipment	18	213	1,286
Purchases of available-for-sale securities	(28,946)	(17,551)	(30,271)
Purchases of office properties and equipment	(8,687)	(5,317)	(5,296)
Investment in bank owned life insurance	(2,060)	–	(5,000)
Proceed from insurance death benefit	338	–	–
Net cash received in acquisitions	190	–	52,075
Proceeds from sale of non-mortgage loans	12,234	4,929	–
Net increase in loans receivable	(67,741)	(73,060)	(104,103)
Net cash used in investing activities	(63,527)	(68,477)	(38,435)

(continued)

Growth.   Strength.   Stability.

Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Financing activities
Net increase in deposits	79,590	69,291	31,931
Repayment of Federal Home Loan Bank long-term advances	(873)	(68,206)	(2,457)
Net increase (decrease) in Federal Home Loan Bank short-term advances	(21,800)	4,600	2,000
Net increase (decrease) in short-term line of credit	–	–	(3,000)
Proceeds from Federal Home Loan Bank long-term advances	–	45,000	–
Increase (decrease) in securities sold under repurchase agreements	(369)	4,676	7,334
Proceeds from issuance of subordinated debentures	15,464	–	20,619
Purchase of common stock for treasury	(4,923)	(2,852)	(1,547)
Cash dividends paid	(7,090)	(6,741)	(5,852)
Proceeds from exercise of stock options	281	1,257	1,561
Excess tax benefit from exercise of stock options	64	481	–
Net cash provided by financing activities	60,344	47,506	50,589

Increase (decrease) in cash and cash equivalents	15,530	767	28,735
Cash and cash equivalents at beginning of period	50,023	49,256	20,521
Cash and cash equivalents at end of period	$65,553	$50,023	$49,256

Supplemental cash flow information
Interest paid	$49,411	$43,197	$28,327
Income taxes paid	$5,576	$5,956	$5,053
Stock option exercise price paid with common stock	$240	$1,091	–
Transfers from loans to other real estate owned and other assets held for sale	$3,796	$4,217	$605

First Defiance acquired all of the capital stock of ComBanc Inc.and the Genoa Savings and Loan Company for $38.3 million and $11.2 million respectively in 2005.In conjunction with the acquisitions, liabilities were assumed as follows:

	ComBanc	Genoa	Total
Fair value of assets acquired	$213,927	$88,077	$302,004
Purchase price	(38,339)	(11,212)	(49,551)
Liabilities assumed	$175,588	$76,865	$252,453

See accompanying notes

Growth.   Strength.   Stability.

Notes to Consolidated Financial Statements

1. Basis of Presentation

First Defiance Financial Corp.(First Defiance) is a holding company that conducts business through its two wholly owned subsidiaries, First Federal Bank of the Midwest (First Federal) and First Insurance & Investments (First Insurance).All significant intercompany transactions and balances are eliminated in consolidation.

First Federal is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans primarily in the counties in which its offices are located. First Federal’s traditional banking activities include originating and servicing residential, commercial and consumer loans and providing a broad range of depository, trust and wealth management services. First Insurance & Investments is an insurance agency that does business in the Defiance and Bowling Green, Ohio areas offering property and casualty, and group health and life insurance products.

2. Statement of Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant areas where First Defiance uses estimates are the valuation of certain investment securities, the determination of the allowance for loan losses, the valuation of mortgage servicing rights and goodwill, the determination of unrecognized income tax benefits, and the determination of post-retirement benefits.

Earnings Per Share

Basic earnings per share is net income divided by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options and stock grants.Unreleased shares held by the Company’s Employee Stock Ownership Plan are not included in average shares for purposes of calculating earnings per share. As shares are released for allocation, they are included in the average shares outstanding. Also see Note 19.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available for sale investment securities and the net unrecognized actuarial losses and unrecognized prior service costs associated with the Company’s Defined Benefit Postretirement Medical Plan. All items included in other comprehensive income are reported net of tax. See also Notes 5 and 16.

Cash and Cash Equivalents

Cash and cash equivalents include amounts due from banks and overnight investments with the Federal Home Loan Bank (FHLB).Cash and amounts due from depository institutions includes required balances on hand or on deposit at the FHLB and Federal Reserve of approximately $178,000 and $978,000, respectively, at December 31, 2007 to meet regulatory reserve and clearing requirements. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and repurchase agreements.

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

Debt securities not classified as held-to-maturity and equity securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax, reported in other comprehensive income, net of tax, until realized. Realized gains and losses are included in gains (losses) on securities. Realized gains and losses on securities sold are recognized on the trade date based on the specific identification method.

Growth.   Strength.   Stability.

Securities with unrealized losses are reviewed quarterly to determine if value impairment is other-than-temporary. In performing this review management considers the length of time and extent that fair value has been less than cost, the financial condition of the issuer, the impact of changes in market interest rates on market value and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value. If the fair value of a security is less than amortized cost and the impairment is determined to be other-than-temporary, the security is written down, establishing a reduced cost basis, and the related charge is recorded as a realized loss in the income statement.

FHLB Stock

As a member of the FHLB System, First Federal is required to own stock of the FHLB of Cincinnati in an amount principally equal to 0.15% of total assets plus an amount of at least 2% but no more than 4% of its non-grandfathered mission asset activity (as defined in the FHLB’s regulations).First Federal is permitted to own stock in excess of the minimum requirement. FHLB stock is a restricted equity security that does not have a readily determinable fair value and is carried at cost. It is evaluated for impairment based upon the ultimate recovery of par value. Both cash and stock dividends are reported as income.

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

Growth.   Strength.   Stability.

Acquired Loans

Valuation allowances for all acquired loans subject to SOP 03-3 reflect only those losses incurred after acquisition—that is, the present value of cash flows expected at acquisition that are not expected to be collected.

The Company acquires loans individually and in groups or portfolios. At acquisition, the Company reviews each loan to determine whether there is evidence of deterioration of credit quality since origination and if it is probable that it will be unable to collect all amounts due according to the loan’s contractual terms. If both conditions exist, the Company determines whether each such loan is to be accounted for individually or whether such loans will be assembled into pools of loans based on common risk characteristics (credit score, loan type, and date of origination).The Company considers expected prepayments, and estimates the amount and timing of undiscounted expected principal, interest, and other cash flows (expected at acquisition) for each loan and subsequently aggregated pool of loans. The Company determines the excess of the loan’s or pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted (nonaccretable difference).The remaining amount—representing the excess of the loan’s cash flows expected to be collected over the amount paid—is accreted into interest income over the remaining life of the loan or pool (accretable yield).

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

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Marketing Costs

Marketing costs are expensed as incurred.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.

Dividend Restriction

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels. See Note 21.

Servicing Rights

Servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to January 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Company adopted SFAS No. 156 on January 1, 2007, and for sales of mortgage loans beginning in 2007, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the

Growth.   Strength.   Stability.

model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with mortgage banking income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement with mortgage banking income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan, and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees net of amortization of mortgage servicing rights (excluding valuation adjustments)totaled $1.1 million, $963,000 and $637,000 for the years ended December 31, 2007, 2006 and 2005. Late fees and ancillary fees related to loan servicing are not material. See Note 8.

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

Premises and Equipment and Long Lived Assets

Premises and equipment are carried at cost less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Buildings and improvements.	20 to 50 years
Furniture, fixtures and equipment.	3 to 15 years

Long-lived assets to be held and those to be disposed of and certain intangibles are evaluated for impairment using the guidance provided by Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Long-Lived Assets to be Disposed of, relative to accounting for long-lived assets and accounting for long-lived assets to be disposed of either through sale, abandonment, exchange or a distribution to owners. See Note 9.

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

In July 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No, 109 (“FIN 48”), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest

Growth.   Strength.   Stability.

and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006.The Company has adopted FIN 48 effective January 1, 2007, the effect of which resulted in $200,000 being recorded as an adjustment to beginning retained earnings. See Note 18.

Business Combinations

Business combinations, which have been accounted for under the purchase method of accounting, include the results of operations of the acquired business from the date of acquisition. Net assets of companies acquired are recorded at their estimated fair value as of the date of acquisition.

Goodwill and Other Intangibles

Goodwill results from business acquisitions and represents the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed annually for impairment and any such impairment is recognized in the period identified. Identified purchased intangibles, which consist of core deposit intangibles, customer relationship intangibles and non-compete agreements, are recorded at cost or estimated fair value and amortized over their estimated lives, which range from five years for non-compete agreements to 10 to 12 years for core deposit and customer relationship intangibles. See Note 10.

Stock Compensation Plans

Effective January 1, 2006, First Defiance adopted Statement of Financial Accounting Standard (SFAS) No. 123(R), Share-based Payment, which requires recognition of compensation cost for all stock-based awards to be based on the grant-date fair value over the service period of stock-based awards, which is usually the same as the vesting period. The fair value of stock options is determined using the Black-Scholes valuation model, which is consistent with the Company’s valuation methodology previously utilized for options in footnote disclosures required under SFAS No. 123. The exercise price of stock grants has been and will continue to be based on the market value of the stock at the date of grant. The Company has adopted SFAS No. 123(R) using the modified prospective method, which provides for no retroactive application to prior periods and no cumulative effect adjustment to equity accounts. It also provides for expense recognition, for both new and existing stock-based awards, as the required services are rendered. SFAS No. 123(R) also amends SFAS No. 95, Statement of Cash Flows and requires tax benefits relating to excess stock-based compensation deductions to be presented in the statement of cash flows as financing cash inflows. In accordance with Staff Accounting Bulletin No. 107 (SAB 107) issued by the Securities and Exchange Commission, stock-based compensation has been classified in the same expense category as cash compensation and has been included in the Compensation and Benefits line of the Consolidated Statements of Income for 2007 and 2006.

Prior to January 1, 2006, the Company accounted for stock-based compensation expense using the intrinsic method as required by Accounting Principles Board (ABP) Opinion No. 25, Accounting for Stock Issued to Employees as permitted by SFAS No. 123 Accounting for Stock-Based Compensation. No compensation cost for stock options was reflected in net income for the year ended December 31, 2005, as all options granted had an exercise price equal to the market price of the underlying common stock at the date of grant.
The adoption of SFAS No. 123(R) had the following impact on reported amounts compared with amounts that would have been reported using the intrinsic value method under previous accounting for the year ended December 31, 2006.

	Using Previous Accounting	SFAS 123(R) Adjustments	As Reported
Income before income taxes	$23,322	$(271)	$23,051
Income taxes	7,454	(3)	7,451
Net income	$15,868	$(268)	$15,600
Basic earnings per share	$2.26	$(.04)	$2.22
Diluted earnings per share	$2.22	$(.04)	$2.18

Growth.   Strength.   Stability.

The following table illustrates the effect on net income and earnings per share if expense had been measured using the fair value recognition provisions of SFAS 123(R) for the year ended December 31, 2005:

	As Reported	Pro Forma Adjustments	Pro Forma as if Under SFAS 123(R)
Income before income taxes	$17,823	$(272)	$17,551
Income taxes	5,853	(4)	5,849
Net income	$11,970	$(268)	$11,702
Basic earnings per share	$1.75	$(.04)	$1.71
Diluted earnings per share	$1.69	$(.04)	$1.65

Also see Note 20.

Bank Owned Life Insurance

The Company has purchased life insurance policies on certain executives and senior managers. Upon adoption of Emerging Issues Task Force (“EITF”) 06-05, which is discussed further below, Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-05, the Company recorded bank owned life insurance at its cash surrender value.

In September 2006, the FASB EITF finalized Issue No. 06-05, Accounting for Purchases of Life Insurance – Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance). This Issue required that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also required that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Company’s ability to surrender a policy. The adoption of EITF 06-05 on January 1, 2007 did not have a material impact on the Company’s financial condition or results of operation.

Postretirement Benefits

The Company sponsors a defined benefit postretirement plan that provides medical benefits to eligible retirees. Postretirement benefit expense is accrued based on the expected future cost of providing benefits during the years service is rendered by the employee.

In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS Nos. 87, 88, 106, and 132(R) (“Statement 158”).Statement 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively, “postretirement benefit plans”) to recognize the funded status of their postretirement benefit plans in the statement of financial position, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures. On December 31, 2006, the Company adopted the recognition and disclosure provisions of Statement 158. The effect of adopting Statement 158 on the Company’s financial condition at December 31, 2006 has been included in the accompanying consolidated financial statements. Statement 158 did not have an effect on the Company’s consolidated financial condition at December 31, 2005 and 2004. Statement 158’s provisions regarding the change in the measurement date of postretirement benefit plans are not applicable as the Company already uses a measurement date of December 31 for its postretirement medical plan. See Note 16 for further discussion of the effect of adopting Statement 158 on the Company’s consolidated financial statements.

Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.Changes in assumptions or in market conditions could significantly affect the estimates.

Growth.   Strength.   Stability.

Operating Segments

Management considers the following factors in determining the need to disclose separate operating segments: 1) The nature of products and services, which are all financial in nature. 2) The type and class of customer for the products and services; in First Defiance’s case retail customers for retail bank and insurance products and commercial customers for commercial loan, deposit, life, health and property and casualty insurance needs. 3) The methods used to distribute products or provide services; such services are delivered through banking and insurance offices and through bank and insurance customer contact representatives. Retail and commercial customers are frequently targets for both banking and insurance products. 4) The nature of the regulatory environment; both banking and insurance entities are subject to various regulatory bodies and a number of specific regulations.

Quantitative thresholds of SFAS 131, Disclosures about Segments of an Enterprise and Related Information are monitored. For the year ended December 31, 2007, the reported revenue for First Insurance was 7.5% of total revenue for First Defiance. Total revenue includes net interest income (before provision for loan losses) plus non-interest income. Net income for First Insurance for the year ended December 31, 2007 was 5.3% of consolidated net income. Total assets of First Insurance at December 31, 2007 were 0.6% of total assets. First Insurance does not meet any of the quantitative thresholds of SFAS 131. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable segment.

Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation.

Adoption of New Accounting Standards

Fair Value Measurements

In September 2006, FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. This statement was effective for the Company on January 1, 2008 and did not have a significant impact on the Company’s consolidated financial position or results of operation.

The Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115. This Statement permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. The fair value option (i) may be applied instrument by instrument, with certain exceptions, (ii) is irrevocable (unless a new election date occurs) and (iii) is applied only to entire instruments and not to portions of instruments. This statement was effective for the Company on January 1, 2008 and did not have a significant impact on the Company’s consolidated financial position or results of operation.

3. Acquisitions

On October 2, 2007, the Company entered into an Agreement and Plan of Merger with Pavilion Bancorp, Inc. Under the terms of the agreement, First Defiance will acquire Pavilion and its wholly owned subsidiary, Bank of Lenawee, which is headquartered in Adrian, Michigan. First Defiance has agreed to purchase the outstanding shares of Pavilion for 1.4209 shares of First Defiance common stock plus $37.50 in cash. Management expects one-time costs, including acquisition-related and restructuring charges, will not exceed $3.8 million on a pre-tax basis over the integration period. The cash portion of the acquisition will be financed from existing sources of liquidity, including a line of credit at First Defiance.

Upon completion of the Pavilion acquisition, on a pro forma basis using September 30, 2007 data, First Defiance will have approximately $1.88 billion in total assets, $1.49 billion in loans, $1.44 billion in total deposits, and $192.5 million in shareholders’ equity. The acquisition is expected to result in approximately $27.1 million in additional goodwill

Growth.   Strength.   Stability.

and other intangibles. Management expects the transaction, which is subject to regulatory and Pavilion shareholder approval, to close late in the first quarter of 2008.

On February 28, 2007, the Company acquired Huber, Harger, Welt and Smith, Inc.(“HHWS”), a property and casualty insurance agency located in Bowling Green, OH for a purchase price of 76,435 shares of First Defiance common stock plus future cash consideration to be paid in 2009 and 2010. Management has determined goodwill to be $1.7 million and identifiable intangible assets of $800,000 consisting of customer relationship intangible of $620,000 and a non-compete intangible of $180,000. Disclosure of pro forma results of this acquisition is not material to the Company’s consolidated financial statements.

On April 8, 2005, the Company acquired the Genoa Savings and Loan Company (“Genoa”), a savings and loan headquartered in Genoa, Ohio for a total purchase price of $11.2 million including direct acquisition costs of $220,000. Genoa shareholders received cash of $11.0 million in the all-cash transaction.

On January 21, 2005, the Company acquired ComBanc, Inc.(“ComBanc”), a bank-holding company and its wholly owned subsidiary, The Commercial Bank by acquiring all of the outstanding capital stock of ComBanc for an aggregate purchase price of $38.3 million, including direct acquisition costs of $542,000. ComBanc shareholders received 733,775 shares of First Defiance stock and cash of $18.7 million.

The following (unaudited) pro forma consolidated results of operations for 2005 have been prepared as if the acquisitions of ComBanc and Genoa occurred as of the beginning of that year (in thousands).

Net interest income	$48,542
Net income	$13,775
Net income per share – basic	$2.00
Net income per share – Diluted	$1.93

The pro forma results include amortization of fair value adjustments on loans, deposits and FHLB advances, amortization of newly created intangibles, and post-merger acquisition related charges. The pro forma average common shares outstanding used to compute the pro forma basic and diluted income per share includes adjustments for shares issued for the ComBanc acquisition. The pro forma results presented do not include $3.5 million of acquisition related costs included in First Defiance’s 2005 income statement, nor do they reflect cost savings or revenue enhancements resulting from the acquisitions. These pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each period presented, nor are they necessarily indicative of future results.

4. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended December 31,
	2007	2006	2005
	(In Thousands, Except Per Share Amounts)
Numerator for basic and diluted earnings per share-net income	$13,904	$15,600	$11,970
Denominator:
Denominator for basic earnings per share-weighted-average shares	7,085	7,028	6,843
Effect of dilutive securities:
Employee stock options	93	135	252
Unvested Management Recognition Plan stock	—	—	1
Dilutive potential common shares	93	135	253
Denominator for diluted earnings per share-adjusted weighted-average shares	7,178	7,163	7,096
Basic earnings per share	$1.96	$2.22	$1.75
Diluted earnings per share	$1.94	$2.18	$1.69

Shares under option of 204,453 in 2007, 149,053 in 2006 and 3,000 in 2005 were excluded from the diluted earnings per share calculation as they were anti-dilutive.

Growth.   Strength.   Stability.

5. Investment Securities

The following fair value of available for sale securities and the related unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
At December 31, 2007
Obligations of U.S.government corporations and agencies	$24,565	$354	$(1)	$24,918
Mortgage-backed securities	26,453	289	(55)	26,687
REMICs	3,064	41	–	3,105
Collateralized mortgage obligations	20,103	173	(77)	20,199
Trust preferred stock	9,374	29	(761)	8,642
Obligations of state and political subdivisions	28,251	568	–	28,819
Totals	$111,810	$1,454	$(894)	$112,370
At December 31, 2006
Obligations of U.S.government corporations and agencies	$36,108	$106	$(171)	$36,043
Mortgage-backed securities	18,595	23	(276)	18,342
REMICs	3,071	–	(11)	3,060
Collateralized mortgage obligations	20,099	52	(346)	19,805
Trust preferred stock	8,116	82	(20)	8,178
Obligations of state and political subdivisions	24,840	418	(4)	25,254
Totals	$110,829	$681	$(828)	$110,682

The amortized cost, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
	(In Thousands)
At December 31, 2007
FHLMC certificates	$195	$6	$–	$201
FNMA certificates	472	4	(1)	475
GNMA certificates	150	2	–	152
Obligations of state and political subdivisions	300	33	–	333
Totals	$1,117	$45	$(1)	$1,161
At December 31, 2006
FHLMC certificates	$272	$8	$–	$280
FNMA certificates	614	5	(4)	615
GNMA certificates	195	1	–	196
Obligations of state and political subdivisions	360	41	–	401
Totals	$1,441	$55	$(4)	$1,492

Growth.   Strength.   Stability.

The amortized cost and fair value of securities at December 31, 2007 by contractual maturity are shown below.Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying collateral.The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$23,870	$24,053	$285	$287
Due after one year through five years	44,887	45,404	669	710
Due after five years through ten years	14,770	15,004	141	142
Due after ten years	28,283	27,909	22	22
	111,810	112,370	1,117	1,161

Investment securities with carrying amounts of $78.2 million and $75.7 million at December 31, 2007 and 2006, respectively, were pledged as collateral on public deposits, securities sold under repurchase agreements and FHLB advances and for other purposes required or permitted by law.

The following table summarizes First Defiance’s securities that were in an unrealized loss position at December 31, 2007 and December 31, 2006:

	Duration of Unrealized Loss Position
	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Unrealized Losses
	(In Thousands)
At December 31, 2007
Available-for-sale securities:
Obligations of U.S.govt.corps.and agencies	$–	$–	$1,999	$(1)	$1,999	$(1)
Mortgage-backed securities	4	–	8,170	(55)	8,174	(55)
Collateralized mortgage obligations and REMICs	–	–	8,688	(77)	8,688	(77)
Obligations of state and political subdivisions	–	–	20	−	20	–
Trust Preferred stock	3,489	(307)	1,418	(454)	4,907	(761)
Held to maturity securities:
Mortgage-backed securities	146	(1)	102	–	248	(1)
Total temporarily impaired securities	$3,639	$(308)	$20,397	$(587)	$24,036	$(895)

At December 31, 2006
Available-for-sale securities:
Obligations of U.S.govt.corps.and agencies	$2,484	$(7)	$15,403	$(164)	$17,887	$(171)
Mortgage-backed securities	1,936	(12)	11,471	(264)	13,407	(276)
Collateralized mortgage obligations and REMICs	3,545	(12)	16,320	(345)	19,865	(357)
Obligations of state and political subdivisions	1,630	(4)	39	−	1,669	(4)
Trust Preferred stock	1,906	(20)	–	−	1,906	(20)
Held to maturity securities:
Mortgage-backed securities	157	(3)	207	(1)	364	(4)
Total temporarily impaired securities	$11,658	$(58)	$43,440	$(774)	$55,098	$(832)

Growth.   Strength.   Stability.

With the exception of Trust Preferred Stock, the above securities all have fixed interest rates, and all securities have defined maturities. Their fair value is sensitive to movements in market interest rates. First Defiance has the ability and intent to hold these investments for a time necessary to recover the amortized cost without impacting its liquidity position. Realized gains from the sale of investment securities totaled $21,000, $73,000 and $1.2 million ($14,000, $47,000 and $798,000 after tax) in 2007, 2006 and 2005 respectively. Realized losses from securities transactions were $5,000 ($3,000 after tax) in 2005. There were no realized losses during 2007 and 2006. Management deemed that the value of certain investments in trust preferred stock was impaired in 2006 and wrote the investment down by $75,000 ($49,000 after tax).

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

The Company’s maximum obligation to extend credit for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding on December 31 was as follows (in thousands):

	2007	2006
Loan commitments	$280,152	$260,349
Standby letters of credit	9,147	16,869
Total	$289,299	$277,218

Lease Agreements

The Company has entered into lease agreements covering First Insurance’s main office and Bowling Green, Ohio office, one banking center location, three land leases for which the Company owns the banking centers, one land lease which is primarily used for parking, and numerous stand-alone Automated Teller Machine sites with varying terms and options to renew.

Future minimum commitments under non-cancelable operating leases are as follows (in thousands):

2008	$378
2009	383
2010	327
2011	308
2012	169
Thereafter	2,983
Total	$4,548

Rentals under operating leases amounted to $446,000, $353,000, and $329,000, in 2007, 2006, and 2005, respectively.

Contingent Receivable

The Company has recorded a receivable of approximately $800,000 related to claims from various insurance carriers for incurred losses associated with a former employee. Management believes that recovery of the receivable is probable. Failure of the insurance carriers to make payment under these claims may result in a write off of some or all of this receivable.

Growth.   Strength.   Stability.

7. Loans Receivable

Loans receivable consist of the following at December 31:

	December 31,
	2007	2006
	(In Thousands)
Real estate loans:
Secured by single family residential	$231,921	$250,808
Secured by multi-family residential	56,774	57,263
Secured by non-residential real estate	545,077	522,597
Construction	13,146	17,339
	846,918	848,007
Other loans:
Automobile	27,843	33,093
Commercial	283,072	232,914
Home equity and improvement	128,080	122,789
Other	9,900	10,677
	448,895	399,473
Total loans	1,295,813	1,247,480

Deduct:
Undisbursed loan funds	(5,085)	(6,409)
Net deferred loan origination fees and costs	(1,032)	(1,182)
Allowance for loan losses	(13,890)	(13,579)
Totals	$1,275,806	$1,226,310

Changes in the allowance for loan losses were as follows:

	Years Ended December 31
	2007	2006	2005
	(In Thousands)
Allowance at beginning of year	$13,579	$13,673	$9,956
Provision for credit losses	2,306	1,756	1,442
Acquired in acquisitions	–	–	3,027
Charge-offs	(2,400)	(2,276)	(1,054)
Recoveries	405	426	302
Net charge-offs	(1,995)	(1,850)	(752)
Ending allowance	$13,890	$13,579	$13,673

Impaired loans having recorded investments of $8.6 million at December 31, 2007 and $4.2 million at December 31, 2006, have been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 2007, 2006 and 2005 was $9.6 million, $4.4 million, and $1.1 million respectively. The total allowance for loan losses related to these loans was $1.4 million and $969,000 at December 31, 2007 and 2006. There was $338,000, $111,000 and $61,000 of interest received and recorded in income during 2007, 2006 and 2005 respectively on impaired loans during the impairment period. Loans having carrying values of $3.8 million and $4.2 million were transferred to real estate and other assets held for sale in 2007 and 2006, respectively. At December 31, 2007 and December 31, 2006, non-performing loans, which include loans with contractual payments delinquent 90 days or more, were $9.2 million and $7.3 million respectively. There was $16,000 of accrued interest recorded on impaired or non-performing loans at December 31, 2007. There were no amounts of accrued

Growth.   Strength.   Stability.

interest recorded on impaired or non-performing loans at December 31, 2006. There were no loans impaired for which there was no allowance for loan loss allocation at December 31, 2007. There was $562,000 of loans deemed impaired for which there was no allowance for loan loss allocation at December 31, 2006.

First Defiance is not committed to lend additional funds to debtors whose loans have been modified.

Certain loans acquired in the ComBanc and Genoa acquisitions had evidence that the credit quality of the loan had deteriorated since its origination and in management’s assessment at the acquisition date it was probable that First Defiance would be unable to collect all contractually required payments due. In accordance with American Institute of Certified Public Accountants Statement of Position 03-3 – Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), these loans have been recorded based on management’s estimate of the fair value of the loans. Detail of these loans are as follows:

	Contractual Amount Receivable	Impairment Discount	Recorded Loan Receivable
	(In Thousands)
Amounts recorded in 2005 acquisitions:
Genoa	$1,547	$826	$721
ComBanc	3,387	1,362	2,025
Total acquired	4,934	2,188	2,746
Principal payments received	(139)	−	(139)
Loans charged off	(169)	(169)	−
Loan accretion recorded	−	−	−
Balance at December 31, 2005	4,626	2,019	2,607
Principal payments received	(129)	−	(129)
Loans charged off	(198)	(198)	−
Additional provision for loan loss	(189)	−	(189)
Loan accretion recorded	−	(138)	138
Balance at December 31, 2006	4,110	1,683	2,427
Principal payments received	(908)	−	(908)
Loans charged off	(97)	(97)	−
Additional provision for loan loss	(95)	−	(95)
Loan accretion recorded	−	(233)	233
Balance at December 31, 2007	$3,010	$1,353	$1,657

Interest income on loans is as follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Commercial and non-residential real-estate loans	$68,419	$63,140	$49,869
Mortgage loans	9,693	10,526	9,549
Other loans	12,754	12,547	10,290
Totals	$90,866	$86,213	$69,708

First Defiance’s loan portfolio is concentrated geographically in its northwest Ohio market area. Management has also identified lending for income-generating rental properties as an industry concentration. Total loans for income generating property totaled $336.8 million at December 31, 2007, which represents 26% of the Company’s loan portfolio. The Company’s loans receivable are primarily to borrowers in the northwest Ohio, northeast Indiana or southeast Michigan areas.

Growth.   Strength.   Stability.

Loans to executive officers, directors, and their affiliates are as follows (in thousands):

	Years Ended December 31,
	2007	2006
Beginning balance	$4,384	$3,213
New loans	5,952	5,204
Effect of changes in composition of related parties	-	(2)
Repayments	(4,726)	(4,031)
Ending Balance	$5,610	$4,384

8. Mortgage Banking

Net revenues from the sales and servicing of mortgage loans consisted of the following:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Gain from sale of mortgage loans	$2,590	$2,424	$2,291
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,706	1,575	1,421
Amortization of mortgage servicing rights	(648)	(612)	(784)
Mortgage servicing rights valuation adjustments	(36)	2	417
	1,022	965	1,054
Net revenue from sale and servicing of mortgage loans	$3,612	$3,389	$3,345

The unpaid principal balance of residential mortgage loans serviced for third parties was $715.5 million at December 31, 2007 compared to $665.4 million at December 31, 2006.

Activity for capitalized mortgage servicing rights and the related valuation allowance follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Mortgage servicing assets:
Balance at beginning of period	$5,609	$5,145	$4,205
Loans sold, servicing retained	1,128	1,076	906
NBV of servicing assets acquired	–	–	926
Impairment deemed permanent	–	–	(108
Amortization	(648	(612	(784
Carrying value before valuation allowance at end of period	6,089	5,609	5,145
Valuation allowance:
Balance at beginning of period	(80	(82	(607
Impairment recovery (charges)	(36	2	417
Impairment deemed permanent	–	–	108
Balance at end of period	(116	(80	(82
Net carrying value of MSRs at end of period	$5,973	$5,529	$5,063
Fair value of MSRs at end of period	$7,000	$6,684	$6,471

Amortization of mortgage servicing rights is computed based on payments and payoffs of the related mortgage loans serviced. Estimates of future amortization expense are not easily estimable.

Growth.   Strength.   Stability.

The Company’s servicing portfolio is comprised of the following:

	December 31,
	2007		2006
Investor	Number of Loans	Principal Outstanding	Number of Loans	Principal Outstanding
	(Dollars in Thousands)
Fannie Mae	876	$69,208	724	$52,807
Freddie Mac	7,683	645,821	7,345	612,024
Other	21	458	28	608
Totals	8,580	$715,487	8,097	$665,439

Significant assumptions at December 31, 2007 used in determining the value of MSRs include a weighted average prepayment rate of 244 PSA and a weighted average discount rate of 8.865%.

A sensitivity analysis of the current fair value to immediate 10% and 20% adverse changes in those assumptions as of December 31, 2007 is presented below. These sensitivities are hypothetical. Changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the MSR is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in mortgage interest rates, which drive changes in prepayment rate estimates, could result in changes in the discount rates), which might magnify or counteract the sensitivities.

	10% Adverse Change	20% Adverse Change
	(In Thousands)
Assumption:
Decline in fair value from increase in prepayment rate	$327	$625
Declines in fair value from increase in discount rate	199	388

9. Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
	(In Thousands)
Cost:
Land	$5,337	$5,337
Land improvements	1,025	–
Buildings	34,943	28,663
Leasehold improvements	416	416
Furniture, fixtures and equipment	19,131	17,313
Construction in process	227	896
	61,079	52,625
Less allowances for depreciation and amortization	20,534	17,726
	$40,545	$34,899

Depreciation expense was $3.0 million, $2.7 million and $2.4 million for the years ended December 31, 2007, 2006 and 2005 respectively.

Growth.   Strength.   Stability.

10. Goodwill and Intangible Assets

Goodwill

The change in the carrying amount of goodwill for the year is as follows:

	December 31,
	2007	2006
	(In Thousands)
Beginning balance	$35,090	$35,084
Goodwill acquired or adjusted during the year	1,730	6
Ending balance	$36,820	$35,090

Acquired Intangible Assets

Activity in intangibles for the years ended December 31, 2007 and 2006 was as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Value
	(In Thousands)
Balance as of January 1, 2006	$5,051	$(934)	$4,117
Amortization of intangible assests	–	(720)	(720)
Balance as of December 31, 2006	5,051	(1,654)	3,397
Intangible assets acquired	800	–	800
Amortization of intangible assets	–	(646)	(646)
Balance as of December 31, 2007	$5,851	$(2,300	$3,551

Aggregate amortization expense was $646,000, $720,000 and $755,000 for 2007, 2006 and 2005 respectively.

Estimated amortization expense for each of the next five years and thereafter (in thousands) is as follows:

2008	$557
2009	497
2010	490
2011	490
2012	460
Thereafter	1,057
Total	$3,551

11. Deposits

The following schedule sets forth interest expense by type of deposit:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Checking and money market accounts	$8,273	$7,052	$3,264
Savings accounts	1,404	276	239
Certificates of deposit	30,786	25,974	17,119
	40,463	33,302	20,622
Less interest capitalized	(107)	(29)	(7)
Totals	$40,356	$33,273	$20,615

Accrued interest payable on deposit accounts amounted to $2,537,000 and $1,867,000 at December 31, 2007 and 2006 respectively, which was comprised of $2,316,000 and $221,000 for certificates of deposit and checking and money market accounts respectively at December 31, 2007 and $1,651,000 and $216,000 for certificates of deposit and money market accounts respectively at December 31, 2006.

Growth.   Strength.   Stability.

A summary of deposit balances is as follows:

	December 31,
	2007	2006
	(In Thousands)
Non-interest bearing checking accounts	$121,563	$106,328
Interest bearing checking and money market accounts	342,367	306,003
Savings deposits	105,873	74,491
Retail certificates of deposit less than $100,000	509,720	493,594
Retail certificates of deposit greater than $100,000	137,927	140,392
Brokered or national certificates of deposit	408	17,637
	$1,217,858	$1,138,445

Scheduled maturities of certificates of deposit at December 31, 2007 are as follows (in thousands):

2008	$565,590
2009	57,556
2010	20,543
2011	1,486
2012	1,951
Thereafter	929
Total	$648,055

At December 31, 2007 and 2006, deposits of $169.1 million and $136.3 million, respectively, were in excess of the $100,000 Federal Deposit Insurance Corporation insurance limit. At December 31, 2007 and 2006, $38.2 million and $39.1 million, respectively, in investment securities were pledged as collateral against public deposits for certificates in excess of $100,000 and an additional $40.0 million and $36.6 million of securities were pledged at December 31, 2007 and December 31, 2006, respectively as collateral against deposits from private entities in excess of $100,000. Also, First Federal holds $406,000 in depository surety bonds at December 31, 2007 with governmental entities, which are pledged as collateral against public deposits in excess of $100,000.

12. Advances from Federal Home Loan Bank

First Federal has the ability to borrow funds from the FHLB. First Federal pledges its single-family residential mortgage loan portfolio, certain investment securities and certain multi-family or non-residential real estate loans as security for these advances. Advances secured by investment securities must have collateral of at least 105% of the borrowing. Advances secured by residential mortgages must have collateral of at least 125% of the borrowings. Advances secured by multi-family or non-residential real estate loans securities must have 300% collateral coverage. The total level of borrowing is also limited to 50% of total assets and at least 50% of the borrowings must be secured by either one-to-four family residential mortgages or investment securities. Total loans pledged to the FHLB at December 31, 2007 and December 31, 2006 were $517.1 million and $472.2 million respectively. First Federal has a maximum potential to acquire advances of approximately $189.4 million from the FHLB at December 31, 2007.

Growth.   Strength.   Stability.

At year-end, advances from the FHLB were as follows:

Principal Terms	Advance Amount	Range of Maturities	Weighted Average Interest Rate
December 31, 2007	(In Thousands)
Short-term borrowings	$11,300	Overnight	4.28%
Single maturity fixed rate advances	10,000	December 2008	4.94%
Single maturity LIBOR based advances	45,000	January 2011 to March 2011	5.20%
Putable advances	45,000	September 2010 to November 2013	5.25%
Strike-rate advances	27,000	March 2011 to February 2013	4.18%
Amortizable mortgage advances	1,236	March 2008 to December 2015	3.78%
	$139,536
December 31, 2006
Short-term borrowings	$33,100	Overnight	5.18%
Single maturity fixed rate advances	10,000	December 2008	4.94%
Single maturity LIBOR based advances	45,000	January 2011 to March 2011	5.36%
Putable advances	45,000	September 2010 to November 2013	5.25%
Strike-rate advances	27,000	March 2011 to February 2013	4.18%
Amortizable mortgage advances	2,128	March 2008 to December 2015	3.28%
	$162,228

Putable advances are callable at the option of the FHLB on a quarterly basis. Strike rate advances are callable at the option of the FHLB only when three-month LIBOR rates exceed the agreed upon strike rate in the advance contract. Such strike rates range from 7.5% to 8.0%. When called, First Defiance has the option of paying off these advances, or converting them to variable rate advances at the three month LIBOR rate. First Defiance has three advances totaling $45 million outstanding at December 31, 2007 that were converted from callable advances. These advances can be paid in full without penalty at any quarterly repricing date.

Estimated future minimum payments by fiscal year based on maturity date and current interest rates are as follows (in thousands):

2008	$16,724
2009	5,993
2010	15,796
2011	67,376
2012	13,930
Thereafter	32,001
Total minimum payments	151,820
Less amounts representing interest	23,584
Totals	$128,236

Growth.   Strength.   Stability.

First Defiance also utilizes short-term advances from the FHLB to meet cash flow needs and for short-term investment purposes. First Defiance borrows short-term advances under a variety of programs at FHLB. At December 31, 2007, $11.3 million was outstanding under First Defiance’s Cash Management Advance line of credit. The total available under this line is $15.0 million. There were no borrowings against this line at December 31, 2006. In addition First Defiance has a $100.0 million REPO Advance line of credit available. There were no borrowings against this line at December 31, 2007 and $33.1 million was borrowed against this line at December 31, 2006. Amounts are generally borrowed under the Cash Management and REPO lines on an overnight basis. Amounts available under the various lines are also subject to the Company’s overall borrowing limitations. Information concerning short-term advances is summarized as follows:

	Years Ended December 31,
	2007	2006
	(In Thousands, Except Percentages)
Average daily balance during the year	$7,772	$40,104
Maximum month-end balance during the year	45,800	57,500
Average interest rate during the year	5.23%	5.10%

13. Junior Subordinated Debentures Owed to Unconsolidated Subsidiary Trust

In March 2007, the Company sponsored an affiliated trust, First Defiance Statutory Trust II (Trust Affiliate II), that issued $15 million of Guaranteed Capital Trust Securities (Trust Preferred Securities).In connection with the transaction, the Company issued $15.5 million of Junior Subordinated Deferrable Interest Debentures (Subordinated Debentures) to Trust Affiliate II. The Company formed Trust Affiliate II for the purpose of issuing Trust Preferred Securities to third-party investors and investing the proceeds from the sale of these capital securities solely in Subordinated Debentures of the Company. The Subordinated Debentures held by Trust Affiliate II are the sole assets of that trust. Distributions on Trust Preferred Securities issued by Trust Affiliate II are payable quarterly at a fixed rate equal to 6.441% for the first five years and a floating interest rate based on three-month LIBOR plus 1.5%, repricing quarterly, thereafter.
The Trust Preferred Securities issued by Trust Affiliate II are subject to mandatory redemption, in whole or part, upon repayment of the Subordinated Debentures. The Company has entered into an agreement that fully and unconditionally guarantees the Trust Preferred Securities subject to the terms of the guarantee. The Trust Preferred Securities and Subordinated Debentures mature on June 15, 2037, but may be redeemed at the Company’s option at any time on or after June 15, 2012, or at any time upon certain events.

The Company also sponsors an affiliated trust, First Defiance Statutory Trust I (Trust Affiliate I), that issued $20 million of Trust Preferred Securities in 2005. In connection with this transaction, the Company issued $20.6 million of Subordinated Debentures to Trust Affiliate I. Trust Affiliate I was formed for the purpose of issuing Trust Preferred Securities to third-party investors and investing the proceeds from the sale of these capital securities solely in Subordinated Debentures of the Company. The Junior Debentures held by Trust Affiliate I are the sole assets of the trust. Distributions on the Trust Preferred Securities issued by Trust Affiliate I are payable quarterly at a variable rate equal to the three-month LIBOR rate plus 1.38%. The Coupon rate payable on the Trust Preferred Securities issued by Trust Affiliate I was 6.37% and 6.74% as of December 31, 2007 and 2006 respectively.

The Trust Preferred Securities issued by Trust Affiliate I are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures. The Company has entered into an agreement that fully and unconditionally guarantees the Trust Preferred Securities subject to the terms of the guarantee. The Trust Preferred Securities and Junior Debentures mature December 15, 2035 but may be redeemed by the issuer at par after October 28, 2010.

Growth.   Strength.   Stability.

A summary of all junior subordinated debentures issued by the Company to affiliates follows.These amounts represent the par value of the obligations owed to these affiliates, including the Company’s equity interest in the trusts.Junior subordinated debentures owed to the following affiliates were as follows:

	December 31,
	2007	2006
First Defiance Statutory Trust I due December 2035	$20,619	$20,619
First Defiance Statutory Trust II due June 2037	15,464	–
Total junior subordinated debentures owed to unconsolidated subsidiary Trusts	$36,083	$20,619

Interest on both issues of Trust Preferred Securities may be deferred for a period of up to five years at the option of the issuer.

14. Notes Payable and Other Short-term Borrowings

Total short term borrowings, revolving and term debt is summarized as follows:

	Years Ended December 31,
	2007	2006
	(In Thousands, Except Percentages)
Securities sold under agreement to repurchase
Amounts outstanding at year-end	$30,055	$30,424
Year-end interest rate	3.14%	2.98%
Average daily balance during year	23,739	20,318
Maximum month-end balance during the year	30,055	30,424
Average interest rate during the year	3.04%	2.84%
Revolving line of credit facilities to financial institutions
Average daily balance during year	$171	$80
Maximum month-end balance during the year	500	–
Average interest rate during the year	6.20%	5.13%

As of December 31, 2007, First Defiance had the following line of credit facilities available for short-term borrowing purposes:

A $15 million revolving line of credit facility with a financial institution. The facility is unsecured and has an interest rate of fed funds rate plus 0.45%. This facility was not used in 2007 or 2006.

A $20 million fed funds line of credit with a financial institution. The line is unsecured and has an interest rate of the institution’s fed funds rate. There were no amounts outstanding on the line at December 31, 2007 and 2006. The maximum borrowed at any point in time under the line was $6.8 million in 2007 and $20.0 million in 2006, and the average balance outstanding was $63,000 and $80,000 in 2007 and 2006, respectively.

A $15 million fed funds line of credit with a financial institution. The line is unsecured and has an interest rate of the institution’s fed funds rate. This facility was not used in 2007 or 2006.

A $20.0 million revolving line of credit with a financial institution. At December 31, 2006, this revolving line of credit was for $5.0 million. There was no amount outstanding on the line at December 31, 2007 and 2006. The line is secured by the stock of First Federal Bank and the interest rate is either the lender’s prime rate or LIBOR plus 1.50% (1.75% prior to September 15, 2007), whichever is selected by First Defiance. The maximum borrowed at any point in time under the line was $1,000,000 and $0 million in 2007 and 2006, and the average balance outstanding was $108,000 and $0 in 2007 and 2006, respectively.

Growth.   Strength.   Stability.

15. Other Non-Interest Expense

The following is a summary of other non-interest expense:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Legal and other professional fees	$1,840	$1,732	$1,366
Marketing	1,729	1,330	1,095
State franchise taxes	1,579	1,288	1,285
REO expenses and write-downs	831	122	31
Printing and office supplies	679	879	745
Amortization of intangibles	646	720	755
Postage	643	781	645
Check charge-offs and fraud losses	549	373	280
Overdraft protection expense	492	372	−
Other	3,956	3,645	3,256
Total other non-interest expense	$12,944	$11,242	$9,458

16. Postretirement Benefits

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

Adoption of Statement 158

On December 31, 2006, the Company adopted the recognition and disclosure provisions of Statement 158. The adjustment to accumulated other comprehensive income at adoption represented the net unrecognized actuarial losses and unrecognized prior service costs, which were previously netted against the plan’s funded status in the Company’s statement of financial position pursuant to the provisions of Statement 106. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Actuarial gains and losses are recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic cost on the same basis as the amounts recognized in accumulated other comprehensive income at adoption of Statement 158.

Growth.   Strength.   Stability.

The incremental effects of adopting the provisions of Statement 158 on the Company’s statement of financial position at December 31, 2006 are presented in the following table.The adoption of Statement 158 had no effect on the Company’s consolidated statement of income for the year ended December 31, 2006, or for any prior period presented, and it will not affect the Company’s operating results in future periods.

	At December 31, 2006
	Prior to Adopting Statement 158	Effect of Adopting Statement 158	As Reported at December 31, 2006
	(In Thousands)
Accrued Postretirement Liability	$1,232	$886	$2,118
Deferred income tax liability	(1,605)	310	(1,295)
Accumulated other comprehensive income (loss)	(95)	(576)	(671)

Included in accumulated other comprehensive income at December 31, 2007 and 2006 are the following amounts that have not yet been recognized in net periodic pension cost:

	December 31,
	2007	2006
	(In Thousands)
Unrecognized prior service cost	$62	$69
Unrecognized actuarial losses	1,137	817
Total recognized in Accumulated Other Comprehensive Income	1,199	886
Income tax effect	(420)	(310)
Net amount recognized in Accumulated Other Comprehensive Income	$779	$576

The prior service cost and actuarial loss included in other comprehensive income and expected to be recognized in net postretirement benefit cost during the fiscal year-ended December 31, 2008 is $8,000 ($5,000 net of tax) and $44,000 ($29,000 net of tax), respectively.

Reconciliation of Funded Status and Accumulated Benefit Obligation

The plan is not currently funded. The following table summarizes benefit obligation and plan asset activity for the plan measured as of December 31 each year:

	December 31,
	2007	2006
Change in benefit obligation:	(In Thousands)
Benefit obligation at beginning of year	$2,118	$1,581
Service cost	49	40
Interest cost	125	107
Participant contribution	42	38
Actuarial losses	357	524
Benefits paid	(298)	(172)
Benefit obligation at end of year	2,393	2,118
Change in fair value of plan assets:
Balance at beginning of year	–	–
Employer contribution	256	134
Participant contribution	42	38
Benefits paid	(298)	(172)
Balance at end of year	–	–
Funded status at end of year	$(2,393)	$(2,118)

Growth.   Strength.   Stability.

Net periodic postretirement benefit cost includes the following components:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Service cost-benefits attributable to service during the period	$49	$40	$49
Interest cost on accumulated postretirement benefit obligation	125	107	97
Net amortization and deferral	44	32	25
Net periodic postretirement benefit cost	218	179	171
Net loss during the year	357	−	−
Amortization of prior service cost and actuarial losses	(44)	−	−
Total recognized in comprehensive income	313	−	−
Total recognized in net periodic postretirement benefit cost and other comprehensive income	$531	$179	$171

The following assumptions were used in determining the components of the postretirement benefit obligation:

	2007	2006
Weighted average discount rates:
Used to determine benefit obligations at December 31	6.00%	5.75%
Used to determine net periodic postretirement benefit cost for years ended December 31	5.75%	5.75%
Assumed health care cost trend rates at December 31:
Health care cost trend rate assumed for next year	9.50%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.00%	4.00%
Year that rate reaches ultimate trend rate	2019	2019

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

	Before Reflecting Medicare Part D Subsidy	Impact of Medicare Part D Subsidy	After Reflecting Medicare Part D Subsidy
	(In Thousands)
2008	$130	$(20)	$110
2009	142	(23)	119
2010	157	(25)	132
2011	170	(27)	143
2012	180	(30)	150
2013 through 2017	1,141	(197)	944

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effect (in thousands):

	One-Percentage-Point Increase		One-Percentage-Point Decrease
	Year Ended December 31		Year Ended December 31
	2007	2006	2007	2006
	(In Thousands)
Effect on total of service and interest cost	$30	$25	$(25)	$(21)
Effect on postretirement benefit obligation	293	262	(249)	(222)

The Company expects to contribute $130,000 before reflecting expected Medicare retiree drug subsidy payments in 2008.

Growth.   Strength.   Stability.

17. Regulatory Matters

First Federal is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Federal must meet specific capital guidelines that involve quantitative measures of First Federal’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. First Federal’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First Federal to maintain minimum amounts and ratios of Tier I and total capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 2007 and 2006, First Federal meets all capital adequacy requirements to which it is subject and the most recent notification from the Office of Thrift Supervision (OTS) categorized First Federal as well capitalized under the regulatory framework. There are no conditions or events since these notifications that management believes have changed any of the well-capitalized categorizations of First Federal. The following schedule presents First Federal’s regulatory capital ratios:

	Actual		Required for Capital Adequacy Purposes		Required to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Tangible Capital	$156,856	10.03%	$23,469	1.50%	N/A	N/A
Tier 1 (Core) Capital	156,856	10.03%	62,584	4.00%	$78,231	5.00%
Tier 1 Capital to risk-weighted assets	156,856	11.68%	53,723	4.00%	80,585	6.00%
Risk-Based Capital	170,746	12.71%	107,446	8.00%	134,308	10.00%
As of December 31, 2006
Tangible Capital	$140,017	9.42%	$22,293	1.50%	N/A	N/A
Tier 1 (Core) Capital	140,017	9.42%	59,448	4.00%	$74,311	5.00%
Tier 1 Capital to risk-weighted assets	140,017	10.80%	51,859	4.00%	77,787	6.00%
Risk-Based Capital	153,596	11.85%	103,716	8.00%	129,645	10.00%

First Defiance is a unitary thrift holding company and is regulated by the OTS. The OTS does not have defined capital requirements for unitary thrift holding companies.

18. Income Taxes

The components of income tax expense are as follows:

	Years Ended December 31,
	2007	2006	2005
Current:	(In Thousands)
Federal	$6,636	$6,579	$5,367
State and local	90	2	7
Deferred	(257)	870	479
	$6,469	$7,451	$5,853

Growth.   Strength.   Stability.

The provision for income taxes differs from that computed at the statutory corporate tax rate as follows:

	Years Ended December 31,
	2007	2006	2005
	(In Thousands)
Tax expense at statutory rate (35%)	$7,130	$8,068	$6,238
Increases (decreases) in taxes from:
State income tax – net of federal tax benefit	59	–	–
ESOP adjustments	152	163	193
Tax exempt interest income	(472)	(414)	(394)
Bank owned life insurance	(511)	(367)	(268)
Stock option expense under FAS 123(R)	89	90	–
Other	22	(89)	84
Totals	$6,469	$7,451	$5,853

Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of First Defiance’s deferred federal income tax assets and liabilities are as follows:

	December 31,
	2007	2006
Deferred federal income tax assets:	(In Thousands)
Allowance for loan losses	$4,768	$4,584
Postretirement benefit costs	838	741
Deferred compensation	796	669
Impaired loans	508	589
Accrued vacation	336	291
Allowance for real estate held for sale losses	245	−
Deferred loan origination fees and costs	205	134
Net unrealized losses on available-for-sale securities	−	52
Other	488	325
Total deferred federal income tax assets	8,184	7,385

Deferred federal income tax liabilities:
FHLB stock dividends	2,949	2,949
Goodwill	1,884	1,484
Mortgage servicing rights	1,766	1,478
Fixed assets	1,244	1,321
Other intangible assets	1,132	1,039
Net unrealized gains on available-for-sale securities	196	−
Other	319	409
Total deferred federal income tax liabilities	9,490	8,680
Net deferred federal income tax liability	$(1,306)	$(1,295)

The realization of the Company’s deferred tax assets is dependent upon the Company’s ability to generate taxable income in future periods and the reversal of deferred tax liabilities during the same period.The Company has evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized and thus no valuation allowance was required at December 31, 2007.

Retained earnings at December 31, 2007 include approximately $11.0 million for which no tax provision for federal income taxes has been made. This amount represents the tax bad debt reserve at December 31, 1987, which is the end of the Company’s base year for purposes of calculating the bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, the amount used will be added to future taxable income. The unrecorded deferred tax liability on the above amount at December 31, 2007 was approximately $3.85 million.

Growth.   Strength.   Stability.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$588
Additions based on tax positions related to the current year	−
Additions for tax positions of prior years	−
Reductions for tax positions of prior years	−
Reductions due to the statute of limitations	(90)
Settlements	−
Balance at December 31, 2007	$498

As of December 31, 2007 the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods totaled $430,000. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months.

The total amount of interest and penalties recorded in the income statement, net of the related federal tax benefit, for the year ended December 31, 2007 was $27,000, and the amount accrued for interest and penalties (net of the related federal tax benefit) at December 31, 2007 was $101,000.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in the state of Indiana. The Company is no longer subject to examination by taxing authorities for years before 2004. The Company currently operates primarily in the state of Ohio, which taxes financial institutions based on their equity rather than their income.

19. Employee Benefit Plans

ESOP Plan

First Defiance has established an Employee Stock Ownership Plan (ESOP) covering all employees of First Defiance age 21 or older who have at least one year of credited service. Contributions to the ESOP are made by First Defiance and are determined by First Defiance’s Board of Directors at their discretion. The contributions may be made in the form of cash or First Defiance common stock. The annual contributions may not be greater than the amount deductible for federal income tax purposes and cannot cause First Federal to violate regulatory capital requirements.

To fund the plan, the ESOP borrowed funds from First Defiance for the purpose of purchasing shares of First Defiance common stock. The ESOP acquired a total of 863,596 shares in 1993 and 1995. The loan outstanding at December 31, 2007 and 2006 was $493,000 and $1,134,000 respectively. Principal and interest payments on the loan are due in equal quarterly installments through June of 2008. The loan is collateralized by the shares of First Defiance’s common stock and is repaid by the ESOP with funds from the Company’s contributions to the ESOP, dividends on allocated and unallocated shares and earnings on ESOP assets.

As principal and interest payments on the loan are paid, shares are released from collateral and committed for allocation to active employees, based on the proportion of debt service paid in the year. Shares held by the ESOP which have not been released for allocation are reported as stock acquired by the ESOP plan in the statement of financial condition. As shares are released, First Defiance records compensation expense equal to the average fair value of the shares over the period in which the shares were earned. Also, the shares released for allocation are included in the average shares outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings and dividends on unallocated shares reduce debt and accrued interest. ESOP compensation expense was $859,000, $891,000, and $976,000, for 2007, 2006 and 2005, respectively.

Growth.   Strength.   Stability.

Shares held by the ESOP at December 31 were as follows:

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Allocated	Unallocated	Total	Allocated	Unallocated	Total
Beginning Balance	498,249	83,618	581,867	474,200	132,408	606,608
Allocation of shares to participants	48,790	(48,790)	–	48,790	(48,790)	–
Distribution of shares to former participants	(31,421)	–	(31,421	(24,741)	–	(24,741)
Ending Balance	515,618	34,828	550,446	498,249	83,618	581,867

Of the 34,828 unallocated shares at December 31, 2007, 12,197 were released during the 2007 fourth quarter for allocation in 2008. The 22,631 unreleased shares have a fair value of $498,000 at December 31, 2007. Of the 83,618 unallocated shares at December 31, 2006, 12,197 were released during the 2006 fourth quarter for allocation in 2007. The fair value of 71,421 unreleased shares at December 31, 2006 was $2.2 million. A total of $543,000 and $553,000 of dividends in 2007 and 2006, respectively, were used for debt service.

410(k) Plan

Employees of First Defiance are eligible to participate in the First Defiance Financial Corp. 401(k) Employee Savings Plan (First Defiance 401(k)) if they meet certain age and service requirements. Under the First Defiance 401(k), First Defiance matches 50% of the participants’ contributions, to a maximum of 3% of compensation. The First Defiance 401(k) also provides for a discretionary First Defiance contribution in addition to the First Defiance matching contribution. First Defiance matching contributions totaled $409,000, $355,000 and $333,000 for the years ended December 31, 2007, 2006 and 2005 respectively. There were no discretionary contributions in any of those years.

20. Stock Option Plans

First Defiance has established incentive stock option plans for its directors and its employees and has reserved 1,727,485 shares of common stock for issuance under the plans.A total of 1,467,204 shares are reserved for employees and 260,281 shares are reserved for directors.As of December 31, 2007, 418,339 options (408,453 for employees and 9,886 for directors) have been granted and remain outstanding at option prices based on the market value of the underlying shares on the date the options were granted.There are 600 options granted under the 1993 plan that are currently exercisable, 73,639 options granted under the 1996 plan that vest at 20% per year beginning in 1997 of which 71,407 are fully vested and currently exercisable, 216,350 options granted under the 2001 plan which vest at 20% per year beginning in 2002, of which 171,460 are fully vested and currently exercisable and 127,750 options granted under the 2005 plan which vest at 20% per year beginning in 2006, of which 24,320 are fully vested and currently exercisable.All options expire ten years from date of grant.Vested options of retirees expire on the earlier of the scheduled expiration date or five years after the retirement date for the 1993, 2001 and 2005 plans and on the earlier of the scheduled expiration date or twelve months after the retirement date for the 1996 plan.

Growth.   Strength.   Stability.

The fair value of each option award is estimated on the date of grant using the Black-Scholes model using the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted was determined using the fillowing weighted-average assumptions as of grant date.

	Year Ended December 31,
	2007	2006	2005
Risk-free interest rate	4.84%	5.16%	4.40%
Expected term	6.6 years	6.5 years	10 years
Expected stock price volatility	21.8%	22.4%	22.4%
Dividend yield	3.67%	3.62%	3.39%

The following table summarizes stock option activity for 2007:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in $000s)
Outstanding at January 1, 2007	404,154	$19.36
Granted	56,250	27.24
Exercised	(36,865)	14.17
Forfeited	(5,200)	26.41
Outstanding at December 31, 2007	418,339	$20.79	5.48	$1,468
Vested or expected to vest at December 31, 2007	397,011	$20.47	5.34	$1,468
Exercisable at December 31, 2007	267,787	$17.68	4.04	$1,445

Information related to the stock option plans follows:

	Year Ended December 31,
	2007	2006	2005
	(Thousands, except per share amounts)
Intrinsic value of options exercised	$509	$3,092	$1,906
Cash received from option exercises*	521	2,348	1,561
Tax benefit realized from option exercises	64	481	261
Weighted average fair value of options granted	$5.27	$5.96	$5.67

*	Includes $240,000 and $1.1 million of option exercises paid by optionees in First Defiance common stock in 2007 and 2006 respectively

As of December 31, 2007, there was $663,000 of total unrecognized compensation cost related to nonvested stock options granted under the Company Stock Option Plans. The cost is expected to be recognized over a weighted-average period of 3.2 years.

As of December 31, 2007 and 2006, 223,950 and 275,400 shares, respectively, were available for grant under the Company’s stock option plans. Options forfeited or cancelled under the 1996 plan are no longer available for grant to other participants.

Growth.   Strength.   Stability.

21. Parent Company and Regulatory Restrictions

Dividends paid by First Federal to First Defiance are subject to various regulatory restrictions. Because First Federal has not paid any dividends in 2007 or 2006, it can initiate dividend payments equal to its net profits (as defined by statute) for those two years ($30.96 million) plus 2008 net profits without prior regulatory approval. First Federal must notify the Office of Thrift Supervision prior to the payment of any such dividend and it may apply to the OTS to pay total dividends that exceed an amount equal to its 2006 to 2008 net profits. First Insurance paid a $1.0 million dividend to First Defiance in 2006.

Condensed parent company financial statements, which include transactions with subsidiaries, follow:

	December 31,
Statements of Financial Condition	2007	2006
	(In Thousands)
Assets
Cash and cash equivalents	$3,167	$1,317
Investment securities, available for sale, carried at fair value	1,388	1,916
Investment in subsidiaries	197,839	177,691
Loan receivable from First Defiance Employee Stock Ownership Plan	493	1,134
Other assets	1,111	667
Total assets	$203,998	$182,725
Liabilities and stockholders’ equity:
Subordinated debentures	$36,083	$20,619
Accrued liabilities	1,961	2,281
Stockholders’ equity	165,954	159,825
Total liabilities and stockholders’ equity	$203,998	$182,725

	Years Ended December 31,
Statements of Income	2007	2006	2004
	(In Thousands)
Dividends from subsidiaries	$–	$1,000	$34,415
Interest on loan to ESOP	64	119	169
Interest expense	(2,124)	(1,310)	(275)
Other income	222	140	102
Noninterest expense	(698)	(653)	(637)
Income (loss) before income taxes and equity in earnings of subsidiaries	(2,536)	(704)	33,774
Income tax credit	(867)	(577)	(212)
Income (loss) before equity in earnings of subsidiaries	(1,669)	(127)	33,986
Undistributed equity in (distributions in excess of) earnings of subsidiaries	15,573	15,727	(22,016)
Net income	$13,904	$15,600	$11,970

Growth.   Strength.   Stability.

	Years Ended December 31,
Statements of Cash Flows	2007	2006	2005
	(In Thousands)
Operating activities:
Net income	$13,904	$15,600	$11,970
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Distribution in excess of (undistributed equity in) earnings of subsidiaries	(15,573)	(15,727)	22,016
Security impairment	–	75	–
Change in other assets and liabilities	(435)	695	232
Net cash provided by (used in) operating activities	(2,104)	643	34,218
Investing activities:
Investment in unconsolidated trust subsidiary	(464)	–	(619)
Cash paid for ComBanc, Inc.,	–	–	(18,693)
Cash paid for Genoa Savings and Loan Company	–	–	(10,869)
Cash paid for Huber Harger Welt & Smith	(175)
Principal payments received on ESOP loan	641	588	552
Purchase of available-for-sale securities	–	(500)	(500)
Maturities of available-for-sale securities	156	35
Sale of available-for-sale securities		–	70
Net cash (used in) provided by investing activities	158	123	(30,059)
Financing activities:
Proceeds from issuance of subordinated debt securities	15,464	–	20,619
Capital contribution to subsidiary	–	(1,000)	(10,000)
Stock options exercised	281	1,257	1,561
Excess tax benefit from exercise of stock options	64	481	–
Purchase of common stock for treasury	(4,923)	(2,852)	(1,547)
Cash dividends paid	(7,090)	(6,741)	(5,852)
Net cash used in financing activities	3,796	(8,855)	4,781
Net increase (decrease) in cash and cash equivalents	1,850	(8,089)	8,940
Cash and cash equivalents at beginning of year	1,317	9,406	466
Cash and cash equivalents at end of year	$3,167	$1,317	$9,406

Growth.   Strength.   Stability.

22. Fair Value of Consolidated Statement of Financial Condition

The following is a comparative condensed consolidated statement of financial condition based on carrying amount and estimated fair values of financial instruments as of December 31, 2007 and 2006. Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of First Defiance Financial Corp.

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

For investment securities, fair value has been based on current market quotations. If market prices are not available, fair value has been estimated based upon the quoted price of similar instruments.

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

The carrying value of Subordinated Debentures and deposits with fixed maturities is estimated based on interest rates currently being offered on instruments with similar characteristics and maturities. FHLB advances with maturities greater than 90 days are valued based on discounted cash flow analysis, using interest rates currently being quoted for similar characteristics and maturities. The cost or value of any call or put options is based on the estimated cost to settle the option at December 31, 2007.

	December 31, 2007		December 31, 2006
	Carrying Value	Estimated Fair Values	Carrying Value	Estimated Fair Values
	(In Thousands)
Assets:
Cash and cash equivalents	$65,553	$65,553	$50,023	$50,023
Investment securities	113,487	113,531	112,123	112,174
Loans, net, including loans held for sale	1,281,557	1,298,305	1,229,736	1,223,886
	1,460,597	$1,477,389	1,391,882	$1,386,083
Other assets	148,807		135,997
Total assets	$1,609,404		$1,527,879

Liabilities and stockholders’ equity:
Deposits	$1,217,858	$1,218,391	$1,138,445	$1,137,904
Advances from Federal HomeLoan Bank	139,536	145,117	162,228	160,403
Subordinated debentures	36,083	28,027	20,619	19,967
Short term borrowings and other interest bearing liabilities	30,055	30,055	30,424	30,424
Advance payments by borrowers for taxes and insurance	762	762	667	667
	1,424,294	$1,422,352	1,352,383	$1,349,365
Other liabilities	19,156		15,671
Total liabilities	1,443,450		1,368,054
Stockholders’ equity	165,954		159,825
Total liabilities and stockholders’ equity	$1,609,404		$1,527,879

Growth.   Strength.   Stability.

23. Quarterly Consolidated Results of Operations (Unaudited)

The following is a summary of the quarterly consolidated results of operations:

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In Thousands, Except Per Share Amounts)
2007
Interest income	$24,033	$24,532	$24,989	$25,197
Interest expense	12,048	12,410	12,962	12,669
Net interest income	11,985	12,122	12,027	12,528
Provision for loan losses	457	575	671	603
Net interest income after provision for loan losses	11,528	11,547	11,356	11,925
Gain (loss) on sale or write-down of securities	–	–	21	–
Noninterest income	5,608	5,670	5,563	5,268
Noninterest expense	11,774	11,882	12,296	12,161
Income before income taxes	5,362	5,335	4,644	5,032
Income taxes	1,756	1,724	1,515	1,474
Net income	$3,606	$3,611	$3,129	$3,558
Earnings per share:
Basic	$0.51	$0.51	$0.44	$0.51
Diluted	$0.50	$0.50	$0.44	$0.50
Average shares outstanding:
Basic	7,105	7,129	7,080	7,037
Diluted	7,215	7,229	7,171	7,108

2006
Interest income	$21,709	$22,953	$24,092	$24,311
Interest expense	9,400	10,694	11,883	12,066
Net interest income	12,309	12,259	12,209	12,245
Provision for loan losses	383	683	373	317
Net interest income after provision for loan losses	11,926	11,576	11,836	11,928
Gain on sale of securities	–	–	–	(2)
Noninterest income	4,515	5,127	5,060	4,924
Noninterest expense	10,742	10,795	11,091	11,211
Income before income taxes	5,699	5,908	5,805	5,639
Income taxes	1,848	1,955	1,982	1,666
Net income	$3,851	$3,953	$3,823	$3,973
Earnings per share:
Basic	$0.55	$0.56	$0.54	$0.56
Diluted	$0.54	$0.55	$0.53	$0.55
Average shares outstanding:
Basic	7,005	7,029	7,032	7,051
Diluted	7,182	7,162	7,146	7,168

Growth.   Strength.   Stability.

Shareholder Information

Annual Meeting

The Annual Meeting of Shareholders of First Defiance Financial Corp. will be held on Tuesday, April 22, 2008 at 1:00 p.m. in the conference room at the First Federal Bank Operations Center at 25600 Elliott Road, Defiance, Ohio 43512.

Investor Information

Shareholders, investors and analysts interested in additional information about First Defiance Financial Corp. may contact John C. Wahl, Chief Financial Officer, at the corporate office, (419) 782-5015.

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

Registrar and Transfer Company

First Defiance Financial Corp. Transfer Agent
10 Commerce Drive
Cranford, NJ 07016-3573
Telephone: 800-368-5948
Internet: www.rtco.com

Securities Listing

First Defiance Financial Corp. common stock trades on the Global Select Market NASDAQ under the symbol FDEF.

As of March 7, 2008, there were approximately 2,020 stockholders of record and 7,070,669 shares outstanding.

Price Range

Year Ended December 31, 2007
	High	Low
First Quarter	$30.25	$27.25
Second Quarter	$30.00	$26.71
Third Quarter	$29.64	$23.99
Fourth Quarter	$26.93	$20.58

Year Ended December 31, 2006
	High	Low
First Quarter	$28.88	$25.39
Second Quarter	$30.29	$25.09
Third Quarter	$28.69	$25.18
Fourth Quarter	$30.70	$26.87

Dividends Policy

Cash dividends on the common stock are declared quarterly and have been paid since First Defiance and its predecessor, First Federal Savings and Loan, went public in 1993. The company’s Board of Directors has increased the rate annually since 1997. The current annual dividend rate is $1.04 per share.

Dividend Reinvestment Plan

Shareholders may automatically reinvest dividends in additional First Defiance Financial Corp. common stock through the Dividend Reinvestment Plan, which also provides for purchase by voluntary cash contributions. For additional information, please contact the Registrar and Transfer Company at 800-368-5948.

Auditors

Crowe Chizek and Company LLC
Landerbrook Corporate Center
5900 Landerbrook Drive, Suite 205
Cleveland, OH 44124

General Counsel

Vorys, Sater, Seymour and Pease LLP
Suite 2100 Atrium Two
221 East Fourth Street
Cincinnati, Ohio 45201

Growth.   Strength.   Stability.

FIRST DEFIANCE
FINANCIAL CORP.

First Defiance Financial Corp.
601 Clinton Street
Defiance, OH 43512
www.fdef.com
419-782-5015

FIRST FEDERAL
BANK

First Federal Bank of the Midwest
601 Clinton Street
Defiance, OH 43512
www.first-fed.com
419-782-5015

First Insurance & Investments
419 Fifth Street, Suite 1200
Defiance, OH 43512
www.firstii.com
419-784-5431

For investor relations information access www.fdef.com